Filed Pursuant to Rule 424(b)(1) Registration No.: 333-98991

JOINT PROXY STATEMENT OF	PROSPECTUS OF
CENTERSTATE BANK OF FLORIDA AND	CENTERSTATE BANKS
CENTERSTATE BANKS OF FLORIDA, INC.	OF FLORIDA, INC.

         CenterState Bank of Florida’s board of directors and CenterState Banks of Florida, Inc.’s board of directors have unanimously approved a merger transaction in which CenterState Bank will be acquired by CenterState Holding Company. CenterState Bank’s board believes this transaction provides CenterState Bank with growth and strategic opportunities that would not have been available to CenterState Bank on a stand-alone basis. In addition, it provides CenterState Bank shareholders with the opportunity to participate as a shareholder in a rapidly growing banking organization. CenterState Holding Company’s board believes this transaction provides CenterState Holding Company with the opportunity to expand its presence in the Central Florida market area. While CenterState Holding Company and CenterState Bank have similar names, CenterState Bank is a financial institution independent of CenterState Holding Company, as CenterState Holding Company owns none of the outstanding shares of CenterState Bank. In this proxy statement/prospectus, CenterState Banks of Florida, Inc. is referred to as CenterState Holding Company, and CenterState Bank of Florida is referred to as CenterState Bank.

         In the merger, each of the shares of CenterState Bank common stock will be converted into 0.53631 of a share of CenterState Holding Company common stock and cash of $2.40.

         In order to complete this merger, CenterState Bank needs the approval of its shareholders and CenterState Holding Company needs the approval of its shareholders. This document is being furnished to you in connection with the solicitation of proxies by CenterState Bank’s board of directors and CenterState Holding Company’s board of directors for use at their special meetings of shareholders.

         The special meeting of CenterState Bank’s shareholders will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, Winter Haven, Florida, at 10:00 a.m. on October 24, 2002. The special meeting of CenterState Holding Company’s shareholders will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, Winter Haven, Florida, at 2:00 p.m. on October 24, 2002. At these special meetings, you will be asked to consider and vote upon the merger agreement.

         Each of the boards of directors of CenterState Bank and CenterState Holding Company believes that the merger is in the best interests of their respective shareholders and encourages them to vote “FOR” approval of the merger agreement. CenterState Bank and CenterState Holding Company have each received from their own financial advisor an opinion to their board of directors that the consideration to be received by the shareholders of CenterState Bank, and to be paid by CenterState Holding Company, under the merger agreement is fair from a financial perspective.

         Investing in the shares of CenterState Holding Company involves risks. See “Risk Factors” beginning on page 24. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The shares of CenterState Holding Company to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of CenterState Holding Company, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

         The shares of CenterState Holding Company are traded on the Nasdaq National Market System under the symbol CSFL.

         The date of this proxy statement/prospectus is September 23, 2002, and it is being mailed or otherwise delivered to shareholders on or about that date.

         This proxy statement/prospectus is accompanied by the Form 10-KSB for the year ended December 31, 2001, and the Form 10-Q for the period ending June 30, 2002, filed by CenterState Holding Company with the Securities and Exchange Commission.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE CENTERSTATE HOLDING COMPANY/CENTERSTATE BANK MERGER	1

SUMMARY	4

Information regarding CenterState Holding Company and CenterState Bank	4

Selected Financial Data of CenterState Holding Company	10

Selected Financial Data of CenterState Bank	11

PRO FORMA FINANCIAL INFORMATION	11

Pro Forma Per Share Data	11

Pro Forma Condensed Combined Balance Sheet	13

Pro Forma Condensed Combined Balance Sheet	14

Pro Forma Condensed Combined Balance Sheet	17

Pro Forma Condensed Combined Statements of Earnings	20

Pro Forma Condensed Combined Statement of Earnings	21

Pro Forma Condensed Combined Statement of Earnings	22

RISK FACTORS	25

FORWARD-LOOKING STATEMENTS	28

SPECIAL MEETINGS	29

Record Date	29

Quorum	29

Proxies	30

Vote Required	30

Recommendation of Boards of Directors	31

MERGER	32

Background of the Merger	32

CenterState Bank’s Reasons for the Merger	33

Opinion of Financial Advisor to CenterState Bank	35

CenterState Holding Company’s Reasons For The Merger	43

Opinion of Financial Advisor to CenterState Holding Company	43

Effective Time of the Merger	48

Distribution of CenterState Holding Company Stock Certificates	49

Fractional Shares	49

Federal Income Tax Consequences	50

Management and Operations after the Merger	52

Post-Merger Compensation and Benefits	52

Interests of Certain Persons in the Merger	53

APPENDICES:

Appendix A -	Amended and Restated Plan of Merger and Merger Agreement

Appendix B -	Opinion of The Carson Medlin Company

Appendix C -	Opinion of Allen C. Ewing & Co.

Appendix D -	Dissenters Provisions of Florida Banking Code

Appendix E -	CenterState Bank of Florida Management’s Discussion and Analysis of Financial Condition and Results of Operations

Appendix F -	CenterState Bank Financial Statements

Appendix G -	CenterState Banks of Florida, Inc. Form 10-KSB for 2001

Appendix H -	CenterState Banks of Florida, Inc. Form 10-Q for June 30, 2002

QUESTIONS AND ANSWERS ABOUT THE CENTERSTATE HOLDING
COMPANY/CENTERSTATE BANK MERGER

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt the merger agreement entered into between CenterState Holding Company and CenterState Bank and the merger contemplated by the merger agreement. In the merger, CenterState Bank will be acquired by merging into a successor bank subsidiary to be formed by CenterState Holding Company. After the merger is completed, CenterState Bank operations will be conducted by successor bank, as a wholly owned subsidiary of CenterState Holding Company.

Q:	What will I receive in the merger ?

A:	If the merger is completed, CenterState Bank shareholders will receive 0.53631 of a share of CenterState Holding Company common stock and $2.40 for each share of CenterState Bank common stock owned by them. CenterState Holding Company will not issue factional shares. Instead, CenterState Bank shareholders will receive a cash payment for any factional shares. The shares of CenterState Holding Company common stock held by CenterState Holding Company shareholders will not change as a result of the merger.

Q:	Do the CenterState Bank and CenterState Holding Company Boards support the merger ?

A:	Yes. Both the CenterState Bank and CenterState Holding Company Boards of Directors have unanimously determined that the merger is fair to, and in the best interest of, their respective shareholders and recommend that their shareholders vote for approval and adoption of the merger agreement. The directors and executive officers of CenterState Bank and CenterState Holding Company have indicated that they intend to vote for the approval of the merger agreement.

Q:	When and where are the special meetings of shareholders?

A:	The CenterState Bank special meeting will take place on October 24, 2002, at 10:00 a.m., local time, at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, Winter Haven, Florida. The CenterState Holding Company special meeting will take place on October 24, 2002, at 2:00 p.m., local time, at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, Winter Haven, Florida.

Q:	Who can vote at the special meetings of shareholders?

A:	You can vote at the special meetings if you own shares of CenterState Bank common stock or CenterState Holding Company common stock at the close of business on September 20, 2002. As of the close of business on that date, approximately 1,000,000 shares of CenterState Bank common stock and 2,825,758 shares of CenterState Holding Company common stock were outstanding.

Q:	What vote is required to approve and adopt the merger agreement?

A:	Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of CenterState Bank common stock and CenterState Holding Company common stock outstanding on the record date. Shareholders will have one vote for each share of CenterState Bank common stock and CenterState Holding Company common stock owned by them.

Q:	What do I need to do now?

A:	Just indicate on your proxy card how you want to vote. Sign and return the proxy card in the enclosed prepaid return envelope marked “Proxy” as soon as possible, so that your shares may be represented and voted at the special meeting to be held on October 24, 2002.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Secretary of CenterState Bank if you own CenterState Bank common stock and to the Secretary of CenterState Holding Company if you own CenterState Holding Company common stock, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

Q	Should I send in my CenterState Bank stock certificates now?

A:	No. After the merger is completed, CenterState Holding Company will send you written instructions explaining how you should exchange your CenterState Bank stock certificates.

Q	When do you expect the merger to be completed?

A:	We expect the merger to be completed during the fourth quarter of 2002. We are working towards completing the merger as quickly as possible. To do so, the shareholders of CenterState Bank and CenterState Holding Company must approve the merger agreement and we must obtain the banking and other regulatory approvals that are necessary to complete the merger.

Q:	Can I exercise dissenters rights in connection with the merger?

A:	Only the shareholders of CenterState Bank are entitled to dissenter’s rights in connection with the merger. To exercise your dissenter’s rights, you must comply with the procedures described on page 58 of this proxy statement/prospectus.

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:	If you are a CenterState Bank shareholder, you should contact Ernest S. Pinner, at CenterState Bank, 1101 First Street South, Winter Haven, Florida 33880, telephone (863) 291-3900. If you are a CenterState Holding Company shareholder, you should contact James H. White, at CenterState Holding Company, 7722 State Road 544 East, Suite 205, Winter Haven, FL 33881, telephone (863) 419-0833.

SUMMARY

         This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on page 83 on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. CenterState Bank and CenterState Holding Company encourage you to read the merger agreement because it is the legal document that governs the merger.

Information regarding CenterState Holding Company and CenterState Bank

CenterState Banks of Florida, Inc.
7722 State Road 544 East, Suite 205
Winter Haven, FL 33881
(863) 419-0833

         CenterState Holding Company is a Florida based bank holding company which commenced operations on June 30, 2000. CenterState Holding Company currently conducts most of its activities through three subsidiary banks: First National Bank of Osceola County, which is based in Kissimmee, Florida; First National Bank of Polk County, which is based in Winter Haven, Florida; and Community National Bank of Pasco County, which is based in Zephyrhills, Florida. As of June 30, 2002, CenterState Holding Company had total assets of approximately $367 million. For additional information regarding CenterState Holding Company, see “Business of CenterState Holding Company,” and the Form 10-KSB of CenterState Holding Company for the year ended December 31, 2001 which is attached as Appendix G to this proxy statement/prospectus and the Form 10-Q for CenterState Holding Company for the period ended June 30, 2002 which is attached as Appendix H to this proxy statement/prospectus.

CenterState Bank of Florida
1101 First Street South
Winter Haven, Florida 33880
(863) 291-3900

         CenterState Bank is a Florida state bank which commenced operations in April 2000. CenterState Bank’s principal office is located in Winter Haven, Florida and it maintains branches in Auburndale, Florida and Lakeland, Florida. At June 30, 2002, CenterState Bank had total assets of $68 million. For additional information regarding CenterState Bank of Florida, see “Business of CenterState Bank,” and the Management’s Discussion and Analysis of Financial Condition and Results of Operations for CenterState Bank which is attached as Appendix E to this proxy statement/prospectus, and the Financial Statements of CenterState Bank which are attached as Appendix F to this proxy statement/prospectus.

CenterState Holding Company will own CenterState Bank (see page 50)

         CenterState Bank will be acquired by CenterState Holding Company. CenterState Bank thus will become a wholly-owned subsidiary of CenterState Holding Company. The directors and officers of CenterState Bank in office before the merger will continue to serve as the directors and officers of CenterState Bank after the merger. Additionally, two persons selected by the board of directors of CenterState Bank, will also become directors of CenterState Holding Company after the merger.

The merger consideration will be 0.53631 CenterState Holding Company shares and $2.40 for each CenterState Bank share (see page 50)

         When the merger is complete, each share of CenterState Bank common stock will be converted into 0.53631 of a share of CenterState Holding Company common stock plus $2.40. In the case of fractional shares, you will receive cash instead of a fractional share.

         For example, if you hold 1,000 shares of CenterState Bank common stock, then you will received 536 shares of CenterState Holding Company common stock plus $2,400.00. You also will receive cash instead of the .31 fractional share interest.

Share information and market prices of CenterState Holding Company common stock

         CenterState Holding Company common stock is traded on the NASDAQ National Market System. For additional information regarding the market prices of CenterState Holding Company common stock, see page 59.

Generally, with the exception of cash received, the merger will be a tax-free transaction for CenterState Bank shareholders (see page 46)

         CenterState Holding Company expects that you will not recognize any gain or loss in the merger for United States federal income tax purposes, except in connection with $2.40 per share cash amount that you receive and also the cash that you receive instead of a fractional share of CenterState Holding Company common stock or as a result of the exercise of dissenters’ rights. Your holding period for the CenterState Holding Company common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of CenterState Holding Company common stock, generally will include your holding period for the CenterState Bank common stock exchanged in the merger.

CenterState Bank and CenterState Holding Company have received an opinion that the federal income tax treatment will be as described in this document (see page 46)

         This tax treatment may not apply to certain CenterState Bank shareholders, including shareholders who are non-U.S. persons or dealers in securities. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on variables not within CenterState Holding Company’s control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences for you.

Both the CenterState Holding Company and the CenterState Bank boards unanimously recommend that their shareholders approve the merger agreement (see pages 32 and 40)

         Both the CenterState Holding Company and the CenterState Bank boards believe that the merger is in their shareholders’ best interests and have unanimously approved the merger agreement. Both boards of directors recommend that their shareholders vote “FOR” approval of the merger agreement. The directors and executive officers of CenterState Bank and CenterState Holding Company have indicated that they intend to vote for the approval of the merger agreement.

CenterState Bank’s and CenterState Holding Company’s financial advisors say the consideration to be received by CenterState Bank shareholders, and to be paid by CenterState Holding Company under the merger agreement, is fair to their shareholders from a financial perspective (see pages 33 and 41)

         The Carson Medlin Company, the financial advisor to CenterState Bank in connection with the merger, has delivered an opinion to the CenterState Bank board that the consideration to be received by CenterState Bank shareholders under the merger agreement is fair from a financial perspective. Allen C. Ewing & Co., the financial advisor to CenterState Holding Company in connection with the merger, has delivered an opinion to the CenterState Holding Company board that the consideration to be paid by CenterState Holding Company under the merger agreement is fair from a financial perspective. A copy of the CenterState Bank opinion is attached to this proxy statement/prospectus as Appendix B and a copy of the CenterState Holding Company opinion is attached as Appendix C. You should read the opinions in full to understand the assumptions made, matters considered and the limitations of the review undertaken by financial advisors in providing this opinion.

         The Carson Medlin Company will receive fees of approximately $13,500, plus reimbursement of its expenses, for its services as financial advisor to CenterState Bank in connection with the merger. Allen C. Ewing & Co. will receive fees of approximately $16,000, plus reimbursement of its expenses, for its services as financial advisor to CenterState Holding Company in connection with the merger.

Special meetings to be held on October 24, 2002 (see page 28)

         The special meeting of CenterState Bank shareholders will be held at 10:00 a.m. on October 24, 2002. The CenterState Bank meeting will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, Winter Haven Florida. The CenterState Holding Company special meeting will be held on that same date at 2:00 p.m. at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, Winter Haven, Florida. At the special meetings, you will be asked to consider and vote on the merger agreement which provides for the acquisition of CenterState Bank by CenterState Holding Company.

Record date set at September 20, 2002; Majority vote of outstanding shares is required to approve merger (see pages 28 and 29)

         You can vote at the special meeting if you owned CenterState Bank common stock or CenterState Holding Company common stock at the close of business on September 20, 2002. As of that date, there were 1,000,000 shares of CenterState Bank common stock outstanding and entitled to be voted at the CenterState Bank special meeting and 2,825,758 shares of CenterState Holding Company common stock outstanding and entitled to vote at the CenterState Holding Company special meeting. The affirmative vote of the holders of a majority of the votes entitled to be cast on the merger agreement is required for approval by each of the CenterState Bank and CenterState Holding Company shareholders. The directors and executive officers of CenterState Bank beneficially owned, as of the record date, and are entitled to vote approximately 270,950 of the outstanding shares of CenterState Bank common stock, which represents approximately 27% of the outstanding shares of CenterState Bank common stock. These individuals also owned as of the record date 393,541 shares of CenterState Holding Company common stock, which represents approximately 13.9% of the outstanding shares. The directors and executive officers of CenterState Holding Company beneficially own, as of the record date, and are entitled to vote approximately 468,462 of the outstanding shares of CenterState Holding Company common stock which represents approximately 16.6% of the outstanding shares of CenterState Holding Company common stock. These individuals also owned as of the record date 133,075 shares or 13.3%, of the outstanding shares of CenterState Bank common stock. The CenterState Bank and CenterState Holding Company directors and executive officers have indicated that they intend to vote their shares for approval of the merger agreement.

CenterState Bank’s stock options will be assumed (see page 51)

         At the effective time of the merger, CenterState Holding Company will assume each outstanding option to purchase shares of CenterState Bank common stock. These options will become the right to purchase a number of shares of CenterState Holding Company common stock equal to the number of shares of CenterState Bank common stock that were subject to the option multiplied by 0.67039 and at an exercise price equal to the current exercise price divided by 0.67039. The other terms and conditions of the options will remain the same. As of the date of this proxy statement/prospectus, CenterState Bank had issued options covering 106,500 shares of its common stock. Under the terms of the merger agreement, these options will be converted into options to acquire 71,396 shares of CenterState Holding Company common stock on the effective date of the merger.

Dissenters’ rights (see page 58)

         Under Florida law, if you are a CenterState Bank shareholder and you vote against the merger agreement or you give written notice to the President of CenterState Bank prior to the CenterState Bank special meeting that you dissent from the merger agreement and you properly and timely exercise your rights to dissent to the merger, you may demand a cash payment for the “value” of your shares of CenterState Bank common stock. To exercise these rights, you must comply with all procedural requirements of the Florida Banking Code, the relevant sections of which are attached as Appendix D to this proxy statement/prospectus.

CenterState Holding Company will use purchase accounting treatment (see page 57)

         CenterState Holding Company will account for the merger as a purchase for financial reporting purposes.

Certain persons have interests in the merger (see page 49)

         Some of the directors and officers of CenterState Bank and CenterState Holding Company have interests in the merger that are different from, or in addition to, their interests as shareholders, as follows:

•	eight directors of CenterState Bank, collectively own 393,531 shares of the common stock of CenterState Holding Company.

•	eight directors of CenterState Holding Company, collectively own 131,825 shares of the common stock of CenterState Bank.

•	CenterState Holding Company has agreed that for a period of four years after the merger it will indemnify the directors and officers of CenterState Bank against all liability arising out of actions or omissions occurring on or prior to the effective date of the merger to the extend authorized by Florida law.

•	Certain of the directors, officers and employees of CenterState Bank hold stock options which entitle them to purchase, in the aggregate, up to 106,500 shares of CenterState Bank’s common stock. Under the terms of the merger agreement, these options will be assumed by CenterState Holding Company and converted into options to acquire shares of CenterState Holding Company’s common stock after taking into account the exchange ratio in the merger.

•	Upon the consummation of the merger, the board of directors of CenterState Holding Company will be expanded to add two persons selected by the board of directors of CenterState Bank.

         The boards of CenterState Bank and CenterState Holding Company were aware of these interests and took them into account in approving the merger.

CenterState Holding Company common stock issued in the merger will be freely transferable by non-affiliates (see page 58)

         CenterState Holding Company common stock issued in the merger will be freely transferable by you unless you are deemed to be an “affiliate” of CenterState Bank under applicable federal securities laws. Generally, “affiliates” include directors, certain executive officers and 10% or greater shareholders.

Conditions that must be satisfied for the merger to occur (see page 54)

         Completion of the merger is subject to various conditions which include:

•	approval and adoption of the merger agreement by CenterState Bank shareholders and CenterState Holding Company shareholders.

•	receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger.

•	other customary contractual conditions set forth in the merger agreement.

Regulatory approvals CenterState Holding Company must obtain for the merger (see page 56)

         CenterState Holding Company cannot complete the merger unless it is approved by The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the State of Florida Department of Banking and Finance. CenterState Holding Company has filed applications with these agencies. CenterState Holding Company cannot be certain that it will obtain the approval from these agencies. However, CenterState Holding Company does not know of any reason why it should not obtain this approval in a timely manner.

Termination of the merger agreement (see page 56)

         CenterState Bank and CenterState Holding Company can mutually agree at any time to abandon the merger and terminate the merger agreement, even if CenterState Bank and CenterState Holding Company shareholders have approved it. Also, the board of either CenterState Bank or CenterState Holding Company can decide, without the consent of the other, to abandon the merger if any of the following occur:

•	the other party breaches the merger agreement in a material way and does not, or cannot, correct the breach in 30 days.

•	the merger has not been completed by March 31, 2003.

         CenterState Bank can terminate the merger if the closing average trading price of CenterState Holding Company over a 30-day trading period ending five business days prior to the closing of the merger transaction is less than $16.00. If this occurs, then CenterState Bank and CenterState Holding Company can agree that CenterState Holding Company may increase the $2.40 cash portion of the purchase price for the shares of CenterState Bank common stock such that the combination of such revised cash amount and the CenterState Holding Company shares, valued at that average trading price, shall at least equal $11.00 per share.

         In addition, CenterState Holding Company and CenterState Bank may abandon the merger if either of their shareholders do not approve the merger agreement, or if either of their boards withdraws its recommendation to approve the merger or modifies its recommendation in a manner adverse to the interests of the other.

Selected Financial Data of CenterState Holding Company

         The table below presents selected historical financial data for CenterState Holding Company. CenterState Holding Company derived the historical financial data from its audited financial statements for the years ended December 31, 2001 and 2000 and from its unaudited financial statements for the six months ended June 30, 2002 and 2001. This data should be read in conjunction with the audited and unaudited consolidated financial statements of CenterState Holding Company, including the notes to the financial statements, incorporated or included elsewhere in this proxy statement/prospectus.

	CenterState Holding Company

	Year Ended December 31,		Six Months Ended June 30,

	2001	2000	2002	2001

	(dollars in thousands, except per share data)
Net interest income	$13,687	$12,616	$7,044	$6,641

Provision for loan losses	577	614	349	282

Non-interest income	3,062	2,384	1,764	1,423

Non-interest expense	12,143	11,154	6,787	5,935

Income tax provision	1,513	1,324	633	690

Net earnings	2,516	1,908	1,039	1,157

Basic earnings per share	$0.89	$0.68	$0.37	$0.41

Diluted earnings per share	$0.89	$0.67	$0.36	$0.41

Selected Financial Data of CenterState Bank

         The table below presents selected historical financial data for CenterState Bank. CenterState Bank derived the historical financial data from its audited financial statements for the years ended December 31, 2001 and 2000 and from its unaudited financial statements for six months ended June 30, 2002 and 2001. This data should be read in conjunction with the financial statements of CenterState Bank, including the notes to the financial statements, incorporated or included elsewhere in this proxy statement/prospectus.

	CenterState Bank

	Year Ended December 31,		Six Months Ended June 30,

	2001	2000	2002	2001

	(dollars in thousands, except per share data)
Net interest income	$1,109	$768	$768	$530

Provision for loan losses	41	410	50	30

Non-interest income	186	15	140	61

Non-interest expense	1,694	1,170	1,289	762

Income tax provision (benefit)	(156)	(281)	(161)	(75)

Net loss	(284)	(516)	(270)	(126)

Basic and diluted loss per share	$(0.28)	$(0.52)	$(0.27)	$(0.13)

PRO FORMA FINANCIAL INFORMATION

Pro Forma Per Share Data

         The following table summarizes the historical consolidated and pro forma net earnings and net worth of CenterState Holding Company and CenterState Bank for the year ended December 31, 2001, and the six months ended June 30, 2002, after giving effect to the proposed merger. The pro forma data is based on the issuance of 536,310 shares of CenterState Holding Company common stock pursuant to the merger. The CenterState Holding Company common stock is valued at an aggregate of $54,395,842, or $19.25 per share. CenterState Bank shares will be exchanged for CenterState Holding Company common shares, using an exchange ratio of 0.53631 shares of CenterState Holding Company for each CenterState Bank share, plus $2.40. The information presented below is provided for informational purposes only and is not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transaction had been consummated at the date and for the periods indicated or which may be obtained in the future. This information should be read in conjunction with the separate financial statements and notes thereto of both CenterState Holding Company and CenterState Bank, the respective Management’s Discussion and Analysis of Financial Condition and Results of Operations of both CenterState Holding Company and CenterState Bank and the other unaudited pro forma financial information, incorporated or included elsewhere in this proxy statement/prospectus.

	At and for the	At or for the
	Six Months	Year Ended
	Ended June 30,	December 31,
	2002	2001

	(dollars in thousands)
Shares outstanding at end of period:

Assumed number of shares of CenterState Holding Company

common stock

Shares of common stock of CenterState Holding Company before merger	2,825,758	2,818,602

Pro forma shares of CenterState Holding Company common stock

outstanding after merger	3,362,068	3,354,912

Consolidated net earnings:

CenterState Holding Company — historical	$1,039	$2,156

CenterState Bank — historical	(270)	(284)

Adjustments for the merger	23	45

Combined entity — pro forma after merger	$792	$2,277

Consolidated stockholders’ equity:

CenterState Holding Company — historical	$28,334	$27,717

CenterState Bank — historical	8,897	9,128

Net issuance of CenterState Holding Company common stock (a)	10,324	10,324

Adjustments for the merger (b)	(8,897)	(9,128)

Combined entity — pro forma after merger	$38,658	$38,041

Consolidated net earnings (loss) per share, basic and diluted:	Basic	Diluted	Basic	Diluted

CenterState Holding Company — historical (c)	$0.37	$0.36	$0.89	$0.89

CenterState Bank — historical (d)	(0.27)	(0.27)	(0.28)	(0.28)

CenterState Holding Company — pro forma after merger (e)	0.24	0.23	0.68	0.67

Dividends per share:

CenterState Holding Company — historical		$0.10		$0.18

CenterState Bank — historical		None		None

Consolidated book value per share:

CenterState Holding Company — historical (f)		$10.03		$9.83

CenterState Bank — historical (g)		8.90		9.13

CenterState Holding Company — pro forma after merger		11.50		11.34
(a)	Represents gross proceeds from issuance of 536,310 CenterState Holding Company’s shares at $19.25 per share (i.e., the closing price at June 30, 2002 as reported by NASDAQ).

(b)	Represents elimination of stockholders’ equity of CenterState Bank.

(c)	Computed using the weighted average shares outstanding as listed below:

	6 months ended 6/30/02	12 months ended 12/31/01

Basic	2,820,625	2,817,240

Diluted	2,871,787	2,839,914
(d)	Computed using 1,000,000 weighted average shares outstanding for the periods indicated (Basic and diluted)

(e)	Computed using the weighted average shares outstanding as listed below:

	6 months ended 6/30/02	12 months ended 12/31/01

Basic	3,356,935	3,353,550

Diluted	3,408,097	3,376,224
(f)	Computed using 2,818,602 common shares outstanding on December 31, 2001. Computed using 2,825,758 common shares outstanding on June 30, 2002.

(g)	Computed using 1,000,000 common shares outstanding on December 31, 2001 and June 30, 2002.

Pro Forma Condensed Combined Balance Sheet

         The following Pro Forma Condensed Combined Balance Sheet reflects the consolidated balance sheet of CenterState Holding Company as of December 31, 2001 and June 30, 2002, after giving effect to the proposed merger of CenterState Bank with CenterState Holding Company. The transaction will be accounted for as a purchase and is based on assumptions explained in this section and in the Notes to Pro Forma Condensed Combined Balance Sheet and Statement of Operations. The information presented below should be read in conjunction with the separate financial statements and notes thereto of CenterState Holding Company and CenterState Bank, the respective Managements Discussion and Analysis of Financial Condition and Results of Operations of CenterState Holding Company and CenterState Bank and the other unaudited pro forma financial information, incorporated into or included elsewhere in this proxy statement/prospectus.

Pro Forma Condensed Combined Balance Sheet
at June 30, 2002
(dollars in thousands)

			Adjustments
			for Acquisition
	CenterState
	Holding	CenterState
	Company	Bank	Debit		Credit	Proforma

ASSETS

Cash and due from banks	$17,850	$1,386	$1,400 c		$2,400 d	$18,236

Federal funds sold and money market	34,608	13,159				47,767

Securities available for sale	40,766	8,795				49,561

Loans	259,350	39,030				298,380

Less allowance for loan losses	(3,257)	(490)				(3,747)

Net loans	256,093	38,540				294,633

Premises and equipment	14,912	4,516				19,428

Accrued interest	1,695	280				1,975

Deferred federal and state income tax	728	664	121 b		214 a	1,299

Goodwill			4,208 b	,d	354 a	3,674

Core deposit intangible (CDI)			568 a			568

Other assets	734	235			110 a	859

TOTAL ASSETS	$367,386	$67,575				$438,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:

Demand — non interest bearing	$64,443	$6,812				$71,255

Demand — interest bearing	44,808	7,282				52,090

Savings and money market accounts	79,546	18,812				98,358

Time deposits	145,184	23,653			$322 b	169,159

Total deposits	333,981	56,559				390,862

Securities sold under agreement to repurchase and other borrowings	4,121	1,997			1,400 c	7,518

Accrued expenses and other liabilities	840	122				962

Total liabilities	338,942	58,678				399,342

Minority interest	110		$110 e			0

Stockholders’ equity:

Common stock	28	5,000	5,000 d			28

Additional paid-in capital	15,497	5,000	5,000 d		10,324 d	25,821

Accumulated other comprehensive income	333	46	46 d			333

Retained earnings	12,476	(1,149)			1,149 d	12,476

Total stockholders’ equity	28,334	8,897				38,658

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$367,386	$67,575				$438,000

Book value per share	$10.03	$8.90				$11.50

Common shares outstanding	2,825,758	1,000,000				3,362,068

Pro forma condensed combined balance sheet
at June 30, 2002
explanation of adjustments and journal entries

Assumptions:

At the pro forma date, the market value of CenterState Holding Company (“CSFL”) Stock is $19.25 per share.

The merger is accounted for using the purchase accounting method. CSFL will borrow $1.4 million and dividend up from the subsidiary banks an additional $1 million, to fund the $2.40 per share cash portion of the purchase price.

(In $000s)

536,310 (new shares to be issued) X $19.25 per share (market value at 6/30/02 (NASDAQ)) =	$10,324

1,000,000 shares (CSB shares) X $2.40 cash per share =	2,400

Pro forma purchase price, based on stock value at 6/30/02 =	$12,724

The pro forma value of the merger transaction does not include the value of the options. The pro forma value of the merger transaction also does not include the transaction costs, which is estimated to approximate $100,000. Both of these items will increase goodwill.

1	Assets and liabilities will be recorded at fair market value at merger date.

2	A core deposit intangible (CDI) valuation was performed by a third party consultant as of 6/30/02, resulting in a valuation of $568,000. This value is used as of the pro forma date.

The pro forma CDI will be amortized to expense over a ten year period as follows:

(in $000s)

Year 1	$81

Year 2	$68

Year 3	$57

Year 4	$52

Year 5	$52

Year 6	$52

Year 7	$52

Year 8	$52

Year 9	$51

Year 10	$51

3	Auburndale branch office (land and building) has a book value at 6/30/02 of $807,000. This is a newly constructed facility, completed in September 2001. In August 2002, an independent real estate appraiser has given the Bank an estimate of current market value, as of 6/30/02, of $724,000 to $857,000. It is expected that the book value at the projected merger date (10/31/02) will approximate $800,000 which approximates market value. No basis adjustment is expected to be required. Book value is assumed to approximate market value at pro forma date.

4	Main office (land and building) has a book value at 6/30/02 of $2,476,000. This facility is also a newly constructed facility, completed in August 2001. An independent real estate appraiser has given the Bank an estimate of fair market value of between $2,150,000 and $2,500,00, as of 6/30/02. It is expected that the book value at the projected merger date (10/31/02) will approximate $2,470,000, which approximates market value. No basis adjustment is expected to be required. Book value is assumed to approximate market value at pro forma date.

5	The Lakeland branch office is leased. The lease was recently executed at which time an independent real estate appraiser performed a lease market analysis concluding that the terms and conditions of the lease represented market value.

6	The book value of furniture, fixtures and equipment approximates fair market value.

7	Variable rate loans adjust frequently to market rates. As such book value approximates fair market value.

8	A discounted cash flow analysis was used to value fixed rate loans. The result was that book value approximated market value.

9	Interest rates on money market accounts, savings accounts, NOW accounts and checking accounts are adjustable on a daily basis. Because the interest rates adjust to market rates on a daily basis, the book value of these type of deposits equal market value. (Note: also see #2 above regarding core deposit intangible value.)

Pro forma condensed combined balance sheet
at June 30, 2002
explanation of adjustments and journal entries

10	The interest rates paid on existing time deposits are higher than market interest rates for time deposits with similar maturities. The market value of the time deposits was greater than the book value (because this is a liability account the increase in market value is represented by a write-up in basis of the liability). The basis adjustment at the pro forma date is $322,000 and will be amortized to expense (as a credit) as follows:

(in $000s)

Year 1	$206

Year 2	$70

Year 3	$26

Year 4	$20

11	Goodwill is the difference between the purchase price and the fair market value of the tangible and identifiable intangible net assets as of the merger date. Goodwill is not amortizable, but will be measured for impairment periodically, consistent with statement of financial accounting standards number 142 and 141. Goodwill at the pro forma date is summarized below:

(in $000s)	FMV assets	FMV Liabilities

Purchase Price			$12,724

Book value of assets (net debit)	$67,575

Core deposit intangible (CDI) (debit)	568

Def’d inc tax-related to CDI above (37.63%)(credit)	(214)

Book value of liabilities (net credit)		$58,678

Time deposit adjust to FMV (credit)		322

Def’d inc tax-related to time deposits (debit)	121

	$68,050	$59,000

FMV of assets — FMV of liabilities =			9,050

Goodwill =			$3,674

         Journal Entries: adjust pro forma balance sheet at merger date from pre merger to post merger

	(in $000s)	Debit	Credit

a	Core deposit intangible (CDI)	$568

	Deferred income tax (relating to CDI)		$214

	Goodwill		354

	Record valuation of CDI (#2 above)

b	Deferred income tax (relating to CD basis adjustment)	121

	Goodwill	201

	Basis adjustment — Time Deposits		322

	Adjust book value of time deposit to market value (see #10 above)

c	Cash	1,400

	Other borrowings		1,400

	Record borrowing from large regional bank. The Company has a commitment to borrow up to $2.4 million.

	Common stock — CenterState Bank	5,000

	Additional paid in capital — Center State Bank	5,000

	Accumulated other comprehensive income	46
	Retained deficit — CenterState Bank		1,149

	Goodwill	3,827

	Paid in capital in excess of par		10,324

	Cash		2,400

	Record the issuance of stock and payment to Centerstate stockholders

e	Minority interest	110

	Other assets (investment in CS Processing) eliminate minority interest in a common subsidiary		110

Pro Forma Condensed Combined Balance Sheet
at December 31, 2001
(dollars in thousands)

			Adjustments
			for Acquisition
	CenterState
	Holding	CenterState
	Company	Bank	Debit		Credit	Proforma

ASSETS

Cash and due from banks	$17,401	$5,477	$1,400 c		$2,400 d	$21,878

Federal funds sold and money market	18,947	4,047				22,994

Securities available for sale	43,961	5,513				49,474

Securities held to maturity ($1,508 market value)	1,500					1,500

Loans	244,425	30,204				274,629

Less allowance for loan losses	(3,076)	(451)				(3,527)

Net loans	241,349	29,753				271,102

Premises and equipment, net	14,838	4,371				19,209

Accrued interest receivable	1,967	196				2,163

Deferred federal and state income tax	619	507	121 b		214 a	1,033

Goodwill			3,797 b	,d	354 a	3,443

Core deposit intangible (CDI)			568 a			568

Other assets	792	155			100 e	847

TOTAL ASSETS	$341,374	$50,019				$394,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:

Demand — non interest bearing	$53,698	$2,778				$56,476

Demand — interest bearing	43,229	5,371				48,600

Savings and money market accounts	77,010	7,348				84,358

Time deposits	134,061	21,058			$322 b	155,441

Total deposits	307,998	36,555				344,875

Securities sold under agreement to repurchase and other borrowings	4,598	4,221			1,400 c	10,219

Accrued expenses and other liabilities	961	115				1,076

Total liabilities	313,557	40,891				356,170

Minority interest	100		$100 e			0

Stockholders’ equity

Common stock	28	5,000	5,000 d			28

Additional paid-in capital	15,450	5,000	5,000 d		10,324 d	25,774

Accumulated other comprehensive income	520	7	7 d			520

Retained earnings	11,719	(879)			879 d	11,719

Total stockholders’ equity	27,717	9,128				38,041

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$341,374	$50,019				$394,211

Book value per share	$9.83	$9.13				$11.34

Common shares outstanding	2,818,602	1,000,000				3,354,912

Pro forma condensed combined balance sheet
at December 31, 2001
explanation of adjustments and journal entries

Assumptions:

Market Value of Centerstate Holding Company (“CSFL”) stock was $19.25 per share at June 30, 2002.

The merger is accounted for using the purchase accounting method.

CSFL will borrow $1.4 million and dividend up from the subsidiary banks an additional $1 million, to fund the $2.40 per share cash portion of the purchase price.

(In $000s)

536,310 (new shares to be issued) X $19.25 per share (market value at 6/30/02 (NASDAQ)) =	$10,324

1,000,000 shares (CSB shares) X $2.40 cash per share =	2,400

Pro forma purchase price, based on stock value at 6/30/02 =	$12,724

The pro forma value of the merger transaction does not include the value of the options. The pro forma value of the merger transaction also does not include the transaction costs, which is estimated to approximate $100,000. Both of these items will increase goodwill.

1	Assets and liabilities will be recorded at fair market value at merger date.

2	A core deposit intangible (CDI) valuation was performed by a third party consultant as of 6/30/02, resulting in a valuation of $568,000. This value is used as of the pro forma date.

               The pro forma CDI will be amortized to expense over a ten year period as follows:

(in $000s)

Year 1	$81

Year 2	$68

Year 3	$57

Year 4	$52

Year 5	$52

Year 6	$52

Year 7	$52

Year 8	$52

Year 9	$51

Year 10	$51

3	Auburndale branch office (land and building) has a book value at 6/30/02 of $807,000. This is a newly constructed facility, completed in September 2001. In August 2002, an independent real estate appraiser has given the Bank an estimate of current market value, as of 12/31/01, of $724,000 to $857,000. It is expected that the book value at the projected merger date (10/31/02) will approximate $800,000 which approximates market value. No basis adjustment is expected to be required. Book value is assumed to approximate market value at pro forma date.

4	Main office (land and building) has a book value at 6/30/02 of $2,476,000. This facility is also a newly constructed facility, completed in August 2001. An independent real estate appraiser has given the Bank an estimate of fair market value of between $2,150,000 and $2,500,000, as of 6/30/02. It is expected that the book value at the projected merger date (10/31/02) will approximate $2,470,000, which approximates market value. No basis adjustment is expected to be required. Book value is assumed to approximate market value at pro forma date.

5	The Lakeland branch office is leased. The lease was recently executed at which time an independent real estate appraiser performed a lease market analysis concluding that the terms and conditions of the lease represented market value.

6	The book value of furniture, fixtures and equipment approximates fair market value.

7	Variable rate loans adjust frequently to market rates. As such book value approximates fair market value.

8	A discounted cash flow analysis was used to value fixed rate loans. The result was that book value approximated market value.

9	Interest rates on money market accounts, savings accounts, NOW accounts and checking accounts are adjustable on a daily basis. Because the interest rates adjust to market rates on a daily basis, the book value of these type of deposits equal market value. (Note: also see #2 above regarding core deposit intangible value)

Pro forma condensed combined balance sheet
at December 31, 2001
explanation of adjustments and journal entries

10	The interest rates paid on existing time deposits are higher than market interest rates for time deposits with similar maturities. The market value of the time deposits was greater than the book value (because this is a liability account the increase in market value is represented by a write-up in basis of the liability). The basis adjustment at the pro forma date is $322,000 and will be amortized to expense (as a credit) as follows:

(in $000s)
Year 1	$206

Year 2	$70

Year 3	$26

Year 4	$20

11	Goodwill is the difference between the purchase price and the fair market value of the tangible and identifiable intangible net assets as of the merger date. Goodwill is not amortizable, but will be measured for impairment periodically, consistent with statement of financial accounting standards number 142 and 141. Goodwill at the pro forma date is summarized below:

(in $000s)	FMV assets	FMV Liabilities

Purchase Price			$12,724

Book value of assets (net debit)	$50,019

Core deposit intangible (CDI) (debit)	568

Def’d inc tax-related to CDI above (37.63%)(credit)	(214)

Book value of liabilities (net credit)		$40,891

Time deposit adjust to FMV (credit)		322

Def’d inc tax-related to time deposits (debit)	121

	$50,494	$41,213

FMV of assets — FMV of liabilities =			9,281

Goodwill =			$3,443

Journal Entries: adjust pro forma balance sheet at merger date from pre merger to post merger

(in $000s)		Debit	Credit

a	Core deposit intangible (CDI)	$568

	Deferred income tax (relating to CDI)		$214

	Goodwill		354

	Record valuation of CDI (#2 above)

b	Deferred income tax (relating to CD basis adjustment)	121

	Goodwill	201

	Basis adjustment — Time Deposits		322

	Adjust book value of time deposit to market value (see #10 above)

c	Cash	1,400

	Other borrowings		1,400

	Record borrowing from large regional bank. The Company has a commitment to borrow up to $2.4 million.

d	Common stock — CenterState Bank	5,000

	Additional paid in capital — CenterState Bank	5,000

	Accumulated other comprehensive income	7

	Retained deficit — CenterState Bank		879

	Goodwill	3,596

	Paid in capital in excess of par		10,324

	Cash		2,400

	Record the issuance of stock and payment to Centerstate stockholders

e	Minority interest	100

	Other assets (investment in CS Processing)		100

	eliminate minority interest in a common subsidiary

Pro Forma Condensed Combined Statements of Earnings

         The following Pro Forma Condensed Combined Statements of Operations reflect the consolidated results of operations of CenterState Holding Company for the year ended December 31, 2001 and six months ended June 30, 2002, after giving effect to the proposed acquisition of all of the outstanding stock of CenterState Bank by CenterState Holding Company in a transaction which will be accounted for as a purchase. The statements are based on the assumptions explained in this section and in the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations. The Pro Forma Condensed Combined Statements of Operations do not necessarily reflect the results of operations as they would have been if CenterState Holding Company and CenterState Bank had constituted a single entity during the year ended December 31, 2001 or the six months ended June 30, 2002. The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of CenterState Holding Company and CenterState Bank, the respective Management’s Discussion and Analysis of Financial Condition and Results of Operations of CenterState Holding Company and CenterState Bank, and the other unaudited pro forma financial information, incorporated into or included elsewhere in this proxy statement/prospectus.

Pro Forma Condensed Combined Statement of Earnings
Six month period ended June 30, 2002
(dollars in thousands)

			Adjustments
			For Acquisition

	CenterState
	Holding	CenterState
	Company	Bank	Debit	Credit	Pro forma

Interest income:

Loans receivable	$9,137	$1,267			$10,404

Securities	1,032	157			1,189

Federal funds sold and money market	333	119			452

Total interest income	10,502	1,543			12,045

Interest expense:

Deposits	3,437	757		$103 b	4,091

Securities sold under agreements to repurchase	21	18			39

Other borrowed funds			$26 c		26

Total interest expense	3,458	775			4,156

Net interest income	7,044	768			7,889

Provision for loan losses	349	50			399

Net interest income after provision for loan losses	6,695	718			7,490

Noninterest income:

Service charges on deposit accounts	1,126	80			1,206

Other service charges and fees	599	11			610

Gain on sale of securities	21				21

Gain on sale of fixed assets	18				18

Lease income		49			49

Total non interest income	1,764	140			1,904

Noninterest expense:

Salaries and employee benefits	3,292	600			3,892

Occupancy expenses	863	166			1,029

Depreciation of premises and equipment	524	137			661

Stationery, printing and supplies	190	55			245

Marketing expenses	103	18			121

Data processing expenses	616	64			680

Legal, accounting and professional fees	181	36			217

Core deposit intangible (CDI) amortization			40 a		40

Other expenses	1,018	213			1,231

Total noninterest expenses	6,787	1,289			8,116

Income before income taxes	1,672	(431)			1,278

Provision for income taxes	633	(161)	14 d		486

NET INCOME	$1,039	($270)			$792

Earnings (loss) per share
Basic	$0.37	($0.27)			$0.24

Diluted	$0.36	($0.27)			$0.23

Common shares used in the calculation of earnings (loss) per share
Basic	2,820,625	1,000,000			3,356,935

Diluted	2,871,787	1,000,000			3,408,097

Pro Forma Condensed Combined Statement of Earnings
Twelve month period ended December 31, 2001
(dollars in thousands)

			Adjustments
			For Acquisition
	CenterState
	Holding	CenterState
	Company	Bank	Debit	Credit	Pro forma

Interest income:

Loans	$19,550	$2,025			$21,575

Securities	3,161	213			3,374

Federal funds sold and money market	802	253			1,055

Total interest income	23,513	2,491			26,004

Interest expense:

Deposits	9,643	1,311		$206 b	10,748

Securities sold under agreements to repurchase	183	71			254

Other borrowed funds			$52 c		52

Total interest expense	9,826	1,382			11,054

Net interest income	13,687	1,109			14,950

Provision for loan losses	577	41			618

Net interest income after provision for loan losses	13,110	1,068			14,332

Noninterest income:

Service charges on deposit accounts	2,297	99			2,396

Other service charges and fees	765	5			770

Gain on sale of fixed assets		29			29

Lease income		54			54

Total non interest income	3,062	187			3,249

Noninterest expense:

Salaries and employee benefits	5,930	830			6,760

Occupancy expenses	1,529	160			1,689

Depreciation of premises and equipment	1,007	180			1,187

Stationery, printing and supplies	356	65			421

Marketing expenses	183	13			196

Data processing expenses	1,025	89			1,114

Legal, accounting and professional fees	219	56			275

Core deposit intangible (CDI) amortization			81 a		81

Other expenses	1,894	302			2,196

Total noninterest expenses	12,143	1,695			13,919

Income before income taxes	4,029	(440)			3,662

Provision for income taxes	1,513	(156)	28 d		1,385

NET INCOME	$2,516	($284)			$2,277

Earnings (loss) per share

Basic	$0.89	($0.28)			$0.68

Diluted	$0.89	($0.28)			$0.67

Common shares used in the calculation of earnings (loss) per share

Basic	2,817,240	1,000,000			3,353,550

Diluted	2,839,914	1,000,000			3,376,224

Notes to Pro Forma Condensed Combined Balance Sheet and Statements of Operations

         The pro forma condensed combined balance sheets as of December 31, 2001 and June 30, 2002, assume that the proposed merger of CenterState Bank and CenterState Holding Company occurred on those respective dates. The proposed merger of CenterState Bank and CenterState Holding Company will be accounted for as a purchase transaction and, in accordance with generally accepted accounting principles, the purchase price will be allocated to the assets and liabilities of CenterState Bank based upon their relative fair values, as determined by appraisals and studies to be undertaken as of the effective date. The adjustments will include, among others, a valuation of loans, a valuation of premises and equipment and a determination of the value in excess of book value, if any, of customer checking, savings and other deposit accounts. Any excess of the purchase price over the fair value of CenterState Bank’s net assets will be allocated to goodwill.

         The pro forma condensed combined statements of operations for the year ended December 31, 2001, assumes that the proposed merger of CenterState Bank and CenterState Holding Company occurred on January 1, 2001. The pro forma condensed combined statements of operations for the six months ended June 30, 2002, assume that the proposed merger of CenterState Bank and CenterState Holding Company occurred on January 1, 2002.

         The adjustments shown in these pro forma statements reflect approximate market values as of June 30, 2002, and do not reflect subsequent changes in interest rates. The actual adjustments as of the effective date cannot be determined until that time and may have an impact on the pro forma financial position and results of operations which is different from that reflected in the accompanying pro forma condensed combined balance sheets and statements of operations.

(a)	Amortization of core deposit intangible. See balance sheet adjustments (pages 14 and 17) for amortization schedule.

(b)	Amortization of certificate of deposit market value adjustment. See balance sheet adjustments (pages 15 and 18) for amortization schedule.

(c)	Interest expense on $1.4 million borrowing.

(d)	Tax effect of items (a) through (c) above at the Company’s effective tax rate (38%).

         The following table sets forth the pro forma effect in future periods on the results of operations, of the accretion and amortization of the valuation adjustments to be recorded in connection with the proposed merger of CenterState Bank and CenterState Holding Company. The actual effect of the accretion and amortization of these valuation adjustments may vary if the assumptions used are not realized.

Merger Date = October 31, 2002

		Fair Market	Tax	Total Net Effect
Year	CDI	Valuation CDs	Effect	on Net Income

1	$(81)	$206	$(47)	$78

2	(67)	70	(1)	2

3	(57)	26	12	(19)

4	(52)	20	12	(20)

5	(52)	0	20	(32)

6	(52)	0	20	(32)

7	(52)	0	20	(32)

8	(52)	0	20	(32)

9	(51)	0	19	(32)

10	(51)	0	19	(32)

RISK FACTORS

         In addition to the other information included in this proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meetings of shareholders.

If real estate values in CenterState Holding Company’s markets decline, CenterState Holding Company’s loan portfolio would be impaired.

         A significant portion of CenterState Holding Company’s loan portfolio consists of residential and commercial mortgages secured by real estate located in the Central Florida area. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline in CenterState Holding Company’s markets, the value of the real estate collateral securing CenterState Holding Company’s loans could be reduced. Such a reduction in the value of CenterState Holding Company’s collateral could increase the number of non-performing loans and adversely affect CenterState Holding Company’s financial performance.

If adverse economic conditions in CenterState Holding Company’s target markets exist for a prolonged period, CenterState Holding Company’s financial results could be adversely affected.

         CenterState Holding Company’s success will significantly depend upon economic conditions in Central Florida. A prolonged economic downturn or recession in these markets could cause CenterState Holding Company’s non-performing assets to increase, which would cause operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including a prolonged downturn in various industries upon which these markets depend, or natural disasters such as floods, tornadoes or hurricanes. Adverse changes in the economy of these areas could have a material adverse effect on CenterState Holding Company’s business, future prospects, financial condition or results of operations.

CenterState Holding Company may need to raise additional capital which could dilute your ownership.

         CenterState Holding Company may need to raise additional capital in the future to support its business, expand its operations, or maintain its minimum capital requirements as set forth by CenterState Holding Company’s applicable bank regulatory agencies. At the present time, CenterState Holding Company does not have any specific plans to sell additional shares of common stock or other equity securities, other than any shares which CenterState Holding Company may issue under existing stock options. However, CenterState Holding Company believes that it will need to sell additional shares in the next 12 months in order to support its planned expansion. If CenterState Holding Company does sell additional shares of common stock to raise capital, the sale will dilute your ownership interest and such dilution could be substantial.

Certain provisions of Florida law may discourage or prevent a takeover of CenterState Holding Company and result in a lower market price for its common stock.

         Florida law and certain federal regulations contain certain anti-takeover provisions that apply to CenterState Holding Company. While these provisions may provide CenterState Holding Company with flexibility in managing its business, they could discourage potential buyers from seeking to acquire CenterState Holding Company, even though certain shareholders may wish to participate in the transaction. See “Description of CenterState Holding Company’s Capital Stock — Anti-Takeover Provisions” for a discussion of these anti-takeover provisions.

CenterState Holding Company’s executive officers and directors will continue to have substantial control over CenterState Holding Company after the merger which could delay or prevent a change of control favored by other shareholders.

         CenterState Holding Company’s executive officers and directors, if acting together, would be able to significantly influence all matters requiring approval by its shareholders, including election of directors and the approval of mergers or other business combination transactions. CenterState Holding Company’s executive officers and directors beneficially own approximately 468,462 of CenterState Holding Company’s outstanding shares, representing 16.6% of the total number of shares outstanding as of June 30, 2002. As of that date, taking into account the shares issuable in the merger, the same group of directors and executive officers collectively owned approximately 539,831 of CenterState Holding Company’s outstanding shares after the merger, representing 16.1% of the total number of such shares. See “Information Concerning CenterState Holding Company — Security Ownership of Certain Beneficial Owners and Management of CenterState Holding Company.”

         The interests of these shareholders may differ from the interests of other shareholders, and these shareholders, acting together, would be able to influence significantly all matters requiring approval by shareholders. As a result, these shareholders could approve or cause CenterState Holding Company to take actions of which you disapprove or that are contrary to your interests and those of other investors.

The value of the merger consideration that CenterState Bank shareholders will receive will depend on the value of the CenterState Holding Company common stock at the effective time of the merger.

         In the merger, CenterState Bank shareholders will receive 0.53631 shares of CenterState Holding Company common stock plus $2.40 in exchange for each of their shares of CenterState Bank common stock. The value of the CenterState Holding Company common stock is likely to vary between the date of this proxy statement/prospectus and the effective time of the merger because of business, competitive, market and regulatory conditions, or changes in the operations or prospects of CenterState Holding Company or CenterState Bank. After the merger, the value of the CenterState Holding Company common stock may also change over time due to changes in economic, business, competitive market and regulatory factors. Because the value of the merger consideration depends on the value of the shares of CenterState Holding Company common stock at the effective time of the merger, the value of the merger consideration that CenterState Bank shareholders will receive in the merger cannot now be determined. If the value of CenterState Holding Company common stock declines prior to the effective time of the merger, then the value of the merger consideration to be received by the shareholders of CenterState Bank in the merger will correspondingly decline. However, if the closing average trading price of CenterState Holding Company common stock over the 30 day trading period ending five business days prior to the closing of the merger is less than $16, then CenterState Bank can elect to terminate the merger agreement. In this event, CenterState Holding Company has the right to elect to increase the cash payment of $2.40 such that the combination of the increased cash payment and 0.5361 of a share of CenterState Holding Company common stock valued at such recent trading price equals at least $11.00 per share.

CenterState Holding Company may not realize all of the anticipated benefits of the merger.

         The success of the merger depends, in part, on the ability of CenterState Holding Company to realize the anticipated synergies, cost savings and growth opportunities from integrating the businesses of CenterState Bank with its own. CenterState Holding Company’s success in realizing these synergies, cost savings and growth opportunities and the timing of this realization, depends on the successful integration of CenterState Bank’s operations into CenterState Holding Company’s. Even if CenterState Holding Company is able to integrate the business operations of CenterState Bank successfully, CenterState Holding Company cannot assure you that this integration will result in the realization of the full benefits of the synergies, cost savings and growth opportunities that CenterState Holding Company currently expect to result from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination duplicative costs may not be possible or may take longer than anticipated and the benefits of the merger may be offset by costs incurred in integrating the companies.

FORWARD-LOOKING STATEMENTS

         This proxy statement/prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future financial condition, results of operations and business of CenterState Holding Company or CenterState Bank. These statements may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. When considering these forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this proxy statement/prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to CenterState Holding Company’s public documents for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following possibilities:

•	post-merger costs or difficulties related to the combination of the businesses of CenterState Holding Company and CenterState Bank are greater than expected.

•	retaining key personnel is more difficult than expected.

•	post-merger income is lower than expected.

•	competitive pressure among financial institutions increases significantly.

•	deposit attrition, customer loss, or revenue loss following the merger are larger than expected.

•	effects of changes in interest rates on interest margins, loan volumes and asset valuations.

•	general economic conditions or conditions in target markets are less favorable than expected.

•	legislation or regulatory changes adversely affect the businesses of CenterState Holding Company or CenterState Bank.

SPECIAL MEETINGS

         This proxy statement/prospectus is being provided to you in connection with the solicitation of proxies by the boards of directors of CenterState Holding Company and CenterState Bank for use at their special meetings of shareholders and at any adjournments or postponements of the special meetings. The special meeting of CenterState Holding Company will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, Winter Haven, Florida at 2:00 p.m., and the special meeting of CenterState Bank shareholders will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, Winter Haven, Florida at 10:00 a.m. Both special meetings will be held on October 24, 2002. At the special meetings, you will be asked to consider and vote to approve the merger agreement which provides for the acquisition of CenterState Bank by CenterState Holding Company.

         CenterState Holding Company is also providing this proxy statement/prospectus to CenterState Bank shareholders as a prospectus in connection with the offer and sale by CenterState Holding Company of its shares of common stock as a result of CenterState Bank’s acquisition by CenterState Holding Company.

         Your vote is important. Please complete, date and sign the enclosed proxy card and return it in the postage prepaid envelope provided.

Record Date

         The close of business on September 20, 2002 is the record date for determining the CenterState Bank shareholders and CenterState Holding Company shareholders entitled to receive notice of and to vote at the special meetings. As of the record date, there were 1,000,000 outstanding shares of CenterState Bank common stock held by approximately 275 holders of record, and 2,825,758 outstanding shares of CenterState Holding Company common stock held by approximately 1,000 holders of record. Only holders of record of CenterState Bank and CenterState Holding Company common stock as of the record date are entitled to notice of and to vote at the special meetings.

Quorum

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at each special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. Abstentions will not be deemed to be cast either “FOR” or “AGAINST” the merger agreement.

         The proposal to approve the merger agreement is a “non-discretionary” item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-votes”) will not be counted as votes cast on it.

Proxies

         Solicitation. Proxies in the form included in the proxy card accompanying this proxy statement/prospectus are being solicited by the CenterState Bank and the CenterState Holding Company boards. Shares represented by properly executed proxies which are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted “FOR” approval of the merger agreement and in the discretion of the proxies as to any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against approval of the merger agreement will be voted in favor of any adjournment or postponement of the special meeting.

         Directors, officers and other employees of CenterState Bank and CenterState Holding Company may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. CenterState Bank and CenterState Holding Company will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and will reimburse these persons for their reasonable out-of-pocket expenses.

         Revocability. You may revoke your proxy at any time before its exercise at the special meeting by:

•	giving written notice of revocation to the Secretary of CenterState Bank in the case of CenterState Bank common stock, and to the Secretary of CenterState Holding Company in the case of CenterState Holding Company common stock,

•	properly submitting a duly executed proxy bearing a later date, or

•	voting in person at the special meeting.

         You should address all written notices of revocation and other communications with respect to revocation of proxies to CenterState Bank of Florida, 1101 First Street South, Winter Haven, Florida 33880, Attention: Ernest S. Pinner, President and, in the case of CenterState Holding Company to CenterState Banks of Florida, Inc., 7722 SR 544 East, Winter Haven, Florida 33881, Attention: James J. Antal, Senior Vice President and Chief Financial Officer. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless notice of the death or incapacity is filed with Secretary or other person responsible for tabulating votes on behalf of CenterState Bank or CenterState Holding Company, before the shares are voted.

Vote Required

         The affirmative vote of the holders of a majority of the votes entitled to be cast by CenterState Bank shareholders and by CenterState Holding Company shareholders on the merger agreement is required for approval. Each share of CenterState Bank and CenterState Holding Company common stock is entitled to one vote on each matter submitted to the meeting.

         As of the record date, the directors and executive officers of CenterState Holding Company were the beneficial owners of 133,075 shares of CenterState Bank common stock. The directors and executive officers of CenterState Bank owned, as of the record date, and are entitled to vote 270,950 of the outstanding shares of CenterState Bank common stock, which represents approximately 27% of the outstanding shares of CenterState Bank common stock. These directors and executive officers have indicated that they intend to vote for the approval of the merger agreement. Also as of the record date, the directors and executive officers of CenterState Bank were the beneficial owners of 393,541 shares of CenterState Holding Company common stock. The directors and executive officers of CenterState Holding Company own, as of the record date and are entitled to vote 468,462 of the CenterState Holding Company common stock, which represents approximately 16.6% of the outstanding shares of CenterState Holding Company common stock. These individuals also owned as of the record date 133,075 shares or 13.3%, of the outstanding shares of CenterState Bank common stock. The CenterState Bank and CenterState Holding Company directors and executive officers have indicated that they intend to vote for the approval of the merger agreement.

Recommendation of Boards of Directors

         Both the CenterState Bank and CenterState Holding Company boards have unanimously approved the merger agreement, believe that the merger is in the best interests of their shareholders and recommend that their shareholders vote “FOR” approval of the merger agreement. See “The Merger — CenterState Bank’s Reasons for the Merger,” and “— CenterState Holding Company’s Reasons for the Merger.”

MERGER

Background of the Merger

         On June 30, 2000, CenterState Holding Company, which was formed by First National Bank of Osceola County, Community National Bank of Pasco County and First National Bank of Polk County, to serve as a bank holding company for the three banks, consummated the bank holding company transaction by acquiring all of the outstanding shares of the three banks. In the transaction, all of the outstanding shares of the three banks were converted into shares of CenterState Holding Company common stock. First National Bank of Osceola County and Community National Bank of Pasco County were organized in 1989 and First National Bank of Polk County was organized in 1992. Each of these three banks was organized by James H. White (the Chairman of CenterState Holding Company and a director of each of the three banks) and other individuals.

         In 1999, Ernest S. Pinner, Mr. White and other individuals commenced the process for the formation of CenterState Bank, which opened in Winter Haven, Florida, in April 2000. In October 2000, Mr. Pinner became Executive Vice President of CenterState Holding Company and, in October 2001, became its President. The organization of CenterState Bank was undertaken with the desire that the CenterState Holding Company and CenterState Bank would assess following the opening of CenterState Bank the possibility that the bank would become a part of the CenterState Holding Company organization, as a wholly owned subsidiary similar to CenterState Holding Company’s other banks.

         From time to time following the opening of CenterState Bank, Messrs. White and Pinner, and other directors and representatives of CenterState Holding Company and CenterState Bank had discussions regarding the timing and terms of a possible acquisition of CenterState Bank by CenterState Holding Company. The two organizations continued to hold informal discussions during 2001 and exchange and review financial and other information on their organizations. On January 17, 2002, CenterState Bank retained The Carson Medlin Company and on January 30, 2002, CenterState Holding Company retained Allen C. Ewing, each to serve as financial advisor to their respective organization. During February and March, 2002, Allen C. Ewing and The Carson Medlin Company reviewed financial information of CenterState Holding Company and its subsidiary banks, as well as CenterState Bank. The Carson Medlin Company held a meeting with several of the independent directors of CenterState Bank on March 6, 2002 to review the financial valuation of CenterState Bank, as well as to discuss the potential terms of a transaction with CenterState Holding Company. During March 2002, legal counsel commenced the preparation of drafts of a form of agreement for consideration by directors of CenterState Holding Company and CenterState Bank. On April 2, 2002, Allen C. Ewing representatives met with representatives of CenterState Holding Company for an overview of Allen C. Ewing’s analysis of CenterState Holding Company and its subsidiaries and CenterState Bank and also had a subsequent telephone conference meeting with the CenterState Holding Company Board on April 15, 2002. The Carson Medlin Company had a similar meeting with the directors of CenterState Bank on April 16, 2002.

         CenterState Holding Company and CenterState Bank representatives continued discussions during March and the first part of April 2002 on a conversion ratio in connection with the proposed transaction.

         On May 8, 2002, the board of directors of CenterState Holding Company and the board of directors of CenterState Bank met at separate meetings. Their management reported on updated financial information regarding their organization as well as the other party. Counsel reviewed the proposed terms of the acquisition agreement and discussed the fiduciary duty of the board of directors in considering such a transaction. As a part of the CenterState Holding Company meeting, the board of directors heard a financial presentation from a representative of Allen C. Ewing & Co. The representative advised the board that it was the opinion of Allen C. Ewing & Co. that the consideration to be paid by CenterState Holding Company in the merger is fair from a financial point of view. As a part of the meeting of the CenterState Bank board of directors, the directors heard a presentation from a representative of The Carson Medlin Company. The representative advised the board that it was the opinion of The Carson Medlin Company that the consideration to be received by CenterState Bank shareholders in the merger is fair from a financial point of view. Following the discussions at their respective meetings, each of the boards of directors of CenterState Holding Company and CenterState Bank unanimously approved the acquisition and the acquisition agreement.

         Following the approvals by the CenterState Bank and CenterState Holding Company boards of directors, CenterState Bank and CenterState Holding Company signed the acquisition agreement.

         The agreement entered into by CenterState Holding Company and CenterState Bank on May 8, 2002 contemplated the acquisition of CenterState Bank by CenterState Holding Company by means of a share exchange transaction under Florida law. In early June 2002, CenterState Holding Company filed applications with the Federal Reserve and the Florida Banking Department for approval to acquire CenterState Bank. On July 9, 2002, the acquisition was approved by the Florida Banking Department and on July 18, 2002, the Federal Reserve approved the proposed acquisition. In early August 2002, CenterState Holding Company’s tax accountants advised it of the desirability under the federal tax laws of restructuring the proposed acquisition of CenterState Bank by means of an interim bank merger, as opposed to a share exchange transaction. After discussion between representatives of CenterState Holding Company and CenterState Bank, on August 20, 2002, the boards of directors of CenterState Holding Company and CenterState Bank at separate meetings each approved an Amended and Restated Plan of Merger and Merger Agreement, which provides for the acquisition of CenterState Bank by means of its merger with an interim banking subsidiary to be organized by CenterState Holding Company. All other terms of the transaction, including the exchange ratio, remained unchanged as a result of the merger agreement.

CenterState Bank’s Reasons for the Merger

         The CenterState Bank board of directors, with the assistance of its financial advisor, evaluated the financial, market and other considerations bearing on the decision to recommend the merger. The terms of the merger, including the exchange ratio, are a result of arm’s-length negotiations between the representatives of CenterState Bank and CenterState Holding Company. In reaching its conclusion that the transaction is in the best interest of CenterState Bank and its shareholders, the CenterState Bank board of directors carefully considered the following material factors:

•	the exchange ratio of the proposed merger.

•	a comparison of the terms of the proposed merger with comparable transactions.

•	information concerning the business, financial condition, results of operations and prospects of CenterState Bank and CenterState Holding Company.

•	competitive factors and trends towards consolidation in the banking industry.

•	the review by the CenterState Bank board of directors with its financial advisor of the consideration to be received by CenterState Bank shareholders in the merger.

•	the opinion rendered by The Carson Medlin Company to the CenterState Bank board of directors that the consideration to be received by the shareholders of CenterState Bank under the merger agreement is fair to the CenterState Bank shareholders from a financial perspective.

•	that the merger affords an opportunity to minimize the potential displacement of CenterState Bank employees due to the lack of overlap in the banking offices of CenterState Bank and CenterState Holding Company.

•	alternatives to the merger, including continuing to operate CenterState Bank as an independent banking organization.

•	the value to be received by the CenterState Bank shareholders in the merger in relation to the historical book value, earnings and dividends per share of CenterState Bank common stock.

         The CenterState Bank board of directors believes that by becoming part of a larger organization with greater resources, CenterState Bank will be able to expand more rapidly, serve its customers and communities better and provide a broad array of services that will be competitive in Polk County and the Central Florida area.

         While each member of the CenterState Bank board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The CenterState Bank board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of CenterState Bank’s shareholders.

         CenterState Bank’s board unanimously recommends that CenterState Bank shareholders vote “FOR” the merger agreement.

Opinion of Financial Advisor to CenterState Bank

         CenterState Bank has engaged The Carson Medlin Company to serve as its financial adviser and to render its opinion as to the fairness, from a financial point of view, of the consideration received by the shareholders of CenterState Bank pursuant to the merger agreement. CenterState Bank selected The Carson Medlin Company as its financial adviser on the basis of its experience in advising community banks in similar transactions. The Carson Medlin Company is an investment banking firm which specializes in the securities of financial institutions located in the southeastern and western United States. As part of its investment banking activities, The Carson Medlin Company is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions. Neither The Carson Medlin Company nor any of its affiliates has a material relationship with CenterState Bank or CenterState Holding Company or any material financial interest in CenterState Bank or CenterState Holding Company.

         Representatives of The Carson Medlin Company provided analysis to CenterState Bank’s board of directors at a meeting held on May 8, 2002, during which the terms of the transaction were discussed and approved. The Carson Medlin Company delivered its written opinion as of that date that the consideration provided for in the merger agreement is fair, from a financial point of view, to the shareholders of CenterState Bank. The Carson Medlin Company subsequently confirmed its opinion in writing as of September 23, 2002, the most recent practicable date prior to the printing of this proxy statement.

         You should consider the following when reading the discussion of The Carson Medlin Company opinion in this document:

•	The summary of the opinion of The Carson Medlin Company set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix B to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by The Carson Medlin Company in connection with its opinion.

•	The Carson Medlin Company’s opinion does not address the merits of the merger relative to other business strategies, whether or not considered by CenterState Bank’s board, nor does it address the decision by CenterState Bank’s board to proceed with the merger.

•	The Carson Medlin Company’s opinion to CenterState Bank’s board of directors rendered in connection with the merger does not constitute a recommendation to any CenterState Bank shareholder as to how he or she should vote at the special meeting.

         No limitations were imposed by CenterState Bank’s board of directors or its management upon The Carson Medlin Company with respect to the investigations made or the procedures followed by The Carson Medlin Company in rendering its opinion.

         The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, The Carson Medlin Company performed a variety of financial analyses. The Carson Medlin Company believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of The Carson Medlin Company’s opinion.

         In performing its analyses, The Carson Medlin Company made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of CenterState Bank and CenterState Holding Company and may not be realized. Any estimates contained in The Carson Medlin Company’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by The Carson Medlin Company was assigned a greater significance by The Carson Medlin Company than any other. The relative importance or weight given to these analyses by The Carson Medlin Company is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

         The Carson Medlin Company has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. The Carson Medlin Company did not undertake any independent evaluation or appraisal of the assets and liabilities of CenterState Bank or CenterState Holding Company, nor was it furnished with any appraisals.

         The Carson Medlin Company is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of CenterState Bank or CenterState Holding Company; and it has assumed that the allowances of CenterState Bank and CenterState Holding Company are in the aggregate adequate to cover potential losses. The Carson Medlin Company’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

         In rendering its opinion, The Carson Medlin Company made the following assumptions:

•	that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

•	that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on CenterState Bank, CenterState Holding Company or on the anticipated benefits of the merger;

•	that CenterState Bank had provided it with all of the information prepared by CenterState Bank or its other representatives that might be material to The Carson Medlin Company in its review; and

•	that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgement of the management of CenterState Bank as to the future operating and financial performance of CenterState Bank.

         In connection with its opinion dated May 8, 2002, The Carson Medlin Company reviewed:

•	the merger agreement;

•	the audited financial statements of CenterState Holding Company for the three years ended December 31, 2001;

•	the audited financial statements of CenterState Bank for the two years ended December 31, 2001;

•	the unaudited financial statements of CenterState Holding Company for the three months ended March 31, 2002;

•	the unaudited financial statements of CenterState Bank for the three months ended March 31, 2002; and

•	financial and operating information with respect to the business, operations and prospects of CenterState Holding Company and CenterState Bank.

         In addition, The Carson Medlin Company:

•	held discussions with members of management of CenterState Holding Company and CenterState Bank regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	reviewed the historical market prices and trading activity for the common stock of CenterState Holding Company;

•	compared the results of operations of CenterState Holding Company and CenterState Bank with those of certain financial institutions which it deemed to be relevant;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; and

•	conducted such other studies, analyses, inquiries and examinations as The Carson Medlin Company deemed appropriate.

Valuation Methodologies

         The following is a summary of all material analyses performed by The Carson Medlin Company in connection with its written opinion provided to CenterState Bank’s board of directors as of May 8, 2002. The summary does not purport to be a complete description of the analyses performed by The Carson Medlin Company.

Summary of Merger and Analysis

         The Carson Medlin Company reviewed the terms of the proposed merger, including the form of consideration, the exchange ratio, the price per share of CenterState Holding Company common stock and the price paid to CenterState Bank shareholders pursuant to the proposed merger. Under the terms of the merger agreement, CenterState Bank shareholders will receive cash in the amount of $2.40, plus 0.53631 of a share of CenterState Holding Company common stock for each outstanding share of CenterState Bank common stock.

         The Carson Medlin Company calculated that the indicated consideration paid to CenterState Bank shareholders represented:

•	$13.39 per share (based on CenterState Holding Company’s stock price of $20.50 per share);

•	150.0% of CenterState Bank’s book value at March 31, 2002;

•	24.9% of CenterState Bank’s total deposits at March 31, 2002; and

•	20.9% of CenterState Bank’s total assets at March 31, 2002.

Industry Comparative Analysis

         In connection with rendering its opinion, The Carson Medlin Company compared selected operating results of CenterState Bank to those of 33 traded community commercial banks in Florida, Georgia, North Carolina, South Carolina, Tennessee and Virginia, established in the past six years which are listed in the Eastern De Novo Bank Review, a proprietary research publication prepared by The Carson Medlin Company quarterly since 1998. The Carson Medlin Company considers this group of de novo financial institutions more comparable to CenterState Bank than larger, more widely traded community and regional financial institutions. The Carson Medlin Company compared, among other factors, profitability, capitalization, and leverage (loans to deposits) of CenterState Bank to these financial institutions. The Carson Medlin Company noted the following performance based on results at or for the three months ended September 30, 2001 (most recent available):

	CenterState	Average for
	Bank	Peer Group

Return on Average Assets, pretax	nm	0.65%

Equity to Assets	21.1%	9.7%

Interest Spread	2.25%	3.06%

Loans to Deposits	83%	83%

         This comparison indicated that CenterState Bank’s equity to assets ratio was higher than the peer group, its interest spread was lower and its loans to deposits ratio was the same as the peer group.

         The Carson Medlin Company also compared selected operating results of CenterState Holding Company to those of 64 traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the Southeastern Independent Bank ReviewTM, a proprietary research publication prepared by The Carson Medlin Company quarterly since 1991. The Carson Medlin Company considers this group of financial institutions more comparable to CenterState Holding Company than larger, more widely traded regional financial institutions. The Carson Medlin Company compared, among other factors, profitability, capitalization, asset quality and operating efficiency of CenterState Holding Company to these financial institutions. The Carson Medlin Company noted the following performance based on results at or for the nine months ended September 30, 2001 (most recent available) and December 31, 2001 pricing data:

	CenterState
	Holding	Average for
	Company	Peer Group

Return on Average Assets	0.73%	1.02%

Return on Average Equity	9.20%	11.20%

Equity to Assets	8.2%	9.2%

Nonperforming Assets/(Loans and OREO)	0.48%	1.06%

Efficiency Ratio	73.2%	62.4%

Price to Book Value	1.75	1.53

Price to Earnings (trailing 12 mos)	19	14.6

         The Carson Medlin Company noted that CenterState Holding Company’s financial performance was below the peer group for profitability but above the peer group for capitalization, asset quality and operating efficiency. CenterState Holding Company’s common stock traded at a premium to peer group average on a book value basis as well as a premium to the peer group based on trailing 12 months earnings. The Carson Medlin Company noted that CenterState Holding Company’s stock increased approximately 21% between December 31, 2001 and May 8, 2002 (the date of the merger agreement) with a corresponding increase in pricing multiples.

Comparable Transaction Analysis

         The Carson Medlin Company reviewed certain information related to the following selected merger transactions involving commercial banks in the southeast United States announced since January 1, 2001 with assets less than $100 million and an equity to asset ratio greater than 10%:

Comparable Transactions

	Seller		Buyer
Seller Name	State	Buyer Name	State

Farmers Bank	GA	Persons Banking Co., Inc.	GA

Peoples Bank	AR	Peoples Home Holding Company	AR

Belfast Holding Company	TN	First Pulaski National Corp.	TN

BOC Financial Corp.	NC	Bank of Davie	NC

First Western Bank	NC	Mountain Bank Financial Corp.	NC

American Community Bank of GA	GA	FNB Banking Company	GA

Bank of Ruleville	MS	Southern Development Bancorp.	AR

Ridgeway Bancshares, Inc.	SC	Community Bankshares, Inc.	SC

         In evaluating these factors, The Carson Medlin Company considered, among other factors, capital level, asset size and quality of assets of the acquired financial institutions. The Carson Medlin Company compared the transaction prices at the time of announcement to the stated book value, total deposits and total assets of the acquired institutions. The Carson Medlin Company also considered the earnings and related pricing multiples for the acquired institutions but noted that CenterState Bank was projected to incur a net loss for 2002 resulting in a meaningless pricing comparison. As such, The Carson Medlin Company did not place any weight on this measure in its analysis.

Comparable Transaction Analysis

Purchase Price as a Percentage of Tangible Book Value	Low	High	Average

Comparable Transaction	110%	196%	155%

Range of Values (based on CenterState Bank’s book value of $8.92 per share at March 31, 2002)	$9.81	$17.48	$13.83

         Under the terms of the merger, CenterState Bank shareholders will receive $13.39 per share, or 150% of book value. This consideration is slightly below the average of the range for the comparable transactions.

Other Pricing Multiples	CenterState Bank	Comparable Transactions
	Indicator	Low	High	Average

Price % of Total Deposits	24.9%	20.5%	34.9%	26.8%

Price % of Total Assets	20.9%	17.6%	26.3%	21.6%

         The price as a percentage of total deposits implied by the merger is 24.9%, which is slightly below the average of the comparable transactions. The purchase price as a percentage of total assets implied by the merger is 20.9%, which is slightly below the average of the range for the comparable transactions.

         No company or transaction used in The Carson Medlin Company’s analyses is identical to CenterState Bank or the proposed merger. Accordingly, the results of these analyses necessarily involve complex considerations and judgments concerning differences in financial and operating characteristics of CenterState Bank and other factors that could affect the value of the companies to which they have been compared.

Present Value Analysis

         The Carson Medlin Company calculated the present value of CenterState Bank assuming that CenterState Bank remained an independent bank. For purposes of this analysis, The Carson Medlin Company utilized certain projections of CenterState Bank’s future growth of assets, earnings and dividends and assumed a terminal price to earnings value multiple from 16.0 to 20.0 times. These values were then discounted to present value utilizing discount rates of 15% to 17%. These rates were selected because, in The Carson Medlin Company’s experience, they represent the rates that investors in securities such as CenterState Bank’s common stock would demand in light of the potential appreciation and risks.

Present Value Analysis
(per share)

	16	17	18	19	20

15%	$11.56	$12.28	$13.00	$13.73	$14.45

16%	$11.07	$11.76	$12.45	$13.14	$13.84

17%	$10.60	$11.27	$11.93	$12.59	$13.25

         On the basis of these assumptions, The Carson Medlin Company calculated that the present value of CenterState Bank as an independent bank ranged from $11.56 per share to $13.25 per share. The consideration to be paid to CenterState Bank shareholders at announcement was $13.39 per share which is above the high end of the range indicated under the present value analysis.

         The Carson Medlin Company noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates.

Historical Stock Performance Analysis

         The Carson Medlin Company reviewed and analyzed the historical trading prices and volumes of CenterState Bank and CenterState Holding Company common stock over recent periods. CenterState Holding Company’s stock trades on NASDAQ’s National Market System and was trading at $20.50 per share immediately prior to the merger announcement. CenterState Holding Company has traded as high as $22.40 per share and as low as $11.25 per share since it started trading on NASDAQ-National Market in January 2001. CenterState Holding Company’s stock trading volume has been modest over the period analyzed averaging less than 1,500 shares per day. CenterState Bank’s common shares are not traded on NASDAQ or any other market or exchange. CenterState Bank sold 1,000,000 shares of common stock at $10.00 per share through a private placement offering in late 1999.

         The Carson Medlin Company also compared the performance of CenterState Holding Company common stock since January 1, 2002 to an index of publicly traded banks with less than $500 million in assets. As of May 8, 2002, CenterState Holding Company gained 25%, while the index gained 16%.

         Based on the results of the various analyses described above, The Carson Medlin Company concluded that the consideration to be received by CenterState Bank’s shareholders under the merger agreement is fair, from a financial point of view, to the shareholders of CenterState Bank.

         The opinion expressed by The Carson Medlin Company was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of CenterState Bank or CenterState Holding Company, could materially affect the assumptions used in preparing the opinion.

         In connection with its opinion, dated as of the date of this proxy statement, The Carson Medlin Company confirmed the appropriateness of its reliance on the analyses used to render its May 8, 2002 opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith.

         The Carson Medlin Company will receive fees of approximately $13,500 for all services performed in connection with the sale of CenterState Bank and the rendering of the fairness opinion. In addition, CenterState Bank has agreed to indemnify The Carson Medlin Company and its directors, officers and employees, from liability in connection with the transaction, and to hold The Carson Medlin Company harmless from any losses, actions, claims, damages, expenses or liabilities related to any of The Carson Medlin Company’s acts or decisions made in good faith and in the best interest of CenterState Bank.

CenterState Holding Company’s Reasons For The Merger

         CenterState Holding Company’s board of directors approved the transaction based on the board’s consideration of the following factors:

•	The exchange ratio of the proposed merger.

•	Information concerning the business, financial condition, results of operation and prospects of CenterState Bank and CenterState Holding Company.

•	The benefits of a combination of CenterState Holding Company and CenterState

Bank arising from the integration of their operations.

•	The ability of CenterState Bank to operate as a local community bank in the manner contemplated in CenterState Holding Company’s business strategy.

•	The background and experience of CenterState Bank’s management.

         Based on these factors, CenterState Holding Company’s board determined that the transaction is in the best interest of CenterState Holding Company and its shareholders.

Opinion of Financial Advisor to CenterState Holding Company

         Allen C. Ewing was engaged by CenterState Holding Company to advise the CenterState Holding Company’s board of directors as to the fairness of the consideration, from a financial point of view, to be paid by CenterState Holding Company to the CenterState Bank shareholders under the merger agreement.

         Allen C. Ewing is a bank consulting firm with offices in Jacksonville, Florida. As part of its investment banking business, Allen C. Ewing is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial point of view and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, and other transactions. Neither Allen C. Ewing nor any of its affiliates has a material relationship with CenterState Bank or CenterState Holding Company or any material financial interest in CenterState Bank or CenterState Holding Company. Allen C. Ewing was selected to advise CenterState Holding Company’s board of directors based upon its familiarity with Florida financial institutions and its knowledge of the banking industry as a whole.

         You should consider the following when reading the discussion of the opinion of Allen C. Ewing dated September 23, 2002 in this document:

         The summary of the opinion set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered and qualifications and limits of the review undertaken by Allen C. Ewing in connection with its opinion.

•	The opinion of Allen C. Ewing is addressed to CenterState Holding Company’s board and is substantially identical to the written opinion delivered to CenterState Holding Company’s board dated May 8, 2002.

•	Allen C. Ewing expressed no opinion as to the price at which CenterState Holding Company common stock would actually be trading at any time.

•	The opinion of Allen C. Ewing does not address the relative merits of the merger and the other business strategies considered by CenterState Holding Company’s board, nor does it address the decision of CenterState Holding Company’s board to proceed with the merger.

•	The opinion of Allen C. Ewing is rendered to CenterState Holding Company’s board in connection with the merger and does not constitute a recommendation to any CenterState Holding Company shareholder as to how he or she should vote at the special meeting.

         No limitations were imposed by CenterState Holding Company’s board or its management upon Allen C. Ewing with respect to the investigations made or the procedures followed by Allen C. Ewing in rendering its opinion.

         Although Allen C. Ewing evaluated the fairness, from a financial point of view, of the consideration to be issued to the shareholders of CenterState Bank in the merger, the exchange ratio itself was determined by CenterState Holding Company and CenterState Bank through arms-length negotiations.

         Allen C. Ewing performed certain analyses described below and presented the range of exchange ratios for CenterState Holding Company resulting from such analyses to the board of directors of CenterState Holding Company in connection with its advice as to the fairness of the consideration to be paid by CenterState Holding Company.

         In arriving at its fairness opinion, Allen C. Ewing reviewed certain publicly available business and financial information relating to CenterState Bank and CenterState Holding Company. Allen C. Ewing considered certain financial and other market data of CenterState Bank and CenterState Holding Company. Allen C. Ewing also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, Allen C. Ewing did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by Allen C. Ewing were based on assumptions and financial data provided by CenterState Bank and CenterState Holding Company and believed by Allen C. Ewing to be reasonable and to reflect currently available information. Allen C. Ewing did not make an independent evaluation or appraisal of the assets of CenterState Bank or CenterState Holding Company.

         As part of preparing the fairness opinion, Allen C. Ewing performed a due diligence review of CenterState Holding Company and its subsidiary banks. Allen C. Ewing reviewed the audited financial statements for the years ended December 31, 2001 and 2000 of CenterState Holding Company and the unaudited statements for the first quarter of 2002 for the subsidiary banks. It also reviewed CenterState Holding Company’s filings with the Securities and Exchange Commission, as well as other internal documents provided by management. Allen C. Ewing met with senior members of CenterState Holding Company management concerning the strategy of CenterState Holding Company in acquiring CenterState Bank, as well as the valuation of CenterState Bank and the type of consideration to be offered the shareholders of CenterState Bank.

         As part of preparing its fairness opinion, Allen C. Ewing reviewed CenterState Holding Company’s ability to seek and obtain the regulatory approvals necessary to consummate the merger. In this connection, CenterState Holding Company advised Allen C. Ewing that CenterState Holding Company was confident of its ability to complete the merger.

         Allen C. Ewing performed a review and analysis of the historic performance of CenterState Bank, including:

–	a review and analysis of the historic performance of CenterState Bank.

–	the audited financial statements of CenterState Bank for the year ended December 31, 2001.

–	the unaudited financial statements of CenterState Bank for the quarter ended

March 31, 2002.

–	Reports of Condition and Income of CenterState Bank for December 31, 2001, and March 31, 2002, as filed with the Federal Deposit Insurance Corporation.

–	the Uniform Bank Performance Reports as of December 31, 2001 for CenterState Bank.

–	pro-forma financial projections for December 31, 2001 through December 31, 2007 for CenterState Bank as provided by management.

         In addition, Allen C. Ewing reviewed the financial projections prepared by management as well as other financial analyses deemed relevant for the purposes of its opinion. Allen C. Ewing also took into account its assessment of general market and financial conditions, its experience in other transactions, and its knowledge of the banking industry.

         In connection with rendering the fairness opinion and preparing its written report presented to CenterState Holding Company’s board of directors, Allen C. Ewing performed a variety of financial analyses, including those summarized below. The summary does not purport to be a complete description of the analyses performed by Allen C. Ewing in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, Allen C. Ewing believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Allen C. Ewing made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond CenterState Bank’s or CenterState Holding Company’s control. The analyses performed by Allen C. Ewing are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

Selection of Valuation Method

         In its determination of the fairness from a financial point of view to the shareholders of CenterState Holding Company of the consideration to be issued to shareholders of CenterState Bank in the merger, Allen C. Ewing considered several methods for determining the market value of CenterState Bank. These methods included a determination of value based on: (i) prices paid in similar merger/sale transactions, primarily based on book value and earnings; (ii) prices paid in similar merger/sale transactions in which the subject bank’s shares were publicly traded and a control premium for the shares was determined; (iii) adjusting the values of the subject bank’s net assets and liabilities to reflect their fair market values; and (iv) determining the net present value of the subject bank’s projected dividends and the proceeds of a future sale of the bank.

         Of the four methods of valuation, the first method, the Market Comparison Method, is generally used in determining the value of a closely held profitable institution. This method was not applicable to the valuation of the CenterState Bank as the bank was not profitable and there was not an available universe of transactions involving the sale of unprofitable de novo banking institutions for comparison. The second method, a Comparison of Control Premiums, was not applicable as CenterState Bank did not have an active trading market for its shares. The third method, a Determination of Net Asset Value, was applicable. The fourth method, the Discounted Cash Flow Method (“DCF”), was appropriate and was based on the pro-forma financial projections and a projected future sale of the bank.

         For the purposes of these calculations, Allen C. Ewing assumed that all outstanding stock options of CenterState Bank were exercised as of December 31, 2001 and the earning power of the equity capital created by the assumed exercise was included in CenterState Bank’s projected financial results.

Analysis of Net Asset Value

         Allen C. Ewing utilized the Net Asset Value Method to identify assets and liabilities on CenterState Bank’s balance sheet, which may have had market values higher or lower than their accounting values. Allen C. Ewing examined CenterState Bank’s December 31, 2001 balance sheet and determined that the bank’s loan and deposit portfolios were the primary items that had market values materially different from their stated book values.

         Based on its knowledge of the markets for loans and deposits, Allen C. Ewing estimated that, as of December 31, 2001, the market would offer an aggregate premium of approximately 1.00%, or $302,000, for the Bank’s loan portfolio and an aggregate premium of approximately 3.67%, or $1,497,000, for the Bank’s deposit portfolio. Allen C. Ewing added these premiums to CenterState Bank’s December 31, 2001 book value of $10,193,000 (which includes the equity created by the assumed exercise of the Bank’s outstanding stock options), which produced an adjusted book value, or net asset value, of $11,992,000.

Discounted Cash Flow Analysis

         Allen C. Ewing utilized pro-forma financial projections for December 31, 2001 through December 31, 2007 for CenterState Bank as provided by CenterState Holding Company management. These projections assumed that CenterState Bank would continue to operate as an independent institution. For purposes of this Discounted Cash Flow Analysis, Allen C. Ewing assumed that CenterState Bank would pay no dividends through December 31, 2007 (reflecting the bank’s future need for capital retention to support asset growth) and that CenterState Bank would enter into a merger as of December 31, 2007. The projected earnings and equity for the year ended December 31, 2007 were multiplied by the average price/earnings and price/book ratios of merger transactions involving Florida banks for the past ten years to reflect the multiples that have been paid over one or more business cycles. These average price multiples were 20.4x earnings and 2.18x book value.

         A weight of 50% to the price/earnings ratio and 50% to the price/book ratio were used in determining the projected proceeds from a sale of CenterState Bank at December 31, 2007. The sales proceeds were discounted to a present value utilizing a discount rate, which was determined based on Allen C. Ewing’s estimate of the rate that investors would require in making an investment in CenterState Bank based on the pro-forma financial projections and assumptions. Allen C. Ewing calculated the discount rate by layering appropriate risk rates, which took into consideration the riskless rate of Treasury Notes for the period of projections (six years), the general risks of equity investment, and an additional risk rate reflecting the volatility of the earnings projections for CenterState Bank. Allen C. Ewing used a discount rate of 15.50% and calculated a net present value of $12,963,748 for CenterState Bank.

Summary and Conclusions

         The utilization of the Net Asset Value and the Discounted Cash Flow Methods resulted in a range of values for CenterState Bank from $11,992,000 to $12,963,748. Utilizing the Closing Average Trading Price of CenterState Holding Company’s shares of $17.90 as of April 16, 2002 (the date the original letter of intent between the parties was signed), the total value of the consideration offered for CenterState Bank was $12,212,711, which is within the range of values calculated utilizing the Net Asset Value and Discounted Cash Flow Methods.

         Allen C. Ewing observed that the merger will be dilutive to CenterState Holding Company’s earnings per share by 11.2% in 2003, nominally dilutive to projected 2004 earnings per share, and accretive to the company’s earnings per share in 2005 through 2007. The merger is projected to be accretive to CenterState Holding Company’s book value per share in 2003 and thereafter. The merger will allow CenterState Holding Company entry into banking markets not currently served by the company and should eliminate areas of operational duplication currently resulting from the CenterState Bank’s and CenterState Holding Company’s overlapping management.

         Based on the results of the various analyses described above, Allen C. Ewing concluded that the consideration to be paid by CenterState Holding Company under the merger agreement is fair from a financial point of view to the shareholders of CenterState Holding Company.

         Allen C. Ewing will receive fees of approximately $16,000 for all services performed in connection with the merger and the rendering of the fairness opinion. In addition, CenterState Holding Company has agreed to indemnify Allen C. Ewing and its directors, officers and employees, from liability in connection with the transaction, and to hold Allen C. Ewing harmless from any losses, actions, claims, damages, expenses or liabilities related to any of Allen C. Ewing’ acts or decisions made in good faith and in the best interest of CenterState Holding Company.

Effective Time of the Merger

         The merger will be consummated if it is approved by shareholders of CenterState Holding Company and CenterState Bank and, unless waived, CenterState Holding Company and CenterState Bank obtain all required consents and approvals and satisfy the other conditions to the obligations of the parties to consummate the merger. The merger will become effective on the date and at the time set forth in the certificate of merger reflecting the merger issued by the Florida Banking Department. CenterState Holding Company and CenterState Bank have generally agreed to cause the effective date to occur as soon as practicable after the last of the conditions to the completion of the merger has been satisfied or waived or any other date to which CenterState Holding Company and CenterState Bank agree in writing.

         CenterState Holding Company and CenterState Bank each has the right, acting unilaterally, to terminate the merger agreement if the merger is not completed by March 31, 2003.

Distribution of CenterState Holding Company Stock Certificates

         As promptly as practical after the effective date of the merger, CenterState Holding Company will send transmittal materials to CenterState Bank shareholders for use in exchanging certificates representing shares of CenterState Bank common stock for shares of CenterState Holding Company common stock. You should not surrender your certificates for exchange until you receive the letter of transmittal and instructions. CenterState Holding Company will deliver certificates for CenterState Holding Company common stock and/or a check for the cash portion of the purchase price and any fractional share interest or dividends or distributions once it receives your CenterState Bank common stock certificates. CenterState Holding Company will not be liable to any former CenterState Bank shareholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         CenterState Holding Company is not required to pay any dividends or other distributions on CenterState Holding Company common stock with a record date occurring after the effective time to any former CenterState Bank shareholder who has not delivered the shareholder’s CenterState Bank stock certificate for exchange. Holders of unexchanged certificates will not be eligible to vote until the shareholder’s certificates are exchanged for CenterState Holding Company common stock certificates. All paid dividends and other distributions and a check for any amount representing the cash portion of the purchase price and any fractional share interest will be delivered to each shareholder who has exchanged the shareholder’s certificates, in each case without interest.

         There will be no transfers of shares of CenterState Bank common stock on CenterState Bank stock transfer books after the effective time. CenterState Bank common stock certificates presented for transfer after the effective time will be canceled and exchanged for CenterState Holding Company common stock certificates and a check for any amount to be paid for any fractional shares.

Fractional Shares

         CenterState Holding Company will not issue any fractional shares of CenterState Holding Company common stock. Instead, CenterState Bank shareholders will receive cash without interest for any fractional share interest. The amount of cash received will be determined by multiplying that fraction by closing average trading price over the 30 day trading period ending five business days prior to the closing of the merger. You will not be entitled to dividends, voting rights or any other shareholder rights with respect to any fractional share interest.

Federal Income Tax Consequences

         The following section describes the material U.S. federal income tax consequences of the merger to holders who hold shares of CenterState Bank common stock as capital assets and is the opinion of KPMG LLP, advisor to CenterState Holding Company. This section does not address state, local or foreign tax consequences of the merger.

         This section is based on the federal tax laws that are currently in effect. These laws are subject to change at any tune, possibly with retroactive effect. This is not a complete description of all of the consequences of the merger which may apply to your particular circumstances. This section does not address the U.S. federal income tax considerations applicable to certain classes of shareholders, including:

•	financial institutions.

•	insurance companies.

•	tax-exempt organizations.

•	dealers in securities or currencies.

•	traders in securities that elect to mark to market.

•	persons who hold CenterState Bank common stock as part of a straddle or conversion transaction.

•	persons who are not for United States federal income tax purposes:

–	a citizen or resident of the United States;

–	a domestic corporation;

–	an estate whose income is subject to United States federal income tax regardless of its source; or

–	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust;

•	persons who acquired or acquire shares of CenterState Bank common stock pursuant to the exercise of employee stock options or otherwise as compensation.

•	persons who exercise their dissenters’ rights.

•	persons who do not hold their shares of CenterState Bank common stock as a capital asset.

         In connection with the preparation of this document, CenterState Holding Company and CenterState Bank have received an opinion of KPMG LLP. The opinion states that:

•	the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. tax code; and

•	each of CenterState Bank, successor bank and CenterState Holding Company will be a party to the reorganization within the meaning of Section 368(b) of the U.S. tax code.

         In addition, KPMG’s opinion states that no gain or loss will be recognized by CenterState Bank shareholders who receive shares of CenterState Holding Company common stock solely in exchange for shares of CenterState Bank common stock, except that gain or loss will be recognized as to cash received instead of a fractional share or in connection with the exercise of dissenters’ rights.

         This opinion is dated as of the date of this proxy statement/prospectus and will be updated as of the effective date of the merger. It was based upon the facts, representations and assumptions outlined in the opinion. KPMG relied upon representations contained in letters received from CenterState Bank and CenterState Holding Company in rendering the opinion. This tax opinion is not binding on the Internal Revenue Service. Neither CenterState Holding Company nor CenterState Bank has requested or will request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

         CenterState Bank shareholders who exchange all of their shares of CenterState Bank common stock for shares of CenterState Holding Company common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

•	no gain or loss will be recognized by a CenterState Bank shareholder, except with respect to the $2.40 cash payment to be received from CenterState Holding Company in the merger and also with respect to a CenterState Bank shareholder who receives cash instead of a fractional share of CenterState Holding Company common stock or in connection with the exercise of dissenters’ rights.

•	the aggregate adjusted tax basis of shares of CenterState Holding Company common stock received by a CenterState Bank shareholder will be the same as the aggregate adjusted tax basis of the shares of CenterState Bank common stock exchanged therefor, reduced by any amount allocable to a fractional share for which cash is received.

•	the holding period of shares of CenterState Holding Company common stock received by a CenterState Bank shareholder, including any fractional share deemed issued and then redeemed for cash, will include the holding period of the CenterState Bank common stock exchanged there for.

         Cash received by a CenterState Bank shareholder instead of a fractional share of CenterState Holding Company common stock or in connection with the exercise of dissenters’ rights will be treated as received in redemption of the fractional share interest. The shareholder would generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the CenterState Bank common stock exchanged therefor. This capital gain or loss would be long-term capital gain or loss if the CenterState Bank shareholder’s holding period in the shares of CenterState Bank common stock allocable to the fractional share interest is more than one year. Long-term capital gain of a non-corporate person is generally subject to a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

         The tax consequences of the merger may vary depending upon your particular circumstances. You should therefore consult your own tax advisor as to the specific tax consequences of the merger for you, including the application and effect of U.S. federal, state and local, foreign and other tax laws.

Management and Operations after the Merger

         CenterState Holding Company will be the parent corporation of successor bank, the surviving corporation resulting from the merger. It will continue to be governed by the laws of the State of Florida and will operate in accordance with its articles of incorporation and by-laws as in effect immediately prior to the effective time.

         Each of the persons serving as a director of CenterState Holding Company before the merger will continue to serve as a director following the merger. In addition, two persons who currently serve as directors of CenterState Bank will become directors of CenterState Holding Company.

         The persons who serve as officers of CenterState Holding Company before the merger will continue to serve as officers of CenterState Holding Company after the merger.

Post-Merger Compensation and Benefits

         CenterState Holding Company currently intends to provide employee benefits to employees of CenterState Bank on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by CenterState Holding Company to similarly situated employees of its subsidiary banks. Prior to the time that these benefits are provided, the employees of CenterState Bank will continue to receive benefits under employee benefit plans which in the aggregate are substantially comparable to those currently provided by CenterState Bank.

Interests of Certain Persons in the Merger

         Some of the directors and officers of CenterState Bank and CenterState Holding Company, have interests in the merger in addition to the interests they may have as shareholders generally. These interests are as follows:

•	Eight directors of CenterState Bank, collectively own 393,541 shares of the common stock of CenterState Holding Company.

•	Eight directors of CenterState Holding Company, collectively own 131,825 shares of the common stock of CenterState Bank.

•	CenterState Holding Company has agreed that for a period of four years after the merger it will indemnify the directors and officers of CenterState Bank against all liability arising out of actions or omissions occurring on or prior to the effective date of the merger to the extend authorized by Florida law.

•	Certain of the directors, officers and employees of CenterState Bank hold stock options which entitle them to purchase, in the aggregate, up to 106,500 shares of CenterState Bank’s common stock. Under the terms of the merger agreement, these options will be assumed by CenterState Holding Company and converted into options to require shares of CenterState Holding Company’s common stock after taking into account the exchange ratio in the merger.

•	Upon the consummation of the merger, the board of directors of CenterState Holding Company will be expanded to add two persons selected by the board of directors of CenterState Bank.

MERGER AGREEMENT

         The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. All shareholders are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

         Structure of the Merger. At the effective time of the merger, CenterState Bank will be acquired by CenterState Holding Company by merging into a successor bank subsidiary to be formed by CenterState Holding Company. As a result, CenterState Bank will become a wholly owned subsidiary of CenterState Holding Company immediately after the merger. CenterState Holding Company and CenterState Bank intend for the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

         Effective Time of the Merger. The closing of the merger will occur as soon as practicable after the fulfillment or waiver of the conditions described below under “—Conditions to the Completion of the Merger,” unless CenterState Holding Company and CenterState Bank agree in writing upon another time or date. The merger will become effective upon the filing of articles of merger with the Florida Secretary of State. The filing of the articles of merger will take place at the time of the closing of the merger.

         Merger Consideration. The merger agreement provides that each share of CenterState Bank common stock that is outstanding prior to the effective time of the merger will, at the effective time of the merger, be converted into the right to receive 0.53631 shares of CenterState Holding Company common stock, plus $2.40.

         Cancellation of Shares. Each share of CenterState Bank common stock held by CenterState Bank as treasury stock will be automatically canceled, and CenterState Holding Company will not exchange those shares for any securities of CenterState Holding Company or any other consideration.

         Procedure for Surrender of Certificates; Fractional Shares. After the closing of the merger, CenterState Holding Company will send a letter of transmittal, which is to be used to exchange CenterState Bank stock certificates for CenterState Holding Company stock certificates, to each former CenterState Bank shareowner. The letter of transmittal will contain instructions explaining the procedure for surrendering CenterState Bank stock certificates. CENTERSTATE BANK SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

         CenterState Bank shareholders who surrender their stock certificates together with a properly completed letter of transmittal will receive stock certificates representing the shares of CenterState Holding Company common stock into which their shares of CenterState Bank common stock have been converted in the merger plus the cash portion of the purchase price.

         After the merger, each certificate that previously represented shares of CenterState Bank common stock will represent only the right to receive the shares of CenterState Holding Company’s common stock and cash into which those shares of CenterState Bank common stock have been converted.

         CenterState Holding Company will not pay dividends to holders of CenterState Bank stock certificates in respect of the shares of CenterState Holding Company common stock into which the CenterState Bank shares represented by those certificates have been converted until the CenterState Bank stock certificates are surrendered to CenterState Holding Company.

         After the merger becomes effective, CenterState Bank will not register any further transfers of CenterState Bank shares. Any certificates for CenterState Bank shares that you present for registration after the effective time of the merger will be exchanged for CenterState Holding Company shares.

         CenterState Holding Company will not issue fractional shares in the merger. Instead, CenterState Holding Company shall pay to each of those shareholders otherwise entitled to a fractional share of CenterState Holding Company common stock an amount in cash determined by multiplying the fractional share to which the shareholder would otherwise be entitled by the closing average trading price over the 30 day trading period ending five business days prior to the closing of the merger.

Assumption of CenterState Bank Stock Options

         At the effective time of the merger, the right to receive shares of CenterState Bank common stock pursuant to each outstanding option to purchase shares of CenterState Bank common stock will become the right to purchase a number of shares of CenterState Holding Company common stock equal to the number of shares of CenterState Bank common stock that were subject to the option multiplied by 0.67039, at an exercise price equal to the current exercise price divided by 0.67039. Each CenterState Bank option, subject to the foregoing, will then be subject to the same terms and conditions as were in effect immediately prior to the merger.

Covenants

         CenterState Holding Company and CenterState Bank have each undertaken certain covenants in the merger agreement.

         The following summarizes the more significant of these covenants:

         Acquisition Proposals. CenterState Bank shall not solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of its board of directors, furnish any nonpublic information relating to or participate in any negotiations or transactions concerning, any tender offer or exchange offer for or any proposal for the acquisition or purchase of all or a substantial portion of its assets, or a substantial equity interest in it, or any merger or other business combination other than the merger contemplated by the merger agreement.

         Operations of CenterState Holding Company and CenterState Bank Pending Closing. Each of CenterState Holding Company and CenterState Bank has undertaken that it and, in the case of CenterState Holding Company, its subsidiaries will not:

•	declare, make or pay any dividend, or declare or make any distribution on, any shares of its capital stock except in the case of CenterState Holding Company in accordance with its existing dividend policy and past practice.

•	combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

•	in the case of CenterState Bank, enter into or amend any employment, severance or similar agreements or arrangements with, increase the rate of compensation or increase any employee benefit of (except normal individual increases in the ordinary course of business in accordance with existing policy consistent with past practice) or pay or agree to pay any bonus to any of its directors, officers or employees, except in accordance with plans or agreements existing and as in effect on the date of the merger agreement.

•	in the case of CenterState Bank, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder or the right to exercise any employee stock options outstanding thereunder.

•	dispose of or discontinue any portion of any material assets, business or properties (except for the sale of foreclosed properties, or properties received in lieu of foreclosure, in the ordinary course of business, consistent with past practice).

•	merge, consolidate or enter into a business combination with, or acquire all or any substantial portion of, the business or property of any other entity (except for properties received through, or in lieu of, foreclosure m the ordinary course of business, consistent with past practice).

•	in the case of CenterState Bank, amend its articles of incorporation or bylaws.

•	in the case of CenterState Bank, take any action or engage in any loan, deposit, investment or other transaction not in the usual, regular and ordinary course of business consistent with past practice, including, but not limited to, significantly changing asset liability sensitivity, making loans which are not consistent with past practice or otherwise changing its credit policies or standards, purchasing or selling securities except for purchases and sales of investment securities in the ordinary course of business consistent with past practice, entering into any material contract, incurring any indebtedness for borrowed money, changing its capital structure, changing its business practices and changing its accounting methods or practices.

•	agree or commit to do or take any of the foregoing actions.

         Best Efforts Covenant. Each of CenterState Holding Company and CenterState Bank have agreed to use their best efforts to take or cause to be taken all actions necessary, proper or desirable so as to permit consummation of the merger at the earliest possible date.

         Compliance with Takeover Laws. CenterState Holding Company and CenterState Bank have agreed not to take any action that could cause the merger to be subject to Florida takeover laws and to take all necessary steps to exempt the merger from Florida takeover laws, including challenging the validity or applicability of such takeover laws with respect to the merger.

         Regulatory Applications. CenterState Holding Company and CenterState Bank have agreed to use their respective best efforts to cause the merger to be consummated, including without limitation promptly preparing and filing any and all regulatory applications and disclosure documents.

         Monthly Information. CenterState Holding Company and CenterState Bank have agreed to provide each other, on a monthly basis, with a list of all loans, extensions of credit or other assets that have been classified internally or by any regulatory examiner.

Representations and Warranties

         The merger agreement contains certain generally reciprocal representations and warranties made by each party to the other. These generally reciprocal representations and warranties relate to:

•	corporate existence, qualification to conduct business and corporate standing and power.

•	corporate authorization to enter into and carry out obligations under the merger agreement, the enforceability of the merger agreement and actions by the CenterState Holding Company and CenterState Bank board of directors with respect to the merger agreement.

•	governmental consents, approvals, orders and authorizations required in connection with the merger.

•	absence of a breach of the articles of incorporation, by-laws, law or material agreements as a result of the merger.

•	capitalization.

•	financial statements.

•	litigation.

•	absence of undisclosed liabilities.

•	affiliate transactions.

•	regulatory matters.

•	payment of fees to finders and financial advisors in connection with the merger agreement.

•	material contracts.

•	assets.

•	allowance for loan losses.

•	absence of defaults.

•	real property matters.

•	personal property matters.

•	qualification of the merger as a reorganization under the Internal Revenue Code.

•	ownership of subsidiaries.

•	tax matters.

•	insurance matters.

•	employee benefit matters.

•	labor matters.

•	compliance with laws.

•	environmental matters.

•	absence of certain material changes or events since December 31, 2001.

•	intellectual property matters.

•	dissenters’ rights.

•	disclosure matters.

         The representations and warranties contained in the merger agreement will not survive the effective time of the merger.

Additional Covenants

         Indemnification. CenterState Holding Company is obligated, for a period of four years after the merger, to indemnify and hold harmless each person who is a director of CenterState Bank with respect to acts or omissions by them in their capacities as directors or taken at the request of CenterState Bank at any time on or prior to the effective time of the merger, to the extent permitted under applicable law.

         Expenses. CenterState Holding Company and CenterState Bank have agreed to each pay their own costs and expenses incurred in connection with the merger agreement and the merger, except that they each have agreed to pay one-half of all filing fees relating to all applications to the bank regulatory agencies for approval of the merger, accounting fees and expenses, fees and expenses relating to obtaining the KPMG tax opinion, registration statement and transfer agent fees and expenses, and the fees and expenses of counsel in connection with the bank regulatory applications and the preparation of the registration statement.

Conditions to the Completion of the Merger

         The respective obligations of CenterState Holding Company and CenterState Bank to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	approval and adoption of the merger agreement by the shareholders of CenterState Bank and CenterState Holding Company in accordance with Florida law.

•	holders of no more than 8% of CenterState Bank shares of common stock shall have elected to exercise their dissenters’ rights.

•	the receipt of all required approvals or consents of any governmental authority required for consummation of the merger, without the imposition of any condition or requirement which would materially and adversely impact the economic or business benefits to CenterState Holding Company or CenterState Bank or their respective shareholders as a result of the merger.

•	the receipt of all required approvals or consents of any third party required for consummation of the merger, except where the failure to obtain any such consents and approvals would not reasonably be expected to have a material adverse effect on CenterState Holding Company or CenterState Bank.

•	expiration of the applicable statutory waiting periods.

•	the election or appointment of two CenterState Bank directors to the board of CenterState Holding Company in accordance with the terms of the merger agreement.

•	the truth and correctness of the representations and warranties contained in the merger agreement as of the closing date of the merger, as if they were made on that date, unless they were by their express provisions made as of a specific date, in which case they need be true and correct only as of that specific date, unless their failure to be true and correct would not have a material adverse effect on the merger.

•	each party’s performance and compliance in all material respects with all required obligations to be performed by it prior to the closing of the merger.

•	the shareholders’ equity on the last day of the calendar month immediately preceding the merger effective date of CenterState Bank shall not be less than $8.4 million and of CenterState Holding Company shall not be less than $27.5 million.

•	the allowance for loan losses on the last day of the calendar month immediately preceding the merger effective date of CenterState Bank shall not be less than 1.20% of its total loans and of CenterState Holding Company shall not be less than 1.20% of its total loans.

•	the absence of any law, injunction, order or decree applicable to the merger, including any pending or threatened law, injunction, order or decree, that restrains, enjoins or otherwise prohibits or makes illegal consummation of the merger or which could reasonably be expected to result in a material diminution of the benefits of the merger to CenterState Holding Company or CenterState Bank.

Termination of the Merger Agreement

         Right to Terminate. The merger agreement may be terminated at any time prior to the consummation of the merger in any of the following ways:

•	by the mutual consent of CenterState Holding Company and CenterState Bank.

•	by either CenterState Holding Company or CenterState Bank:

•	if the merger is not completed as of March 31, 2003; however, that date may be extended by the mutual written consent of CenterState Holding Company and CenterState Bank; or

•	if there has been a material breach by the other party of any of the party’s representations, warranties, covenants or agreements contained in the merger agreement, and the breach would result in the failure to satisfy one or more of the conditions to the merger and the breach has not been cured within 30 days after written notice was received by the company in breach; or

•	if its shareholders do not approve the merger agreement at the special meetings; or

•	the other’s board of directors fails to recommend the merger agreement to its shareholders or withdraws, modifies or changes its approval or recommendation of the merger agreement and the merger in any adverse manner; or

•	if there shall have occurred a material adverse effect with respect to the other; or

•	in the case of CenterState Bank, if the closing average trading price of CenterState Holding Company common stock over the 30 day trading period ending five business days prior to the closing of the merger is less than $16.00; provided, however, if mutually agreed upon by CenterState Bank and CenterState Holding Company during the five day period commencing with CenterState Holding Company’s receipt of such notice, CenterState Holding Company shall have the option to elect to increase the $2.40 cash portion of the purchase price such that the combination of the increased cash payment and 0.53631 of CenterState Holding Company common stock value at the closing average trading price shall at least equal $11.00 per share.

Amendments and Waiver

         Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefitted by the provision or amended or modified by an agreement in writing between CenterState Holding Company and CenterState Bank, except that after the CenterState Bank and CenterState Holding Company shareholders approve the merger agreement, the consideration to be received by the CenterState Bank shareholders may not be decreased.

Regulatory Approvals

         Federal Reserve and FDIC. The merger is subject to prior approval by the Federal Reserve under Section 3 of the Bank Holding

Company Act of 1956 (the “BHCA”) and the FDIC. Federal law requires the Federal Reserve and FDIC, when considering a transaction such as this merger, to take into account the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve must consider the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by the institution.

         The BHCA also prohibits the Federal Reserve from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         Pursuant to federal law, the merger may not be consummated until 30 days after Federal Reserve’s approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s and the FDIC’s approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days.

         Florida Department of Banking. The merger is subject to prior approval by the Florida Department of Banking and Finance under Section 658.28 of the Florida Banking Code. Under this provision, the Florida Banking Department may not approve the change of control of CenterState Bank that would result from the merger unless it determines that CenterState Holding Company is qualified by reputation, character, experience and financial responsibility to control and operate CenterState Bank in a legal and proper manner. The Florida Banking Department must also determine that the interests of CenterState Bank’s shareholders, as well as those of the depositors and other creditors of CenterState Bank and the public generally, will not be jeopardized by the proposed transaction.

         CenterState Holding Company has filed applications with the foregoing agencies for approval of the merger. CenterState Holding Company expects to receive final approval from these agencies during the fourth quarter of 2002.

Accounting Treatment

         CenterState Holding Company expects to account for the merger as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of CenterState Bank as of the effective time will be recorded at their respective fair values and added to those of CenterState Holding Company. Any excess of the value of CenterState Holding Company common stock issued for CenterState Bank common stock over the fair value of CenterState Bank’s net assets will be recognized as goodwill. Financial statements of CenterState Holding Company issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of CenterState Bank.

Resales of CenterState Holding Company Common Stock

         All shares of CenterState Holding Company common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, except shares received by “affiliates” of CenterState Bank at the time of the special meeting. These affiliates may only sell their shares in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” would typically include directors, executive officers, and beneficial owners of 10% or more of CenterState Bank’s common stock.

         This proxy statement/prospectus does not cover resales of CenterState Holding Company common stock to be received by any person who may be deemed to be an affiliate of CenterState Bank. CenterState Bank has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an “affiliate” of CenterState Bank to execute and deliver to CenterState Holding Company an agreement. Under these agreements, CenterState Bank’s affiliates have agreed not to offer to sell, transferor otherwise dispose of any of the shares of CenterState Holding Company common stock issued to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. CenterState Holding Company may place restrictive legends on certificates representing CenterState Holding Company common stock issued to all persons who are deemed to be “affiliates” of CenterState Bank under Rule 145.

Dissenters’ Rights

         The following discussion is not a complete description of the law relating to dissenters’ rights available under Florida law. This description is qualified by the full text of the relevant provisions the Florida Banking Code, which are reprinted in entirety as Appendix D to this proxy statement/prospectus. If you desire to exercise dissenters’ rights, you should review carefully the Florida Banking Code and are urged to consult a legal advisor before electing or attempting to exercise these rights.

         Under the Florida Banking Code (“FBC”), shareholders of CenterState Bank have the right to dissent from the merger, and obtain payment of the value of their shares. If the merger is completed, holders of CenterState Bank common stock as of September 20, 2002 who follow the procedures specified by Florida law will be entitled to receive in cash the value of their stock as of the effective time of the merger. Shareholders who elect to follow such procedures are called “dissenting shareholders” in this document.

         A vote in favor of the merger agreement by a holder of CenterState Bank common stock will result in the waiver of the shareholder’s right to demand payment for his or her shares under Florida law.

         Under Florida law, a shareholder of CenterState Bank may dissent from the merger by following each of the following procedures:

•	the dissenting shareholder must vote against the merger agreement or deliver to the President of CenterState Bank, prior to the special meeting, written notice that the shareholder dissents from the merger agreement; and

•	the dissenting shareholder must refrain from voting in favor of the merger;

         A shareholder may dissent as to less than all of the shares of CenterState Bank common stock held by the shareholder, and in such event, the shareholder is treated as two separate shareholders.

         On or promptly after the effective time of the merger, CenterState Bank may fix an amount which it considers to be not more than the fair market value of the CenterState Bank shares and which it will pay to dissenting shareholders. If CenterState Bank fixes an amount, it must offer to pay the amount to all dissenting shareholders. Dissenting shareholders who accept the offer are entitled to receive the amount offered in cash upon surrender of their certificates for CenterState Bank common stock at any time within 30 days after the effective time of the merger.

         If dissenting shareholders have not accepted the offer of CenterState Bank, then the value of their shares will be determined as of the effective time of the merger by three appraisers. One of the appraisers will be selected by the owners of at least two-thirds of the dissenting shares, one will be selected by the board of directors of CenterState Bank, and the third will be selected by the two so chosen. The value agreed upon by any two of the appraisers will control and be final and binding on all parties. If one or more of the appraisers is not selected within 90 days after the effective time of the merger for any reason, or if the appraisers fail to determine the value of the shares held by dissenting shareholders, then the Florida Banking Department will cause an appraisal of the dissenting shares to be made. This appraisal will be final and binding on all parties. The expenses of the appraisal will be paid by CenterState Bank. Where the value of the shares have been determined by an appraisal, the dissenting shareholders are entitled to receive the value of their shares in cash upon surrender of their stock certificates for CenterState Bank common stock at any time within 30 days after the value of the shares has been determined by appraisal.

         The right of a dissenting shareholder to be paid the value of the shareholder’s shares will cease if the proposed merger is abandoned, or the shareholder does not comply with the process for exercising dissenters’ rights.

COMPARATIVE MARKET PRICES AND DIVIDENDS

CenterState Bank

         Shares of CenterState Bank common stock are not actively traded, and such trading activity, as it occurs takes place in privately negotiated transactions. Since April 14, 2000, the date CenterState Bank commenced operations, the sales price per share of CenterState Bank common stock, of which CenterState Bank had knowledge, was $10.00 per share. The last sale of CenterState Bank common stock of which CenterState Bank had knowledge was for 2,000 shares on January 22, 2001 at a price of $10.00 per share. The following sets forth the trading prices for the shares of CenterState Bank common stock that have occurred since April 14, 2000 for transactions in which the trading prices are known to management of CenterState Bank:

	Price Per Share of Common Stock

			Volume
	High	Low	Shares

2000

First Quarter	N/A	N/A	N/A
Second Quarter	$10.00	$10.00	10,800
Third Quarter	-0-	-0-	-0-
Fourth Quarter	$10.00	$10.00	500

2001

First Quarter	-0-	-0-	-0-
Second Quarter	-0-	-0-	-0-
Third Quarter	$10.00	$10.00	2,800
Fourth Quarter	$10.00	$10.00	1,600

2002

First Quarter	$10.00	$10.00	2,000
Second Quarter	-0-	-0-	-0-
Third Quarter through September 13, 2002	$11.00	$11.00	200

         CenterState Bank has not paid any dividends.

CenterState Holding Company

         The shares of CenterState Holding Company common stock commenced trading on the OTC Bulletin Board on January 26, 2001 and on the Nasdaq National Market System on February 20, 2001. Prior to that time and since July 1, 2000 (the day CenterState Holding Company commenced business), the shares of CenterState Holding Company common stock were not actively traded, and such trading activity, as it occurred, took place in privately negotiated transactions. The last sale of CenterState Holding Company common stock on May 7, 2002 (the date preceding public announcement of the acquisition) was $20.45, and on September 13, 2002 was $20.20. The following sets forth the high and low trading prices for certain trades of the common stock that occurred in transactions of company common stock known to the CenterState Holding Company management since July 1, 2000 (the day that the CenterState Holding Company commenced business through the acquisition of all of the outstanding shares of its subsidiary banks):

	Price Per Share of Common Stock

			Volume
	High	Low	Shares

2000

First Quarter	—	—	—
Second Quarter	—	—	—
Third Quarter	0	0	0
Fourth Quarter	0	0	0

	Price Per Share of Common Stock

			Volume
	High	Low	Shares

2001

First Quarter	$14.00	$11.25	93,500
Second Quarter	14.20	12.98	66,600
Third Quarter	15.64	13.25	75,600
Fourth Quarter	16.95	15.05	145,100

2002

First Quarter	$18.15	$16.06	61,800
Second Quarter	22.34	18.95	105,200
Third Quarter through September 13, 2002	21.25	18.80	74,000

         CenterState Holding Company had approximately 1,000 shareholders of record as of June 30, 2002.

         Prior to 2001, CenterState Holding Company had been paying an annual dividend. Beginning in 2001, CenterState Holding Company began to pay dividends quarterly, payable on the last business day of the calendar quarter. The following sets forth the per share cash dividends paid during 2001 and 2000.

	2002	2001	2000

1st Quarter	$0.05	$0.04	$0.00

2nd Quarter	0.05	$0.04	$0.00

3rd Quarter	0.05	$0.05	$0.00

4th Quarter	—	$0.05	$0.16

         The payment of dividends by CenterState Holding Company is a decision of its board based upon then-existing circumstances, including CenterState Holding Company’s rate of growth, profitability, financial condition, existing and anticipated capital requirements, the amount of funds legally available for the payment of cash dividends, regulatory constraints and such other factors as the board determines relevant. The source of funds for payment of dividends by CenterState Holding Company is dividends received from its subsidiary banks. Payments by its subsidiary banks to CenterState Holding Company are limited by law and regulations of the bank regulatory authorities. There are various statutory and contractual limitations on the ability of its subsidiary banks to pay dividends to CenterState Holding Company. The OCC also has the general authority to limit the dividends paid by national banks if such payment may be deemed to constitute an unsafe and unsound practice. As national banks, its subsidiary banks may not pay dividends to CenterState Holding Company from their paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one/tenth of the bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

DESCRIPTION OF CENTERSTATE HOLDING COMPANY’S CAPITAL STOCK

         CenterState Holding Company’s authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share.

As of the date of this proxy statement/prospectus, 2,825,758 shares of CenterState Holding Company’s common stock were issued and outstanding. CenterState Holding Company also is authorized to issue up to 5,000,000 shares of preferred stock, none of which are outstanding.

Common Stock

         Holders of CenterState Holding Company’s common stock are entitled to receive ratably dividends, if any, declared by CenterState Holding Company’s board of directors out of funds legally available for dividends. In the event of the liquidation, dissolution or winding up of CenterState Holding Company, holders of CenterState Holding Company’s common stock are entitled to share ratably, based on the number of shares held, in the assets, remaining after payment of all the debts and liabilities of CenterState Holding Company.

         Holders of common stock are entitled to one vote per share on all matters submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors. Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock which CenterState Holding Company may issue or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

         As of the date of this proxy statement/prospectus, no CenterState Holding Company preferred stock was issued or outstanding. The board of directors of CenterState Holding Company is authorized to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of stock constituting any such series and the designation thereof and to increase or decrease the number of stock of such series subsequent to the issuance of stock of such series but not below the number of stock then outstanding. The board of directors, without shareholder approval, can issue preferred stock with the voting and conversion rights described above, which could adversely affect the voting power of the shareholders of common stock. CenterState Holding Company has no plans at this time to issue any preferred stock. Any such issuance of preferred stock could have the effect of delaying or preventing a change of control.

Anti-Takeover Provisions

         General. The Florida Business Corporation Act contains provisions designed to enhance the ability of the board of directors to respond to attempts to acquire control of CenterState Holding Company. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of CenterState Holding Company’s shareholders deem to be in their best interest. These provisions may adversely affect the price that a potential purchaser would be willing to pay for CenterState Holding Company’s common stock. These provisions may deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of CenterState Holding Company’s incumbent management more difficult. These provisions may enable a minority of CenterState Holding Company’s directors and the holders of a minority of CenterState Holding Company’s outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders. These provisions could also potentially adversely affect the market price of the common stock.

         The following summarizes the anti-takeover provisions contained in the Florida Business Corporation Act.

         Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable CenterState Holding Company’s board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of CenterState Holding Company.

         Evaluation of Acquisition Proposals. The Florida Business Corporation Act expressly permits the board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of CenterState Holding Company, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of CenterState Holding Company and its subsidiaries, on the communities and geographical areas in which they operate. CenterState Holding Company’s board of directors may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and CenterState Holding Company’s then current value in a freely negotiated transaction. CenterState Holding Company’s board of directors believes that these provisions are in the long-term best interests of CenterState Holding Company and its shareholders.

         Control Share Acquisitions. CenterState Holding Company is subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

•	acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

•	acquisitions of shares possessing one-third or more but less than a majority of all voting power;

•	or acquisitions of shares possessing a majority of more of all voting power.

         Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption under certain circumstances of control shares with no voting rights.

         Transactions with Interested Shareholders. CenterState Holding Company is subject to the Florida affiliated transactions statute which generally requires approval by the disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of merger s or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire CenterState Holding Company.

Indemnification Provisions

         Florida law authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. Further, a Florida company is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,

•	a transaction in which the individual derived an improper personal benefit,

•	in the case of a director, a circumstance under which certain liability provisions of the Florida Business Corporation Act are applicable related to payment of dividends or other distributions or repurchases of shares in violation of such Act, or

•	willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

         A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

         CenterState Holding Company’s bylaws provide that CenterState Holding Company shall indemnify each of its directors and officers to the fullest extent permitted by law, and that the indemnity will include advances for expenses and costs incurred by such director or officer related to any action in regard to which indemnity is permitted. CenterState Holding Company currently maintains liability insurance for its directors and officers. There is no assurance that CenterState Holding Company will continue to maintain such insurance.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling CenterState Holding Company pursuant to the foregoing provisions, CenterState Holding Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

         Continental Stock Transfer & Trust Company currently acts as transfer agent and registrar for the shares of CenterState Holding Company common stock.

Limited Liability and Indemnification

         Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless:

•	the director breached or failed to perform his duties as a director; and

•	a director’s breach of, or failure to perform, those duties constitutes:

•	a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

•	a transaction from which the director derived an improper personal benefit, either directly or indirectly,

•	a circumstance under which an unlawful distribution is made,

•	in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or

•	in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Shares Eligible For Future Sale

         Upon the completion of the merger, CenterState Holding Company will have approximately 3,362,068 shares of common stock outstanding (assuming none of CenterState Bank shareholders exercise any dissenters rights). Except for shares held by affiliates of CenterState Holding Company and former affiliates of CenterState Bank, almost all of CenterState Holding Company’s outstanding shares will be freely tradeable without restriction or registration under the Securities Act of 1933.

CERTAIN DIFFERENCES IN THE RIGHTS OF CENTERSTATE HOLDING
COMPANY SHAREHOLDERS AND CENTERSTATE BANK SHAREHOLDERS

         CenterState Bank shareholders will automatically become a CenterState Holding Company shareholder at the effective time of the merger, unless they properly exercise dissenters rights. The rights as a CenterState Holding Company shareholder will be determined by CenterState Holding Company’s articles of incorporation, CenterState Holding Company’s bylaws and Florida law. The following is a summary of the material differences in the rights of shareholders of CenterState Holding Company and CenterState Bank. This summary is necessarily general and is not a complete discussion of, and is qualified by, the more detailed provisions of Florida law, CenterState Bank’s articles of incorporation, CenterState Holding Company’s articles of incorporation and the bylaws of each corporation.

Authorized Capital

         CenterState Holding Company. CenterState Holding Company is authorized to issue 20,000,000 shares of common stock with par value of $.01 per share and 5,000,000 shares of preferred stock. As of June 30, 2002, there were 2,825,758 shares of CenterState Holding Company common stock outstanding and no shares of preferred stock were outstanding.

         CenterState Bank. CenterState Bank is authorized to issue 2,000,000 shares of common stock with par value of $5.00 per share. As of the record date, 1,000,000 shares of CenterState Bank common stock were outstanding.

Amendment of Articles of Incorporation

         CenterState Holding Company. The Florida Business Corporation Act (“FBCA”) generally requires most amendments to a Florida corporations articles of incorporation be adopted by the affirmative vote of a majority of the shares entitled to vote thereon upon recommendation of the Board of Directors, subject to amendments in certain minor respects which do not require stockholder action. Unless the FBCA requires a greater vote, amendments may be adopted by a majority of the shares entitled to vote, a quorum being present. The FBCA also permits the Board of Directors to amend or repeal the bylaws unless otherwise required by the FBCA or the stockholders. The stockholders entitled to vote have concurrent power to amend or repeal the bylaws.

         CenterState Bank. The foregoing provision of the FBCA are similar to the provisions that govern amendments to CenterState Bank’s articles of incorporation.

Notice of Meetings of Shareholders

         CenterState Holding Company. The CenterState Holding Company bylaws provide that CenterState Holding Company must notify its shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting. CenterState Holding Company must briefly describe the purpose or purposes of a special meeting.

         CenterState Bank. The CenterState Bank bylaws contain shareholder meeting notice requirements which are substantially the same as those contained in CenterState Holding Company’s bylaws.

Special Meetings of Shareholders

         CenterState Holding Company. A special meeting of the shareholders of CenterState Holding Company maybe held when directed by the chairman, president, the board of directors, or when requested in writing by the holders of not less than one-third of all the shares entitled to vote at such meetings.

         CenterState Bank. CenterState Bank’s bylaws contain provisions regarding special meetings which are substantially the same as the provisions contained in CenterState Holding Company’s bylaws.

Record Date

         CenterState Holding Company. CenterState Holding Company’s board of directors must fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must not be more than 70 days in advance of the relevant determination and, in case of a meeting of shareholders, not less than 10 days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

         CenterState Bank. CenterState Bank’s bylaws contain provisions regarding the establishment of record dates which are substantially the same as the provisions contained in CenterState Holding Company’s bylaws.

Removal of Directors

         CenterState Holding Company. A director of CenterState Holding Company may be removed with or without cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors.

         CenterState Bank. A CenterState Bank director similarly may be removed with or without cause by a vote of holders of a majority of the shares entitled to vote at the election of directors.

Indemnification

         CenterState Holding Company. CenterState Holding Company’s bylaws provide that CenterState Holding Company shall indemnify and hold harmless all of its directors, officers, employees and agents, and former directors, officers, employees and agents from and against all liabilities and obligations, including attorneys’ fees, incurred in connection with any actions taken or failed to be taken by such director, officer, employee and agent in their capacity as such to the fullest extent possible under law. In any event, it is mandatory for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.

         CenterState Bank. CenterState Bank’s bylaws contain indemnification provisions which are substantially the same as those set forth in the bylaws of CenterState Holding Company. Likewise, CenterState Bank is required to indemnify a director, officer, employer, agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to, the best interest of the corporation.

Shareholder Inspection Rights; Shareholder Lists

         CenterState Holding Company. Under Florida law, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect corporate books and records. Except for certain categories of records, including the current articles of incorporation and bylaws, list of names and business addresses of current officers and directors, and minutes of shareholder meetings and communications directed to stockholders generally, the demand must be made in good faith with a proper purpose, and must state with reasonable particularity the purpose and the records desired to be inspected, and the records must relate directly to the purpose.

         CenterState Bank. The inspection rights provided under Florida law are also available to the shareholders of CenterState Bank.

BUSINESS OF CENTERSTATE HOLDING COMPANY

         CenterState Holding Company was incorporated under the laws of the State of Florida on September 20, 1999. CenterState Holding Company is a registered bank holding company under the Bank Holding Company Act of 1956. On June 30, 2000, CenterState Holding Company closed separate merger transactions resulting in First National Bank of Osceola County, First National Bank of Polk County, and Community National Bank of Pasco County becoming separate wholly owned subsidiaries of CenterState Holding Company. In the merger transaction, each outstanding share of common stock of the three national banks were converted into shares of CenterState Holding Company common stock. Accordingly, as a result of the merger transaction, CenterState Holding Company owns all of the outstanding shares of the three national banks.

         First National Bank of Osceola County and Community National Bank of Pasco County commenced operations in 1989 and First National Bank of Polk County commenced operations in 1992. First National Bank of Osceola’s operations are conducted from its main office located in Kissimmee, Florida, and branch offices located in St. Cloud, Poinciana, Ocoee and Orlando, Florida. First National of Polk’s operations are conducted from its main office located in Winter Haven, Florida, and branch offices located in Haines City, Davenport and Lake Alfred, Florida. Community National Bank’s operations are conducted from its main office located in Zephyrhills, Florida, and branch offices located in Zephyrhills, Bushnell, Wildwood, Groveland, Dade City, and Clermont, Florida.

         CenterState Holding Company provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by CenterState Holding Company include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, CenterState Holding Company makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. CenterState Holding Company provides automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. CenterState Holding Company also offers internet banking services to its customers. In addition to the foregoing services, the offices of CenterState Holding Company provide customers with extended banking hours. CenterState Holding Company does not have trust powers and, accordingly, no trust services are provided. CenterState Holding Company also offers other financial products to its customers, including mutual funds, annuities and other products, through its “Money Concepts” relationship.

         The revenues of CenterState Holding Company are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment securities and short-term investments. The principal sources of funds for CenterState Holding Company’s lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of CenterState Holding Company are the interest paid on deposits, and operating and general administrative expenses.

         As is the case with banking institutions generally, CenterState Holding Company’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System and the OCC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. CenterState Holding

Company faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

         At June 30, 2002, CenterState Holding Company’s primary assets were its ownership of stock of each of the three banks. At June 30, 2002, CenterState had total consolidated assets of $367 million, total consolidated deposits of $334 million, and total consolidated stockholders’ equity of $28 million.

Principal Shareholders

         As of the date of this proxy statement/prospectus, CenterState Holding Company had issued and outstanding 2,825,758 shares of common stock with approximately 1,000 shareholders of record. Each such share is entitled to one vote. In addition, as of that date, 86,459 shares of CenterState Holding Company common stock were subject to issuance upon exercise of options pursuant to CenterState Holding Company’s stock option plans.

         Security Ownership of Management. The following table indicates for each director and executive officer of CenterState Holding Company, the number of shares of outstanding CenterState Holding Company common stock beneficially owned as of the date of this proxy statement/prospectus:

	Amount, Percentage and Nature of
	Beneficial Ownership of CenterState
Name of Director	Common Stock (a)

James H. White	178,665	(b)
3 Spencer Shores	6.14%
Haines City, FL 33844
G. Robert Blanchard, Sr.	113,240	(c)
	3.89%
James H. Bingham	43,877	(d)
	1.51%
Terry W. Donley	23,075	(e)
	0.79%
Bryan W. Judge	31,428	(f)
	1.08%
Samuel L. Lupfer, IV	19,080	(g)
	0.66%
Ernest S. Pinner	8,424	(h)
	0.29%
J. Thomas Rocker	25,353	(i)
	0.87%

(a)	Information relating to beneficial ownership of CenterState Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under the

Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, nominees and directors continuing in office are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as otherwise indicated in the notes to this table, directors possessed sole voting and investment power as to all shares of CenterState Common Stock set forth opposite their names.

(b)	Consists of 69,910 shares held by his spouse, 35,801 shares held jointly with his spouse, 60,914 shares held as trustee, 8,040 shares held by his IRA, and presently exercisable options for 4,000 shares.

(c)	Includes 107,786 shares held by a company he owns, and 5,050 shares held as trustee.

(d)	Includes 22,472 shares held as trustee, 808 shares held jointly with his spouse, 202 shares held by his spouse, and 1,000 shares held by a company he controls.

(e)	Includes 800 shares held by his minor child.

(f)	Includes 31,028 shares held jointly with his spouse.

(g)	Includes 17,650 shares held jointly with his spouse and 20 shares held by his child.

(h)	Includes presently exercisable stock options for 8,000 shares.

(i)	Includes 8,667 shares held by his spouse, 4,050 shares held jointly with his spouse, and 4,050 shares held by his IRA.

         Principal Shareholders. As of the date of this proxy statement/prospectus, based on available information, all directors and executive officers of CenterState Holding Company as a group (10 persons) beneficially owned 494,462 shares of CenterState Holding Company common stock which constituted 17% of the number of shares outstanding, including currently exercisable options, at that date. To the knowledge of CenterState Holding Company the only shareholder (other than Mr. James H. White) who owned more than 5% of the outstanding shares of CenterState common stock on June 30, 2002 was Lawrence W. Maxwell of 500 South Florida Avenue, Lakeland, Florida 33801, who owned 151,303 shares (or 5.35%).

Management Information

         Certain information regarding the biographies of the directors and executive officers of CenterState Holding Company, executive compensation and related party transactions is included in (i) CenterState Holding Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001, at Items 10 and 12, and (ii) CenterState Holding Company’s proxy statement for its 2002 annual meeting under the headings “Election of Directors” at Pages 2-7 and “Section 16(a) Reporting Requirements” at Page 8. CenterState Holding Company hereby incorporates such information by reference.

BUSINESS OF CENTERSTATE BANK

General

         CenterState Bank was organized as a Florida banking corporation in April 2000. CenterState Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by CenterState Bank include: demand interest bearing, NOW accounts, money market deposit accounts, savings accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, drive-in tellers, and banking by mail. In addition, CenterState Bank makes commercial real estate, single family real estate, construction, mobile home, commercial, and consumer loans and issues stand-by letters of credit. CenterState Bank provides automated teller machine (“ATM”) cards, as a part of the HONOR ATM network, thereby permitting customers to utilize the convenience of larger ATM networks. CenterState Bank does not have trust powers and, accordingly, no trust services are provided.

         The revenues of CenterState Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment and mortgage-backed securities, and short-term investments. The principal sources of funds for CenterState Bank’s lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of CenterState Bank are the interest paid on deposits, and operating and general administrative expenses.

         As is the case with banking institutions generally, CenterState Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the OCC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. CenterState Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans. See “Competition.”

Lending Activities

         CenterState Bank offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in the Bank’s market area. CenterState Bank’s total loans at June 30, 2002 and December 31, 2001 were $39.0 million, or 58% of total assets, and $30.2 million, or 60% of total assets, respectively. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. CenterState Bank has no foreign loans or loans for highly leveraged transactions.

         CenterState Bank’s loans are concentrated in the following areas: commercial real estate loans, consumer real estate loans, mobile home loans, commercial loans, consumer loans and all other loans. At June 30, 2002, 38.5%, 10.7%, 17.2%, 12.3%, 10.0% and 11.3% and at December 31, 2001, 35.2%, 15.9% 18.9%, 11.6%, 10.5% and 7.9% of CenterState Bank’s loan portfolio consisted of commercial real estate, consumer real estate, mobile home, commercial, consumer and all other loans, respectively. In excess of 95% of CenterState Bank’s loans at June 30, 2002 and December 31, 2001, respectively, were made on a secured basis. As of June 30, 2002 and December 31, 2001, approximately 49% and 51% of the loan portfolio, respectively, consisted of loans secured by mortgages on real estate.

         CenterState Bank’s commercial loans include loans to individuals and small-to-medium sized businesses located primarily in Polk County and surrounding areas for working capital, equipment purchases, and various other business purposes. A majority of

CenterState Bank’s commercial loans are secured by equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable- or fixed-interest rates. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years.

         CenterState Bank’s real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed- or variable-interest rates. CenterState Bank generally does not make fixed-interest rate commercial real estate loans for terms exceeding five years. Loans in excess of five years generally have adjustable interest rates. CenterState Bank’s residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable-interest rates.

         CenterState Bank’s consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed- and variable-interest rates, and are often based on up to a five-year amortization schedule.

         CenterState Bank has a policy and practice that loans to its executive officers, directors or shareholders owning more than 10% of CenterState Bank common stock, must be approved, in advance, by a majority of the entire board of directors with the interested party abstaining from the vote. Any loans to executive officers, directors and principal shareholders must be made on substantially the same terms, including interest rates and collateral, as those existing at the time for comparable transactions with persons who are not affiliated with the bank. Loans to executive officers, directors and principal shareholders also must not involve more than the normal risk of repayment or present other unfavorable features. The Bank may pay an overdraft on an account of a director, provided the payment is in accordance with a written, preauthorized, interest bearing extension of credit specifying a method of repayment or a written preauthorized transfer of funds from another account. As to transactions, other than loans, with directors and principal shareholders, CenterState Bank requires that any such transaction be on terms and under circumstances that are substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions involving other parties who are not affiliated with the Bank. If there are no comparable prevailing transactions, then the transaction with the director or principal shareholder must be on terms and under circumstances that in good faith would be offered and would apply to others who are not affiliated with the Bank. From time to time, CenterState Bank has had loans to its directors and executive officers, and other transactions with its directors. CenterState Bank management believes that such loans and transactions were in compliance with the foregoing policies.

         For additional information regarding CenterState Bank’s loan portfolio, see “CenterState Bank’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition.”

Deposit Activities

         Deposits are the major source of CenterState Bank’s funds for lending and other investment activities. CenterState Bank considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised 58% and 42% of CenterState Bank’s total deposits at June 30, 2002 and December 31, 2001, respectively. Approximately 42% and 58% of CenterState Bank’s deposits at June 30, 2002 and December 31, 2001 were certificates of deposit. Generally, CenterState Bank attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up 18% and 31% of CenterState Bank’s total deposits at June 30, 2002 and December 31, 2001, respectively. The majority of the deposits of CenterState Bank are generated from Polk County. CenterState Bank does not accept brokered deposits. For additional information regarding CenterState Bank’s deposit accounts, see “CenterState Bank’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition.”

Employees

         At June 30, 2002, CenterState Bank employed 34 full-time employees. The employees are not represented by a collective bargaining unit. CenterState Bank consider relations with its employees to be good.

Properties

         The main office of CenterState Bank is located at 1101 First Street South, Winter Haven, Florida, in a two-story building of approximately 14,000 square feet, which is owned by CenterState Bank. CenterState Bank also has a branch office of approximately 3,300 square feet in a single story building located at 3670 Havendale Blvd., Auburndale, Florida; and a branch office of approximately 3,160 square feet located on the ground floor of multi-story office building in downtown Lakeland, Florida. The Auburndale branch is owned by the Bank. The Lakeland branch is leased.

Litigation

         In the ordinary course of operations, CenterState Bank is a party to various legal proceedings. Management does not believe there is any proceeding against CenterState Bank which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of CenterState Bank.

Management

         Board of Directors. The Board of Directors of CenterState Bank currently consists of 11 directors, each of whom holds office until the next annual meeting of CenterState Bank shareholders. The following table sets forth certain information with respect to the directors of CenterState Bank.

	Director or Officer	Principal Occupation and Business
Name and Age	of the Bank Since	Experience During Past Five Years

G. Robert Blanchard, Jr., 38	2000	Executive Vice President of WRB Enterprises, Inc. 1988-2002 (Diversified Holding Company)

George Carefoot, 59	2000	President and CEO of First National

		Bank of Polk County 1992-2002

Terry Donley, 55	2000	President of Donley Citrus, Inc. (citrus harvesting and production)

Frank M. Foster, Jr., 59	2000	Private Investor (1991-2002)

Timothy A. Irby, 55	2000	Partner — Town & Country Real Estate

Lawrence W. Maxwell, 58	2000	Chairman — Century Realty Funds, Inc.

Thomas E. Oakley, 60	2000	President — Concire, Inc., Oakley Transport, Oakley Groves

Ernest S. Pinner, 54	2000	President and CEO CenterState Bank of Florida (2000-2002), President of CenterState Banks of Florida, Inc. (2001-2002), Executive Vice President CenterState Banks of Florida (2000-2001), Chairman of First National Bank of Osceola (2002-Present), Chairman of Community National Bank of Pasco County (2002-Present), Chairman of Community National Bank of Polk County (2002-Present), Area President and Senior Vice President of First Union Bank (1986-2000)

William C. Reynolds, 54	2000	President and CEO of Florida Cypress Gardens, Inc.

Rod M. Surrency, 49	2000	Owner, Rod M. Surrency & Co., CPAs, P.A.

James H. White, 76	2000	Chairman of CenterState Banks of Florida, Inc. (1999-Present), Chairman of First National Bank of Polk County (1992-2002), Chairman of First National Bank of Pasco County (1992-2002), Chairman of First National Bank of Osceola County (1992-2002), Chairman of CenterState Bank (2000-Present)

         Executive Officers. The following sets forth information regarding the executive officers of CenterState Bank. The officers of CenterState Bank serve at the pleasure of the Board of Directors.

Principal Occupation and Business
Name and Age	Experience During Past Five Years

Ernest S. Pinner, 54	President and Chief Executive Officer CenterState Bank (see above)

John C. Corbett, 33	Senior Vice President and Senior Lender, CenterState

Bank, Vice President Commercial Lender, First Union Bank (1989-1999)

Mary Carman, 54	Vice President and Cashier, CenterState Bank, Relationship Call Center Manager, First Union Bank (1976-1998)

Stock Option Plans

         CenterState Bank has separate stock option plans for its directors and employees. Under the plans, options for an aggregate of 106,500 shares of CenterState Bank common stock were outstanding as of the date of this proxy statement. The plans provide that options are granted at prices equal to market value on the date of grant as determined by the Board of Directors.

         Options granted under the director stock option plan are exercisable to the extent of 50% of the shares covered by such option during the first year after the grant date. During the second year after the grant date, such option is exercisable up to the extent of 75% of the shares covered by such option. During the third year and each succeeding year after the grant date, such option is exercisable as to 100% of the shares covered by such option.

         Options granted under the officers’ and employees’ stock option plan are exercisable as follows: no shares are exercisable during the first year after the grant date, up to 20% during the second year, up to 40% during the third year, up to 60% during the fourth year, up to 80% during the fifth year, and 100% during the sixth and each succeeding year thereafter.

         The options remain exercisable up to 10 years from the date of grant. The exercise price for the outstanding options is $10.00 per share.

Management and Principal Stock Ownership

         Directors and Officers

         The following table sets forth the beneficial ownership of outstanding shares of CenterState Bank common stock as of the date of this proxy statement by CenterState Bank’s current directors, and by current directors and executive officers as a group. Except as set forth below, management of CenterState Bank is not aware of any individual or group that owns in excess of 5% of the outstanding shares of CenterState Bank.

Name of Individual	Amount/Nature of		Percent
(and Address of 5% Owner)	Beneficial Ownership(1)		of Class (14)

G. Robert Blanchard, Jr.	60,000	(2)	5.6%

2508 Watrous Tampa, Florida 33629

George Carefoot	1,450	(3)	0.1%

Terry Donley	36,200	(4)	3.4%

Frank M. Foster, Jr.	30,000	(5)	2.8%

Timothy A. Irby	13,000	(6)	1.2%

Name of Individual	Amount/Nature of		Percent
(and Address of 5% Owner)	Beneficial Ownership(1)		of Class (14)

Lawrence W. Maxwell	60,000	(7)	5.6%

Box 832 Mountain Lake Lake Wales, FL 33859

Thomas E. Oakley	60,000	(8)	5.6%

124 Wyndham Drive Winter Haven, Florida 33884

Ernest S. Pinner	19,600	(9)	1.8%

William C. Reynolds	12,000	(10)	1.1%

Rod M. Surrency	12,000	(11)	1.1%

James H. White	24,000	(12)	2.2%

All directors and executive officers as a group (13 persons)	341,150	(13)	31.8%

(1)	Information related to beneficial ownership is based upon the information available to CenterState Bank.

(2)	Includes 49,000 shares held by a company he owns, 1,000 shares owned jointly with spouse and currently exercisable options for 10,000 shares.

(3)	Includes 1,000 shares owned individually, 250 shares owned by his spouse and currently exercisable options for 200 shares.

(4)	Includes 25,000 shares owned individually, 1,200 shares held by his minor child and currently exercisable options for 10,000 shares.

(5)	Includes 25,000 shares owned individually and currently exercisable options for 5,000 shares.

(6)	Includes 10,000 shares owned individually, 1,000 shares owned by his spouse and currently exercisable options for 2,000 shares.

(7)	Includes 50,000 shares owned individually and currently exercisable options for 10,000 shares.

(8)	Includes 50,000 shares owned individually and currently exercisable options for 10,000 shares.

(9)	Includes 10,000 shares owned individually and currently exercisable options for 9,600 shares.

(10)	Includes 10,000 shares owned individually and currently exercisable options for 2,000 shares.

(11)	Includes 9,000 shares owned individually, 1,000 shares owned by a company he owns, and currently exercisable options for 2,000 shares.

(12)	Includes 20,000 shares owned individually and currently exercisable options for 4,000 shares.

(13)	Includes currently exercisable options for 70,200 shares.

(14)	1,000,000 shares are issued and outstanding. There are a total of currently exercisable options for 71,880 shares.

SUPERVISION AND REGULATION

General

         CenterState Holding Company and CenterState Bank are subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of our operations. CenterState Holding Company and CenterState Bank are also affected by government monetary policy and by regulatory measures affecting the banking industry in general. The actions of the Federal Reserve System affect the money supply, and in general, the lending abilities of banks by increasing or decreasing the costs and availability of funds to the banks. Additionally, the Federal Reserve System regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on bank borrowings, and changes in the reserve requirements against bank deposits.

         The following is a brief summary of some of the statutes, rules and regulations which affect CenterState Holding Company and CenterState Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of all applicable statutes or regulations. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of CenterState Holding Company and CenterState Bank.

Holding Company Regulations

         CenterState Holding Company is a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 and the Florida Interstate Banking Act. It is registered as a bank holding company with the Federal Reserve System and is required to file annual reports and other information regarding its business operations and those of any subsidiary. It is also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

          The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	acquiring all or substantially all of the assets of a bank;

•	acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank; or

•	merging or consolidating with another bank holding company.

         Except as authorized by the Gramm-Leach-Bliley Act of 1999, a bank holding company is generally prohibited by the Bank Holding Company Act from engaging in, or acquiring direct or indirect control of more than five percent of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

•	making or servicing loans and certain types of leases and related activities;

•	engaging in certain insurance and discount brokerage activities;

•	underwriting and dealing in government securities and certain other securities and financial instruments;

•	providing certain data processing and data transmission services;

•	acting in certain circumstances as a fiduciary or investment or financial advisor;

•	management consulting and counseling activities;

•	issuing and selling retail monetary instruments such as money orders, savings bonds and travelers’ checks;

•	operating trust companies and non-bank depository institutions such as savings associations; and

•	making investments in corporations or projects designed primarily to promote community welfare.

         In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve is required to consider whether the performance of the particular activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition and gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of any of its bank subsidiaries.

         The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve’s approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company acquiring control of a bank holding company, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

         The Federal Reserve, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve’s policy, a bank holding company may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary, other than a non-bank subsidiary of a bank, upon the Federal Reserves determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

Bank Regulation

         CenterState Bank is a state bank organized under the laws of Florida. It is subject to the supervision of the Florida Department of Banking and Finance and the FDIC. The subsidiary banks of CenterState Holding Company are all national banking associations organized under the laws of the United States, and are subject to the supervision of the Office of the Comptroller of the Currency. The deposits of the CenterState Holding Company subsidiary banks and CenterState Bank are insured by the FDIC for a maximum of $100,000 per depositor. For this protection, the banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the banking agencies. The banking agencies regulate and monitor all areas of a bank’s operations, including:

•	security devices and procedures;

•	adequacy of capitalization and loss reserves;

•	loans;

•	investments;

•	borrowings;

•	deposits;

•	mergers;

•	issuance of securities;

•	payment of dividends;

•	interest rates payable on deposits;

•	interest rates or fees chargeable on loans;

•	establishment of branches;

•	corporate reorganizations;

•	maintenance of books and records; and

•	adequacy of staff training to carry out safe lending and deposit gathering practices.

         In addition, banks are prohibited from engaging in tie-in arrangements in connection with any extension of credit, or the offer of any property or service. The regulatory requirements to which banks are subject also set forth various conditions regarding the eligibility and qualifications of their officers and directors.

Capital Adequacy Requirements

         Both bank holding companies and banks are subject to regulatory capital requirements imposed by the Federal Reserve, the OCC, and the FDIC which vary based on differences in risk profiles. The capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The OCC’s and the FDIC’s risk-based capital guidelines apply directly to banks regardless of whether they are subsidiaries of a bank holding company. The agencies’ requirements, which are substantially similar, provide that banking organizations must have capital (as defined in the rules) equivalent to 8% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

         The banking agencies have also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. The guidelines define a two-tier capital framework. Tier I capital consists of common and qualifying preferred shareholder’s equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1, and a limited allowance for credit losses up to a designated percentage of Risk-Weighted assets. Under these guidelines, institutions must maintain a specified minimum ratio of “qualifying” capital to risk-weighted assets. At least 50% of an institution’s qualifying capital must be “core” or “Tier 1” capital, and the balance may be “supplementary” or “Tier 2” capital. The guidelines imposed on the banks include a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 capital to assets ratio of 3%, with institutions receiving less than the highest rating required to maintain a ratio of 4% or greater, based upon their particular circumstances and risk profiles.

         Federal bank regulatory authorities have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank’s financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank’s capital adequacy, the revised capital standards now explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a banks economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

         The foregoing capital guidelines could affect CenterState Holding Company, its subsidiary banks and CenterState Bank in several ways. If the banks grow rapidly, their respective capital bases may become insufficient to support continued growth, making an additional capital infusion necessary. The capital guidelines could also impact the banks’ ability to pay dividends. Rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change each bank’s capital position in a relatively short period of time. Failure to meet these capital requirements would require the banks to develop and file with the banking agencies a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, CenterState Holding Company and CenterState Bank would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless it could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

Dividends

         The ability of CenterState Holding Company to pay cash dividends depends entirely upon the amount of dividends paid by its bank subsidiaries. Additionally, the Florida Business Corporation Act provides that a Florida corporation may only pay dividends if the dividend payment would not render the corporation insolvent or unable to meet its obligations as they come due.

         Dividends from CenterState Holding Company’s subsidiary banks constitute the primary source of funds for dividends to be paid by CenterState Holding Company. As national banks, these banks are subject to certain limitations on their right to pay dividends. The national banking laws limited the payment of dividends by national banks if (1) such dividends would impair the bank’s capital structure, (2) the bank’s surplus fund is not equal to its common capital or (3) dividends declared in any year would exceed the total of the net profits in that year combined with retained net profits for the preceding two years, less any required transfer to surplus.

Other Laws

         State usury laws and federal laws concerning interest rates limit the amount of interest and various other charges collected or contracted by a bank. The lending operations of CenterState Holding Company, its subsidiary banks and CenterState Bank are subject to federal laws applicable to credit transactions, such as the:

•	Federal Reserve Act governing disclosures of credit terms to consumer borrowers.

•	Community Reinvestment Act requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate income borrowers.

•	Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves.

•	Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit.

•	Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies.

•	the rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

         The deposit and certain other operations of CenterState Holding Company, its subsidiary banks and CenterState Bank are also subject to provisions of the following laws:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records.

•	Title V of the Gramm-Leach-Bliley Act of 1999 regarding disclosure of customers’ nonpublic personal information which requires financial institutions to publish their policies concerning disclosure of such information and give customers the opportunity to opt out of unwanted disclosure.

•	Electronic Funds Transfer Act and Regulation E, issued by the Federal Reserve to implement that act, which govern automatic deposits to, and withdrawals from, deposit accounts and rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Interstate Banking and Branching

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. As such, all regional compacts and substantially all then-existing regional limitations on interstate acquisitions of banking organizations have been eliminated. The Interstate Banking and Branching Efficiency Act also removed substantially all of the then-existing prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws. Subject to these laws, a bank operating in any state may now establish one or more branches within any other state without the establishment of a separate banking structure within the other state through the merger with an existing bank in that state. Under current Florida law, Florida banks may open branch offices throughout Florida with the prior approval of the Florida Department of Banking and Finance and the FDIC. The prior approval of the OCC is required before the subsidiary banks of CenterState Holding Company may open branches. In addition, with prior regulatory approval, CenterState Holding Company and CenterState Bank will be able to acquire existing banking operations in other states.

Financial Modernization

         The Gramm-Leach-Bliley Act of 1999 modernized of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a “financial services holding company.” CenterState Holding Company’s subsidiary banks and CenterState Bank provide their customers with a range of financial products and services, including various insurance products and securities brokerage services, through cooperative arrangements with third-party vendors.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         Proposals of shareholders of CenterState Holding Company intended to be presented at the 2003 annual meeting of CenterState Holding Company shareholders must be received by CenterState Holding Company at its principal executive office on or before December 1, 2002, in order to be included in CenterState Holding Company’s proxy statement and form of proxy relating to the 2003 annual meeting of shareholders.

LEGAL MATTERS

         The validity of the CenterState Holding Company common stock to be issued in the merger will be passed upon by Smith Mackinnon, PA, Orlando, Florida.

EXPERTS

         The consolidated financial statements of CenterState Banks of Florida, Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of CenterState Bank of Florida as of December 31, 2001 and 2000, included in this proxy statement/prospectus have been audited by The NCT Group CPA’s, LLP, independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

         As of the date of this proxy statement/prospectus, the CenterState Banks and CenterState Holding Company boards do not know of any matters that will be presented for consideration by their shareholders at the special meetings other than as described in this proxy statement/prospectus. However, the proposed proxy will be deemed to confer authority to the individuals named on the proxy to vote the shares represented by the proxy as to any matters that fall within the purposes outlined in the Notices of Special Meeting as determined by a majority of CenterState Bank’s board, in the case of the CenterState Bank special meeting, and by a majority of CenterState Holding Company’s board in the case of the CenterState Holding Company special meeting, including any adjournments or postponements. Nonetheless, a proxy which is voted against the proposal to approve the merger will not be voted in favor of any adjournment or postponement.

WHERE YOU CAN FIND MORE INFORMATION

         CenterState Holding Company files reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning CenterState Holding Company at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review CenterState Holding Company’s electronically filed reports, proxy and information statements on the SEC’s Internet site at http://www.sec.gov.

         CenterState Holding Company has filed a registration statement on Form S-4 with the SEC to register the common stock that CenterState Holding Company will issue in the merger. As permitted by the rules and regulations of the SEC, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement and its exhibits. For further information about CenterState Holding Company and its common stock, you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.

         The SEC allows CenterState Holding Company to “incorporate by reference” the information it files with the SEC. This permits CenterState Holding Company to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that CenterState Holding Company files later with the SEC will automatically update and supersede this information. CenterState Holding Company incorporates by reference:

•	its Annual Report on Form 10-KSB for the year ended December 31, 2001,

•	its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002,

•	its description of the current management and Board of Directors contained in CenterState Holding Company’s Proxy Statement for its 2002 Annual Meeting, and

•	any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the special meetings, or in the case of exercise of stock options that are being assumed by CenterState Holding Company, prior to the exercise of such options.

         You may request a copy of these filings at no cost by writing or telephoning CenterState Holding Company at the following address:

James J. Antal Senior Vice President and Chief Financial Officer CenterState Holding Company 7722 SR 544 East Winter Haven, Florida 33881 (863) 419-0833

         CenterState Holding Company has filed applications with the Florida Department of Banking and Finance, the Federal Deposit Insurance Corporation, and the Federal Reserve with respect to the merger. You should rely only on information incorporated by reference or provided in this proxy statement/prospectus and in CenterState Holding Company’s related registration statement in making an investment decision. CenterState Holding Company has not authorized anyone else to provide you with different information. If other available information is inconsistent with information in this proxy statement/prospectus, including information in public files or provided by the bank regulatory agencies, such other information is superseded by the information in this proxy statement/prospectus. Projections appearing in the applications to such agencies were based on assumptions that CenterState Holding Company believed were reasonable at the time, but which may have changed or may otherwise be wrong. CenterState Holding Company specifically disclaims all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. CenterState Holding Company is not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of this proxy statement/prospectus.

Appendix A

AMENDED AND RESTATED PLAN OF MERGER
AND MERGER AGREEMENT

         THIS AMENDED AND RESTATED PLAN OF MERGER AND MERGER AGREEMENT (Agreement”), is dated this 20th day of August, 2002 (the “Plan”), by and among CenterState Bank of Florida (“Bank”) and CenterState Banks of Florida, Inc. (“BHC”).

RECITALS:

         A.     Prior Agreement and Plan of Share Exchange. BHC and Bank entered into an Agreement and Plan of Share Exchange dated May 8, 2002, which provided for the acquisition of Bank by BHC pursuant to a share exchange transaction under the Florida Business Cooperation Act (the “FBCA”) and the Florida Financial Institutions Code (the “Florida Code”). BHC and Bank desire to restructure the acquisition of Bank by BHC by means of a merger of Bank with and into CenterState Interim Bank, a successor banking corporation to be organized as a wholly-owned subsidiary of BHC. Accordingly, BHC and Bank are entering into this Agreement to provide for such merger transaction and to amend and restate the prior Agreement and Plan of Share Exchange entered into by BHC and Bank.

         B.     Bank. Bank is a Florida banking corporation duly organized and existing in good standing under the laws of the State of Florida, with its principal executive offices located in Winter Haven, Florida. As of the date hereof, Bank’s authorized capital stock consisted of 2,000,000 shares of common stock, par value $5.00 per share (“Bank Common Stock”), of which 1,000,000 shares of Bank Common Stock are outstanding.

         C.     BHC. BHC is a Florida banking corporation duly organized and existing in good standing under the laws of the State of Florida with its principal executive offices located in Winter Haven, Florida. As of the date hereof, BHC’s authorized capital stock consisted of 20,000,000 shares of common stock, par value $.01 per share (“BHC Common Stock”), of which 2,820,708 shares are outstanding, and 5,000,000 shares of preferred stock, par value $.01 per share, none of which shares are outstanding.

         D.     Merger. Pursuant to this Plan, the parties have agreed that BHC will form a successor Florida banking corporation and Bank will merge with and into such successor banking corporation, as a result of which Bank will become a direct wholly-owned subsidiary of BHC. For purposes of this Plan, the foregoing merger is referred as the “Merger.”

         E.     Intention of the Parties. It is the intention of the parties to this Plan that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

         F.     Approvals. The Boards of Directors of each of BHC and Bank have determined that this Plan and the transactions contemplated hereby are in their respective best interests and the best interests of their respective stockholders, and have approved this Plan at meetings of each of such Boards of Directors.

         NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto, intending to be legally bound, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying the Plan into effect, as follows:

1. THE MERGER

         1.1    The Merger. In the event that all of the conditions set forth in Article VI hereof have been satisfied or waived:

                  (A) The Merger. On the Merger Effective Date (as hereinafter defined), the Bank shall merge with and into CenterState Interim Bank, a successor Florida banking corporation subsidiary of BHC and all of the outstanding shares of capital stock of the Bank shall be converted in the manner set forth in Article II of this Plan. The Bank, following consummation of the Merger, is sometimes referred to in this Plan as the “Continuing Corporation.”

                  (B) Rights, etc. On the Merger Effective Date, the Continuing Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises of a public as well as of a private nature, of Bank, and all property, real, personal and mixed and all debts due on whatever account, and all other causes of action, all and every other interest of or belonging to or due to each of the corporations so merged shall be deemed to be vested in the Continuing Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger, as provided by the laws of the State of Florida.

                  (C) Liabilities. On the Merger Effective Date, the Continuing Corporation shall thereupon and thereafter be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all liens on the property of the Bank shall be preserved unimpaired.

                  (D) Articles of Incorporation; Bylaws; Directors; Officers; Offices.

                         (i) The articles of incorporation and bylaws of the Continuing Corporation following the Merger Effective Date shall be those of the Bank, as in effect immediately prior to the Merger Effective Date and until such documents are changed in accordance with applicable law.

                        (ii) The directors of the Bank following the Merger Effective Date, who shall hold office until such time as their successors are elected and qualified, shall consist of those persons who were directors of the Bank immediately prior to the Merger Effective Date. The name and address of each director of the Bank is set forth on Exhibit 1.

                        (iii) The officers of the Bank following the Merger Effective Date, who shall hold office until such time as their successors are elected and qualified, shall consist of those persons who were officers of the Bank immediately prior to the Merger Effective Date. The name and address of each executive officer of the Bank is set forth on Exhibit 2.

                        (iv) The banking offices of the Bank following the Merger Effective Date shall be those banking offices of the Bank immediately prior to the Merger Effective Date. The name and location of the main office and each existing and proposed branch office of the Bank is set forth on Exhibit 3.

         1.2 Merger Effective Date; Closing. The Merger shall become effective at the date set forth in the certificate of merger issued by the Florida Department of Banking and Finance with respect to the Merger (such time is hereinafter referred to as the “Merger Effective Date”). The parties shall utilize their best efforts to cause the Merger to be effective as soon as practicable after satisfaction of all conditions set forth in Article VI, including, without limitation, the receipt of the regulatory approvals referred to in Section 6.2. All documents required by the terms of this Plan to be delivered at or prior to consummation of the Merger shall be exchanged by the parties at the closing of the Merger (the “Closing”), which shall be held on the Merger Effective Date at such location and time as may be mutually agreed upon.

         1.3 BHC Board of Directors. Following the Merger, the Board of Directors of BHC shall consist of the current directors of BHC plus two additional representatives designated by Bank, all of whom shall hold office until such time as their successors are elected and qualified.

         1.4 Trust Powers. At the Merger Effective Date, the Bank will not exercise trust powers.

II. MERGER CONSIDERATION.

         2.1 Merger Consideration. Subject to the provisions of this Plan, automatically, as a result of the merger, and without any action on the part of any party or shareholder:

                  (A) Outstanding Bank Common Stock. Subject to the provisions of this Plan, as of the Merger Effective Date and by virtue of the merger and without any further action on the part of the holder of any shares of Bank Common Stock each share of Bank Common Stock issued and outstanding immediately prior to the Merger Effective Date shall automatically become and be converted into the right to receive (i) cash in the amount of $2.40, plus (ii) .53631 of a share of BHC Common Stock. The applicable amount of BHC Common Stock issuable in the merger is referred to as the “Exchange Shares” and the amount of cash payable by BHC is referred to as the “Cash Amount.” Any shares of Bank Common Stock owned by Bank shall be canceled and retired upon the Merger Effective Date and no consideration shall be issued in exchange therefor. In the event that prior to the Merger Effective Date the shares of BHC Common Stock or Bank Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of such shares, an appropriate and proportionate adjustment shall be made in the number of shares of BHC Common Stock into which such shares shall be converted.

                  (B) Outstanding Shares of BHC Common Stock. The shares of BHC Common Stock issued and outstanding immediately prior to the Merger Effective Date shall remain outstanding immediately following such date.

         2.2 Shareholder Rights; Stock Transfers. On the Merger Effective Date, holders of Bank Common Stock shall cease to be, and shall have no rights as stockholders of Bank other than to receive the merger consideration provided under Section 2.1 above or the amount set forth in Section 2.6 below (to the extent applicable). After the Merger Effective Date, there shall be no transfers on the stock transfer books of Bank of the shares of Bank Common Stock which were issued and outstanding immediately prior to the Merger Effective Date.

         2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of BHC Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the merger. Instead, such fractional share interest shall be paid in cash based upon the Closing Average Trading Price. The “Closing Average Trading Price” shall mean the weighted average of the last sales price (i.e., sales volume multiplied by last sales price) of the BHC Common Stock for the 30 trading days ending on the fifth business day immediately preceding the Merger Effective Date.

         2.4 Exchange Procedures. As promptly as practicable after the Merger Effective Date, BHC shall send or cause to be sent to each former stockholder of record of Bank immediately prior to the Merger Effective Date transmittal materials for use in exchanging such stockholder’s certificates formerly representing Bank Common Stock (“Old Certificates”) for the consideration set forth in Section 2.1(A) above. The certificates representing the shares of BHC Common Stock (“New Certificates”) issuable in exchange for the Old Certificates, will be delivered to such stockholder only upon delivery of Old Certificates representing all of such shares (or, if any of the Old Certificates are lost, stolen or destroyed, indemnity satisfactory to BHC). Until so surrendered and exchanged, each outstanding certificate which, prior to the Merger Effective Date represented shares of Bank Common Stock and which is to be converted into Exchange Shares and Cash Amount shall for all purposes evidence ownership of the BHC Common Stock into and for which such shares have been so converted, except that no dividends or other distributions with respect to such BHC Common Stock shall be made until the certificates previously representing shares of Bank Common Stock shall have been properly tendered, at which time, such shareholders shall receive the Exchange Shares and the Cash Amount (without interest). Notwithstanding the foregoing, BHC shall not be liable to any former holder of Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         2.5 Options.

                  Any valid option to purchase shares of Bank Common Stock (a “Bank Option”), outstanding and unexercised immediately prior to the merger shall, by virtue of the merger, automatically and without any action on the part of the holder thereof, become and be converted into an option to purchase that number of shares of BHC Common Stock as shall equal .67039 multiplied by that number of shares of Bank Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the exercise price per share of the Bank Option divided by .67039 (rounded to the nearest cent). BHC shall assume each such Bank Option in accordance with the terms of the plan or agreement by which it is evidenced, subject to the foregoing. A list of all 106,500 outstanding Bank Options is set forth in Schedule 2.5 of this Plan.

         2.6 Dissenters’ Rights. Each outstanding Bank Common Stock, the holder of which has perfected dissenters’ rights in accordance with the provisions of the Florida Banking Code (the “Dissent Provisions”) and has not effectively withdrawn or lost such holder’s right to such appraisal (the “Dissenting Bank Shares”), shall not be converted into or represent a right to receive the Exchange Shares and Cash Amount issuable in the merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. The Bank shall give BHC prompt notice upon receipt by Bank of any written objection to the merger and any written demands for payment of the fair value of the Bank Common Stock, and of withdrawals of such demands, and any other instruments provided to Bank pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value of any Bank Common Stock held by such Dissenting

Shareholder shall receive payment therefor from Bank (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder’s Bank Common Stock shall be cancelled. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair value, the Bank Common Stock held by such Dissent Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the merger as provided in this Plan. Any such consideration so issued shall be issued by the BHC without interest upon surrender by such holder of the certificate or certificates representing the shares held by the holder.

III. ACTIONS PENDING MERGER.

         3.1 Actions Pending Merger. From the date hereof until the Merger Effective Date, except as expressly contemplated by this Plan, without the prior written consent or approval of the other.

                  (A) Dividends. Neither Bank nor BHC will declare, make or pay any dividend, or declare or make any distribution on, any shares of its capital stock or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, except in the case of BHC in accordance with its existing dividend policy and past practice.

                  (B) Compensation; Employment Agreements. Bank will not enter into or amend any employment, severance or similar agreements or arrangements with, increase the rate of compensation or increase any employee benefit of (except normal individual increases in the ordinary course of business in accordance with existing policy consistent with past practice), or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with plans or agreements existing and as in effect on the date hereof disclosed in Schedule 3.1(B).

                  (C) Benefit Plans. Bank will not enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates (i) the vesting or exercise of any benefits payable thereunder; or (ii) the right to exercise any employee stock options outstanding thereunder, except as disclosed in Schedule 3.1(C).

                  (D) Acquisitions and Dispositions. Neither Bank nor BHC will, except as disclosed in Schedule 3.1(D), dispose of or discontinue any portion of any material assets, business or properties (except for the sale of foreclosed properties, or properties received in lieu of foreclosure, in the ordinary course of business, consistent with past practice), or merge, consolidate or enter into a business combination with, or acquire all or any substantial portion of, the business or property of any other entity (except for properties received through, or in lieu of, foreclosure in the ordinary course of business, consistent with past practice).

                  (E) Amendments. Bank will not amend its articles of incorporation or bylaws.

                  (F) Actions in Ordinary Course. Bank will not, except as disclosed in Schedule 3.1(F), take any other action or engage in any loan, deposit, investment or other transaction not in the usual, regular and ordinary course of business consistent with past practice, including, but not limited to, (i) significantly materially changing asset liability sensitivity, (ii) making loans which are not consistent with past practice or otherwise materially changing its credit policies or standards, (iii) purchasing or selling securities except for purchases and sales of investment securities in the ordinary course of business consistent with past practice, (iv) entering into any material contract, except for this Plan, to be performed after the date hereof, (v) incurring any indebtedness for borrowed money, (vi) changing its capital structure, (viii) materially changing its business practices and (viii) changing its accounting methods or practices.

IV. REPRESENTATIONS AND WARRANTIES.

         4.1 Bank hereby represents and warrants to BHC, and BHC hereby represents and warrants to Bank, as follows:

                  (A) Recitals. The facts set forth in the Recitals of this Plan with respect to it or its subsidiary banks are true and correct. For purposes of this Plan, any reference in Article IV to BHC shall mean, unless otherwise indicated, BHC on a consolidated basis, including its ownership of First National Bank of Osceola County, First National Bank of Pasco County and First National Bank of Polk County.

                  (B) Organization and Capital Shares.

                           (i) It, and each of its subsidiaries, is a corporation or association duly organized, validly existing, and in good standing under the laws of the State of Florida, or the national banking laws, as the case may be. BHC owns all of the shares of capital stock of First National Bank of Osceola County, First National Bank of Pasco County and First National Bank of Polk County, each of which is duly organized, validly existing and in good standing under the laws of the United States.

                           (ii) The outstanding shares of it are duly authorized, validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except for the Bank Options and the BHC Options, there are no outstanding options, warrants, securities, subscriptions, rights or other contractual agreements or arrangements that give any person the right to purchase or otherwise receive or be issued any capital stock of it or its subsidiary or any security of any kind convertible into or exercisable or exchangeable for any shares of capital stock of it or its subsidiary or to receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of shares of capital stock (including any rights to participate in the equity, income or election of directors of it or its subsidiary (collectively, “Options”)).

                  (C) Qualification. It is duly qualified to do business and is in good standing in the State of Florida and in any other states of the United States and foreign jurisdictions where their ownership, use or leasing of property or the conduct or nature of their business requires either of them to be so qualified, licensed or admitted and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have a Material Adverse Effect (as such term is defined in Section 8.8(B)). Each has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets. Each has in effect all federal, state and local authorizations, licenses and approvals necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

                  (D) Subsidiaries. Each has no direct or indirect subsidiaries except, (i) in the case of BHC, its ownership of First National Bank of Osceola County, First National Bank of Pasco County and First National Bank of Polk County and (ii) in the case of BHC, its 75% indirect ownership, and in the case of Bank, its 25% ownership, of C.S. Processing, Inc.

                  (E) Authority. Subject to receipt of any necessary approval by its stockholders and the regulatory approvals referred to in Section 6.2, it has the corporate power and authority to execute, deliver and perform its obligations under this Plan, this Plan has been authorized by all necessary corporate action by it, and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, receivership, conservatorship and other laws of general applicability relating to or affecting creditors rights and to general equity principles.

                  (F) No Conflict. The execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby by it will not constitute (i) a breach or violation of, or a default under, any law, rule or regulation (collectively “Laws”) or any judgment, decree or order (collectively “Orders”), governmental permit or license (collectively “Licenses”), or contract, agreement, indenture or instrument (collectively “Contracts”) of it or to which it or any of its properties is subject or by which any of them are bound, which breach, violation or default is reasonably likely to have, either by itself or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it; (ii) a breach or violation of, or a default under, its articles of incorporation, articles of association, charter or bylaws (or other comparable corporate charter documents); (iii) result in or give any person any right of termination, cancellation, acceleration or modification in or with respect to any Orders, Licenses or Contracts, (iv) result in or give to any person any additional rights or entitlement to increased, accelerated or guaranteed payments under any Orders, Licenses or Contracts, or (v) result in the creation or imposition of any lien or encumbrance on the assets or properties of it; and the consummation of the transactions contemplated by this Plan will not require any consent or approval under any Laws, Orders, Licenses or Contracts or, except as set forth in Schedule 4.1(F), the consent or approval of any other party to any Orders, Licenses or Contracts other than the required approvals of applicable regulatory authorities referred to in Section 6.2.

                  (G) Financial Statements. Prior to the execution of this Plan, each party has delivered to the other true and complete copies of the following financial statements (which are attached as Schedule 4.1(G):

                           (i) the audited balance sheet of it as of December 31, 2001 and 2000 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, and on a consolidated basis in the case of BHC (the “Audited Financial Statements”), together with a true and correct copy of the report on such audited information by their respective independent accountants, and all letters from such accountants with respect to the results of such audits; and

                           (ii) the unaudited balance sheet of it as of March 31, 2002 and the related unaudited statements of operations, stockholders’ equity and cash flows for the period then ended, and on a consolidated basis in the case of BHC (the “Unaudited Financial Statements”) (the Audited Financial Statements and the Unaudited Financial Statements are sometimes hereinafter collectively referred to as the “Financial Statements”). All such Financial

Statements were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied and fairly present its financial condition and results of operations as of the respective dates thereof and for the respective periods covered thereby.

                           (H) Absence of Changes. Except for the execution and delivery of this Plan and the transactions to take place pursuant hereto on the Merger Effective Date, since December 31, 2001 there has not been any change, development or event which, individually or together with other such changes, developments or events, could reasonably be expected to have a Material Adverse Effect on its business, financial condition or results of operations. Without limiting the foregoing, except as disclosed in Schedule 4.1(H) or in the Unaudited Financial Statements, there has not occurred between December 31, 2001 and the date hereof:

                           (i) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock (except in the case of BHC in accordance with its existing dividend policy and past practice), or any direct or indirect redemption, purchase or other acquisition by it of any such capital stock of or any Option with respect to it;

                           (ii) any authorization, issuance, sale or other disposition by it of any shares of capital stock of or Option or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option (except for the issuance of shares upon the exercise of Options);

                           (iii) (x) any increase in the salary, wages or other compensation of any officer, employee or consultant of it whose annual salary is, or after giving effect to such change would be, $100,000 or more; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any benefit plan, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any benefit plan, employment contract or other employee compensation arrangement; or (z) any adoption, entering into, amendment, modification or termination (partial or complete) of any benefit plan except to the extent required by applicable Laws and, in the event compliance with legal requirements presented options, only to the extent the option which it reasonably believed to be the least costly was chosen;

                           (iv) any borrowing by it except in the ordinary course of business;

                           (v) with respect to any property securing any loan or other credit arrangement made by it, and to the knowledge of BHC or Bank, as the case may be, any physical damage, destruction or other casualty loss (whether or not covered by insurance) in an aggregate amount exceeding $100,000;

                           (vi) any material change in (w) any pricing, investment, accounting, financial reporting, credit, allowance or tax practice or policy, (x) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, (y) its fiscal year of it or (z) any credit policy or standard, including, without limitation, criteria relating to placement of a debtor on any credit watch or other similar list maintained by it;

                           (vii) with respect to any loan or other credit arrangement made by it, any write off or write down of or any determination to write off or write down any such loan or other credit arrangement in an aggregate amount exceeding $10,000 per month;

                           (viii) except for the sale of foreclosed properties, or properties received in lieu of foreclosure in the ordinary course of business consistent with past practice, any acquisition or disposition of, or incurrence of a lien or other encumbrance on, any of its assets and properties;

                           (ix) any (x) amendment of its articles of incorporation or bylaws (or other comparable corporate charter documents), (y) reorganization, liquidation or dissolution of it (z) merger, consolidation or business combination involving it and any other person;

                           (x) any capital expenditures or commitments for additions to property, plant or equipment of it constituting capital assets in an aggregate amount exceeding $100,000 as to Bank and $300,000 as to BHC;

                           (xi) any commencement or termination by it of any line of business;

                           (xii) any transaction by it with any officer, director, affiliate or associate of it or any affiliate or associate of any such officer, director or affiliate (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm’s-length basis, other than pursuant to any Contract in effect on December 31, 2001 and disclosed in Schedule 4.1(H);

                           (xiii) any agreement to do or engage in any of the foregoing;

                           (xiv) any other transaction involving, or development affecting it outside the ordinary course of business consistent with past practice, except as disclosed in Schedule 4.1(H).

                  (I) No Undisclosed Liabilities. Except as referred to or reserved against in its Financial Statements, there are no liabilities against, relating to or affecting it or any of its assets and properties, other than liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to its business, financial condition or results of operations.

                  (J) Litigation; Regulatory Action. Except as set forth in Schedule 4.1(J) or in its Financial Statements, no litigation, proceeding, or controversy before any court or governmental agency is pending which, either by itself or in the aggregate with one or more other events, occurrences or circumstances, is reasonably likely to have a Material Adverse Effect on it and, to the best of its knowledge, no such litigation, proceedings or controversy has been threatened; and except as set forth in Schedule 4.1(J), it is not a party to, or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or has adopted any board resolution at the request of, any federal, state or other government, governmental agency or authority charged with the supervision or regulation of financial institutions or their holding companies or the issuance of securities or engaged in the insurance of deposits (including, without limitation, the Florida Department of Banking, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or its properties (collectively, the “Regulatory Authorities”); and it has not been advised by any Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission or any such resolutions.

                  (K) Compliance with Laws. It is in material compliance, in the conduct of its business, with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws relating to discriminatory business practices; and it has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its business substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and it has not received notification or communication from any Regulatory Authority (i) asserting that it is not in material compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist).

                  (L) Material Contracts. Except as set forth in Schedule 4.1(L) or in its Financial Statements, and except for this Plan, it is not bound by any material contract, agreement or other arrangement to be performed after the date hereof.

                  (M) Defaults. It is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. It is not subject to, or bound by, any Contract containing covenants which (i) limit its ability to compete in any material line of business or with any person, or (ii) involve any material restriction of geographical area in which, or method by which, it may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

                  (N) Real Property. Except as set forth in Schedule 4.1(N), it does not own any real property. Schedule 4.1(N) also contains a true and correct list of each parcel of real property leased by it (as lessor or lessee).

                           (i) It has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the lease thereof. Each lease referred to in this paragraph (i) is a legal, valid and binding agreement, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and there is no, and it has received no notice of any, default, or any condition or event which, after notice or lapse of time or both, would constitute a default thereunder. It does not owe any brokerage commissions with respect to any such leased space.

                           (ii) Except as disclosed in Schedule 4.1(N), the improvements on the real property identified therein are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to its knowledge, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

                  (O) Tangible Personal Property. It is in possession of and has good title to, or have valid leasehold interests in or valid rights under contact to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on its Financial Statements and tangible personal property acquired subsequent to December 31, 2001, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all liens, other than liens disclosed in Schedule 4.1(O), and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws.

                  (P) Intellectual Property Rights. Schedule 4.1(P) lists all Intellectual Property (as such term is hereinafter defined) owned by it or used in its business and operations as currently conducted. Except as set forth in Schedule 4.1(P), it has such ownership and use (free and clear of all liens) of, or rights by license, lease or other agreement to use (free and clear of all liens), such Intellectual Property as is necessary to permit it to conduct its business and operations as currently conducted, except where the failure to have any such right would not have a material adverse effect on its business, financial condition or results of operations. Except as disclosed in Schedule 4.1(P), (i) all registrations with and applications to Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any other actions to maintain their validity or effectiveness, (ii) there are no restrictions on the direct or indirect transfer of any license, or any interest therein in respect of such Intellectual Property, (iii) it has taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (iv) it has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and (v) it has no knowledge that such Intellectual Property is being infringed by any other person. It has not received notice that it is infringing any Intellectual Property of any other person, no claim is pending or, to its knowledge (after having made due inquiry), has been made to such effect that has not been resolved and, to its knowledge (after having made due inquiry), it is not infringing any Intellectual Property rights of any other person. For purposes of this Plan “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, software license and sub-license agreements, end-user license agreements for software, software maintenance agreements, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

                  (Q) No Brokers. Except for the engagement by BHC of Allen C. Ewing & Co. and Bank of The Carson Medlin Company, all negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it and its agents directly with the other parties hereto and their agents and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment.

                  (R) Employee Benefit Plans. Except as Previously Disclosed:

                           (i) Each party has delivered to the other a true and complete copy of each “employee benefit plan” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), covering employees or former employees of it (the “Employees”).

                           (ii) All employee benefit plans of each party covering Employees, to the extent subject to ERISA (the “ERISA Plans”), have been operated and administered, and are in material compliance with, applicable law, including ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act or any rules or regulations thereunder, and all filings, disclosures and notices required by any such laws have been timely made, except for failures to so comply which are not reasonably likely, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it. Each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has either (a) received a favorable determination letter from the Internal Revenue Service; or (b) is or will be the subject of an application for a favorable determination letter, and it is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to the best of its knowledge, threatened litigation relating to the ERISA Plans which is reasonably likely, either by itself or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it; and has not engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA in an amount which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

                           (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a) (15) of ERISA, currently or formerly maintained by any of them or any entity which is considered one “employer” with it under Section 4001 (a) (14) of ERISA or Section 414 of the Code (an “ERISA Affiliate”), which liability is reasonably likely to have either by itself or in the aggregate with one or more other events, occurrences or circumstances a Material Adverse Effect on it. It has not incurred and does not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA. No notice of a “reportable event” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or the Pension Plan of an ERISA Affiliate (“ERISA Affiliate Plan”) within the 12-month period ending on the date hereof. To its knowledge, there is no pending investigation or enforcement action by the Pension Benefit Guaranty Corporation (“PBGC”), the Department of Labor (the “DOL”) or the IRS or any other governmental agency with respect to any employee benefit plan.

                           (iv) All contributions required to be made under the terms of any ERISA Plan or any ERISA Affiliate have been timely made; and no pension plan of either party or any ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

                           (v) Under each Pension Plan or ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a) (16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s or ERISA Affiliate Plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan, and there has been no material adverse change in the financial position of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which in either case reasonably could be expected to change such result.

                           (vi) There are no material current or projected liabilities for retiree health or life insurance benefits;

                  (S) No Regulatory Impediment. It knows of no reason why the regulatory approvals referred to in Section 6.2 should not be obtained.

                  (T) Labor Matters. It is not a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (U) Insurance. Schedule 4.1(U) contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment thereof and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of it or affect or relate to the ownership, use or operation of any of its assets and properties and that (i) have been issued to it or (ii) have been issued to any person for their benefit. The insurance coverage provided by the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Plan. Each policy listed in Schedule 4.1(U) is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither it nor the person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The insurance policies listed in Schedule 4.1(U), in light of its business, operations and assets and properties, are in amounts and have coverages that are reasonable and customary for persons engaged in such businesses and operations and having such assets and properties. It has not received notice that any insurer under any insurance policy (x) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (y) has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidate. Schedule 4.1(U) sets forth a complete and accurate list of all claims in excess of $25,000 made under the policies and binders described in clause (i) above since December 31, 2000. It does not have or maintain any self-insurance arrangement.

                  (V) Affiliate Transactions. Except as disclosed in Schedule 4.1(V), in any other Schedule to this Plan or in the Financial Statements, as of the date of this Agreement there are no intercompany liabilities between Bank and BHC Bank. Neither any officer, director, affiliate or associate of Bank or BHC, nor any associate of any such officer, director or affiliate, provides or causes to be provided any assets, services of facilities to Bank or BHC, respectively; neither Bank nor BHC provides or causes to be provided any assets, services or facilities to any such officer, director, affiliate or associate; and neither Bank nor BHC beneficially owns, directly or indirectly, any assets of any such officer, director, affiliate or associate. Except as disclosed in Schedule 4.1(V), in any other Schedule to this Plan or in the Financial Statements, each of the liabilities and transactions referred to in the previous sentence was incurred or engaged in, as the case may be, on an arm’s length basis. Except as disclosed in Schedule 4.1(V), since December 31, 2001, all settlements of intercompany liabilities between Bank and BHC, and all such settlements between Bank and BHC and their respective officers, directors, affiliates and associates, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

                  (W) Asset Classification. Set forth on Schedule 4.1(W) is a list, accurate and complete in all material respects, of all loans, extensions of credit or other assets that are classified as of December 31, 2001 by it (the “Asset Classification”); and no amounts of loans, extensions of credit or other assets that are classified by Bank and BHC as of December 31, 2001 by any regulatory examiner as “Other Assets Especially Mentioned”, “Substandard”, “Doubtful,” “Loss,” or words or grading system of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Bank and BHC, respectively, prior to December 31, 2001. The allowances for loan losses disclosed in the Financial Statements were, and the allowances for loan losses for periods ending after the date of this Plan will be, adequate as of the date thereof, under generally accepted accounting principles consistently applied to banks and bank holding companies and under all other regulatory requirements, for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date, and the assets comprising other real estate owned and in-substance foreclosures included in any of their non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

                  (X) Takeover Laws; Dissenters’ Rights. It has taken all necessary action to exempt the transactions contemplated by this Plan from, or the transactions contemplated by this Plan are otherwise exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “control transaction,” “business combination” or other anti-takeover laws and regulations (collectively, the “Takeover Laws”) of the State of Florida, including, without limitation, Sections 607.0901 and 607.0902, Florida Statutes.

                  (Y) Environmental Matters. Except as set forth in Schedule 4.1(Y), to the best of its knowledge:

                           (i) neither it, nor any properties owned or operated by it, has been or is in violation of or liable under any Environmental Law (as such term is defined in subsection (iii) below), except for such violations or liabilities that, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, would not have a Material Adverse Effect on its assets, business, financial condition or results of operations taken as a whole. There are no (and there is no reasonable basis for any) actions, suits or proceedings, or demands, claims, notices or investigations including, without limitation, notices, demand letters or requests for information from any environmental agency or other person, instituted, pending or threatened relating to the liability of any property owned or operated by it under any Environmental Law.

                           (ii) it has not received any notice, citation, summons or order, complaint or penalty assessment by any governmental or other entity or person with respect to a property in which it holds a security interest or other lien for (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, registration, and (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Material (as such term is defined in subsection (3), below).

                           (iii) The following definitions apply for purposes of this Plan: “Environmental Law” means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as in effect on or prior to the date of this Plan and includes, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; “Hazardous Material” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl;

                  (Z) Tax Matters. Except as set forth in Schedule 4.1(Z), (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it (collectively, the “Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired except to the extent any such filing is not yet due or all such failures to file, taken together, are not reasonably likely to have either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, and such Tax Returns were true, complete, accurate and correct in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, occupancy, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties, operations or activities of it, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the “Taxes”) shown to be due on the Tax Returns have been paid in full on or before the due date or are being contested in good faith and adequately reserved for on its consolidated balance sheet, (iii) the Tax Returns have never been examined by the Internal Revenue Service, (iv) no notice of deficiency, pending audit or assessment with respect to the Tax Returns has been received from the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all Taxes due with respect to completed and settled examinations have been paid in full, (vi) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, except as reserved against in its Financial Statements, and (vii) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of it.

         (AA)  Reorganization. It is aware of no reason why the merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         (BB)  Articles and Bylaws. It has previously delivered to the other party its articles of incorporation and bylaws (or other comparable corporate charter documents) which are true, correct and complete copies of such documents as in effect on the date of this Plan.

         (CC)  Disclosure. All material facts to its business, financial condition or results of operations have been disclosed to the other party in connection with this Plan. No representation or warranty contained in this Plan, and no statement contained in the Schedules hereto or in any certificate, list or other writing furnished pursuant to any provision of this Plan contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

V. COVENANTS.

Bank hereby covenants to BHC, and BHC hereby covenants to Bank, that:

         5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Plan, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto, and each party shall use its best efforts to cause to be satisfied the conditions referred to in Article VI, to lift or rescind any injunction, restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Plan, to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Plan and to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by this Plan.

         5.2 Press Releases. Unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.

         5.3 Access; Information.

                  (A) Upon reasonable notice, it will afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Merger Effective Date to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to the other party hereto, (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state banking or other laws, and (ii) all other information concerning its business, properties and personnel as the other parties hereto may reasonably request. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date hereof. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

                  (B) No investigation pursuant to this Section 5.3 by any party shall affect or be deemed to modify or waive any representation or warranty made by any other party hereto or the conditions to the obligation of the first party to consummate the transactions contemplated by this Plan; and each party hereto will not use any information obtained pursuant to this Section 5.3 for any purpose unrelated to this Plan, the consummation of the transactions contemplated hereby and, if the merger is not consummated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Plan, each party will, upon request by the other party, deliver to the other all documents so obtained by it or destroy such documents.

         5.4 Acquisition Proposals. The Bank shall not solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of its Board of Directors (as advised in writing by its counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any tender offer or exchange offer for, or any proposal for the acquisition or purchase of all or a substantial portion of its assets, or a substantial equity interest in it, or any merger or other business combination other than as contemplated by this Plan, and it shall instruct its officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; provided that, notwithstanding the foregoing, it may communicate information about any such proposal to its stockholders if and to the extent that it is legally required to do so (as advised in writing by its counsel); it shall notify the other party immediately if any such inquiries or proposals are received by it or if any person seeks to initiate such negotiations or discussions.

         5.5 Securities Agreements. It will cause each of its executive officers and directors to execute and deliver to BHC on or before the Merger Effective Date any agreement required under applicable federal or state securities laws with respect to the merger or the BHC Common Stock.

         5.6 Takeover Laws. It shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute in effect as of the date of this Plan and shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, including, without limitation, the provisions of Section 607.0902, Florida Statutes.

         5.7 No Rights Triggered.

                  (A) It shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated hereby and thereby (including without limitation the merger) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not (i) result in the grant of any rights or claims under it’s articles of incorporation or bylaws or under any agreement to which it is a party, or (ii) restrict or impair in any way the ability of the other party to exercise the rights granted hereunder.

                  (B) It shall not adopt any plan or arrangement that would adversely affect in any way the rights of the other party under this Plan.

         5.8 Regulatory Applications. It undertakes and agrees to use its best efforts to cause the merger to be effected, including, without limitation, promptly preparing and filing any and all regulatory applications and disclosure documents.

         5.9 Monthly Information. It shall promptly after the end of each calendar month after the date of this Plan and before the Merger Effective Date provide the other party with a list of all of its loans, extensions of credit or other assets that have been classified internally or by any regulatory examiner since the date it provided the other party with the Asset Classification.

         5.10 Notification of Certain Matters. It shall give prompt notice to the other party of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         5.11 Securities Act Matters. The parties intend that the BHC Common Stock issuable in the merger will be issued pursuant to a registration statement filed in accordance with the registration requirements of the Securities Act of 1933 (the “Securities Act”) and applicable state securities laws or other exemptions contained in such state securities laws, respectively.

         5.12 Indemnification. For a period of four years after the Merger Effective Date, BHC shall indemnify, defend and hold harmless each director of Bank against all liabilities arising out of actions or omissions occurring upon or prior to the Merger Effective Date (including without limitation the transactions contemplated by this Plan) to the extent authorized under Florida law.

VI. CONDITIONS TO CONSUMMATION OF THE MERGER.

Consummation of the merger is conditioned upon:

         6.1 Stockholder Vote. Approval of the merger and the other transactions contemplated hereby by the required vote of the stockholders of Bank and BHC as and to the extent required by law (and, in the case of BHC, as required by the Nasdaq National Market System), and the number of Dissenting Bank Shares shall not exceed 8% of the number of Bank Common Stock issued and outstanding immediately prior to the Merger Effective Date.

         6.2 Regulatory Approvals. Procurement by BHC and Bank of all requisite approvals and consents of Regulatory Authorities, and the expiration of applicable statutory waiting periods relating thereto, provided, however, that no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements set forth in any Schedule hereto) which would so materially and adversely impact the economic or business benefits to BHC or Bank, or their respective stockholders, of the transactions contemplated by this Plan that, had such condition or required been known, such party would not, in its reasonable judgment, have entered into this Plan.

         6.3 Third Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank or BHC.

         6.4 No Prohibition. There not being in effect any law, order, decree or injunction of any court or agency of competent jurisdiction that restrains, enjoins or otherwise prohibits or makes illegal consummation of the merger or which could be reasonably expected to result in a material diminution of the benefits of the transaction to BHC or Bank, and there shall not be pending or threatened on the Merger Effective Date any action or proceeding which could reasonably be expected to result in the enactment or issuance of any such law, order, decree or injunction.

         6.5 Litigation. No action, suit, or proceeding shall be pending or threatened before any court or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge could (a) prevent consummation of any of the transactions contemplated by the Plan, (b) cause any of the transactions contemplated by this Plan to be rescinded following consummation, or (c) affect adversely the right after the Merger Effective Date of the BHC to own, operate, or control substantially all of the assets and operations of Bank and BHC.

         6.6 Representations, Warranties and Covenants. (i) Each of the representations and warranties contained herein of any party being true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (y) as expressly contemplated by this Plan, or (z) for representations and warranties (other than the representations and warranties set forth in Paragraph (A) of Article IV, which shall be true and correct in all material respects) the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the merger and the other transactions contemplated by this Plan; (ii) each and all of the agreements and covenants contained herein of any party to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and (iii) each of Bank and BHC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the other party dated the Merger Effective Date, to such effect.

         6.7 Securities Agreements. BHC shall have received a completed and executed securities agreement from each of Bank’s executive officers and directors as may be required pursuant to Section 5.5.

         6.8 Tax Opinion. BHC and Bank shall have received an opinion from KPMG LLP, to the effect that the merger constitutes a reorganization under Section 368 of the Code and that no gain or loss will be recognized by the shareholders of Bank to the extent of Exchange Shares received in the merger, which such opinion may rely upon factual representations contained in certificates of officers of BHC, Bank and others.

         6.9 Opinions of Financial Advisor. Bank and BHC having received the written opinion of their respective financial advisory firms (Allen C. Ewing & Co. in the case of BHC and The Carson Medlin Company in the case of Bank), in form and substance satisfactory to Bank and BHC, as to the fairness of the consideration to be received in the merger by the stockholders of Bank and BHC from a financial point of view, dated as of the date of this Plan and as of the date of any solicitation of proxies from the stockholders of Bank and BHC for a vote to approve this Plan and the merger.

         6.10 Shareholders’ Equity. The shareholders’ equity on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP (a) of Bank shall not be less than $8.4 million, and (b) of BHC shall not be less than $27.5 million.

         6.11 Allowance for Loan Losses. The allowance for loan losses on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP (a) of Bank shall not be less than 1.20% of its total loans, and (b) of BHC shall not be less than 1.20% of its total loans.

         6.12 Certificates. The parties shall have delivered to the other a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions set forth above in this Section has been satisfied in all respects.

Provided, however, a failure to satisfy any of the conditions set forth in Sections 6.10(a) and 6.11(a) shall only constitute conditions if asserted by BHC; and a failure to satisfy any of the conditions set forth in Sections 6.10(b) and 6.11(b) of this Article VI shall only constitute conditions if asserted by Bank.

VII. TERMINATION.

         7.1 Termination. This Plan may be terminated prior to the Merger Effective Date either before or after receipt of required shareholder approvals:

                  (A) Mutual Consent. At any time prior to the Merger Effective Date, by the mutual consent of BHC and Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

                  (B) Breach. At any time prior to the Merger Effective Date, by BHC or Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breaches, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect on such breaching party, or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

                  (C) Delay. By BHC or Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the merger is not consummated by March 31, 2003; provided, however, that such date may be extended by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan;

                  (D) No Stockholder Approval. By Bank or BHC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by Section 6.1 is not obtained at a meeting or meetings called for the purpose of obtaining such approval;

                  (E) Failure of Bank to Recommend. By BHC, at any time prior to the stockholders’ meeting of Bank, if the Board of Directors of Bank shall have failed to recommend approval of the merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of BHC;

                  (F) Failure of BHC to Recommend. By Bank, at any time prior to the stockholders’ meeting of BHC, if the Board of Directors of BHC shall have failed to recommend approval of the merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Bank; or

                  (G) Material Adverse Effect. By BHC or Bank, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that there shall have occurred a Material Adverse Effect with respect to the other.

                  (H) Closing Average Trading Price. By Bank, if the Closing Average Trading Price is less than $16.00; provided, however, if mutually agreed upon by the parties during the five-day period commencing with BHC’s receipt of such notice, BHC shall have the option to elect to increase the Cash Amount such that the combination of the Cash Amount and the Exchange Shares (valued at the Closing Average Trading Price) shall at least equal $11.00 per share.

         7.2 Effect of Termination and Abandonment. In the event of termination of this Plan and the abandonment of the merger pursuant to this Article VII, no party to this Plan shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.1, and (ii) that termination will not relieve a breaching party from liability for any breach of this Plan giving rise to such termination.

VIII. OTHER MATTERS.

         8.1 Survival. If the Merger Effective Date occurs, the agreements of the parties in Article II of this Plan and in Sections 5.12, 8.1, 8.3, 8.4, 8.6, 8.7 and 8.9 of the Plan shall survive the Merger Effective Date; the representations, warranties, agreements and covenants contained in this Plan shall be deemed to be conditions of the merger and shall not survive the Merger Effective Date. If this Plan is terminated prior to the Merger Effective Date, the agreements and representations of the parties in Sections 4.1(Q), 5.3(B), 7.2, 8.1, 8.4, 8.5, 8.6 and 8.9 shall survive such termination.

         8.1 Waiver or Amendment. Prior to the Merger Effective Date, any provision of this Plan may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of Bank and BHC, the consideration to be received by the stockholders of such party for each share of Bank Common Stock or BHC Common Stock, as the case may be, shall not thereby be decreased.

         8.3 Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

         8.4 Governing Law. This Plan shall be governed by, and interpreted in accordance with, the substantive laws of the State of Florida without regard to its principles of conflicts of laws, except as federal law may be applicable.

         8.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby; provided, however, that each of BHC and Bank shall pay one-half (1/2) of all (i) filing fees related to all applications and supplements thereto filed by the parties with federal and state banking authorities for prior approval of the merger, (ii) accounting fees and expenses, (iii) fees and expenses relating to obtaining the Tax Opinion contemplated by Section 6.8, (iv) registration statement and transfer agent fees and expenses, and (v) fees and expenses of Smith Mackinnon, PA. Notwithstanding the foregoing, if any legal action or other proceeding is brought for the enforcement of this Plan, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Plan, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and expenses, incurred in that action or proceeding, in addition to any other relief which such party or parties may be entitled.

         8.6 Confidentiality. Except as otherwise provided in Section 5.3, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

         8.7 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, courier service, by facsimile transmission, or mailed (by registered or certified mail) postage prepaid, return receipt requested, addressed to (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:

If to BHC, to	James H. White Chairman and Chief Executive Officer CenterState Banks of Florida, Inc. 7722 State Road 544 East, Suite 205 Winter Haven, FL 33881 Facsimile: (863) 419-0795

If to Bank, to:	Ernest S. Pinner President and Chief Executive Officer CenterState Bank of Florida Post Office Box 9090 Winter Haven, FL 33883-9090 Facsimile: (863) 291-3994

With, in each instance, a copy to:	John P. Greeley, Esquire Smith Mackinnon, PA 255 South Orange Avenue, Suite 800

Orlando, Florida 32801 Facsimile: (407) 843-2448

         Each such notice shall be deemed delivered (a) on the date delivered if by hand delivery; (b) on the date of transmission with confirmed answer back if by facsimile or other telegraphic method; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

         8.8 Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

                  (A) the term “knowledge” when used with respect to a party shall mean the knowledge, after due inquiry, of any “Executive Officer” of such party, as such term is defined in Regulation O of the Federal Reserve Board;

                  (B) the term “Material Adverse Effect” shall mean (a) an event, occurrence or circumstance, which individually or in the aggregate, results, or is reasonably likely to result, in a decrease in the shareholders’ equity account of a party, as determined in accordance with GAAP and as measured from its Unaudited Financial Statements in an amount equal to or greater than $100,000, including, without limitation, (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes, (ii) operating losses and (iii) a breach of a representation or warranty, or (b) a breach of a representation or warranty which would materially impair the party’s ability to perform its obligations under this Plan or the consummation of the merger and the other transactions contemplated by this Plan; provided, however, that the term Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities; and (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally.

         8.9 Entire Understanding; No Third Party Beneficiaries. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

         IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CenterState Bank of Florida	CenterState Banks of Florida, Inc.

By:	/s/ Ernest S. Pinner	By:	/s/ James H. White

	Ernest S. Pinner		James H. White

	President and Chief Executive Officer		Chairman

Appendix B

September 23, 2002

Board of Directors
CenterState Bank of Florida
1101 First Street South
Winter Haven, FL 33880

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated shareholders of CenterState Bank of Florida (the “Bank”) under the terms of a certain Amended and Restated Plan of Merger and Merger Agreement dated August 20, 2002 (the “Plan”) pursuant to which the Bank will be acquired by CenterState Banks of Florida, Inc., (“BHC”) pursuant to a merger transaction (the “Merger”). Under the terms of the Plan, each of the outstanding shares of Bank common stock shall be converted into the right to receive cash in the amount of $2.40, plus .53631 of a share of BHC common stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Plan.

The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. We have been retained by the Bank in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of BHC and the Bank. We have reviewed: (i) the Agreement and Plan of Share Exchange dated May 8, 2002 which was subsequently amended by the Plan; (ii) the annual reports to shareholders of BHC, including audited financial statements for the three years ended December 31, 2001; (iii) audited financial statements of the Bank for the two years ended December 31, 2001; (iv) unaudited interim financial statements of BHC for the six months ended June 30, 2002; (v) unaudited interim financial statements of the Bank for the six months ended June 30, 2002; and, (vi) certain financial and operating information with respect to the business, operations and prospects of BHC and the Bank. We also: (a) held discussions with members of management of BHC and the Bank regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stock of BHC and compared them with those of certain publicly traded companies which we deemed to be relevant; (c) compared the results of operations of BHC and the Bank with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

B-1

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of BHC or the Bank. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the consideration provided for in the Plan is fair, from a financial point of view, to the unaffiliated shareholders of CenterState Bank of Florida.

Very truly yours,

THE CARSON MEDLIN COMPANY

B-2

Appendix C

50 North Laura Street, Suite 3625 Jacksonville, Florida 32202

Telephone 904-354-5573

Telecopier 904-354-7033

September 23, 2002

Board of Directors
CenterState Banks of Florida, Inc.
7722 State Road 544 East, Suite 205
Winter Haven, Florida 33881

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of CenterState Banks of Florida, Inc. (the “Company”) of the terms of the proposed merger transaction (the “Merger”) by and among the Company and CenterState Bank of Florida (the “Bank”). Under the terms of the Amended and Restated Plan of Merger and Merger Agreement (the “Plan”) dated August 20, 2002, each share of Bank Common Stock shall be converted into the right to receive (i) cash in the amount of $2.40 (the “Cash Amount”), plus (ii)      .53631 of a share of the Company’s Common Stock (the “Exchange Shares”). The Exchange Shares shall be issued in a tax free reorganization pursuant to Section 368(a) of the Internal Revenue Code, as amended.

Allen C. Ewing & Co. issued its original opinion to the Board of Directors of the Company as to the fairness, from a financial point of view, of the terms of a proposed Agreement and Plan of Share Exchange for the acquisition of the Bank on May 8, 2002. This opinion is being issued to reflect the restructuring of the terms of the acquisition in the form of a merger of the Bank with and into an interim banking corporation to be organized as a wholly-owned subsidiary of the Company.

In arriving at its opinion, Ewing relied upon the accuracy and completeness of the information provided to us by the Company and the Bank, which was used in the preparation of the accompanying analysis. This information included (i) the Agreement and Plan of Share Exchange dated May 8, 2002 which was amended by the Plan, (ii) audited financial statements of the Bank for the years ended December 31, 2000 and December 31, 2001, (iii) annual reports to shareholders of the Company for the years ended December 31, 2000 and December 31, 2001, (iv) unaudited financial statements of the Bank for the six months ended June 30, 2002, (v) unaudited financial statements of the Company for the six months ended June 30, 2002, and (vi) the business plans of the Bank and the Company for the years ending December 31, 2002, December 31, 2003, and December 31, 2004. Ewing did not conduct an independent verification of such information or perform an independent appraisal of the Company’s or Bank’s assets or liabilities.

C-1

Board of Directors
CenterState Banks of Florida, Inc.
August___,2002

Based upon the accompanying analysis and our knowledge of and experience in the valuation of Florida banks and their securities, it is our opinion that the terms of the Plan are fair, from a financial point of view, to the shareholders of the Company.

The opinion of Allen C. Ewing & Co. is directed to the Board of Directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the shareholders’ meeting held in connection with the proposed Merger. Ewing has not been requested to opine as to, and the opinion does not address, the Board’s underlying business decision to support and recommend the acquisition to the shareholders.

Very truly yours,

ALLEN C. EWING & CO.

C-2

Appendix D

§ 658.44 Approval by stockholders; rights of dissenters; preemptive rights.—

         (1)  The department shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved:

         (a)  By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

         (b)  After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in § 607.0704.

         Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement

         (2)  Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to § 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

         (a)  Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

         (b)  As to which, if the proposed action is to be by written consent of stockholders pursuant to § 607.0704, such written consent is not given by the holder thereof; or

         (c)  With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to § 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

         Hereinafter in this section, the term “dissenting shares” means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

         (3)  On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

         (4)  The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

         (5)  The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

         (6)  Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

         (7)  The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

         (8)  The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

         (9)  After approval of the plan of mercer and mercer agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in § 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or company, respectively, with the corporate seal impressed thereon.

         History.- § 4, ch. 28016, 1953; §§ 12, 35, ch. 69-106; § 3, ch. 76-168; § 1, ch. 77-457; §§ 34, 151, 152, ch. 80-260; §§ 2, 3, ch. 81-318; § 47, ch. 83-216; § 29, 51, ch. 84-216; § 1, ch. 91-307; §§ 1, 127, ch. 92-303.

Note.- Former § 661.05.

Appendix E

CenterState Bank of Florida

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations

         The information presented below for the years ended December 31, 2001 and 2000 is derived in part from the Bank’s audited financial statements. The information for the six month periods ended June 30, 2002 and 2001 is derived in part from the Bank’s unaudited financial statements and includes, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the data for such periods. Operating results for the six month periods ended June 30, 2002 are not necessarily indicative of the results that may be expected for any other interim period or for the entire year ending December 31, 2002. Management’s discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of the Bank at June 30, 2002 and December 31, 2001, and the results of operations of the Bank for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000. This discussion should be read in conjunction with the consolidated financial statements and related footnotes of the Bank presented elsewhere herein.

SELECTED FINANCIAL DATA

	Six months ended June 30,		Years ended December 31,

(Dollars in thousands except for per share data)	2002	2001	2001	2000

SUMMARY OF OPERATIONS:

Total interest income	$1,543	$1,207	$2,491	$1,116

Total interest expense	(775)	(677)	(1,382)	(348)

	768	530	1,109	768

Provision for loan losses	(50)	(30)	(41)	(410)

Net interest income after provision for loan losses	718	500	1,068	358

Noninterest income	140	61	186	15

Noninterest expense	(1,289)	(762)	(1,694)	(1,170)

Income before income taxes	(431)	(201)	(440)	(797)

Income tax benefit	161	75	156	281

Net income	($270)	($126)	($284)	($516)

PER COMMON SHARE DATA:

Basic earnings per share	($0.27)	($0.13)	($0.28)	($0.52)

Diluted earnings per share	($0.27)	($0.13)	($0.28)	($0.52)

Book value per share	$8.89	$9.30	$9.13	$9.41

Tangible book value per share	$8.89	$9.30	$9.13	$9.41

Actual shares outstanding	1,000,000	1,000,000	1,000,000	1,000,000

Weighted average shares outstanding	1,000,000	1,000,000	1,000,000	1,000,000

Diluted weighted average shares outstanding	1,000,000	1,000,000	1,000,000	1,000,000

BALANCE SHEET DATA:

Assets	$67,575	$41,900	$50,019	$27,038

Total loans, net	38,540	24,066	29,753	16,928

Total deposits	56,559	30,338	36,556	17,553

Short-term borrowings	1,997	2,131	4,221	—

Shareholders’ equity	8,897	9,297	9,128	9,414

Tangible capital (Tier 1 capital)	8,851	9,279	9,121	9,405

Average total assets	62,514	37,033	40,465	16,079

Average loans (net)	34,005	20,820	24,077	6,052

Average interest earning assets	55,291	32,048	34,648	13,550

Average deposits	50,727	25,080	29,070	6,364

Average interest bearing deposits	46,019	23,198	26,906	5,989

Average interest bearing liabilities	48,707	25,679	28,872	5,989

Average shareholders’ equity	9,007	9,343	9,271	9,668

SELECTED FINANCIAL DATA – continued

	Six months ended June 30,		Years ended December 31,

(Dollars in thousands except for per share data)(1)	2002	2001	2001	2000 (5)

SELECTED FINANCIAL RATIOS:

Return on Average Assets	-0.86%	-0.68%	-0.70%	-3.21%

Return on Average Equity	-6.00%	-2.70%	-3.06%	-5.34%

Efficiency (2)	142%	129%	131%	149%

Net Interest Margin (3)	2.80%	3.33%	3.20%	5.67%

Net Interest Spread (4)	2.42%	2.27%	2.40%	2.43%

CAPITAL RATIOS:

Tier 1 Leverage Ratio	13.3%	22.7%	20.6%	39.3%

Risk-Based Capital

Tier 1	17.9%	31.9%	24.4%	49.1%

Total	18.9%	33.1%	25.7%	50.3%

Average Equity to Average Assets	14.4%	25.2%	22.9%	60.1%

ASSET QUALITY RATIOS:

Net Charge-Offs to Average Loans	0.03%	0.00%	0.00%	0.00%

Allowance to Period End Loans	1.26%	1.80%	1.49%	2.36%

Allowance for Loan Losses to Nonperforming Loans	2042%	247%	960%	0.00%

Nonperforming Assets to Total Assets	0.04%	0.42%	0.09%	0.00%

OTHER DATA:

Banking Locations	3	1	2	1

Full-Time Equivalent Employees	33	19	28	16

(1)	Ratios, where appropriate, are presented on an annualized basis.

(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income.

(3)	Net interest margin is net interest income divided by total average earning assets.

(4)	Net interest spread is the difference between the average yield on average earnings assets and the average yield on average interest bearing liabilities.

(5)	The Bank began operations on April 14, 2000. During organization, capital was raised and invested in short-term U.S. Government securities. There were also organizational cost recognized during this period. For purposes of comparison on a consistent basis, all averages are calculated based on a 365 day period.

General

         CenterState Bank of Florida (the “Bank”) is a commercial bank with operations in Polk County, Florida. The Bank was capitalized by selling 1,000,000 shares of stock to approximately 260 local individuals at $10 per share ($10 million initial capital). The Bank began operations on April 14, 2000 in Winter Haven, Florida, in a rented location. Subsequently, it purchased land and built a 14,000 square foot, two story, brick building, which it now occupies as its main office. Most of the second floor has been leased to an unrelated party. In September 2001, the Bank opened its first branch office in Auburndale, Florida, and a second branch office was opened in January 2002 in Lakeland, Florida. The Auburndale branch, like the main office, is newly constructed and owned by the Bank. The Lakeland office is leased.

         The President and CEO of the Bank, is also the President of CenterState Banks of Florida, Inc., (“CSFL”), a public bank holding company that operates through three subsidiary commercial banks in six counties throughout Central Florida. The Chairman of the Bank is also the Chairman of CSFL. In addition, another director of the Bank is a director of “CSFL” and another director of the Bank is the President of one of CSFL’s subsidiary banks operating in Polk County.

         The Bank conducts commercial banking business consisting of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). The Bank’s profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate earned and paid on these balances. Net interest income is dependent upon the Bank’s interest rate spread which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, the Bank’s profitability is affected by such factors as the level of non-interest income and expenses, the provision for credit losses, and the effective tax rate. Non-interest income consists primarily of service fees on deposit accounts. Non-interest expense consists of compensation and employee benefits, occupancy and equipment expenses, and other operating expenses.

         During 2001, the Bank participated with CSFL and formed a 25% owned subsidiary (C. S. Processing, Inc.) for the purpose of processing checks and rendering statements (i.e. “item processing center”) for the Bank and for CSFL’s three subsidiary banks. CSFL’s three wholly owned subsidiary banks each own 25% of the subsidiary, and the remaining 25% is owned by the Bank. The Bank’s investment in the subsidiary was $100,000 and CSFL’s three subsidiary banks invested a combined $300,000. Operations began during July 2001. During 2002, each of the four shareholders contributed an additional $10,000 to purchase additional equipment. C. S. Processing, Inc., is operated on a break even basis, charging each of its four users an amount equal to it’s total operating expenses each month, allocated based on usage.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000.

Net Loss

         The Bank’s net loss for the year ended December 31, 2001 was $284,000 or $0.28 per share (basic and diluted), compared to $516,000 or $0.52 per share (basic and diluted) for the year ended December 31, 2000. As, discussed above, the Bank began business on April 14, 2000, however, during the organizational period, it had investments of approximately $10 million of short-term U.S. Government securities and it also incurred some organizational expenses.

         The Bank’s return on average assets (“ROA”) and return on average equity (“ROE”) for the year ended December 31, 2001 were negative (-0.70%) and (-3.06%), as compared to the ROA and ROE of (-3.21%) and (-5.34%) for the year ended December 31, 2000. The efficiency ratios for the years ended

December 31, 2001 and 2000 were 131% and 149%, respectively.

         Net loss decreased approximately $232,000 or 45% to $284,000 for the year ended December 31, 2001, compared to $516,000 for the same period during 2000. Net interest income and non-interest income increased by a combined amount of approximately $513,000, which was offset by an increase of approximately $525,000 in non-interest expenses. The provision for loan losses decreased by $369,000 and income tax benefit decreased by approximately $125,000.

         The improvement in net interest income was primarily due to an increase in average interest earning assets resulting from a growth in lending activities. The increase in non-interest income was a result of an increase in deposit related and other miscellaneous fees, both due to the overall growth of the loan and deposit portfolios. The increase in non-interest expense was due to increases in employee and equipment related expenses resulting from operating for a full year in 2001 versus seven and a half months in 2000.

Net Interest Income/Margin

         Net interest income consists of interest and fee income generated by earning assets, less interest expense.

         Net interest income increased $341,000 or 44% to $1,109,000 during the year ended December 31, 2001 compared to $768,000 for the year ended December 31, 2000. The $341,000 increase was a combination of a $1,375,000 increase in interest income offset by a $1,034,000 increase in interest expense.

         Average interest earning assets increased $21,098,000 to $34,648,000 during the year ended December 31, 2001, compared to $13,550,000 for the year ended December 31, 2000. Comparing these same two periods, the yield on average interest earning assets decreased from 8.24% in 2000 to 7.19% in 2001. The increase in volume had a positive effect on the change in interest income ($2,179,000 volume variance). The decrease in yields had a negative effect on the change in interest income ($804,000 rate variance). The net result was a $1,375,000 increase in interest income.

         Average interest bearing liabilities increased $22,883,000 to $28,872,000 during the year ended December 31, 2001, compared to $5,989,000 for the year ended December 31, 2000. Comparing these same two periods, the cost of average interest bearing liabilities decreased from 5.81% in 2000 to 4.79% in 2001. The increase in volume resulted in an increase in interest expense ($1,256,000 volume variance), and the decrease in yields resulted in a decrease in interest expense ($222,000 rate variance). The result was a net increase of $1,034,000 in interest expense. See the tables “Average Balances – Yields & Rates,” and “Analysis Of Changes In Interest Income And Expenses” below.

Average Balances – Yields & Rates
(Dollars are in thousands)

	Years Ended December 31,

	2001			2000

	Average	Interest	Average	Average	Interest	Average
	Balance	Inc/Exp	Rate	Balance	Inc/Exp	Rate

ASSETS:

Federal funds sold	$6,287	$253	4.02%	$2,875	$184	6.40%

Securities available for sale	3,857	213	5.52%	4,476	256	5.72%

Loans (1) (2)	24,504	2,025	8.26%	6,199	676	10.90%

TOTAL EARNING ASSETS	$34,648	$2,491	7.19%	$13,550	$1,116	8.24%

Allowance for loan losses	(427)			(147)

All other assets	6,244			2,676

TOTAL ASSETS	$40,465			$16,079

LIABILITIES & SHAREHOLDERS’ EQUITY:

Deposits:

Now	$4,643	$116	2.50%	$1,141	$32	2.80%

Money market	3,790	133	3.51%	206	10	4.85%

Savings	244	3	1.23%	66	1	1.52%

Time deposits	18,229	1,059	5.81%	4,576	305	6.67%

Short Term Borrowings	1,966	71	3.61%	—	—	—%

TOTAL INTEREST BEARING LIABILITIES	$28,872	$1,382	4.79%	$5,989	$348	5.81%

Demand deposits	2,164			375

Other liabilities	158			47

Shareholders’ equity	9,271			9,668

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$40,465			$16,079

NET INTEREST SPREAD (3)			2.40%			2.43%

NET INTEREST INCOME		$1,109			$768

NET INTEREST MARGIN (4)			3.20%			5.67%

(1)	Loan balances are net of deferred fees/cost of origination.

(2)	Interest income on average loans includes loan fee recognition of $77 thousand and $72 thousand for the years ended December 31, 2001 and 2000.

(3)	Represents the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.

(4)	Represents net interest income divided by total earning assets.

ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSES
(Dollars are in thousands)

	Net Change Dec 31, 2001 versus 2000

			Net
	Volume (1)	Rate (2)	Change

INTEREST INCOME

Federal funds sold	$218	($149)	$69

Securities available for sale	(35)	(8)	(43)

Loans	1,996	(647)	1,349

TOTAL INTEREST INCOME	$2,179	($804)	$1,375

INTEREST EXPENSE

Deposits NOW accounts	$98	($14)	$84
Money market accounts	174	(51)	123

Savings	3	(1)	2

Time deposits	910	(156)	754

Short-term borrowings	71	—	71

TOTAL INTEREST EXPENSE	$1,256	($222)	$1,034

NET INTEREST INCOME	$923	($582)	$341

(1)	The volume variance reflects the change in the average balance outstanding multiplied by the actual average rate during the prior period.

(2)	The rate variance reflects the change in the actual average rate multiplied by the average balance outstanding during the current period.

Provision and Allowance for Loan Losses

         Management’s policy is to maintain the allowance for loan losses at a level sufficient to absorb inherent losses in the loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to current period earnings and decreased by charge-offs net of recoveries on prior period loan charge-offs. In determining the adequacy of the reserve for loan losses, management considers those levels maintained by conditions of individual borrowers, the historical loan loss experience, the general economic environment and the overall portfolio composition. As these factors change, the level of loan loss provision changes.

         The provision for loan loss expense decreased $369,000 or 90% to $41,000 during the year ended December 31, 2001, as compared to $410,000 for the year ended December 31, 2000. At December 31, 2001, the allowance for loan losses totaled $451,000, or 1.49%, of total loans outstanding, compared to $410,000, or 2.36% of total loans outstanding at December 31, 2000.

         The allowance for loan losses increased $41,000 or 10%. There were no net charge-offs in 2001 or 2000. The $41,000 (10%) growth in the allowance for loan losses is primarily due to the overall growth in loans outstanding. Loans outstanding grew $12,866,000 or 74% to $30,204,000 at December 31, 2001 from $17,338,000 at December 31, 2000.

         There were no non accrual loans or impaired loans at December 31, 2001 or December 31, 2000. Management believes that the Company’s allowance for loan losses is adequate at December 31, 2001. The following sets forth certain information on the Company’s allowance for loan losses for the periods presented.

ACTIVITY IN ALLOWANCE FOR LOAN LOSSES
(In thousands of dollars)

	December 31,

	2001	2000

Balance at beginning of year	$410	$—

Total loans charged-off	—	—

Total recoveries of loans previously charged-off	—	—

Net loans charged-off	$—	$—

Provision for loan losses charged to expense	$41	$410

Ending balance	$451	$410

Total loans outstanding (net of deferred fees/costs)	$30,204	$17,338

Average loans outstanding	$24,504	$6,199

Allowance for loan losses to loans outstanding	1.49%	2.36%

Net charge-offs to average loans outstanding	—%	—%

Non-Interest Income

         Non-interest income for 2001 increased by $171,000, or 1140%, to $186,000 as compared to $15,000 for the year ending December 31, 2000. The increase was comprised of a $54,000 increase in rental income from leasing part of the second floor in the main office in 2001, which was not rented in 2000, an increase in gain on sale of fixed assets of $30,000, and an $87,000 increase in service charges on deposit accounts, fees and commissions. The Bank originally purchased item processing equipment when it first opened for business. When C.S. Processing was formed in July of 2001, the Bank sold this equipment to C.S. Processing and recognized a gain on the sale of $29,000. During 2000, the Bank sold a piece of equipment and recognized a loss on the sale of $1,000. The increase in service charges on deposit accounts, fees and commissions is due to the increase in business volume as the Bank grows.

Non-Interest Expense

         Non-interest expense increased $524,000, or 45%, to $1,694,000 for the year ended December 31, 2001, compared to $1,170,000 for the year ended December 31, 2000. The increase was a result of a $299,000 increase in compensation and related employee benefits, a $78,000 increase in occupancy and related equipment expenses, a $97,000 increase in depreciation expenses, a $53,000 increase in data processing expenses, and a $3,000 net decrease in all remaining non-interest expense categories summarized in the table below – Non-Interest Expenses. The Bank opened a new branch in September 2001 and incurred additional expenses in preparing to open an additional branch in January 2002. These contributed to the increase in compensation, occupancy and data processing expenses.

         Non-interest expenses are summarized in the table below.

NON INTEREST EXPENSE
(Dollars are in thousands)

	Years ended Dec 31

	2001	2000	Incr(Decr)

Salary, wages and employee benefits	$830	$531	$299

Occupancy expense	219	141	78

Depreciation of premises and equipment	180	83	97

Stationary and printing supplies	65	51	14

Marketing expenses	13	6	7

Data processing expense	89	36	53

Legal & professional fees	56	117	(61)

Other operating expenses	242	205	37

Total non interest expenses	$1,694	$1,170	$524

Income Tax Provision

         The income tax benefit for the year ended December 31, 2001, was $156,000, an effective tax rate of 35.5%, as compared to $281,000 for the year ended December 31, 2000, an effective tax rate of 35.3%.

COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2002 AND JUNE 30, 2001.

Net Loss

         The Bank’s net loss for the six month period ended June 30, 2002 was $270,000 or $0.27 per share (basic and diluted), compared to $126,000 or $0.13 per share (basic and diluted) for the six months ended June 30, 2001.

         The Bank’s return on average assets (“ROA”) and return on average equity (“ROE”) for the six months ended June 30, 2002 were negative (-0.86%) and (-6.00%), as compared to the ROA and ROE of (-0.68%) and (-2.70%) for the six months ended June 30, 2001. The efficiency ratios for the six months ended June 30, 2002 and 2001 were 142% and 129%, respectively.

         Net loss increase approximately $144,000 or 114% to $270,000 for the six months ended June 30, 2002, compared to $126,000 for the same period during 2001. The increase in net loss was primarily due to increase operating expenses related to the opening of a new branch in September 2001 and another in January 2002. Net interest income and non-interest income increased by a combined amount of approximately $317,000, which was offset by an increase of approximately $527,000 in non-interest expenses. The provision for loan losses increased by $20,000 and income tax benefit increased by approximately $86,000.

         The improvement in net interest income was primarily due to an increase in average interest earning assets resulting from a growth in lending activities. The increase in non-interest income was a result of an increase in deposit related and other miscellaneous fees, both due to the overall growth of the loan and deposit portfolios. The increase in non-interest expense was primarily due to opening a new branch in September 2001 and another in January 2002.

Net Interest Income/Margin

         Net interest income consists of interest and fee income generated by earning assets, less interest expense.

         Net interest income increased $238,000 or 45% to $768,000 during the six months ended June 30, 2002 compared to $530,000 for the six months ended June 30, 2001. The $238,000 increase was a combination of a $336,000 increase in interest income offset by a $98,000 increase in interest expense.

         Average interest earning assets increased $23,243,000 to $55,291,000 during the six months ended June 30, 2002, compared to $32,048,000 for the six months ended June 30, 2001. Comparing these same two periods, the yield on average interest earning assets decreased 1.96% from 7.59% during the six months ended June 30, 2001 to 5.63% during the same period in 2002. The increase in volume had a positive effect on the change in interest income ($838,000 volume variance). The decrease in yields had a negative effect on the change in interest income ($502,000 rate variance). The net result was a $336,000 increase in interest income.

         Average interest bearing liabilities increased $23,028,000 to $48,707,000 during the six months ended June 30, 2002, compared to $25,679,000 for the six months ended June 30, 2001. Comparing these same two periods, the cost of average interest bearing liabilities decreased 2.11% from 5.32% during the six months ended June 30, 2001 to 3.21% during the same period in 2002. The increase in volume resulted in an increase in interest expense ($561,000 volume variance), and the decrease in yields resulted in a decrease in interest expense ($463,000 rate variance). The result was a net increase of $98,000 in interest expense. See the tables “Average Balances – Yields & Rates,” and “Analysis Of Changes In Interest Income And Expenses” below.

Average Balances – Yields & Rates
(Dollars are in thousands)

	Six months ended June 30,

	2002			2001

	Average	Interest	Average	Average	Interest	Average
	Balance	Inc/Exp	Rate	Balance	Inc/Exp	Rate

ASSETS:

Federal funds sold	$13,203	$119	1.82%	$7,039	$168	4.81%

Securities available for sale	7,632	157	4.15%	3,774	112	5.98%

Loans (1) (2)	34,456	1,267	7.42%	21,235	927	8.80%

TOTAL EARNING ASSETS	$55,291	$1,543	5.63%	$32,048	$1,207	7.59%

Allowance for loan losses	(451)			(415)

All other assets	7,674			5,400

TOTAL ASSETS	$62,514			$37,033

LIABILITIES & SHAREHOLDERS’ EQUITY:

Deposits:

Now	$6,814	$58	1.72%	$4,060	$59	2.93%

Money market	14,478	166	2.31%	2,517	58	4.65%

Savings	632	5	1.60%	216	2	1.87%

Time deposits	24,095	528	4.42%	16,405	504	6.20%

Short Term Borrowings	2,688	18	1.35%	2,481	54	4.39%

TOTAL INTEREST BEARING LIABILITIES	$48,707	$775	3.21%	$25,679	$677	5.32%

Demand deposits	4,708			1,882

Other liabilities	92			129

Shareholders’ equity	9,007			9,343

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$62,514			$37,033

NET INTEREST SPREAD (3)			2.42%			2.27%

NET INTEREST INCOME		$768			$530

NET INTEREST MARGIN (4)			2.80%			3.33%

(1)	Loan balances are net of deferred fees/cost of origination.

(2)	Interest income on average loans includes loan fee recognition of $67 thousand and $38 thousand for the six month periods ended June 30, 2002 and 2001.

(3)	Represents the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.

(4)	Represents net interest income divided by total earning assets.

ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSES
(Dollars are in thousands)

	Net change June 30, 2002 versus 2001

			Net
	Volume (1)	Rate (2)	Change

INTEREST INCOME

Federal funds sold	$147	$(196)	$(49)

Securities available for sale	114	(69)	45

Loans	577	(237)	340

TOTAL INTEREST INCOME	$838	$(502)	$336

INTEREST EXPENSE

Deposits

NOW accounts	$40	$(41)	$(1)

Money market accounts	276	(168)	108

Savings	4	(1)	3

Time deposits	236	(212)	24

Short-term borrowings	5	(41)	(36)

TOTAL INTEREST EXPENSE	$561	$(463)	$98

NET INTEREST INCOME	$277	$(39)	$238

(1)	The volume variance reflects the change in the average balance outstanding multiplied by the actual average rate during the prior period.

(2)	The rate variance reflects the change in the actual average rate multiplied by the average balance outstanding during the current period.

Provision and Allowance for Loan Losses

         Management’s policy is to maintain the allowance for loan losses at a level sufficient to absorb inherent losses in the loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to current period earnings and decreased by charge-offs net of recoveries on prior period loan charge-offs. In determining the adequacy of the reserve for loan losses, management considers those levels maintained by conditions of individual borrowers, the historical loan loss experience, the general economic environment and the overall portfolio composition. As these factors change, the level of loan loss provision changes.

         The provision for loan loss expense increased $20,000 or 67% to $50,000 during the six months ended June 30, 2002, as compared to $30,000 for the six months ended June 30, 2001. At June 30, 2002, the allowance for loan losses totaled $490,000, or 1.26%, of total loans outstanding, compared to $440,000, or 1.80% of total loans outstanding at June 30, 2001.

         The allowance for loan losses increased $50,000 or 11%. Net loan charge-offs were $11,000 and $0, for the six month periods ending June 30, 2002 and 2001, respectively. Net charge-offs to average loans outstanding were 0.03% and 0% for the six months ended June 30, 2002 and 2001, respectively. Total loan outstanding increased $14,524,000 or 59% to $39,030,000 at June 30, 2002 compared to $24,506,000 at June 30, 2001.

         Non accrual loans were $24,000 and $73,000 as of June 30, 2002 and June 30, 2001, respectively. Loans past due more than 90 days and still accruing interest were $0 and $105,000 at June 30, 2002 and June 30, 2001, respectively. The Bank had no restructured loans or impaired loans at June 30, 2002 and 2001. Management believes that the Bank’s allowance for loan losses is adequate at June 30, 2002. The table below sets forth certain information on the Bank’s allowance for loan losses for the six month periods ending June 30, 2002 and 2001.

ACTIVITY IN ALLOWANCE FOR LOAN LOSSES
(In thousands of dollars)

	June 30,

	2002	2001

Balance at beginning of six month period	$451	$410

Total loans charged-off	(11)	—

Total recoveries of loans previously charged-off	—	—

Net loans charged-off	$(11)	$—

Provision for loan losses charged to expense	$50	$30

Ending balance, June 30	$490	$440

Total loans outstanding (net of deferred fees/costs)	$39,030	$24,506

Average loans outstanding	$34,456	$21,235

Allowance for loan losses to loans outstanding	1.26%	1.80%

Net charge-offs to average loans outstanding	0.03%	—%

Non-Interest Income

         Non-interest income for the six months ended June 30, 2002 increased by $79,000, or 130%, to $140,000 as compared to $61,000 for the same period in 2001. The increase was comprised of a $28,000 increase in rental income from leasing part of the second floor in the main office, and a $51,000 increase in service charges on deposit accounts, fees and commissions. The increase in service charges on deposit accounts, fees and commissions is due to the increase in business volume as the Bank grows.

Non-Interest Expense

         Non-interest expense increased $527,000, or 69%, to $1,289,000 during the six months ended June 30, 2002, compared to $762,000 for the same period in 2001. The increase was a result of a $218,000 increase in compensation and related employee benefits, a $82,000 increase in occupancy and related equipment expenses, a $53,000 increase in depreciation expenses, a $40,000 increase in data processing expenses, and a $134,000 increase in all remaining non-interest expense categories summarized in the table below – Non-Interest Expenses. The Bank opened a new branch in September 2001 and an additional branch in January 2002. The addition of these two new branches were the primary reason for the increase in compensation, occupancy, data processing expenses and other operating expenses.

         Non-interest expenses are summarized in the table below.

NON INTEREST EXPENSE
(Dollars are in thousands)

	Six months ended June 30

	2002	2001	Incr(Decr)

Salary, wages and employee benefits	$600	$382	$218

Occupancy expense	174	92	82

Depreciation of premises and equipment	137	84	53

Stationary and printing supplies	55	27	28

Marketing expenses	18	6	12

Data processing expense	64	24	40

Legal & professional fees	36	26	10

Other operating expenses	205	121	84

Total non interest expenses	$1,289	$762	$527

Income Tax Provision

         The income tax benefit for the six month period ended June 30, 2000, was $161,000, an effective tax rate of 37.4%, as compared to $75,000 for the six months ended June 30, 2001, an effective tax rate of 37.3%.

COMPARISON OF BALANCE SHEETS AT JUNE 30, 2002, DECEMBER 31, 2001 AND DECEMBER 31, 2000

Overview

         As of June 30, 2002, the Bank had total assets of $67.6 million, compared to $50.0 million and $27.0 million at December 31, 2001 and December 31, 2000, respectively. Net loans outstanding at June 30, 2002 were $38.5 million, compared to $29.8 million and $16.9 million at December 31, 2001 and 2000, respectively. Total deposits were $56.6 million at June 30, 2002, compared to $36.6 million and $17.6 million, at December 31, 2001 and 2000, respectively.

Loans

         Lending-related income is the most important component of the Banks’s net interest income and is a major contributor to profitability. The loan portfolio is the largest component of earning assets, and it therefore generates the largest portion of revenues. The absolute volume of loans and the volume of loans as a percentage of earning assets is an important determinant of net interest margin as loans are expected to produce higher yields than securities and other earning assets. Average loans during the six month period ending June 30, 2002 were $34,456,000, or 62% of interest earning assets, compared to

$24,504,000, or 71% of earning assets, and $6,199,000, or 46% of earning assets, for the years ended December 31, 2001 and 2000, respectively. Total loans, net of unearned fees and cost, at June 30, 2002, December 31, 2001 and 2000 were $39,030,000, $30,204,000 and $17,338,000, respectively. This represents a loan to total asset ratio of 58%, 60% and 64% and a loan to deposit ratio of 69%, 83% and 99%, at June 30, 2002, December 31, 2001 and 2000 respectively.

         At June 30, 2002, commercial real estate loans, at $15,028,000, made up the Bank’s largest component of its loan portfolio at 38%. Commercial loans were $4,809,000 (12%), consumer loans were $3,912,000 (10%), consumer real estate loans were $4,169,000 (11%), mobile home loans were $6,704,000 (17%), and all other loans were a combined $4,415,000 (12%).

         Loan concentrations are considered to exist where there are amounts loaned to multiple borrowers engaged in similar activities, which collectively could be similarly impacted by economic or other conditions and when the total of such amounts would exceed 25% of total capital. Due to the lack of diversified industry and the relative proximity of markets served, the Company has concentrations in geographic as well as in types of loans funded. The tables below provide a summary of the loan portfolio composition and maturities for the periods provided below.

LOAN PORTFOLIO COMPOSITION
(In thousands of dollars)

TYPES OF LOANS	June 30,		December 31,

	2002	2001	2001	2000

Commercial	$4,809	$1,583	$3,510	$1,137

Commercial real estate	15,028	10,118	10,645	8,408

Consumer	3,912	2,194	3,175	1,203

Consumer real estate	4,169	4,894	4,808	3,684

Mobile homes	6,704	4,468	5,702	2,205

Home equity line of credit	3,854	822	1,859	512

Personal unsecured line of credit	547	423	507	188

Overdrafts	14	4	4	1

	39,037	24,506	30,210	17,338

Less: unearned fees/costs	(7)	—	(6)	—

Total Loans, net of unearned fees	39,030	24,506	30,204	17,338

Less: Allowance for loan losses	(490)	(440)	(451)	(410)

Total Loans, net	$38,540	$24,066	$29,753	$16,928

LOAN MATURITY SCHEDULE
(In thousands of dollars)
(based on contractual maturities)

	June 30, 2002

	0 – 12	1 – 5	Over 5
	Months	Years	Years	Total

All loans other than construction	$7,569	$15,747	$12,652	$35,968

Real Estate — construction	2,213	458	398	$3,069

Total	$9,782	$16,205	$13,050	$39,037

Fixed interest rate	$2,738	$11,883	$5,443	$20,064

Variable interest rate	7,044	4,322	7,607	$18,973

Total	$9,782	$16,205	$13,050	$39,037

	December 31, 2001

	0 – 12	1 – 5	Over 5
	Months	Years	Years	Total

All loans other than construction	$3,742	$11,212	$11,704	$26,658

Real Estate — construction	1,581	593	1,378	3,552

Total	$5,323	$11,805	$13,082	$30,210

Fixed interest rate	$4,001	$7,940	$5,195	$17,136

Variable interest rate	1,322	3,865	7,887	13,074

Total	$5,323	$11,805	$13,082	$30,210

	December 31, 2000

	0 - 12	1 – 5	Over 5
	Months	Years	Years	Total

All loans other than construction	$2,195	$7,629	$7,514	$17,338

Real Estate — construction	—	—	—	—

Total	$2,195	$7,629	$7,514	$17,338

Fixed interest rate	$762	$4,274	$2,019	$7,055

Variable interest rate	1,433	3,355	5,495	10,283

Total	$2,195	$7,629	$7,514	$17,338

Credit Quality

         The Bank maintains an allowance for loan losses to absorb inherent losses in the loan portfolio. The loans are charged against the allowance when management believes collection of the principal is unlikely. The allowance consists of amounts established for specific loans and is also based on historical loan loss experience. The specific reserve element is the result of a regular analysis of all loans and commitments based on credit rating classifications. The historical loan loss element represents an assessment of potential credit problems and is determined using loan loss experience of each loan type. Management also weighs general economic conditions, the risk characteristics of various classifications of loans, credit record of its borrowers, the fair market value of underlying collateral and other factors. The Bank is committed to the early recognition of problems and to maintaining a sufficient allowance. At June 30, 2002, the allowance for loan losses was $490,000, or 1.26% of total loans outstanding, compared to $451,000, or 1.49% of outstanding loans, and $410,000, or 2.36% of outstanding loans, at December 31, 2001 and 2000, respectively.

         Non-performing assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest, other real estate owned and other repossessed assets. Loans are placed on a non-accrual status when they are past due 90 days and management believes the borrower’s financial condition, after giving consideration to economic conditions and collection efforts, is such that collection of interest is doubtful. When a loan is placed on non-accrual status, interest accruals cease and uncollected interest is reversed and charged against current income.

         Non-accrual loans were $24,000, $0 and $0, at June 30, 2002, December 31, 2001 and December 31, 2000, respectively. Loans past due 90 and more days and still accruing interest were $0, $47,000, and $0, at June 30, 2002, December 31, 2001 and December 31, 2000, respectively. The Bank did not have any other real estate owned, other repossessed assets, restructured loans, or impaired loans at June 30, 2002, December 31, 2001 and December 31, 2000. As such, total non performing assets at June 30, 2002, December 31, 2001, and December 31, 2000 were $24,000, $47,000 and $0, respectively.

         Management is continually analyzing its loan portfolio in an effort to recognize and resolve its problem assets as quickly and efficiently as possible. While management believes it uses the best information available at the time to make a determination with respect to allowance for loan losses, management recognizes that many factors can adversely impact various segments of its market, and subsequent adjustments in the allowance may be necessary if future economic indications or other factors differ from the assumptions used in making the initial determination or if regulatory policies change. As such management continuously focuses its attention on promptly identifying and providing for potential problem loans, as they arise. Although the total allowance for loan losses is available to absorb losses from all loans, management allocates the reserve among the general loan portfolio categories for informational and regulatory reporting purposes. The tables below summarize the Company’s non-performing assets and allocation of allowance for loan losses for the periods provided. Interest income not recognized on non accrual loans was approximately $1, $0 and $0 for the six months ended June 30, 2002, and for the years ended December 31, 2001 and 2000, respectively. The table below summarizes the Bank’s non-performing assets for the periods indicated.

NON-PERFORMING ASSETS
(In thousands of dollars)

	June 30			December 31

	2002		2001	2001	2000

Non-accrual loans	$24		$73	$—	$—

Past due loans 90 days or more and still accruing interest	—		105	47	—

Other real estate owned	—		—	—	—

Repossessed assets other than real estate	—		—	—	—

Total non-performing assets	$24		$178	$47	$—

Percentage of total assets	0.04%		0.42%	0.09%	—%

Allowance for loan losses	$490		$440	$451	$410

Allowance for loan losses to non-performing loans	2042	%	247%	960%	—%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(In thousands of dollars)

	June 30, 2002

		Percent of
		loans in each
		category to
	Amount	total loans

Commercial loans	$88	12%

Commercial real estate loans	249	38%

Consumer loans	47	10%

Consumer real estate loans	17	11%

Mobile home loans	20	17%

Home equity lines of credit	12	10%

Personal unsecured lines of credit and other loans	19	2%

Unallocated	38

Total	$490	100%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES (Continued)
(In thousands of dollars)

	December 31, 2001		December 31, 2000

		Percent of		Percent of
		loans in each		loans in each
		category to		category to
	Amount	total loans	Amount	total loans

Commercial loans	$42	12%	$14	7%

Commercial real estate loans	173	35%	84	48%

Consumer loans	28	10%	9	7%

Consumer real estate loans	9	16%	9	21%

Mobile home loans	15	19%	6	13%

Home equity lines of credit	9	6%	1	3%

Personal unsecured lines of credit and other loans	13	2%	4	1%

Unallocated	162		283

Total	$451	100%	$410	100%

         Management had large unallocated allowances for loan losses in its first and second year of existence. Due to the newness of the Bank, management believed it was taking a conservative position, partly due to the lack of history. The Bank opened for business and began originating loans on April 14, 2000. The unallocated allowance for loan losses as a percentage of total loan losses has continually shrunk from 69% at December 31, 2000 to 36% at December 31, 2001 to 8% at June 30, 2002. The allowance for loan losses as a percentage of total loans outstanding also shrunk from 2.36% at December 31, 2000 to 1.49% at December 31, 2001 to 1.26% at June 30, 2002.

Deposits and Funds Purchased

         Total deposits increased $19,003,000, or 108%, to $36,556,000 as of December 31, 2001, compared to $17,553,000 at December 31, 2000. The Bank does not rely on purchased or brokered deposits as a source of funds. Instead, the generation of deposits within its market area serves as the Bank’s fundamental tool in providing a source of funds to be invested primarily in loans. The table below summarizes selected deposit information for the periods indicated.

SELECTED STATISTICAL INFORMATION FOR DEPOSITS
(In thousands of dollars)

	Six months June 30, 2002		Year - 2001		Year - 2000

	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate

Noninterest bearing demand deposits	$4,708	0.00%	$2,164	0.00%	$375	0.00%

NOW accounts	6,814	1.72%	4,643	2.50%	1,141	2.80%

Money market accounts	14,478	2.31%	3,790	3.51%	206	4.85%

Savings accounts	632	1.60%	244	1.23%	66	1.52%

Time deposits	24,095	4.42%	18,229	5.81%	4,576	6.67%

Total average deposits	$50,727	3.01%	$29,070	4.51%	$6,364	5.47%

The table below summarizes the maturities of time deposits of $100,000 or more.

MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
(In thousands of dollars)

	June 30,	Dec 31,	Dec 31,
	2002	2001	2000

Three months or less	$2,092	$4,479	$2,182

Three through twelve months	4,393	5,162	2,214

One year through three years	2,689	992	1,559

Over three years	1,084	663	400

Total	$10,258	$11,296	$6,355

Repurchase Agreements

         The Bank enters into agreements to borrow short-term funds through agreements to repurchase (“repurchase agreements”) under which the Bank pledges investment securities owned and under its control as collateral against the one-day agreements. The daily average balance of these short-term borrowing agreements for the six month period ended June 30, 2002 and for the years ended December 31, 2001 and 2000, was approximately $2,688,000, $1,966,000 and $0, respectively. Interest expense for the same periods was approximately $18,000, $71,000 and $0, respectively, resulting in an average rate paid of 1.35%, 3.61% and 0% for the six month period ended June 30, 2002 and for the years ended December 31, 2001, and 2000, respectively. At June 30, 2002, the carrying amount of the securities sold under agreement to repurchase was $5,636,000.

SCHEDULE OF SHORT-TERM BORROWINGS (1)
(In thousands of dollars)

	Maximum		Average		Weighted
	Outstanding		Interest Rate		Average
	at any	Average	during the	Ending	Interest Rate
	Month End	Balance	Year	Balance	at Year End

Six months ended June 30, 2002	$4,745	$2,688	1.35%	$1,997	1.30%

Year ended December 31,

2001	$4,221	$1,966	3.61%	$4,221	3.58%

2000	$—	$—	—%	$—	—%

(1)	Consists of securities sold under agreements to repurchase

Securities

         The Bank accounts for investments at fair value except for those securities whereby the Bank has the positive intent and ability to hold to maturity. Investments to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and are carried at fair value. Unrealized holding gains and losses are included as a separate component of stockholders’ equity net of the effect of deferred income taxes. Realized gains and losses on investment securities available for sale are computed using the specific identification method.

         Securities that management has the intent and the Bank has the ability to hold until maturity are classified as investment securities held to maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the level yield method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the statement of operations. The Bank did not have any securities classified as held to maturity at December 31, 2001 and 2000.

         The Bank does not engage in trading activities as defined in Statement of Financial Accounting Standard Number 115.

         The Bank’s available for sale portfolio totaled $8,776,000 at June 30, 2002, $5,513,000 at December 31, 2001 and $3,019,000 at December 31, 2000, or 13%, 11% and 11%, respectively, of total assets. See the tables below for a summary of security type, maturity and average yield distributions.

         The Bank uses its securities portfolio primarily as a source of liquidity and a base from which to pledge assets for repurchase agreements and public deposits. When the Bank’s liquidity position exceeds expected loan demand, other investments are considered by management as a secondary earnings alternative. Typically, management remains short-term (under 5 years) in its decision to invest in certain securities. As these investments mature, they will be used to meet cash needs or will be reinvested to maintain a desired liquidity position. The Bank has designated all of its securities as available for sale to provide flexibility, in case an immediate need for liquidity arises. The composition of the portfolio offers management full flexibility in managing its liquidity position and interest rate sensitivity, without adversely impacting its regulatory capital levels. The available for sale portfolio is carried at fair market value and had a net unrealized gain of approximately $12,000 and $15,000 on December 31, 2001 and 2000, respectively.

         The Bank invests primarily in direct obligations of the United States, obligations guaranteed as to the principal and interest by the United States and obligations of agencies of the United States. In addition, the Bank enters into federal funds transactions with its principal correspondent banks, and acts as a net seller of such funds.

         The tables below summarize the maturity distribution of securities, weighted average yield by range of maturities, and distribution of securities for the periods provided.

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
(In thousands of dollars)

	June 30, 2002(unaudited)		December 31, 2001		December 31, 2000

		Estimated		Estimated		Estimated
	Amortized	Market	Amortized	Market	Amortized	Market
Available for sale	Cost	Value	Cost	Value	Cost	Value

U.S. Treasury, Government Agencies and Corporations

One year or less	$2,035	$2,043	$1,503	$1,524	$1,001	$1,001

Over one through five years	6,685	6,752	3,998	3,989	2,003	2,018

Total	$8,720	$8,795	$5,501	$5,513	$3,004	$3,019

WEIGHTED AVERAGE YIELD BY RANGE OF MATURITIES
(Average yields on securities available for sale are calculated based on amortized cost)

	June 30, 2002	Dec 31, 2001	Dec 31, 2000

One year or less	2.82%	5.42%	5.56%

Over one through five years	3.72%	4.31%	6.65%

DISTRIBUTION OF INVESTMENT SECURITIES
(In thousands of dollars)

	June 30, 2002(unaudited)		December 31, 2001		December 31, 2000

		Estimated		Estimated		Estimated
	Amortized	Market	Amortized	Market	Amortized	Market
Available for sale	Cost	Value	Cost	Value	Cost	Value

U.S. Government agencies and corporations	$4,488	$4,535	$4,500	$4,519	$1,000	$1,005

U.S. Treasury securities	4,232	4,260	1,001	1,020	2,004	2,014

			—	(26)	—	—

Total	$8,720	$8,795	$5,501	$5,513	$3,004	$3,019

Liquidity and Interest Rate Sensitivity

         Market and public confidence in the financial strength of the Company and financial institutions in general will largely determine the Company’s access to appropriate levels of liquidity. This confidence is significantly dependent on the Company’s ability to maintain sound asset quality and appropriate levels of capital reserves.

         Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Management measures the liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily and weekly basis.

         Short term sources of funding and liquidity include cash and cash equivalents, net of federal requirements to maintain reserves against deposit liabilities; investment securities eligible for pledging to secure borrowings from dealers and customers pursuant to securities sold under repurchase agreements; loan repayments; loan sales; deposits and certain interest rate-sensitive deposits; and borrowings under overnight federal fund lines available from correspondent banks. In addition to interest rate-sensitive deposits, the primary demand for liquidity is anticipated fundings under credit commitments to customers. The Bank does not use off balance sheet financing. Management believes that it is reasonably likely these funding sources will be available in the future.

         Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval, including both floating rate instruments and instruments which are approaching maturity. The measurement of the Company’s interest rate sensitivity, or gap, is one of the principal techniques used in asset and liability management.

         Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize overall interest rate risks.

         The asset mix of the balance sheet is evaluated continually in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

         The Bank’s gap and liquidity positions are reviewed periodically by management to determine whether or not changes in policies and procedures are necessary to achieve financial goals. At June 30, 2002, approximately 49% of total gross loans were adjustable rate and 23% of total securities reprice in less than one year. Deposit liabilities consisted of approximately $7,282,000 (13%) in NOW accounts, $17,997,000 (32%) in money market accounts, $814,000 (1%) in savings accounts, $23,653,000 (42%) in time deposits and $6,813,000 (12%) in non-interest bearing demand accounts. A rate sensitivity analysis is presented below as of June 30, 2002, December 31, 2001 and December 31, 2000.

         The Company has prepared a table which presents the market risk associated with financial instruments held by the company. In the “Rate Sensitivity Analysis” table, rate sensitive assets and liabilities are shown by maturity or repricing periods, separating fixed and variable interest rates. The estimated fair value of each instrument category is also shown in the table. While these estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that, if the Bank had to dispose of such instruments at June 30, 2002, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at June 30, 2002, should not necessarily be considered to apply at subsequent dates.

RATE SENSITIVITY ANALYSIS
June 30, 2002
(In thousands of dollars)

Repricing periods							Est. Fair
(Dollars in thousands)	0-1 Yr	>1 <2Yrs	>2 <3 Yrs	>3 <5 Yrs	5 Yrs +	TOTAL	Value

INTEREST EARNING ASSETS (IEA):

Loans

Fixed rate loans (2)	$2,738	$2,064	$2,072	$7,747	$5,443	$20,064	$20,103

Average interest rate	8.07%	8.24%	8.18%	8.20%	8.00%	8.13%

Variable rate loans (2)	14,320	804	1,247	2,602	—	18,973	18,973

Average interest rate	6.75%	7.63%	7.54%	7.22%		6.90%

Investment securities (1)

Fixed rate investments	2,035	4,103	—	2,582	—	8,720	8,776

Average interest rate	2.82%	3.35%		4.45%		3.55%

Federal funds sold (3)	12,357	—	—	—	—	12,357	12,357

Average interest rate	1.75%					1.75%

Total Interest-Earning Assets	$31,450	$6,971	$3,319	$12,931	$5,443	$60,114	$60,209

Average interest rate	4.65%	5.29%	7.94%	7.25%	8.00%	5.77%

INTEREST BEARING LIABILITIES (IBL):

NOW	$7,282	$—	$—	$—	$—	$7,282	$7,282

Average interest rate	1.62%					1.62%

Money market	17,997	—	—	—	—	17,997	17,997

Average interest rate	2.20%					2.20%

Savings	814	—	—	—	—	814	814

Average interest rate	1.50%					1.50%

CDs $100,000 & over	6,485	2,089	600	1,084	—	10,258	10,398

Average interest rate	3.55%	4.20%	4.11%	5.50%		3.92%

CDs under $100,000	7,593	2,944	539	2,319	—	13,395	13,577

Average interest rate	3.82%	4.00%	5.65%	4.60%		4.07%

Securities sold under repurchase agreement	1,997	—	—	—	—	1,997	1,997

Average interest rate	1.19%					1.19%

Total Interest-Bearing Liabilities	$42,168	$5,033	$1,139	$3,403	$—	$51,743	$52,065

Average interest rate	2.54%	4.08%	4.84%	4.89%	—%	2.89%

Cumulative interest earning assets	$31,450	$38,421	$41,740	$54,671	$60,114

Cumulative interest bearing liabilities	$42,168	$47,201	$48,340	$51,743	$51,743

Interest sensitivity gap	($10,718)	$1,938	$2,180	$9,528	$5,443

Cumulative gap	($10,718)	($8,780)	($6,600)	$2,928	$8,371

IEA/IBL (non cumulative)	0.75	1.39	2.91	3.80	na

IEA/IBL (cumulative)	0.75	0.81	0.86	1.06	1.16

(1)	Securities are shown at amortized cost.

(2)	Loans are shown at gross value.

(3)	Includes federal funds sold and money market accounts held at a large regional bank.

RATE SENSITIVITY ANALYSIS
December 31, 2001
(In thousands of dollars)

Repricing periods							Est. Fair
(Dollars in thousands)	0-1 Yr	>1 <2Yrs	>2 <3 Yrs	>3 <5 Yrs	5 Yrs +	TOTAL	Value

INTEREST EARNING ASSETS (IEA):

Loans
Fixed rate loans (2)	$4,001	$1,244	$1,672	$5,024	$5,195	$17,136	$17,136

Average interest rate	8.04%	8.57%	8.32%	8.36%	8.29%	8.28%

Variable rate loans (2)	8,104	1,131	941	2,898	—	13,074	13,074

Average interest rate	6.85%	8.06%	8.06%	7.92%		7.28%

Investment securities (1)

Fixed rate investments	1,503	1,998	1,000	1,000	—	5,501	5,513

Average interest rate	5.42%	3.71%	4.30%	5.51%		3.61%

Federal funds sold (3)	4,047	—	—	—	—	4,047	4,047

Average interest rate	1.86%					1.86%

Total Interest-Earning Assets	$17,655	$4,373	$3,613	$8,922	$5,195	$39,758	$39,770

Average interest rate	5.85%	6.22%	7.14%	7.28%	8.29%	6.65%

INTEREST BEARING LIABILITIES (IBL):

NOW	$5,371	$—	$—	$—	$—	$5,371	$5,371

Average interest rate	1.80%					1.80%

Money market	7,010	—	—	—	—	7,010	7,010

Average interest rate	2.55%					2.55%

Savings	338	—	—	—	—	338	338

Average interest rate	1.49%					1.49%

CDs $100,000 & over	9,641	116	876	663	—	11,296	11,296

Average interest rate	4.51%	3.21%	5.52%	5.83%		4.65%

CDs under $100,000	7,261	690	564	1,247	—	9,762	9,762

Average interest rate	3.78%	4.58%	5.24%	5.54%		4.15%

Securities sold under repurchase agreement	4,221	—	—	—	—	4,221	4,221

Average interest rate	1.20%					1.20%

Total Interest-Bearing Liabilities	$33,842	$806	$1,440	$1,910	$—	$37,998	$37,998

Average interest rate	3.07%	4.38%	5.41%	5.64%	—%	3.32%

Cumulative interest earning assets	$17,655	$22,028	$25,641	$34,563	$39,758

Cumulative interest bearing liabilities	$33,842	$34,648	$36,088	$37,998	$37,998

Interest sensitivity gap	($16,187)	$3,567	$2,173	$7,012	$5,195

Cumulative gap	($16,187)	($12,620)	($10,447)	($3,435)	$1,760

IEA/IBL (non cumulative)	0.52	5.43	2.51	4.67	na

IEA/IBL (cumulative)	0.52	0.64	0.71	0.91	1.05

(1)	Securities are shown at amortized cost.

(2)	Loans are shown at gross value.

(3)	Includes federal funds sold and money market accounts held at a large regional bank.

RATE SENSITIVITY ANALYSIS
December 31, 2000
(In thousands of dollars)

Repricing periods							Est. Fair
(Dollars in thousands)	0-1 Yr	>1 <2Yrs	>2 <3 Yrs	>3 <5 Yrs	5 Yrs +	TOTAL	Value

INTEREST EARNING ASSETS:

Loans

Fixed Rate Loans (2)	$762	$771	$1,423	$2,080	$2,019	$7,055	$7,055

Average Interest Rate	9.22%	9.18%	9.21%	9.02%	8.25%	8.88%

Variable Rate Loans (2)	6,796	50	1,190	2,030	217	10,283	10,283

Average Interest Rate	8.19%	7.74%	7.64%	7.75%	7.67%	8.03%

Investment Securities (1)

Fixed Rate Investments	1,000	2,004	—	—	—	3,004	3,019

Average Interest Rate	5.56%	6.65%				6.29%

Federal Funds Sold (3)	2,408					2,408	2,408

Average Interest Rate	6.37%	—	—	—	—	6.37%

Total Interest-Earning Assets	$10,966	$2,825	$2,613	$4,110	$2,236	$22,750	$22,765

Average Interest Rate	7.62%	7.36%	8.49%	8.39%	8.19%	7.89%

INTEREST BEARING LIABILITIES

NOW	$3,726	$—	$—	$—	$—	$3,726	$3,726

Average Interest Rate	3.40%					3.40%

Money Market	854	—	—	—	—	854	854

Average Interest Rate	5.81%					5.81%

Savings	167	—	—	—	—	167	167

Average Interest Rate	1.39%					1.39%

CDs $100,000 & Over	4,396	1,559	—	400	—	6,355	6,355

Average Interest Rate	6.37%	6.99%		6.82%		6.55%

CDs Under $100,000	2,055	3,187	64	96	—	5,402	5,402

Average Interest Rate	5.98%	5.98%	7.06%	7.30%		6.02%

Total Interest-Bearing Liabilities	$11,198	$4,746	$64	$496	$—	$16,504	$16,504

Average Interest Rate	5.19%	6.31%	7.06%	6.91%	—%	5.57%

Cumulative interest earning assets	$10,966	$13,791	$16,404	$20,514	$22,750

Cumulative interest bearing liabilities	$11,198	$15,944	$16,008	$16,504	$16,504

Interest sensitivity gap	($232)	($1,921)	$2,549	$3,614	$2,236

Cumulative gap	($232)	($2,153)	$396	$4,010	$6,246

IEA/IBL (non cumulative)	0.98	0.60	40.83	8.29	na

IEA/IBL (cumulative)	0.98	0.86	1.02	1.24	1.38

(4)	Securities are shown at amortized cost.

(5)	Loans are shown at gross value.

(6)	Includes federal funds sold and money market accounts held at a large regional bank.

Primary Sources and Uses of Funds

         The primary source of funds during the six month period ended June 30, 2002 was a net increase in deposits ($20,003,000). The primary uses of funds during the period included loans made to customers net of repayments ($8,837,000), net decrease in securities sold under agreement to repurchase ($2,224,000), purchase of premises and equipment ($282,000), purchase of securities and investments net of sales, maturities and calls of securities ($3,247,000), and funds used in operations ($392,000).

         The primary source of funds during the year ended December 31, 2001, included a net increase in deposits ($19,002,000) and a net increase in borrowings ($4,221,000). The primary uses of funds during the period included loans made to customers net of repayments ($12,863,000), purchase of premises and equipment, net of sales of equipment ($1,490,000), purchase of securities and investments net of sales, maturities and calls of securities ($2,582,000), and funds used in operations ($281,000).

         The primary source of funds during the year ended December 31, 2000, included a net increase in deposits ($17,553,000) and sales/maturities/calls of securities net of purchases ($7,080,000). The primary uses of funds during the period included loans made to customers net of repayments ($17,239,000), purchase of premises and equipment, net of sales of equipment ($2,070,000), repayment of notes payable ($1,316,000), and funds used in operations ($522,000).

Capital Resources

         Total shareholders’ equity at June 30, 2002 was $8,885,000 compared to $9,128,000 and $9,414,000 at December 31, 2001 and 2000, respectively.

         The Comptroller has established risk-based capital requirements for national banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off- balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital. The Bank’s goal is to maintain its current status as a “well-capitalized institution” as that term is defined by its regulators.

         Under the terms of the guidelines, banks must meet minimum capital adequacy based upon both total assets and risk adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk-weighted assets of 8% and a minimum ratio of Tier 1 capital to risk-weighted assets of 4%. Adherence to these guidelines has not had an adverse impact on the Bank.

Selected capital ratios at June 30, 2002, December 31, 2001, and December 31,2000 were as follows:

CAPITAL RATIOS
(Dollars are in thousands)

	Actual		Well Capitalized		Excess

	Amount	Ratio	Amount	Ratio	Amount

As of June 30, 2002:

Total Capital: (to Risk Weighted Assets):	$9,341	18.9%	$4,945	10.0%	$4,396

Tier 1 Capital: (to Risk Weighted Assets):	$8,851	17.9%	$2,967	6.0%	$5,884

Tier 1 Capital: (to Average Assets):	$8,851	13.3%	$3,319	5.0%	$5,532

As of December 31, 2001:

Total Capital: (to Risk Weighted Assets):	$9,572	25.7%	$3,731	10.0%	$5,841

Tier 1 Capital: (to Risk Weighted Assets):	$9,121	24.4%	$2,238	6.0%	$6,883

Tier 1 Capital: (to Average Assets):	$9,121	20.6%	$2,209	5.0%	$6,912

As of December 31, 2000:

Total Capital: (to Risk Weighted Assets):	$9,647	50.3%	$1,917	10.0%	$7,631

Tier 1 Capital: (to Risk Weighted Assets):	$9,405	49.1%	$1,150	6.0%	$8,255

Tier 1 Capital: (to Average Assets):	$9,405	39.3%	$1,197	5.0%	$8,208

Effects of Inflation and Changing Prices

         The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions’ increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Commercial and other loan originations and refinancings tend to slow as interest rates increase, and can reduce the Bank’s earnings from such activities.

Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” This Statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board (“APB”) Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. Adoption of this Statement did not have a significant impact on the financial position or results of operations of the Bank.

         In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Enterprises are required to adopt SFAS No. 142 for fiscal years beginning after December 15, 2001. Management is evaluating the impact of adopting the provisions of SFAS 142.

         In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. As used in this Statement, a legal obligation results from existing law, statute, ordinance, written or oral contract, or by legal construction of a contract under the doctrine of promissory estoppel. Enterprises are required to adopt SFAS No. 143 for fiscal years beginning after June 15, 2002. Management does not expect SFAS 143 to have any impact on its financial statements upon adoption.

         In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management does not expect SFAS 144 to have any impact on its financial statements upon adoption.

         In July 2001, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 102 (“SAB 102”) which expresses certain of the staff’s views on the development, documentation and application of a systematic methodology for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. In particular, the guidance focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses. Management believes that the Bank complies with the views included in SAB 102.

Quarterly Financial Information

         The following table sets forth, for the periods indicated, certain consolidated quarterly financial information. This information is derived from the Bank’s unaudited financial statements which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. This information should be read in conjunction with the Banks’s financial statements included elsewhere in this document. The results for any quarter are not necessarily indicative of results for future periods.

SELECTED QUARTERLY DATA
(In thousands of dollars)

	2002 (unaudited)		2001				2000
(Dollars in thousands
except per share data)	2Q	1Q	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q

Interest income	$822	$721	$638	$646	$644	$563	$451	$318	$203	$144

Interest expense	386	389	333	372	369	308	197	111	40	0

Net interest income	436	332	305	274	275	255	254	207	163	144

Provision for loan losses	50	0	11	0	15	15	265	15	130	0

Net interest income after provision for loan losses	386	332	294	274	260	240	(11)	192	33	144

Non-interest income	99	41	64	32	41	20	8	7	1	0

Gain (loss) on sale of fixed assets	0	0	29	0	0	0	0	(1)	0	0

Non-interest expenses	670	619	542	391	375	386	267	332	337	234

Income before income Tax expense	(185)	(246)	(155)	(85)	(74)	(126)	(270)	(134)	(303)	(90)

Income tax benefit	(69)	(92)	(49)	(32)	(28)	(47)	(88)	(62)	(101)	(30)

Net income	($116)	($154)	($106)	($53)	($46)	($79)	($182)	($72)	($202)	($60)

Earnings per share

Basic	($0.12)	($0.15)	($0.11)	($0.05)	($0.05)	($0.08)	($0.18)	($0.07)	($0.20)	($0.06)

Diluted	($0.12)	($0.15)	($0.11)	($0.05)	($0.05)	($0.08)	($0.18)	($0.07)	($0.20)	($0.06)

Appendix F

CenterState Bank of Florida Financial Statements

Index to Financial Statements

Page

Index to Financial Statements	F-1

Independent Auditor’s Report	F-2

Balance sheets as of June 30, 2002 (unaudited), and December 31, 2001 and 2000	F-3

Statements of income for the six month periods ended June 30, 2001 and 2002 (unaudited), and for the years ended December 31, 2001 and 2000	F-4

Statement of stockholders’ equity and comprehensive income for the six month period ended June 30, 2002 (unaudited), and for the years ended December 31, 2001 and 2000	F-5

Statements of cash flows for the six month periods ended June 30, 2001 and 2002 (unaudited), and for the years ended December 31, 2001 and 2000	F-6

Notes to financial statements	F-8

INDEPENDENT AUDITOR’S REPORT

Board of Directors
CenterState Bank of Florida
Winter Haven, Florida

We have audited the accompanying balance sheets of CenterState Bank of Florida as of December 31, 2001 and 2000, and the related statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CenterState Bank of Florida as of December 31, 2001 and 2000, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The NCT Group CPA’s, L.L.P.
Winter Haven, Florida
January 14, 2002

Center StateBank of Florida
Balance Sheet
At June 30, 2002 (unaudited), and at December 31, 2001 and 2000

	(unaudited)
	June 30,	December 31,

	2002	2001	2000

Assets

Cash and due from banks	$1,386,249	$5,477,061	$1,109,080

Federal funds sold and money market	13,158,581	4,046,539	2,408,000

Investment securities available for sale, at fair value	8,795,380	5,512,970	3,018,758

Investment in CS Processing	110,000	100,000	—

Loans receivable, less allowance for loan losses of $490,334 $451,279 and $410,000 for June 30, 2002 (unaudited) and December 31, 2001 and 2000, respectively	38,539,708	29,752,755	16,927,742

Bank premises and equipment, net	4,516,240	4,371,180	3,033,967

Deferred tax asset	664,359	506,730	350,068

Accrued interest receivable	280,068	195,963	144,405

Other assets	124,444	55,999	45,789

Total Assets	$67,575,029	$50,019,197	$27,037,809

Liabilities and Stockholders’ Equity

Liabilities

Deposits

Non interest bearing	$6,812,317	$2,777,934	$1,049,318

Interest bearing	49,746,191	33,777,369	16,504,002

Total deposits	56,558,508	36,555,303	17,553,320

Securities sold under agreement to repurchase	1,997,066	4,221,464	—

Accrued interest and other liabilities	122,197	114,084	70,803

Total Liabilities	58,677,771	40,890,851	17,624,123

Stockholders’ Equity

Common stock, $5 par value, 2,000,000 shares authorized and 1,000,000 shares issued and outstanding	5,000,000	5,000,000	5,000,000

Additional paid in capital	5,000,000	5,000,000	5,000,000

Retained earnings	(1,149,206)	(879,048)	(595,418)

Accumulated other comprehensive income	46,464	7,394	9,104

Total Stockholders’ Equity	8,897,258	9,128,346	9,413,686

Total Liabilities and Stockholders’ Equity	$67,575,029	$50,019,197	$27,037,809

The accompanying notes are an integral part of these financial statements

CenterState Bank of Florida
Statements of Income
For the six month periods ended June 30, 2002 and 2001 (unaudited), and for the years ended December 31, 2001 and 2000

	(unaudited)
	Six months ended June 30,		Years ended December 31,

	2002	2001	2001	2000

Interest income on:

Loans receivable	$1,267,058	$927,486	$2,025,172	$676,251

Investment securities

Taxable	157,159	111,696	207,793	255,786

Exempt from federal income taxes	—	—	5,142	—

Federal funds sold and money market	118,563	167,841	252,620	184,420

Total interest income	1,542,780	1,207,023	2,490,727	1,116,457

Interest expense on:

Deposits	756,946	622,886	1,311,377	348,026

Securities sold under agreement to repurchase	17,534	54,324	70,480	—

Total interest expense	774,480	677,210	1,381,857	348,026

Net interest income	768,300	529,813	1,108,870	768,431

Provision for loan losses	50,000	30,000	41,279	410,000

Net interest income after provision for loan losses	718,300	499,813	1,067,591	358,431

Other income:

Lease income	49,090	20,721	54,002	—

Service charges, fees and commissions	90,514	40,913	103,777	15,745

Gain (loss) on sale of fixed assets	—	—	28,884	(1,057)

Total other income	139,604	61,634	186,663	14,688

Other expenses:

Salaries and employee benefits	599,778	381,674	830,452	530,622

Occupancy expenses	165,665	69,634	160,336	117,877

Equipment rentals, depreciation and maintenance	145,786	106,242	238,081	105,966

Other operating expenses	377,274	204,290	464,909	415,519

Total other expenses	1,288,503	761,840	1,693,778	1,169,984

Loss before income taxes	(430,599)	(200,393)	(439,524)	(796,865)

Benefit for income taxes	(160,441)	(74,908)	(155,894)	(280,702)

Net Loss	$(270,158)	$(125,485)	$(283,630)	$(516,163)

Loss Per Share

Basic	$(0.27)	$(0.13)	$(0.28)	$(0.52)

Diluted	$(0.27)	$(0.13)	$(0.28)	$(0.52)

Common shares used in the calculation of loss per share

Basic	1,000,000	1,000,000	1,000,000	1,000,000

Diluted	1,000,000	1,000,000	1,000,000	1,000,000

The accompanying notes are an integral part of these financial statements

CenterState Bank of Florida
Statement of Stockholders’ Equity and Comprehensive Income
For the six month period ended June 30, 2002 (unaudited), and the years ended
December 31, 2001 and 2000

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders’	Comprehensive
	Stock	Capital	Earnings	Income	Equity	Loss

Balance December 31, 1999	$5,000,000	$5,000,000	$(79,255)	$0	$9,920,745

Comprehensive loss:

Net loss			(516,163)		(516,163)	$(516,163)

Unrealized gain on available for sale securities, net of deferred income taxes of $5,493				9,104	9,104	9,104

Total comprehensive loss						$(507,059)

Balance December 31, 2000	5,000,000	5,000,000	(595,418)	9,104	9,413,686

Comprehensive loss:

Net loss			(283,630)		(283,630)	(283,630)

Unrealized loss on available for sale securities, net of deferred income taxes of ($1,032)				(1,710)	(1,710)	(1,710)

Total comprehensive loss						$(285,340)

Balance December 31, 2001	$5,000,000	$5,000,000	$(879,048)	$7,394	$9,128,346

(unaudited) Comprehensive loss:

Net loss			(270,158)		(270,158)	(270,158)

Unrealized gain on available for sale securities, net of deferred income taxes of $16,601				39,070	39,070	39,070

Total comprehensive loss						$(231,088)

Balance June 30, 2002	$5,000,000	$5,000,000	$(1,149,206)	$46,464	$8,897,258

	(unaudited)
	Six months ended
Disclosure of reclassification amounts:	June 30,	Years ended December 31,

	2002	2001	2000

Unrealized holding (losses) gains arising during the period	$39,070	($1,710)	$9,104

Reclassified adjustments for (losses) gains included in net income, net of taxes	none	none	none

Net unrealized (loss) gain on securities	$39,070	($1,710)	$9,104

The accompanying notes are an integral part of these financial statements

Statement of Cash Flows
For the six month periods ended June 30, 2002 and 2001 (unaudited), and for the years ended December 31, 2001 and 2000

	(unaudited)
	Six months ended June 30,		Years ended December 31,

	2002	2001	2001	2000

Cash flows from operating activities:

Net loss	$(270,158)	$(125,485)	$(283,630)	$(516,163)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation	136,709	84,162	179,542	82,798

Provision for loan losses	50,000	30,000	41,279	410,000

Deferred income taxes	(181,575)	(85,484)	(155,894)	(264,534)

(Gain) loss on the sale of equipment	—	—	(28,884)	1,057

Net amortization and accretion of bond premiums and discounts	17,253	(12,438)	(14,845)	(101,214)

(Increase) decrease in assets:

Accrued interest receivable	(84,105)	(29,735)	(51,558)	(144,405)

Other assets	(68,445)	(17,253)	(10,210)	(45,789)

Increase (decrease) in liabilities:

Accrued interest payable and other liabilities	8,113	63,472	43,281	56,402

Net cash used in operating activities	(392,208)	(92,761)	(280,919)	(521,848)

Cash flows from investing activities:

Proceeds from maturity of securities available for sale	1,500,000	1,000,000	3,250,000	13,000,000

Proceeds from callable securities available for sale	2,500,000	—	—	—

Purchase of securities available for sale	(7,236,647)	(1,733,843)	(5,732,125)	(5,920,092)

Payment for investment in CS Processing, Inc.	(10,000)	—	(100,000)	—

Loans made to customers, net	(8,836,953)	(7,168,063)	(12,863,231)	(17,238,764)

Purchase of premises and equipment	(281,769)	(794,114)	(1,633,291)	(2,074,140)

Proceeds from sales of equipment	—	—	142,639	3,960

Net cash used in investing activities	(12,365,369)	(8,696,020)	(16,936,008)	(12,229,036)

Cash flows from financing activities:

Net increase (decrease) in:

Interest bearing deposits	4,034,383	11,725,365	17,273,367	16,504,002

Noninterest bearing deposits	15,968,822	1,059,161	1,728,616	1,049,318

Securities sold under agreement to repurchase	(2,224,398)	2,131,377	4,221,464	—

Notes payable	—	—	—	(1,315,908)

Net cash provided by financing activities	17,778,807	14,915,903	23,223,447	16,237,412

Net increase in cash and cash equivalents	5,021,230	6,127,122	6,006,520	3,486,528

Cash and cash equivalents, beginning of year	9,523,600	3,517,080	3,517,080	30,552

Cash and cash equivalents, end of year	$14,544,830	$9,644,202	$9,523,600	$3,517,080

The accompanying notes are an integral part of these financial statements

CenterState Bank of Florida
Statement of Cash Flows — continued
For the six month periods ended June 30, 2002 and 2001 (unaudited), and for the years ended
December 31, 2001 and 2000

	(unaudited)
	Six months ended June 30,		Years ended December 31,

	2002	2001	2001	2000

Supplemental disclosure for cash flow information:

Cash payments for:

Interest	$769,181	$643,824	$1,346,142	$348,026

Supplemental schedule of noncash activities:

Market value adjustment–investment securities available for sale

Market value adjustment–investment securities	$63,016	$13,881	$(2,742)	$14,597

Deferred income tax liability	(23,946)	(5,275)	1,032	(5,493)

Unrealized (loss) gain on investments available for sale	$39,070	$8,606	$(1,710)	$9,104

The accompanying notes are an integral part of these financial statements

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business — CenterState Bank of Florida (the Bank) is a commercial bank with operations in Polk County, Florida. The Bank provides retail and commercial loan and deposit services principally to customers within a 20 mile radius of the Bank’s various locations.

Basis of financial statement presentation and accounting estimates — The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America. In preparing the accompanying financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses for the reporting period. Actual results could differ from those estimates.

Effective January 1, 2000, the Bank adopted FASB Statement No. 130, which was issued in June 1997. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components, but has no effect on the Bank’s income or total stockholders’ equity. Statement No. 130 requires unrealized gains and losses on the Bank’s available for sale securities, which prior to adoption were reported separately in stockholders’ equity, to be included in comprehensive income.

Cash, cash equivalents, and cash flows — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits in banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods. Cash flows from loans and deposits are reported net.

Securities available for sale — Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Loans receivable — Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, reduced by unearned discount and fees and an allowance for loan losses. Loan fees and certain direct loan costs are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Bank is generally amortizing these amounts over the contractual life.

Unearned interest on discounted loans is amortized to income over the life of the loans, using the interest method. For all other loans, interest is accrued daily on the outstanding balances. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower’s financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected.

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examination.

Bank regulatory call report — The Bank’s regulatory call reports, as submitted to regulatory authorities for the years ended December 31, 2001 and 2000, were found to be in agreement with the accompanying financial statements in all material respects.

Bank premises, equipment and depreciation — Bank premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed principally on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	5 — 30 years

Furniture and fixtures	3 — 10 years

Income taxes — Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Employee benefit plans — The Bank provides a 401(k) plan which covers substantially all of the Bank’s employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 25 percent of the participant’s annual compensation, or $10,500, whichever is less.

Fair value of financial instruments — The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks, interest-bearing deposits, and Federal funds sold approximate their fair values.

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

A — SUMMARY OF SIGNIFICANT ACCOUNT POLICIES — (Continued)

Securities available for sale: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: The Bank’s loans reprice frequently and have no significant change in credit risk. Fair values are based on carrying values.

Deposit liabilities: The fair values disclosed for non-interest and interest bearing deposit accounts are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts).

Short-term borrowings: The carrying amounts of Federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

Accrued interest: The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet instruments: Fair values for the Bank’s off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Asset Transfers—In September 2000, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which revises the criteria for accounting for securitizations and other transfers of financial assets and collateral, and introduces new disclosures. SFAS 140 replaces SFAS 125, which was issued in June 1996. The enhanced disclosure requirements were effective for year end 2000. The other provisions of SFAS 140 related to transfers of financial assets and extinguishments of liabilities were adopted on April 1, 2001. The effect of SFAS 140 on the Bank was not material.

Effect of New Pronouncements— In June 2001, the FASB issued SFAS No. 141, Business Combinations. This Statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board (“APB”) Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. Adoption of this Statement did not have a significant impact on the financial position or results of operations of the Bank.

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Enterprises are required to adopt SFAS 142 for fiscal years beginning after December 31, 2001. Management does not expect SFAS 142 to have any impact on its consolidated financial statements upon adoption.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

normal use of the asset. As used in this Statement, a legal obligation results from existing law, statute, ordinance, written or oral contract, or by legal construction of a contract under the doctrine of promissory estoppel. Enterprises are required to adopt SFAS No. 143 for fiscal years beginning after June 15, 2002. Management does not expect SFAS 143 to have any impact on its consolidated financial statements upon adoption.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management does not expect SFAS 144 to have any impact on its consolidated financial statements upon adoption.

In July 2001, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 102 (“SAB 102”) which expresses certain of the staff’s views on the development, documentation and application of a systematic methodology for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. In particular, the guidance focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses. Management believes that the Bank complies with the views included in SAB 102.

Reclassification— Certain amounts in the 2000 financial statements have been reclassified to conform with the 2001 presentation.

B — SECURITIES

Carrying amounts and fair values of securities available for sale as of June 30, 2002 (unaudited), and December 31, 2001 and 2000 are summarized as follows:

	June 30, 2002 (unaudited)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government agencies and corporations	$4,488,262	$47,204	$—	$4,535,466

U.S. Treasury securities	4,232,176	27,738	—	4,259,914

	$8,720,438	$74,942	$—	$8,795,380

	December 31, 2001

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government agencies and corporations	$4,500,209	$26,074	$(7,138)	$4,519,145

U.S. Treasury securities	1,000,835	18,855	—	1,019,690

Interest rate swap agreements	—	—	(25,865)	(25,865)

	$5,501,044	$44,929	$(33,003)	$5,512,970

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

B — SECURITIES — (Continued)

	December 31, 2000

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government agencies and corporations	$1,000,000	$4,690	$—	$1,004,690

U.S. Treasury securities	2,004,075	9,993	—	2,014,068

	$3,004,075	$14,683	$—	$3,018,758

The amortized cost and fair value of securities available for sale as of June 30, 2002 (unaudited) and December 31, 2001 and 2000 by contractual maturity are shown below.

	Amortized	Fair
as of June 30, 2002 (unaudited)	Cost	Value

Less than one year	$2,034,903	$2,043,220

Due after one year through five years	6,685,535	6,752,160

	$8,720,438	$8,795,380

	Amortized	Fair
as of December 31, 2001	Cost	Value

Less than one year	$1,502,726	$1,523,595

Due after one year through five years	3,998,318	3,989,375

	$5,501,044	$5,512,970

	Amortized	Fair
as of December 31, 2000	Cost	Value

Less than one year	$1,000,903	$1,000,938

Due after one year through five years	2,003,172	2,017,820

	$3,004,075	$3,018,758

The market value is established by an independent pricing service as of the approximate dates indicated. The difference between the book value and market value reflect current interest rates and represent the potential loss (or gain) had the portfolio been liquidated on that date. Security losses (or gains) are realized only in the event of dispositions prior to maturity.

At June 30, 2002 (unaudited), and December 31, 2001 and 2000, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. Government agencies, whose aggregate book value exceeded ten percent of stockholders’ equity.

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

C — LOANS RECEIVABLE

Loans outstanding by category as of June 30, 2002 (unaudited), and December 31, 2001 and 2000, are summarized as follows:

	(unaudited)
	June 30,	December 31,

	2002	2001	2000

Commercial	$4,809,488	$3,509,743	$1,136,698

Commercial real estate	15,028,213	10,644,425	8,408,390

Consumer	3,911,645	3,175,216	1,203,318

Consumer real estate	4,168,734	4,807,686	3,683,606

Mobile home	6,703,642	5,702,216	2,205,134

Home equity line of credit	3,854,202	1,859,273	511,960

Personal unsecured line of credit	547,233	506,978	187,614

Overdrafts	14,202	4,083	1,022

	39,037,359	30,209,620	17,337,742

Less: Unearned fees	(7,317)	(5,586)	—

	39,030,042	30,204,034	17,337,742

Less: Allowance for loan losses	(490,334)	(451,279)	(410,000)

Total loans receivable, net	$38,539,708	$29,752,755	$16,927,742

Certain principal stockholders, directors and officers and their related interest were indebted to the Bank as summarized below at June 30, 2002 (unaudited), and December 31, 2001 and 2000:

	(unaudited)
	Six months
	Ended June 30,	Years ended December 31,

	2002	2001	2000

Balance, beginning of period	$3,321,674	$2,746,108	$—

Additional new loans	368,750	698,057	2,746,108

Repayments on outstanding loans	(324,316)	(122,491)	—

Balance, end of period	$3,366,108	$3,321,674	$2,746,108

All such loans were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. As of June 30, 2002 (unaudited), and as of December 31, 2001 and 2000, principal stockholders, directors and officers of the Bank and their related interests had $427,959, $46,344 and $93,892, respectively, available in unused lines of credit.

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

D — ALLOWANCE FOR POSSIBLE LOAN LOSSES

Changes in the allowance for possible loan losses during the six months ended June 30, 2002 (unaudited), and for the years ended December 31, 2001 and 2000, were as follows:

	(unaudited)
	Six months	Year ended December 31,
	ended June 30,
	2002	2001	2000

Balance, beginning of period	$451,279	$410,000	$—

Provision charged to operations	50,000	41,279	410,000

Loans charged-off	(11,445)	—	—

Recoveries of previous charge-offs	500	—	—

Balance, end of period	$490,334	$451,279	$410,000

The following is a summary of nonaccrual loans at June 30, 2002 (unaudited), and at December 31, 2001 and 2000. The Bank had no impaired loans at June 30, 2002 (unaudited), and at December 31, 2001 and 2000.

	(unaudited)
	June 30, 2002	Dec 31, 2001	Dec 31, 2000

Nonaccrual loans	$24,472	$—	$—

E — BANK PREMISES AND EQUIPMENT

At June 30, 2002 (unaudited), and at December 31, 2001 and 2000, Bank premises and equipment was comprised of the following:

	(unaudited)
	June 30,	December 31,

	2002	2001	2000

Land and land improvements	$1,357,511	$1,357,511	$1,029,582

Building and improvements	2,011,292	2,011,292	1,397,324

Leasehold improvements	283,971	—	—

Equipment and furnishings	1,218,851	929,155	660,919

Construction in process	—	291,933	28,623

Total	4,871,625	4,589,891	3,116,448

Less: Accumulated depreciation	(355,385)	(218,711)	(82,481)

Net Bank premises and equipment	$4,516,240	$4,371,180	$3,033,967

Annual provision for depreciation for the six month period ended June 30, 2002 (unaudited), and the years ended December 31, 2001 and 2000 was $136,709, $179,542 and $82,798, respectively.

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

F — DEPOSITS

The composition of deposits and range of interest rates paid at June 30, 2002 (unaudited), and at December 31, 2001 and 2000 is as follows:

	(unaudited)
	June 30,	Interest
	2002	rate range

Demand deposits, non-interest bearing	$6,812,317	0%

NOW and money market accounts	25,279,401	1% - 2.25%

Savings deposits	813,922	1.50%

Time certificates, $100,000 and more	10,257,655	1.99% - 7.30%

Other time certificates	13,395,213	1.99% - 7.30%

Total deposits	$56,558,508

	Dec 31,	Interest	Dec 31,	Interest
	2001	rate range	2000	rate range

Demand deposits, non-interest bearing	$2,777,934	0%	$1,049,318	0%

NOW and money market accounts	12,381,366	1% - 2.50%	4,580,609	1% - 6.00%

Savings deposits	337,835	1.50%	166,665	1.50%

Time certificates, $100,000 and more	11,295,867	1.99% - 7.30%	6,354,829	5.20% - 7.30%

Other time certificates	9,762,301	1.99% - 7.30%	5,401,899	5.20% - 7.30%

Total deposits	$36,555,303		$17,553,320

At June 30, 2002 (unaudited), and at December 31, 2001, the scheduled maturities of CD’s are as follows:

	June 30	December 31,
maturities	2002	2001

0 – 1year	$14,078,000	$16,920,047

>1 and <2 years	5,033,000	785,551

>2 and <3 years	1,139,000	1,440,104

>3 and <4 years	1,701,500	1,327,401

>4 years	1,701,368	585,065

	$23,652,868	$21,058,168

A summary of interest expense on deposits for the six month periods ended June 30, 2002 and 2001 (unaudited), and for the years ended December 31, 2001 and 2000 is as follows:

	(unaudited)
	Six months ended June 30,		Years ended December 31,

	2002	2001	2001	2000

NOW and money market accounts	$224,175	$117,297	$248,902	$42,158

Savings deposits	4,662	1,650	3,659	742

Time certificates, $100,000 and more	251,313	193,148	629,913	139,945

Other time certificates	276,796	310,791	428,903	165,181

	$756,946	$622,886	$1,311,377	$348,026

The Bank had deposits from directors, officers and employees and their related interests of approximately $4,952,010, $5,192,687 and $1,441,351 at June 30, 2002 (unaudited) and at December 31, 2001 and 2000,

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

respectively.

G – OTHER BORROWINGS

The Company enters into sales of securities under agreements to repurchase. These fixed-coupon agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheet. The dollar amount of securities underlying the agreements remain in the asset accounts.

At June 30, 2002 (unaudited), and at December 31, 2001 and 2000, the Company had $1,997,066, $4,221,464 and $0 in repurchase agreements with weighted average interest rates of 1.30%, 3.58% and 0%, respectively. Repurchase agreements are secured by U.S. Treasury securities and Government Agency securities with market values of $8,689,691, $4,538,834 and $0 at June 30, 2002 (unaudited), and at December 31, 2001 and 2000, respectively.

The repurchase agreements were to repurchase the identical securities as those which were sold. Repurchase agreements averaged $2,688,000, $1,966,000 and $0 for the six month period ended June 30, 2002 (unaudited), and for the years ended December 31, 2001 and 2000, respectively. The maximum amount outstanding at any month-end for the corresponding periods was $4,745,000 (unaudited), $4,221,464 and $0, respectively. Total interest expense paid on repurchase agreements for the six month period ended June 30, 2002 (unaudited) and for the years ending December 31, 2001 and 2000, was $17,534, $70,480 and $0, respectively.

The following represents the repurchase agreements that contain amounts “at risk” (defined as the excess of carrying amount of the securities sold under agreement to repurchase over the amount of the repurchase liability) at June 30, 2002 (unaudited).

		Weighted Average
Name	Amount at risk	Maturity

Counterparty A	$698,984	overnight

Counterparty B	410,521	overnight

Counterparty C	3,315,895	overnight

Counterparty D	676,307	overnight

Counterparty E	463,676	overnight

Counterparty F	1,127,241	overnight

H – INCOME TAX MATTERS

The net cumulative effects of the primary temporary differences at June 30, 2002 (unaudited), and at December 31, 2001 and 2000 are shown in the following table:

	(unaudited)	December 31,
	June 30,
	2002	2001	2000

Deferred tax asset

Loan loss allowance	$101,247	$101,247	$106,765

Intangible assets	118,987	118,987	155,598

Net operating loss	476,240	294,665	93,284

	696,474	514,899	355,647

Deferred tax liability

Net unrealized gain on available for sale securities	28,478	4,532	5,579

Fixed assets	3,637	3,637	—

	32,115	8,169	5,579

Net deferred tax asset	$664,359	$506,730	$350,068

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

H – INCOME TAX MATTERS – (Continued)

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Management expects the total amount of the deferred tax asset to be realized and, therefore, has not established a valuation allowance.

The provision (benefit) for income taxes charged to operations for the six months ended June 30, 2002 (unaudited), and for the years ended December 31, 2001 and 2000 consists of the following:

	(unaudited)
	Six months
	ended June 30,	Years ended December 31,
	2002	2001	2000

Current	$—	$—	$(10,589)

Deferred	(160,441)	(155,894)	(270,113)

	$(160,441)	$(155,894)	$(280,702)

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the six months ended June 30, 2002 (unaudited), and for the years ended December 31, 2001 and 2000 due to the following:

	(unaudited)
	Six months
	ended June 30,	Years ended December 31,
	2002	2001	2000

Computed “expected” tax expense	$(146,404)	$(149,438)	$(270,934)

State income taxes, net of Federal benefits	(15,631)	(15,955)	(28,926)

Other	1,594	9,499	19,158

	$(160,441)	$(155,894)	$(280,702)

The expiration dates and amounts of the net operating losses are as follows:

Year

2010	$243,134

2011	539,925

2012	431,000	(estimated through June 30, 2002)

	$1,214,059

I – RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At June 30, 2002 (unaudited), and at December 31, 2001 and 2000, none of retained earnings was available for dividend declaration without regulatory approval.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

I – RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS – (Continued)

certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes the Bank meets all capital adequacy requirements to which it is subject as of June 30, 2002 (unaudited), and as of December 31, 2001 and 2000.

As of December 31, 2001 and 2000, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank’s category. A summary of actual, required, and capital levels necessary to be considered well-capitalized for the Bank as of June 30, 2002 (unaudited), and as of December 31, 2001 and 2000, are presented in the table below.

					To be well
					capitalized under
			For capital		prompt corrective
	Actual		adequacy purposes		action provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

June 30, 2002

Total capital (to risk weighted assets)	$9,341,000	18.9%	$3,956,000	> 8%	$4,945,000	> 10%

Tier 1 capital (to risk weighted assets)	8,851,000	17.9%	1,978,000	> 4%	2,967,000	> 6%

Tier 1 capital (to average assets)	8,851,000	13.3%	2,655,000	> 4%	3,319,000	> 5%

December 31, 2001

Total capital (to risk weighted assets)	$9,572,000	25.7%	$2,984,000	> 8%	$3,731,000	> 10%

Tier 1 capital (to risk weighted assets)	9,121,000	24.4%	1,492,000	> 4%	2,238,000	> 6%

Tier 1 capital (to average assets)	9,121,000	20.6%	1,767,000	> 4%	2,209,000	> 5%

December 31, 2000

Total capital (to risk weighted assets)	$9,647,000	50.3%	1,533,000	> 8%	1,917,000	> 10%

Tier 1 capital (to risk weighted assets)	9,405,000	49.1%	767,000	> 4%	1,150,000	> 6%

Tier 1 capital (to average assets)	9,405,000	39.3%	957,000	> 4%	1,197,000	> 5%

J – STOCK OPTION PLANS

In March of 2000, the Bank authorized the issuance of stock options for up to 62,720 shares relating to the officers’ and employees’ stock option plan and up to 57,280 shares relating to the directors’ stock option plan.

Options granted under the officers’ and employees’ stock option plan are granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. No shares are exercisable during the first year after the grant date. During the second year after the grant date, such options are exercisable only to the extent of 20% of the shares covered by such option. 40% become exercisable during the third year, 60% during the fourth year, 80% during the fifth year, and 100% during the sixth year.

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

J – STOCK OPTION PLANS — (Continued)

Options granted under the directors’ stock option plan are granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. During the first year after the grand date, such option is exercisable only to the extent of 50% of the shares covered by such option. During the second year after the grant date, such option is exercisable only to the extent of 75% of the shares covered by such option. During the third and each succeeding year after the grant date, such option is exercisable as to 100% of shares covered by such option.

Of the 106,500 options outstanding at June 30, 2002 (unaudited), 71,880 shares were vested and exercisable at a weighted average exercise price of $10.00 per share. Of the 111,000 options outstanding at December 31, 2001, 50,560 options were vested and exercisable at a weighted average exercise price of $10.00 per share. Of the 101,400 options outstanding at December 31, 2000, 27,600 were vested and exercisable at a weighted average exercise price of $10.00 per share.

The Bank applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Banks’s stock-based compensation plan been determined consistent with FASB Statement No. 123, the Banks’s net loss would have been reduced to the pro forma amounts indicated below:

	(unaudited)
	Six months
	ended June 30,	Years ended December 31,
	2002	2001	2000

Net loss:

As reported	$(270,158)	$(283,630)	$(516,163)

Pro forma	(303,799)	$(346,365)	$(626,691)

Diluted loss per share:

As reported	($0.27)	($0.28)	($0.52)

Pro forma	($0.30)	($0.35)	($0.63)

A summary of the status of the Bank’s stock option plans at June 30, 2002 (unaudited), and at December 31, 2001 and 2000, and changes during the periods ended on those dates is presented below:

	(unaudited)
	Six months
	ended June 30,	Years ended December 31,
	2002	2001	2000

Options outstanding at beginning of period	111,000	101,400	—

Options granted	—	10,000	101,400

Options forfeited	(4,500)	(400)	—

Options outstanding at end of period	106,500	111,000	101,400

Options exercisable at year end	71,880	50,560	27,600

Weighted-average fair value per share of options granted during the year	$—	$3.97	$4.53

The fair value of each option grant is estimated on the date of grant using the Black-Shole’s model. The following variables were used: ten year U.S. government treasury rates for the risk free rate at the date of grant; expected volatility of 0.01%; 0% dividend yield; and an expected life of ten years.

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

J – STOCK OPTION PLANS — (Continued)

The following tables summarize information about stock options outstanding at June 30, 2002 (unaudited) and at December 31, 2001:

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	Number	Weighted	Weighted	Number
	Outstanding at	remaining	average	exercisable at
(unaudited)	June 30,	contractual	exercise	June 30,
Exercise price	2002	life	price	2002

$10.00	106,500	98 months	$10.00	71,880

	Number	Weighted	Weighted	Number
	outstanding at	remaining	average	exercisable at
	December 31,	contractual	exercise	December 31,
Exercise price	2001	life	price	2001

$10.00	111,000	104 months	$10.00	50,560

K – COMMITMENTS AND CONTINGENCIES

Financial instruments with off-balance-sheet risk — The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are represented by commitments to extend credit in the form of draws on loans and undisbursed lines-of-credit. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in these financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit in the form of draws on loans and lines-of-credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank’s commitments as of June 30, 2002 (unaudited), and as of December 31, 2001 and 2000 is as follows:

	(unaudited)
	June 30,	December 31,

	2002	2001	2000

Home equity lines	$1,473,000	$1,034,000	$346,000

Commitments to fund loans secured by real estate	4,789,000	2,172,000	645,000

Commitments to fund loans not secured by real estate	—	—	139,000

Standby letters of credit	72,000	2,000	2,000

Other unused commitments	4,097,000	2,035,000	2,098,000

	$10,431,000	$5,243,000	$3,230,000

The Bank has no financial instruments (e.g. interest rate caps, floors, swap transactions, forward and futures contracts, or options written), in which the contract or notional amounts do not represent exposure to credit loss.

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

K – COMMITMENTS AND CONTINGENCIES – (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

Contingencies – In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Bank’s financial statements.

Financial instruments with concentration of credit risk

Concentration by geographic location: The Bank makes agribusiness, commercial, residential and consumer loans to customers primarily in Polk County, Florida.

A substantial portion of the Bank’s customers’ abilities to honor their contracts is dependent on the business economy in Winter Haven and surrounding regions.

Concentration by institution: The Bank has a concentration of funds on deposit at SunTrust Bank at June 30, 2002 (unaudited), and at December 31, 2001 and 2000 as follows:

	(unaudited)
	June 30,	December 31,

	2002	2001	2000

Concentration over insured limits:

Interest-bearing accounts	$1,347,428	$1,543,410	$681,125

Money market	8,080,119	3,001,634	—

Federal funds sold	4,277,207	4,046,539	2,408,000

	$13,704,754	$8,591,583	$3,089,125

The nature of the Bank’s business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

L – FAIR VALUES OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISK

The estimated fair values of the Bank’s financial instruments were as follows:

	June 30, 2002 (unaudited)		December 31, 2001		December 31, 2000

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

Financial Assets:

Cash and due from banks	$2,187,504	$2,187,504	$5,477,061	$5,477,061	$1,109,080	$1,109,080

Federal funds sold	12,357,326	12,357,326	4,046,539	4,046,539	2,408,000	2,408,000

Securities available for sale	8,776,053	8,776,053	5,512,970	5,512,970	3,018,758	3,018,758

Loans receivable	38,539,708	38,579,000	29,752,755	29,752,755	16,927,742	16,927,742

Accrued interest receivable	280,068	280,068	195,963	195,963	144,405	144,405

Financial Liabilities:

Deposits	56,558,508	56,881,000	36,555,303	36,555,303	17,553,320	17,553,320

Securities sold under agreement to repurchase	1,997,066	1,997,066	4,221,464	4,221,464	—	—

Accrued interest payable and other liabilities	122,197	122,197	114,084	114,084	70,803	70,803

Unrecognized Financial Instruments:

Commitments to extend credit		10,431,000		5,243,000		3,230,000

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at June 30, 2002 (unaudited), and at December 31, 2001 and 2000.

The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Bank’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Bank. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank’s overall interest rate risk.

M – DERIVATIVE FINANCIAL INSTRUMENTS

On June 15, 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133). FAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (January 1, 2000 for the Bank). FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

M – DERIVATIVE FINANCIAL INSTRUMENTS – (Continued)

The Bank holds and issues derivative financial instruments for its own asset-liability (non-trading) risk management purposes. The operations of the Bank are subject to risk of interest rate fluctuations to the extent that there is a difference between the amount of the Bank’s interest-earning assets and the amount of interest-bearing liabilities that mature or reprice in specified periods. The principal objective of asset-liability management is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Bank. To achieve that objective, the Bank uses swaps. An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating-rate index.

Management of the Bank anticipates that, due to its limited use of derivative instruments, the adoption of FAS 133 will not have a significant effect on the Bank’s results of operations or its financial position.

N – INVESTMENT IN C.S. PROCESSING, INC.

The Bank invested $100,000, for 25% ownership, in C.S. Processing, Inc. during 2001, and an additional $10,000 during 2002 (unaudited). C.S. Processing, Inc. processes checks and render statements for the Bank and the other shareholders. Operations began during July 2001.

O – CONSTRUCTION COMMITMENTS

As of June 30, 2002 (unaudited) the Bank is committed to a construction project totaling $52,860. This project is scheduled to be completed by the end of 2002.

P – RELATED PARTY TRANSACTION

On March 14, 2001, the Bank entered into a lease agreement with one of its directors who is also a shareholder of the Bank owning 5% or more of the outstanding shares. The lease is for the Bank’s Lakeland branch office. The lease is at fair market rates and terms as determined by a lease market analysis report prepared for the Bank by an independent real estate appraiser.

CENTERSTATE BANK OF FLORIDA
Notes to Financial Statements
Years Ended December 31, 2001 and 2000, and for the six month period ending June 30, 2002 (unaudited)

Q – BASIC AND DILUTED EARNINGS PER SHARE

Basic and diluted earnings per share are calculated as follows:

	Loss	Shares	Per share
	(numerator)	(denominator)	Amount

Six months ended June 30, 2002 (unaudited)

Basic loss per share:

Net loss	($270,158)	1,000,000	($0.27)

Effect of dilutive securities:

Stock options	—	—

Diluted loss per share:

Loss and assumed conversions	($270,158)	1,000,000	($0.27)

Six months ended June 30, 2001 (unaudited)

Basic loss per share:

Net loss	($125,485)	1,000,000	($0.13)

Effect of dilutive securities:

Stock options	—	—

Diluted loss per share:

Loss and assumed conversions	($125,485)	1,000,000	($0.13)

Year ended December 31, 2001

Basic loss per share:

Net loss	($283,630)	1,000,000	($0.28)

Effect of dilutive securities:

Stock options	—	—

Diluted loss per share:

Loss and assumed conversions	($283,630)	1,000,000	($0.28)

Year ended December 31, 2000

Basic loss per share:

Net loss	($516,163)	1,000,000	($0.52)

Effect of dilutive securities:

Stock options	—	—

Diluted loss per share:

Loss and assumed conversions	($516,163)	1,000,000	($0.52)

Appendix G

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-KSB

☒	ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2001

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 333-95087

CENTERSTATE BANKS OF FLORIDA, INC.
(Exact name of registrant as specified in its charter)

Florida	59-3606741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7722 State Road 544 East, Suite 205, Winter Haven, Florida	33881
(Address of principal executive offices)	(Zip Code)

     Registrant’s telephone number, including area code: (863) 419-0833

     Securities registered pursuant to Section 12(b) of the Act: None

     Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share
(Title of Class)

     Check whether the issuer has (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES   ☒    NO   ☐

     Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of issuer’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.   ☒

     The issuer’s revenues for its most recent fiscal year were $26,575,000.

     The aggregate market value of the Common Stock of the issuer held by non-affiliates of the issuer (2,199,337 shares) on February 28, 2002, was approximately $36,729,000. The aggregate market value was computed by reference the last sale of the Common Stock of the issuer at $16.70 per share on February 28, 2002. For the purposes of this response, directors, officers and holders of 5% or more of the issuer’s Common Stock are considered the affiliates of the issuer at that date.

     As of March 29, 2002, there were issued and outstanding 2,819,088 shares of the issuer’s Common Stock.

DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Proxy Statement for the Annual Meeting of Shareholders to be held on April 23, 2002 to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days of the issuer’s fiscal year end are incorporated into Part III, Items 10 through 13 of this Annual Report on Form 10-KSB.

		Page

Item 11.	Security Ownership of Certain Beneficial Owners and Management	40

Item 12.	Certain Relationships and Related Transactions	40

Item 13.	Exhibits, Financial Statement Schedules, and Reports on Form 8-K	40

SIGNATURES		71

EXHIBIT INDEX		71

PART I

Item 1.     Business

General

     Centerstate Banks of Florida, Inc. (“Centerstate” or the “Company”) was incorporated under the laws of the State of Florida on September 20, 1999. Centerstate is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). On June 30, 2000, Centerstate closed separate merger transactions resulting in First National Bank of Osceola County (“First National/Osceola”), First National Bank of Polk County (“First National/Polk”), and Community National Bank of Pasco County (“Community National Bank”) becoming separate wholly owned subsidiaries of Centerstate (the “Merger Transaction”). In the Merger Transaction, each outstanding share of common stock of First National/Osceola, First National/Polk and Community National Bank was converted into shares of Centerstate. Accordingly, as a result of the Merger Transaction, Centerstate owns all of the outstanding shares of First National/Osceola, First National/Polk and Community National Bank.

     First National/Osceola and Community National Bank commenced operations in 1989 and First National/Polk commenced operations in 1992. Each of the three banks (collectively, the “Banks”) is subject to examination and regulation by the Office of the Comptroller of the Currency (“Comptroller of the Currency”) and to a certain extent by the Federal Deposit Insurance Corporation (the “FDIC”). First National/Osceola’s operations are conducted from its main office located in Kissimmee, Florida, and branch offices located in St. Cloud, Poinciana, Ocoee and Orlando, Florida. First National/Polk’s operations are conducted from its main office located in Winter Haven, Florida, and branch offices located in Haines City, Davenport and Lake Alfred, Florida. Community National Bank’s operations are conducted from its main office located in Zephyrhills, Florida, and branch offices located in Zephyrhills, Bushnell, Wildwood, Groveland, Dade City, and Clermont, Florida.

     Centerstate provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Centerstate include: demand interest- bearing and noninterest-bearing accounts, money market deposit accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, Centerstate makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. Centerstate provides automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. Centerstate also offers internet banking services to its customers. In addition to the foregoing services, the offices of Centerstate provide customers with extended banking hours. Centerstate does not have trust powers and, accordingly, no trust services are provided. The Company also offers other financial products to its customers, including mutual funds, annuities and other products, through its “Money Concepts” relationship.

     The revenues of Centerstate are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment securities and short-term investments. The principal sources of funds for Centerstate’s lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of Centerstate are the interest paid on deposits, and operating and general administrative expenses.

     As is the case with banking institutions generally, Centerstate’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the OCC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Centerstate faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans. See “Competition.”

     At December 31, 2001, Centerstate’s primary assets were its ownership of stock of each of the three Banks. At December 31, 2001, Centerstate had total consolidated assets of $341 million, total consolidated deposits of $308 million, and total consolidated stockholders’ equity of $28 million.

Note about Forward-Looking Statements

     This Form 10-K contains forward-looking statements, such as statements relating to Centerstate’s financial condition, results of operations, plans, objectives, future performance and business operations. These statements relate to expectations concerning matters that are not historical facts. These forward-looking statements reflect Centerstate’s current views and expectations based largely upon the information currently available to Centerstate management and they are subject to inherent risks and uncertainties. Although Centerstate believes its expectations are based on reasonable assumptions, they are not guarantees of future performance and there are a number of important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. By making these forward-looking statements, Centerstate does not undertake to update them in any manner except as may be required by Centerstate’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the Federal securities laws. Centerstate’s actual results may differ materially from Centerstate’s forward-looking statements.

Lending Activities

     Centerstate offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in Centerstate’s market area. Centerstate’s consolidated net loans at December 31, 2001 and 2000 were $241.3 million, or 71% and $207.1 million or 67%, respectively, of total Centerstate consolidated assets. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. Centerstate has no foreign loans or loans for highly leveraged transactions.

     Centerstate’s loans are concentrated in three major areas: commercial loans, real estate loans, and consumer loans. A majority of Centerstate’s loans are made on a secured basis. As of December 31, 2001, approximately 77% of Centerstate’s consolidated loan portfolio consisted of loans secured by mortgages on real estate and 13% of the loan portfolio consisted of commercial loans. At the same date, 10% of Centerstate’s loan portfolio consisted installment, consumer, and other unsecured loans.

     The Company’s commercial loan portfolio includes loans to individuals and small- to-medium sized businesses located primarily in Polk, Osceola and Pasco counties for working capital, equipment purchases, and various other business purposes. A majority of commercial loans are secured by equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable or fixed rates of interest. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years. Commercial and agricultural loans not secured by real estate amounted to approximately 13% of the Company’s total loan portfolio as of December 31, 2001, compared to 14% at December 31, 2000.

     The Company’s real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed or variable interest rates. The Company generally does not make fixed-rate commercial real estate loans for terms exceeding five years. Loans in excess of five years are generally adjustable. The Company’s residential real estate loans generally are repayable in monthly installments based on up to a 15-year or a 30-year amortization schedule with variable interest rates.

     The Company’s consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed and variable interest rates, and are often based on up to a five-year amortization schedule.

     For additional information regarding the Company’s loan portfolio, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition.”

     Loan originations are derived from a number of sources. Loan originations can be attributed to direct solicitation by the Company’s loan officers, existing customers and borrowers, advertising, walk-in customers and, in some instances, referrals from brokers.

     Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. In particular, longer maturities increase the risk that economic conditions will change and adversely affect collectibility. The Company attempts to minimize credit losses through various means. In particular, on larger credits, the Company generally relies on the cash flow of a debtor as the source of repayment and secondarily on the value of the underlying collateral. In addition, the Company attempts to utilize shorter loan terms in order to reduce the risk of a decline in the value of such collateral.

Deposit Activities

     Deposits are the major source of the Company’s funds for lending and other investment activities. The Company considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised approximately 56% and 52% of the Company’s consolidated total deposits at December 31, 2001 and 2000, respectively. Approximately 44% of the Company’s consolidated deposits at December 31, 2001, were certificates of deposit compared to 48% at December 31, 2000. Generally, the Company attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up approximately 12% of the Company’s consolidated total deposits at December 31, 2001 and 2000. The majority of the deposits of the Company are generated from Polk, Osceola and Pasco counties. The Company does not currently accept brokered deposits. For additional information regarding the Company’s deposit accounts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition.”

Investments

     The Company invests a portion of its assets in U.S. Government agency obligations and federal funds sold. The Company’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at minimal risks while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits.

     With respect to the Company’s investment portfolio, the Company’s total portfolio may be invested in U.S. Treasury and general obligations of its agencies because such securities generally represent a minimal investment risk. Occasionally, the Company may purchase certificates of deposits of national and state banks. These investments may exceed $100,000 in any one institution (the limit of FDIC insurance for deposit accounts). Federal funds sold is the excess cash the Company has available over and above daily cash needs. This money is invested on an overnight basis with approved correspondent banks.

     The Company monitors changes in financial markets. In addition to investments for its portfolio, the Company monitors its daily cash position to ensure that all available funds earn interest at the earliest possible date. A portion of the investment account is designated as secondary reserves and invested in liquid securities that can be readily converted to cash with minimum risk of market loss. These investments usually consist of U.S. Treasury obligations, U.S. government agencies and federal funds. The remainder of the investment account may be placed in investment securities of different type and longer maturity. Daily surplus funds are sold in the federal funds market for one business day. The Company attempts to stagger the maturities of its securities so as to produce a steady cash-flow in the event the Company needs cash, or economic conditions change to a more favorable rate environment.

Correspondent Banking

     Correspondent banking involves one bank providing services to another bank which cannot provide that service for itself from an economic or practical standpoint. The Company is required to purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participation with correspondent banks.

     Management of the Company has established correspondent relationships with Independent Bankers’ Bank of Florida and SunTrust Banks. The Company pays for such services.

Data Processing

     The Company outsources its data processing to two different national data processing service bureaus which provide a full range of data processing services, including an automated general ledger, deposit accounting, and commercial, mortgage and installment lending data processing.

     The Company’s three subsidiary banks are currently in the process of converting their core data processing to a single data processing service bureau. The last bank is expected to complete its conversion in May 2002, when its current contract expires.

Effect of Governmental Policies

     The earnings and business of the Company are and will be affected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other things, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for these purposes influence in various ways the overall level of investments, loans, other extensions of credit and deposits, and the interest rates paid on liabilities and received on assets.

Interest and Usury

     The Company is subject to numerous state and federal statutes that affect the interest rates that may be charged on loans. These laws do not, under present market conditions, deter the Company from continuing the process of originating loans.

Supervision and Regulation

     Banks and their holding companies, and many of their affiliates, are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations affecting the Company, First National/Osceola, First National/Polk and Community National Bank . This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Banks. Supervision, regulation, and examination of banks by regulatory agencies are intended primarily for the protection of depositors, rather than shareholders.

     Bank Holding Company Regulation. The Company is a bank holding company, registered with the Federal Reserve under the BHC Act. As such, the Company is subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve. The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, (ii) taking any action that causes a bank to become a subsidiary of the bank holding company, or (iii) merging or consolidating with any other bank holding company.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience, and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy and consideration of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977 (the “CRA”), both of which are discussed below.

     Banks are subject to the provisions of the CRA. Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a bank, to assess such bank’s record in meeting the credit needs of the community served by that bank, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the bank’s record is made available to the public. Further, such assessment is required of any bank which has applied to:

•	charter a national bank,
•	obtain deposit insurance coverage for a newly chartered institution,
•	establish a new branch office that will accept deposits,
•	relocate an office, or
•	merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution

     In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the record of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.

     The Federal Reserve Bank has approved the Company’s election to become a bank holding company. The Company thus has expanded financial affiliation opportunities as long as the Banks remain “well-capitalized” and “well-managed” depository institutions, and have at least a “satisfactory” rating under the Community Reinvestment Act of 1997. As of December 31, 2001, the Banks met all three criteria for the Company’s continued qualification as a financial holding company.

     Once a bank holding company has filed a declaration of its intent to be a financial holding company, as long as there is no action by the Federal Reserve Board giving notice that it is not eligible, the company may proceed to engage in the activities and enter into the affiliations under an expanded authority conferred by law. The holding company does not need prior approval from the Federal Reserve Board to engage in activities that the law identifies as financial in nature, or that the Federal Reserve Board has determined to be financial in nature by order or regulation. The law retains the basic structure of the BHC Act. Thus, a bank holding company that is not eligible for the expanded powers of a financial holding company, is subject to the provisions of the BHC Act which limits the activities that are authorized and defined as closely related to banking activities. The law also addresses the consequences of when a financial holding company that has exercised the expanded authority fails to maintain its eligibility to be a financial holding company. The Federal Reserve Board may impose such limitations on the conduct or activities of a noncompliant financial holding company or any affiliate of that company as the Board determines to be appropriate under the circumstances and consistent with the purposes of law.

     The BHC Act generally prohibits a bank holding company from engaging in activities other than banking, or managing or controlling banks or other permissible subsidiaries, and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and certain insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     Gramm-Leach-Bliley Act. Enacted in 1999, the Gramm-Leach-Bliley Act reforms and modernizes certain areas of financial services regulation. The law permits the creation of new financial services holding companies that can offer a full range of financial products under a regulatory structure based on the principle of functional regulation. The legislation eliminates the legal barriers to affiliations among banks and securities firms, insurance companies, and other financial services companies. The law also provides financial organizations with the opportunity to structure these new financial affiliations through a holding company structure or a financial subsidiary. The new law reserves the role of the Federal Reserve Board as the supervisor for bank holding companies. At the same time, the law also provides a system of functional regulation which is designed to utilize the various existing federal and state regulatory bodies. The law also sets up a process for coordination between the Federal Reserve Board and the Secretary of the Treasury regarding the approval of new financial activities for both bank holding companies and national bank financial subsidiaries.

     The law also includes a minimum federal standard of financial privacy. Financial institutions are required to have written privacy policies that must be disclosed to customers. The disclosure of a financial institution’s privacy policy must take place at the time a customer relationship is established and not less than annually during the continuation of the relationship. The act also provides for the functional regulation of bank securities activities. The law repeals the exemption that banks were afforded from the definition of “broker,” and replaces it with a set of limited exemptions that allow the continuation of some historical activities performed by banks. In addition, the act amends the securities laws to include banks within the general definition of dealer. Regarding new bank products, the law provides a procedure for handling products sold by banks that have securities elements. In the area of Community Reinvestment Act activities, the law generally requires that financial institutions address the credit needs of low-to-moderate income individuals and neighborhoods in the communities in which they operate. Bank regulators are required to take the Community Reinvestment Act ratings of a bank or of the bank subsidiaries of a holding company into account when acting upon certain branch and bank merger and acquisition applications filed by the institution. Under the law, financial holding companies and banks that desire to engage in new financial activities are required to have satisfactory or better Community Reinvestment Act ratings when they commence the new activity.

     Bank Regulation. The Banks are chartered under the national banking laws and their deposits are insured by the FDIC to the extent provided by law. The Banks are subject to comprehensive regulation, examination and supervision by the OCC and to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; and the disclosure of the costs and terms of such credit. The Banks are examined periodically by the OCC, to whom each submits periodic reports regarding its financial condition and other matters. The OCC has a broad range of powers to enforce regulations under its jurisdiction, and to take discretionary actions determined to be for the protection and safety and soundness of banks, including the institution of cease and desist orders and the removal of directors and officers. The OCC also has the authority to approve or disapprove mergers, consolidations, and similar corporate actions.

     There are various statutory limitations on the ability of the Company to pay dividends. The OCC also has the general authority to limit the dividend payment by banks if such payment may be deemed to constitute an unsafe and unsound practice. For information on the restrictions on the right of the Banks to pay dividends to the Company, see Part II — Item 5 “Market for the Registrant’s Common Equity and Related Stockholder Matters.”

     Under federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on any extension of credit to their parent holding companies or other affiliates, on investment in the stock or other securities of affiliates, and on the taking of such stock or securities as collateral from any borrower. In addition, banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) imposed major regulatory reforms, stronger capital standards for savings and loan associations and stronger civil and criminal enforcement provisions. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with:

•	the default of a commonly controlled FDIC insured depository institution; or
•	any assistance provided by the FDIC to a commonly controlled FDIC insured institution in danger of default.

     The FDIC Improvement Act of 1993 (“FDICIA”) made a number of reforms addressing the safety and soundness of deposit insurance funds, supervision, accounting, and prompt regulatory action, and also implemented other regulatory improvements. Annual full-scope, on-site examinations are required of all insured depository institutions. The cost for conducting an examination of an institution may be assessed to that institution, with special consideration given to affiliates and any penalties imposed for failure to provide information requested. Insured state banks also are precluded from engaging as principal in any type of activity that is impermissible for a national bank, including activities relating to insurance and equity investments. The Act also recodified current law restricting extensions of credit to insiders under the Federal Reserve Act.

     Also important in terms of its effect on banks has been the deregulation of interest rates paid by banks on deposits and the types of deposit accounts that may be offered by banks. Most regulatory limits on permissible deposit interest rates and minimum deposit amounts expired several years ago. The effect of the deregulation of deposit interest rates generally has been to increase the costs of funds to banks and to make their costs of funds more sensitive to fluctuations in money market rates. A result of the pressure on banks interest margins due to deregulation has been a trend toward expansion of services offered by banks and an increase in the emphasis placed on fee or noninterest income.

     Capital Requirements. The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general allowance for credit losses except for certain limitations. An institution’s qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. At December 31, 2001, Centerstate’s Tier 1 and total risk-based capital ratios were 11.5% and 12.8%, respectively.

     Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%, but all but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. At December 31, 2001, Centerstate’s leverage ratio was 7.9%.

     FDICIA contains “prompt corrective action” provisions pursuant to which banks are to be classified into one of five categories based upon capital adequacy, ranging from “well capitalized” to “critically undercapitalized” and which require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes “significantly undercapitalized” or “critically undercapitalized.”

     The OCC has issued regulations to implement the “prompt corrective action” provisions of FDICIA. In general, the regulations define the five capital categories as follows:

•	an institution is “well capitalized” if it has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater and is not subject to any written capital order or directive to meet and maintain a specific capital level for any capital measures;

•	an institution is “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, has a Tier 1 risk-based capital ratio of 4% or greater, and has a leverage ratio of 4% or greater;
•	an institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8%, has a Tier 1 risk-based capital ratio that is less than 4% or has a leverage ratio that is less than 4%;
•	an institution is “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and
•	an institution is “critically undercapitalized” if its “tangible equity” is equal to or less than 2% of its total assets.

     The OCC also, after an opportunity for a hearing, has authority to downgrade an institution from “well capitalized” to “adequately capitalized” or to subject an “adequately capitalized” or “undercapitalized” institution to the supervisory actions applicable to the next lower category, for supervisory concerns.

     Generally, FDICIA requires that an “undercapitalized” institution must submit an acceptable capital restoration plan to the appropriate federal banking agency within 45 days after the institution becomes “undercapitalized” and the agency must take action on the plan within 60 days. The appropriate federal banking agency may not accept a capital restoration plan unless, among other requirements, each company having control of the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of the three consecutive calendar quarters and has provided adequate assurances of performance. The aggregate liability under this provision of all companies having control of an institution is limited to the lesser of:

•	5% of the institution’s total assets at the time the institution becomes “undercapitalized” or
•	the amount which is necessary, or would have been necessary, to bring the institution into compliance with all capital standards applicable to the institution as of the time the institution fails to comply with the plan filed pursuant to FDICIA.

     An “undercapitalized” institution may not acquire an interest in any company or any other insured depository institution, establish or acquire additional branch offices or engage in any new business unless the appropriate federal banking agency has accepted its capital restoration plan, the institution is implementing the plan, and the agency determines that the proposed action is consistent with and will further the achievement of the plan, or the appropriate Federal banking agency determines the proposed action will further the purpose of the “prompt corrective action” sections of FDICIA.

     If an institution is “critically undercapitalized,” it must comply with the restrictions described above. In addition, the appropriate Federal banking agency is authorized to restrict the activities of any “critically undercapitalized” institution and to prohibit such an institution, without the appropriate Federal banking agency’s prior written approval, from:

•	entering into any material transaction other than in the usual course of business;
•	engaging in any covered transaction with affiliates (as defined in Section 23A(b) of the Federal Reserve Act);
•	paying excessive compensation or bonuses; and
•	paying interest on new or renewed liabilities at a rate that would increase the institution’s weighted average costs of funds to a level significantly exceeding the prevailing rates of interest on insured deposits in the institution’s normal market areas.

     The “prompt corrective action” provisions of FDICIA also provide that in general no institution may make a capital distribution if it would cause the institution to become “undercapitalized.” Capital distributions include cash (but not stock) dividends, stock purchases, redemptions, and other distributions of capital to the owners of an institution.

     Additionally, FDICIA requires, among other things, that:

•	only a “well capitalized” depository institution may accept brokered deposits without prior regulatory approval and
•	the appropriate federal banking agency annually examine all insured depository institutions, with some exceptions for small, “well capitalized” institutions and state-chartered institutions examined by state regulators.

     FDICIA also contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

     As of December 31, 2001, Centerstate and the Banks met the capital requirements of a “well capitalized” institution.

     The OCC has proposed revising its risk-based capital requirements to ensure that such requirements provide for explicit consideration by commercial banks of interest rate risk. Under the proposed rule, a bank’s interest rate risk exposure would be quantified using either the measurement system set forth in the proposal or the bank’s internal model for measuring such exposure, if such model is determined to be adequate by the bank’s examiner. If the dollar amount of a bank’s interest rate risk exposure, as measured by either measurement system, exceeds 1% of the bank’s total assets, the bank would be required under the proposed rule to hold additional capital equal to the dollar amount of the excess. It is anticipated that the regulatory agencies will issue a revised proposed rule for further public comment. Pending issuance of such revised proposal, the Company’s management cannot determine what effect, if any, an interest rate risk component would have on the capital of its subsidiary bank.

     Enforcement Powers. Congress has provided the federal bank regulatory agencies with an array of powers to enforce laws, rules, regulations and orders. Among other things, the agencies may require that institutions cease and desist from certain activities, may preclude persons from participating in the affairs of insured depository institutions, may suspend or remove deposit insurance, and may impose civil money penalties against institution-affiliated parties for certain violations.

     Maximum Legal Interest Rates. Like the laws of many states, Florida law contains provisions on interest rates that may be charged by banks and other lenders on certain types of loans. Numerous exceptions exist to the general interest limitations imposed by Florida law. The relative importance of these interest limitation laws to the financial operations of the Banks will vary from time to time, depending on a number of factors, including conditions in the money markets, the costs and availability of funds, and prevailing interest rates.

     Branch Banking. Banks in Florida are permitted to branch state wide. Such branch banking, however, is subject to prior approval by the OCC. Any such approval would take into consideration several factors, including the bank’s level of capital, the prospects and economics of the proposed branch office, and other conditions deemed relevant by the OCC for purposes of determining whether approval should be granted to open a branch office.

     Change of Control. Federal law restricts the amount of voting stock of a bank holding company and a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank holding company and a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of the Company may be less likely to benefit from the rapid increases in stock prices that may result from tender offers or similar efforts to acquire control of other companies. Federal law also imposes restrictions on acquisitions of stock in a bank holding company and a state bank. Under the federal Change in Bank Control Act and the regulations thereunder, a person or group must give advance notice to the Federal Reserve before acquiring control of any bank holding company and the OCC before acquiring control of any national bank (such as the Banks). Upon receipt of such notice, the OCC may approve or disapprove the acquisition. The Change in Bank Control Act creates a rebuttable presumption of control if a member or group acquires a certain percentage or more of a bank holding company’s or state bank’s voting stock, or if one or more other control factors set forth in the Act are present.

     Interstate Banking. Federal law provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state are permissible subject to certain limitations. Florida has a law that allows out-of-state bank holding companies (located in states that allow Florida bank holding companies to acquire banks and bank holding companies in that state) to acquire Florida banks and Florida bank holding companies. The law essentially provides for out-of-state entry by acquisition only (and not by interstate branching) and requires the acquired Florida bank to have been in existence for at least three years.

     Effect of Governmental Policies. The earnings and businesses of the Company and the Banks are affected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other things, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for those purposes influence in various ways the overall level of investments, loans, other extensions of credit, and deposits, and the interest rates paid on liabilities and received on assets.

Competition

     The Company encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, the Company competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the Company does not currently provide. In addition, many of the Company’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly.

     To compete, the Company relies upon specialized services, responsive handling of customer needs, and personal contacts by its officers, directors, and staff. Large multi-branch banking competitors tend to compete primarily by rate and the number and location of branches while smaller, independent financial institutions tend to compete primarily by rate and personal service.

Employees

     As of December 31, 2001, Centerstate and the Banks collectively had 169 full-time equivalent employees. The employees are not represented by a collective bargaining unit. Centerstate and the Banks consider relations with employees to be good.

Statistical Profile and Other Financial Data

     Reference is hereby made to the statistical and financial data contained in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for statistical and financial data providing a review of the Company’s business activities.

Item 2.     Properties

     Centerstate owns no real property. It occupies office space in the main office of First National/Polk, which is located at 7722 State Road 544 East, Suite 205, Winter Haven, Florida 33881.

Item 3.     Legal Proceedings

     The Banks are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to their respective businesses. Management does not believe that there is any pending or threatened proceeding against the Banks which, if determined adversely, would have a material adverse effect on the Company’s consolidated financial position.

Item 4.     Submission of Matters to a Vote of Security Holders

     No matters were submitted to a vote of the Company security holders during the fourth quarter of the year ended December 31, 2001.

PART II

Item 5.     Market for the Registrant’s Common Equity and Related Stockholder Matters

     The shares of Company Common Stock commenced trading on the OTC Bulletin Board on January 26, 2001 and on the Nasdaq National Market System on February 20, 2001. Prior to that time and since July 1, 2000 (the day the Company commenced business through the acquisition of all of the outstanding shares of the Banks in the Merger Transaction), the shares of Company Common Stock were not actively traded, and such trading activity, as it occurred, took place in privately negotiated transactions. The following sets forth the high and low trading prices for certain trades of the Company Common Stock that occurred in transactions of Company Common Stock known to the Company management since July 1, 2000 (the day that the Company commenced business through the acquisition of all of the outstanding shares of the Banks):

	2001			2000

			Volume			Volume
	High	Low	Shares	High	Low	Shares

1st Quarter	$14.00	$11.25	93,500	—	—	—
2nd Quarter	14.20	12.98	66,600	—	—	—
3rd Quarter	15.64	13.25	75,600	0	0	0
4th Quarter	16.95	15.05	145,100	0	0	0

     The Company had approximately 1,000 shareholders of record as of December 31, 2001.

Dividends

     Prior to 2001, the Company had been paying an annual dividend. Beginning in 2001, the company has begun to pay dividends quarterly, payable on the last business day of the calendar quarter. The following sets forth the per share cash dividends paid during 2001 and 2000.

	2001	2000

1st Quarter	$0.04	$0.00
2nd Quarter	$0.04	$0.00
3rd Quarter	$0.05	$0.00
4th Quarter	$0.05	$0.16

     The payment of dividends by the Company is a decision of its Board based upon then-existing circumstances, including the Company’s rate of growth, profitability, financial condition, existing and anticipated capital requirements, the amount of funds legally available for the payment of cash dividends, regulatory constraints and such other factors as the Board determines relevant. The source of funds for payment of dividends by the Company is dividends received from the Banks.

Item 2.     Properties

     Centerstate owns no real property. It occupies office space in the main office of First National/Polk, which is located at 7722 State Road 544 East, Suite 205, Winter Haven, Florida 33881.

Item 3.     Legal Proceedings

     The Banks are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to their respective businesses. Management does not believe that there is any pending or threatened proceeding against the Banks which, if determined adversely, would have a material adverse effect on the Company’s consolidated financial position.

Item 4.     Submission of Matters to a Vote of Security Holders

     No matters were submitted to a vote of the Company security holders during the fourth quarter of the year ended December 31, 2001.

PART II

Item 5.     Market for the Registrant’s Common Equity and Related Stockholder Matters

     The shares of Company Common Stock commenced trading on the OTC Bulletin Board on January 26, 2001 and on the Nasdaq National Market System on February 20, 2001. Prior to that time and since July 1, 2000 (the day the Company commenced business through the acquisition of all of the outstanding shares of the Banks in the Merger Transaction), the shares of Company Common Stock were not actively traded, and such trading activity, as it occurred, took place in privately negotiated transactions. The following sets forth the high and low trading prices for certain trades of the Company Common Stock that occurred in transactions of Company Common Stock known to the Company management since July 1, 2000 (the day that the Company commenced business through the acquisition of all of the outstanding shares of the Banks):

	2001			2000

			Volume			Volume
	High	Low	Shares	High	Low	Shares

1st Quarter	$14.00	$11.25	93,500	—	—	—
2nd Quarter	14.20	12.98	66,600	—	—	—
3rd Quarter	15.64	13.25	75,600	0	0	0
4th Quarter	16.95	15.05	145,100	0	0	0

     The Company had approximately 1,000 shareholders of record as of December 31, 2001.

Dividends

     Prior to 2001, the Company had been paying an annual dividend. Beginning in 2001, the company has begun to pay dividends quarterly, payable on the last business day of the calendar quarter. The following sets forth the per share cash dividends paid during 2001 and 2000.

	2001	2000

1st Quarter	$0.04	$0.00
2nd Quarter	$0.04	$0.00
3rd Quarter	$0.05	$0.00
4th Quarter	$0.05	$0.16

     The payment of dividends by the Company is a decision of its Board based upon then-existing circumstances, including the Company’s rate of growth, profitability, financial condition, existing and anticipated capital requirements, the amount of funds legally available for the payment of cash dividends, regulatory constraints and such other factors as the Board determines relevant. The source of funds for payment of dividends by the Company is dividends received from the Banks.

Payments by the Banks to the Company are limited by law and regulations of the bank regulatory authorities. There are various statutory and contractual limitations on the ability of the Banks to pay dividends to the Company. The OCC also has the general authority to limit the dividends paid by national banks if such payment may be deemed to constitute an unsafe and unsound practice. As national banks, the Banks may not pay dividends from their paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one/tenth of the bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

Item 6. Management’s Discussion and Analysis of Financial Condition and Results of Operations

     Management’s discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of the Company at December 31, 2001, and the results of operations of the Company for the years ended December 31, 2001 and 2000. This discussion should be read in conjunction with the consolidated financial statements and related footnotes of the Company presented elsewhere herein.

SELECTED CONSOLIDATED FINANCIAL DATA
December 31

(Dollars in thousands except for per share data)	2001	2000	1999	1998	1997

SUMMARY OF OPERATIONS:
Total Interest Income	$23,513	$22,263	$19,102	$18,538	$16,501
Total Interest Expense	(9,826)	(9,647)	(8,318)	(8,784)	(7,734)

	13,687	12,616	10,784	9,754	8,767
Provision for Loan Losses	(577)	(614)	(258)	(227)	(435)

Net Interest Income After Provision for Loan Losses	13,110	12,002	10,526	9,527	8,332
Noninterest Income	3,062	2,384	1,907	1,545	1,256
Noninterest Expense	(12,143)	(11,154)	(9,366)	(7,584)	(6,422)

Income before Income Taxes	4,029	3,232	3,067	3,488	3,166
Income Taxes	(1,513)	(1,324)	(1,121)	(1,201)	(1,191)

Net Income	$2,516	$1,908	$1,946	$2,287	$1,975

PER COMMON SHARE DATA:
Basic Earnings Per Share	$0.89	$0.68	$0.73	$0.90	$0.84
Diluted Earnings Per Share	$0.89	$0.67	$0.70	$0.85	$0.78
Book Value Per Share	$9.83	$8.99	$8.34	$8.16	$7.33
Tangible Book Value Per Share	$9.54	$8.94	$8.37	$7.99	$7.26
Dividends	$0.18	$0.16	$0.14	$0.12	$0.08
Actual Shares Outstanding	2,818,602	2,815,872	2,794,847	2,549,445	2,421,279
Weighted Average Shares Outstanding	2,817,240	2,811,651	2,681,079	2,527,256	2,355,177
Diluted Weighted Average Shares Outstanding	2,839,914	2,826,704	2,775,184	2,687,422	2,522,078
BALANCE SHEET DATA:
Assets	$341,374	$310,662	$278,883	$276,084	$230,176
Total Loans, net	241,349	207,133	175,160	151,790	137,624
Total Deposits	307,998	280,168	247,977	249,631	208,633
Long-Term Debt	0	0	0	0	0
Short-Term Borrowings	4,598	4,305	7,078	4,886	2,921
Shareholders’ Equity	27,717	25,321	23,313	20,794	17,747
Tangible Capital	26,883	25,164	23,397	20,377	17,569
Average Total Assets	331,768	295,660	278,065	255,027	214,626
Average Loans (net)	224,865	191,191	160,259	143,068	129,245
Average Interest Earning Assets	303,726	269,316	251,475	232,565	195,716
Average Deposits	298,828	266,585	249,999	229,440	195,014
Average Interest Bearing Deposits	248,534	221,748	208,176	193,811	166,751
Average Interest Bearing Liabilities	253,561	225,849	213,505	198,078	169,726
Average Shareholders’ Equity	26,785	24,220	22,047	19,397	16,321

SELECTED CONSOLIDATED FINANCIAL DATA – continued
December 31

(Dollars in thousands except for per share data)	2001	2000	1999	1998	1997

SELECTED FINANCIAL RATIOS:
Return on Average Assets	0.76%	0.65%	0.70%	0.90%	0.92%
Return on Average Equity	9.39%	7.88%	8.83%	11.79%	12.10%
Dividend Payout	20%	24%	19%	13%	10%
Efficiency (1)	72%	74%	74%	67%	64%
Net Interest Margin (2)	4.51%	4.68%	4.26%	4.19%	4.48%
Net Interest Spread (3)	3.86%	4.00%	3.65%	3.54%	3.87%
CAPITAL RATIOS:
Tier 1 Leverage Ratio	7.89%	8.21%	8.38%	7.59%	7.77%
Risk-Based Capital Tier 1	11.51%	12.56%	13.57%	13.47%	13.23%
Total	12.76%	13.81%	14.76%	14.71%	14.49%
Average Equity to Average Assets	8.07%	8.19%	7.93%	7.61%	7.60%
ASSET QUALITY RATIOS:
Net Charge-Offs to Average Loans	0.10%	0.10%	0.18%	0.06%	0.10%
Allowance to Period End Loans	1.26%	1.30%	1.30%	1.51%	1.57%
Allowance for Loan Losses to Nonperforming Loans	467%	256%	318%	122%	118%
Nonperforming Assets to Total Assets	0.19%	0.34%	0.26%	0.69%	0.81%
OTHER DATA:
Banking Locations	16	15	15	13	11
Full-Time Equivalent Employees	169	150	142	121	102

(1)	Efficiency ratio is noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income.

(2)	Net interest margin is net interest income divided by total average earning assets.

(3)	Net interest spread is the difference between the average yield on average earnings assets and the average yield on average interest bearing liabilities.

General

     Centerstate Banks of Florida, Inc. (the “Company”) is a multi bank holding company that was formed as of the close of business June 30, 2000 as part of a merger of three independent commercial banks in central Florida (First National Bank of Osceola County, Community National Bank of Pasco County and First National Bank of Polk County, the “Banks”). The business combination was accounted for using the pooling-of-interest accounting method. All historical financial presentations have been restated to reflect the merger. The outstanding shares of the three banks were converted into Company common stock at agreed upon exchange ratios described in the merger agreements. In the transaction, the shareholders of the three banks became shareholders of the Company, which owns all of the outstanding shares of the three banks. The three banks maintain their separate identities as wholly owned subsidiaries of the Company.

     The Company’s principal asset is its ownership of the Banks. Accordingly, the Company’s results of operations are primarily dependent upon the results of operations of the Banks. The Company conducts commercial banking business consisting of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). The Company’s profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate earned and paid on these balances. Net interest income is dependent upon the Company’s interest rate spread which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, the Company’s profitability is affected by such factors as the level of non-interest income and expenses, the provision for credit losses, and the effective tax rate. Non-interest income consists primarily of service fees on deposit accounts. Non-interest expense consists of compensation and employee benefits, occupancy and equipment expenses, and other operating expenses.

     During 2001, the Company formed a majority owned (75%) subsidiary (C. S. Processing, Inc.) for the purpose of processing checks and rendering statements (i.e. “item processing center”) for the Company’s three subsidiary banks and for the minority shareholder bank. The Company’s three wholly owned subsidiary banks each own 25% of the subsidiary, and the remaining 25% is owned by a minority shareholder bank. The Company’s investment in the subsidiary was $300,000 and the minority shareholder contributed $100,000. Operations began during July 2001. Currently, the item processing center is performing services for one of the Company’s subsidiary banks and the minority shareholder bank. The other two Company subsidiary banks will convert to the item processing center when they convert from their current core data processing center. This will occur when their current contracts expire, in March 2002 for one bank and May 2002 for the other. When all the banks are converted, the Company expects to lower item processing costs and better control the process, including quality control.

     During September 2001, the Company opened a new branch banking office in Lake Alfred, Florida. The Company now has sixteen full service locations, one remote drive through facility and the item processing center discussed above. There are approximately 169 full-time equivalent employees.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000.

Net Income

     The Company’s net income for the year ended December 31, 2001 was $2,516,000 or $0.89 per share (basic) and $0.89 per share (diluted), compared to $1,908,000 or $0.68 per share (basic) and $0.67 per share (diluted) for the year ended December 31, 2000. The one time cost of the merger, SEC registration, and NASDAQ registration related expenses net of taxes approximated $369,000 or $0.13 per share (basic and diluted) in 2000. Without these one time charges, net income would have been $2,277,000 or $0.81 per share (basic and diluted) for the year ended December 31, 2000.

     The Company’s return on average assets (“ROA”) and return on average equity (“ROE”) for the year ended December 31, 2001 were 0.76% and 9.39%, as compared to the ROA and ROE of 0.65% and 7.88% for the year ended December 31, 2000. The efficiency ratios for the years ended December 31, 2001 and 2000 were 72% and 74%, respectively.

     Net income increased approximately $608,000 or 32% to $2,516,000 for the year ended December 31, 2001, compared to $1,908,000 for the same period during 2000. Net interest income and non-interest income increased by a combined amount of approximately $1,749,000, which was offset by an increase of approximately $989,000 in non-interest expenses. The provision for loan losses decreased by $37,000 and income tax expense increased by approximately $189,000.

     The improvement in net interest income was primarily due to an increase in average interest earning assets resulting from a growth in lending activities. The increase in non-interest income was a result of an increase in deposit related and other miscellaneous fees, both due to the overall growth of the loan and deposit portfolios. The increase in non-interest expense was due to increases in employee and equipment related expenses resulting from a new branch that opened in September 2001 and a new item processing center that opened in July 2001, as well as the overall growth of the loan and deposit portfolios.

Net Interest Income/Margin

     Net interest income consists of interest and fee income generated by earning assets, less interest expense.

     Net interest income increased $1,071,000 or 8.5% to $13,687,000 during the year ended December 31, 2001 compared to $12,616,000 for the year ended December 31, 2000. The $1,071,000 increase was a combination of a $1,250,000 increase in interest income offset by a $179,000 increase in interest expense.

     Average interest earning assets increased $34,410,000 to $303,726,000 during the year ended December 31, 2001, compared to $269,316,000 for the year ended December 31, 2000. Comparing these same two periods, the yield on average interest earning assets decreased from 8.27% in 2000 to 7.74% in 2001. The increase in volume had a positive effect on the change in interest income ($3,191,000 volume variance). The decrease in yields had a negative effect on the change in interest income ($1,141,000 rate variance). The net result was a $1,250,000 increase in interest income.

     Average interest bearing liabilities increased $27,712,000 to $253,561,000 during the year ended December 31, 2001, compared to $225,849,000 for the year ended December 31, 2000. Comparing these same two periods, the cost of average interest bearing liabilities decreased from 4.27% in 2000 to 3.88% in 2001. The increase in volume resulted in an increase in interest expense ($1,203,000 volume variance), and the decrease in yields resulted in a decrease in interest expense ($1,024,000 rate variance). The result was a net increase of $179,000 in interest expense. See the tables “Average Balances – Yields & Rates,” and “Analysis Of Changes In Interest Income And Expenses” below.

Average Balances – Yields & Rates
(Dollars are in thousands)

	Years Ended December 31,

	2001			2000

	Average	Interest	Average	Average	Interest	Average
	Balance	Inc / Exp	Rate	Balance	Inc / Exp	Rate

ASSETS:
Federal Funds Sold	$19,692	$802	4.07%	$16,057	$1,025	6.38%
Securities Available for Sale	53,969	3,039	5.63%	56,014	3,195	5.70%
Securities Held to Maturity	2,273	122	5.37%	3,522	183	5.20%
Loans (1) (2)	227,792	19,550	8.58%	193,723	17,860	9.22%

TOTAL EARNING ASSETS	$303,726	$23,513	7.74%	$269,316	$22,263	8.27%
Allowance for Loan Losses	(2,927)			(2,533)
All Other Assets	30,969			28,877

TOTAL ASSETS	$331,768			$295,660

LIABILITIES & SHAREHOLDERS’ EQUITY:
Deposits:
Now	$38,975	$348	0.89%	$35,635	$356	1.00%
Money Market	48,100	1,532	3.19%	36,819	1,590	4.32%
Savings	23,021	296	1.29%	21,895	423	1.93%
Time Deposits	138,438	7,467	5.39%	127,399	7,059	5.54%
Short Term Borrowings	5,027	183	3.64%	4,101	219	5.34%

TOTAL INTEREST BEARING LIABILITIES	$253,561	$9,826	3.88%	$225,849	$9,647	4.27%
Demand Deposits	50,294			44,838
Other Liabilities	1,128			753
Shareholders’ Equity	26,785			24,220

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$331,768			$295,660

NET INTEREST SPREAD (3)			3.86%			4.00%

NET INTEREST INCOME		$13,687			$12,616

NET INTEREST MARGIN (4)			4.51%			4.68%

(1)	Loan balances are net of deferred fees/cost of origination.

(2)	Interest income on average loans includes fee recognition of $938,000 and $673,000 for the years ended December 31, 2001 and 2000.

(3)	Represents the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.

(4)	Represents net interest income divided by total earning assets.

ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSES
(Dollars are in thousands)

	Net Change Dec 31, 2001 versus 2000

			Net
	Volume (1)	Rate (2)	Change

INTEREST INCOME
Federal Funds sold	$232	$(455)	$(223)
Securities Available for Sale	(117)	(39)	(156)
Securities Held to Maturity	(65)	4	(61)
Loans	3,141	(1,451)	1,690

TOTAL INTEREST INCOME	$3,191	$(1,941)	$1,250

INTEREST EXPENSE
Deposits
NOW accounts	$33	$(41)	$(8)
Money Market accounts	487	(545)	(58)
Savings	22	(149)	(127)
Time Deposits	612	(204)	408
Short-Term Borrowings	49	(85)	(36)

TOTAL INTEREST EXPENSE	$1,203	$(1,024)	$179

NET INTEREST INCOME	$1,988	$(917)	$1,071

(1)	The volume variance reflects the change in the average balance outstanding multiplied by the actual average rate during the prior period.

(2)	The rate variance reflects the change in the actual average rate multiplied by the average balance outstanding during the current period.

Provision and Allowance for Loan Losses

     Management’s policy is to maintain the allowance for loan losses at a level sufficient to absorb inherent losses in the loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to current period earnings and decreased by charge-offs net of recoveries on prior period loan charge-offs. In determining the adequacy of the reserve for loan losses, management considers those levels maintained by conditions of individual borrowers, the historical loan loss experience, the general economic environment and the overall portfolio composition. As these factors change, the level of loan loss provision changes.

     The provision for loan loss expense decreased $37,000 or 6% to $577,000 during the year ended December 31, 2001, as compared to $614,000 for the year ended December 31, 2000. At December 31, 2001, the allowance for loan losses totaled $3,076,000, or 1.26%, of total loans outstanding, compared to $2,730,000, or 1.30% of total loans outstanding at December 31, 2000.

     The allowance for loan losses increased $346,000 or 13%. There was no significant change in net charge-offs between the two years. The net charge-offs for 2001 was $231,000 compared to $186,000 during 2000. Net charge-offs to average loans outstanding was 0.10% for 2001 and 2000. Overall there was no significant difference between the two years. The $346,000 (13%) growth in the allowance for loan losses is primarily due to and consistent with the overall growth in loans outstanding. Loans outstanding grew $34,562,000 or 16% to $244,425,000 at December 31, 2001 from $209,863,000 at December 31, 2000.

     Impaired loans at December 31, 2001 totaled $163,000 and had related specific reserves of $71,000 that was part of the allowance for loan losses. These loans consisted of three individual loans, a second mortgage on two water front building lots for $127,000 with a specific reserve of $63,000 and two loans on two mobile homes totaling $36,000 with specific reserves of $8,000. At December 31, 2000, impaired loans consisted of one unsecured loan for $125,000 with a related specific reserve of $63,000 included in the allowance for loan losses.

     Management believes that the Company’s allowance for loan losses is adequate at December 31, 2001. The following sets forth certain information on the Company’s allowance for loan losses for the periods presented.

ACTIVITY IN ALLOWANCE FOR LOAN LOSSES
(In thousands of dollars)

	December 31,

	2001	2000

Balance at beginning of year	$2,730	$2,302
Loans charged-off:
Commercial	(4)	(72)
Real estate mortgage	(92)	(154)
Consumer	(208)	(83)

Total loans charged-off	$(304)	$(309)

Recoveries on loans previously charged-off
Commercial	$4	$44
Real estate mortgage	43	65
Consumer	26	14

Total loan recoveries	$73	$123

Net loans charged-off	$(231)	$(186)

Provision for loan losses charged to expense	$577	$614

Ending balance	$3,076	$2,730

Total loans outstanding (net of deferred fees/costs)	$244,425	$209,863
Average loans outstanding	$227,792	$193,723
Allowance for loan losses to loans outstanding	1.26%	1.30%
Net charge-offs to average loans outstanding	0.10%	0.10%

Non-Interest Income

     Non-interest income for 2001 increased by $678,000, or 28%, to $3,062,000 as compared to $2,384,000 for the year ending December 31, 2000. The net increase was primarily comprised of a $394,000 increase in service fees on various deposit accounts. The remaining $284,000 net increase was primarily the result of increases in other service charges and fees. The overall increase is due to the increase in volume as the banks have grown, as well as managements’ endeavors to raise fees whenever the market allows.

Non-Interest Expense

     Non-interest expense increased $989,000, or 9%, to $12,143,000 for the year ended December 31, 2001, compared to $11,154,000 for the year ended December 31, 2000. The increase was a result of a $959,000 increase in compensation and related employee benefits, a $363,000 increase in occupancy and related equipment expenses, a $134,000 increase in data processing expenses, offset by a $422,000 decrease in merger and other public registration related expenses and an approximate $42,000 net decrease in all remaining non-interest expense categories summarized in the table below – Non-Interest Expenses. The Company opened a new branch in September 2001 and opened an item processing center subsidiary in July 2001. These contributed to the increase in compensation, occupancy and data processing expenses.

     The one-time charges for the merger and other public registration related expenses occurring in 2000 were $422,000. Excluding this one-time charge, non-interest expenses would have increased by $1,411,000 or 13%. Non-interest expenses are summarized in the table below.

NON INTEREST EXPENSE
(Dollars are in thousands)

	Years ended Dec 31

	2001	2000	Incr(Decr)

Salary, wages and employee benefits	$5,930	$4,971	$959
Occupancy expense	1,529	1,284	245
Depreciation of premises and equipment	1,007	889	118
Stationary and printing supplies	356	332	24
Marketing expenses	183	236	(53)
Data processing expense	1,025	891	134
Legal & professional fees	219	185	34
Other operating expenses	1,894	1,944	(50)
Merger and other public registration related expenses	—	422	(422)

Total other operating expenses	$12,143	$11,154	$989

Income Taxes Provision

     The income tax provision for the year ended December 31, 2001, was $1,513,000, an effective tax rate of 37.6%, as compared to $1,324,000 for the year ended December 31, 2000, an effective tax rate of 41.0%. The decrease in the effective tax rate is due to certain merger and SEC registration expenses occurring in 2000 that were not deductible for federal or state taxes.

COMPARISON OF BALANCE SHEETS AT DECEMBER 31, 2001 AND DECEMBER 31, 2000

Overview

     As of December 31, 2001, the Company had total assets of $341.4 million, compared to $310.7 million as of December 31, 2000. As of December 31, 2001 total net loans were $241.3 million and total deposits were $308.0 million, compared to $207.1 million and $280.2 million, respectively, as of December 31, 2000.

Loans

     Lending-related income is the most important component of the Company’s net interest income and is a major contributor to profitability. The loan portfolio is the largest component of earning assets, and it therefore generates the largest portion of revenues. The absolute volume of loans and the volume of loans as a percentage of earning assets is an important determinant of net interest margin as loans are expected to produce higher yields than securities and other earning assets. Average loans during the year ended December 31, 2001, were $227,792,000, or 75% of earning assets, as compared to $193,723,000, or 72% of earning assets, for December 31, 2000. Total loans, net of unearned fees and cost, at December 31, 2001 and 2000 were $244,425,000 and $209,863,000, respectively. This represents a loan to total asset ratio of 72% and 68% and a loan to deposit ratio of 79% and 75%, at December 31, 2001 and 2000 respectively, and an increase of $34,652,000 from 2000 to 2001, or 16%. The growth in loans during this period was mainly due to the general growth in the market.

     Total residential real estate loans totaled $84,033,000 and total commercial real estate loans totaled $88,711,000, making up 34% and 36% (combined total of 70%) of the loan portfolio as of December 31, 2001, respectively. Construction loans totaled $17,917,000, or 7% of the loan portfolio. Commercial loans totaled $30,900,000, or 13% of the loan portfolio. Installment and consumer loans totaled $23,295,000, or 10% of the loan portfolio.

     Loan concentrations are considered to exist where there are amounts loaned to multiple borrowers engaged in similar activities, which collectively could be similarly impacted by economic or other conditions and when the total of such amounts would exceed 25% of total capital. Due to the lack of diversified industry and the relative proximity of markets served, the Company has concentrations in geographic as well as in types of loans funded. The tables below provide a summary of the loan portfolio composition and maturities for the periods provided below.

LOAN PORTFOLIO COMPOSITION
(In thousands of dollars)

	December 31,

TYPES OF LOANS	2001	2000

Real Estate Loans:
Residential	$84,033	$71,860
Commercial	88,711	74,144
Construction	17,917	13,250

Total Real Estate Loans	190,661	159,254
Commercial	30,900	29,312
Installment & consumer loans	23,295	21,657

Total Loans – Gross	244,856	210,223
Less: unearned fees/costs	(431)	(360)

Total Loans, net of unearned fees	244,425	209,863
Less: Allowance for loan losses	(3,076)	(2,730)

Total Loans, net	$241,349	$207,133

LOAN MATURITY SCHEDULE
(In thousands of dollars)

	December 31, 2001

	0 – 12	1 – 5	Over 5
	Months	Years	Years	Total

All loans other than construction	$70,081	$96,577	$60,281	$226,939
Real Estate — construction	12,572	3,008	2,337	17,917

Total	$82,653	$99,585	$62,618	$244,856

Fixed interest rate	$14,203	$72,013	$31,114	$117,330
Variable interest rate	68,450	27,572	31,504	127,526

Total	$82,653	$99,585	$62,618	$244,856

	December 31, 2000

	0 - 12	1 – 5	Over 5
	Months	Years	Years	Total

All loans other than construction	$84,143	$69,866	$42,964	$196,973
Real Estate — construction	11,281	1,534	435	13,250

Total	$95,424	$71,400	$43,399	$210,223

Fixed interest rate	$20,819	$64,404	$28,676	$113,899
Variable interest rate	74,605	6,996	14,723	96,324

Total	$95,424	$71,400	$43,399	$210,223

Credit Quality

     The Company maintains an allowance for loan losses to absorb inherent losses in the loan portfolio. The loans are charged against the allowance when management believes collection of the principal is unlikely. The allowance consists of amounts established for specific loans and is also based on historical loan loss experience. The specific reserve element is the result of a regular analysis of all loans and commitments based on credit rating classifications. The historical loan loss element represents an assessment of potential credit problems and is determined using loan loss experience of each loan type. Management also weighs general economic conditions, the risk characteristics of various classifications of loans, credit record of its borrowers, the fair market value of underlying collateral and other factors. The Company is committed to the early recognition of problems and to maintaining a sufficient allowance. At December 31, 2001, the allowance for loan losses was $3,076,000 or 1.26% of total loans outstanding, net of unearned fees, compared to $2,730,000, or 1.30%, at December 31, 2000.

     Non-performing assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest, and other real estate owned. Loans are placed on a non-accrual status when they are past due 90 days and management believes the borrower’s financial condition, after giving consideration to economic conditions and collection efforts, is such that collection of interest is doubtful. When a loan is placed on non-accrual status, interest accruals cease and uncollected interest is reversed and charged against current income. Subsequent collections reduce the principal balance of the loan until the loan is returned to accrual status.

     At December 31, 2001 non-accrual loans totaled $580,000. This consisted of $220,000 single family real estate loans (3 loans), a $274,000 real estate loan collateralized by a foliage nursery, two mobile home loans totaling $36,000, two automobile loans totaling $23,000 and one unsecured loan for $27,000.

     At December 31, 2001 loans that were past due 90 or more days and still accruing interest totaled $64,000. This consisted of two real estate loans totaling $36,000, one business equipment loan for $21,000, one car loan for $5,000 and two unsecured loans totaling $2,000.

     At December 31, 2001 repossessed assets other than real estate totaled $15,000. This was a mobile home without real estate. The Company had no repossessed real estate owned at December 31, 2001.

     Total non-performing assets as of December 31, 2001, decreased $409,000 or 38% to $659,000, compared to $1,068,000 as of December 31, 2000. Non-performing assets, as a percentage of total assets at December 31, 2001 and December 31, 2000, was .19% and .34%, respectively. Management believes that the allowance for loan losses at December 31, 2001 was adequate.

     Management is continually analyzing its loan portfolio in an effort to recognize and resolve its problem assets as quickly and efficiently as possible. While management believes it uses the best information available at the time to make a determination with respect to allowance for loan losses, management recognizes that many factors can adversely impact various segments of its market, and subsequent adjustments in the allowance may be necessary if future economic indications or other factors differ from the assumptions used in making the initial determination or if regulatory policies change. As such management continuously focuses its attention on promptly identifying and providing for potential problem loans, as they arise. Although the total allowance for loan losses is available to absorb losses from all loans, management allocates the reserve among the general loan portfolio categories for informational and regulatory reporting purposes. The tables below summarize the Company’s non-performing assets and allocation of allowance for loan losses for the periods provided. Interest income not recognized on non accrual loans was approximately $55,000 and $29,000 for the years ended December 31, 2001 and 2000, respectively. Interest income recognized on impaired loans was approximately $223,000 and $123,000 for the years ended December 31, 2001 and 2000, respectively.

NON-PERFORMING ASSETS
(In thousands of dollars)
December 31,

	2001	2000

Non-accrual loans	$580	$837
Past due loans 90 days or more and still accruing interest	64	92
Other real estate owned	—	139
Repossessed assets other than real estate	15	—

Total Non-Performing Assets	$659	$1,068

Percent of Total Assets	0.19%	0.34%

Allowance for Loan Losses	$3,076	$2,730

Allowance for Loan Losses to Nonperforming Loans	467%	256%

	Dec 31, 2001	Dec 31, 2000

Restructured loans	$0	$0

Recorded investment in impaired loans	$163	$125

Allowance for loan losses related to impaired loans	$71	$63

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(In thousands of dollars)

	December 31, 2001		December 31, 2000

		Percent of		Percent of
		Loans in Each		Loans in Each
		Category to		Category to
	Amount	Total Loans	Amount	Total Loans

Real Estate Loans:
Residential	$603	34%	$324	34%
Commercial	1,442	36%	1,342	36%
Construction	245	7%	130	6%

Total Real Estate Loans	2,290	77%	1,796	76%
Commercial	479	13%	642	14%
Installment, consumer & other	307	10%	292	10%

Total	$3,076	100%	$2,730	100%

Deposits and Funds Purchased

     Total deposits increased $27,830,000, or 10%, to $307,998,000 as of December 31, 2001, compared to $280,168,000 at December 31, 2000. The Company does not rely on purchased or brokered deposits as a source of funds. Instead, the generation of deposits within its market area serves as the Company’s fundamental tool in providing a source of funds to be invested primarily in loans. The table below summarizes selected deposit information for the periods indicated.

SELECTED STATISTICAL INFORMATION FOR DEPOSITS
(In thousands of dollars)

	December 31, 2001		December 31, 2000

	Average	Average	Average	Average
	Balance	Rate	Balance	Rate

Noninterest-bearing demand deposits	$50,294	0.00%	$44,838	0.00%
NOW accounts	38,975	0.89%	35,635	1.00%
Money market accounts	48,100	3.19%	36,819	4.32%
Savings accounts	23,021	1.29%	21,895	1.93%
Time deposits	138,438	5.39%	127,399	5.54%

Total Average Deposits	$298,828	3.29%	$266,586	3.62%

MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
(In thousands of dollars)
December 31,

	2001	2000

Three months or less	$13,327	$9,114
Three through six months	6,912	7,900
Six through twelve months	10,396	11,337
Over twelve months	6,131	6,140

Total	$36,766	$34,491

Repurchase Agreements and Federal Reserve Bank Advances

     The Company’s subsidiary Banks enter into agreements to borrow short-term funds through Federal Reserve Bank advances and also enter into agreements to repurchase (“repurchase agreements”) under which the Company pledges investment securities owned and under its control as collateral against the one-day agreements. The daily average balance of these short-term borrowing agreements for the years ended December 31, 2001 and 2000, was approximately $5,045,000 and $4,099,000, respectively. Interest expense for the same periods was approximately $183,000 and $219,000, respectively, resulting in an average rate paid of 3.63% and 5.34% for the years ended December 31, 2001, and 2000, respectively. The following represent the repurchase agreements that contain amounts “at risk” (defined as the excess of carrying amount of the securities sold under agreement to repurchase over the amount of the repurchase liability) at December 31, 2001 (in thousands of dollars):

Name	Amount at risk	Weighted average maturity

Counterparty A Counterparty B Counterparty C Counterparty D Counterparty E Counterparty F Counterparty G	$1,084 1,601 843 518 1,730 1,013 543	Overnight Overnight Overnight Overnight Overnight Overnight Overnight

SCHEDULE OF SHORT-TERM BORROWINGS (1)
(In thousands of dollars)

	Maximum		Average		Weighted
	Outstanding		Interest Rate		Average
	at any	Average	during the	Ending	Interest Rate
	Month End	Balance	Year	Balance	at Year End

Year ended December 31,
2001	$6,899	$5,045	3.63%	$4,598	1.17%
2000	$7,541	$4,099	5.34%	$4,305	5.60%

(1)	Consists of securities sold under agreements to repurchase and Federal Reserve Bank advances

Securities

     The Company accounts for investments at fair value except for those securities whereby the Company has the positive intent and ability to hold to maturity. Investments to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and are carried at fair value. Unrealized holding gains and losses are included as a separate component of stockholders’ equity net of the effect of deferred income taxes. Realized gains and losses on investment securities available for sale are computed using the specific identification method.

     Securities that management has the intent and the Company has the ability to hold until maturity are classified as investment securities held to maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the level yield method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the statement of operations.

     The Company does not engage in trading activities as defined in Statement of Financial Accounting Standard Number 115.

     The Company’s available for sale portfolio totaled $43,961,000 at December 31, 2001 and $49,742,000 at December 31, 2000, or 13% and 16%, respectively, of total assets. The held to maturity portfolio totaled $1,500,000 at December 31, 2001, and $3,509,000 at December 31, 2000, or 0.4% and 1.1%, respectively, of total assets. See the tables below for a summary of security type, maturity and average yield distributions.

     The Company uses its securities portfolio primarily as a source of liquidity and a base from which to pledge assets for repurchase agreements and public deposits. When the Company’s liquidity position exceeds expected loan demand, other investments are considered by management as a secondary earnings alternative. Typically, management remains short-term (under 5 years) in its decision to invest in certain securities. As these investments mature, they will be used to meet cash needs or will be reinvested to maintain a desired liquidity position. The Company has designated substantially all of its securities as available for sale to provide flexibility, in case an immediate need for liquidity arises. The composition of the portfolio offers management full flexibility in managing its liquidity position and interest rate sensitivity, without adversely impacting its regulatory capital levels. The available for sale portfolio is carried at fair market value and had a net unrealized gain of approximately $834,000 on December 31, 2001, and a net unrealized loss of approximately $250,000 on December 31, 2000.

     The Company invests primarily in direct obligations of the United States, obligations guaranteed as to the principal and interest by the United States and obligations of agencies of the United States. In addition, the Company enters into federal funds transactions with its principal correspondent banks, and acts as a net seller of such funds. The Federal Reserve Bank also requires equity investments to be maintained by the Company. The tables below summarize the maturity distribution of securities, weighted average yield by range of maturities, and distribution of securities for the periods provided.

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
(In thousands of dollars)

	December 31, 2001		December 31, 2000

	Amortized	Estimated	Amortized	Estimated
	Cost	Market Value	Cost	Market Value

AVAILABLE-FOR-SALE
U.S. Treasury and U.S. Government Agencies and Corporations and Obligations of State and Political Subdivisions:
One year or less	$26,657	$27,072	$23,000	$23,012
Over one through five years	15,293	15,712	25,030	25,268
Over ten years	715	715	1,000	1,000
Federal Reserve Bank stock	462	462	462	462

Total	$43,127	$43,961	$49,492	$49,742

HELD-TO-MATURITY
U.S. Government Agencies and Treasuries
One year or less	$1,500	$1,508	$2,009	$1,998
Over one through five years	—	—	1,500	1,493

Total	$1,500	$1,508	$3,509	$3,491

WEIGHTED AVERAGE YIELD BY RANGE OF MATURITIES
(Average yields on securities available for sale are calculated based on amortized cost)

	Dec 31, 2001	Dec 31, 2000

One year or less	5.74%	5.80%
Over one through five years	5.01%	6.20%
Over ten years	2.00%	6.79%

DISTRIBUTION OF INVESTMENT SECURITIES
(In thousands of dollars)

	December 31, 2001		December 31, 2000

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

AVAILABLE-FOR-SALE
US Treasury Securities	$31,024	$31,723	$38,973	$39,214
US Government Agencies	9,027	9,143	8,522	8,532
State, County, & Municipal	715	715	1,000	1,000
Mortgage-Backed Securities	1,899	1,918	535	534
Federal Reserve Bank stock	462	462	462	462

Total	$43,127	$43,961	$49,492	$49,742

HELD-TO-MATURITY
US Government Agencies	1,500	1,508	3,509	3,491

Total	$1,500	$1,508	$3,509	$3,491

Liquidity and Interest Rate Sensitivity

     Market and public confidence in the financial strength of the Company and financial institutions in general will largely determine the Company’s access to appropriate levels of liquidity. This confidence is significantly dependent on the Company’s ability to maintain sound asset quality and appropriate levels of capital reserves.

     Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Management measures the liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily and weekly basis.

     Short term sources of funding and liquidity include cash and cash equivalents, net of federal requirements to maintain reserves against deposit liabilities; investment securities eligible for pledging to secure borrowings from dealers and customers pursuant to securities sold under repurchase agreements; loan repayments; loan sales; deposits and certain interest rate-sensitive deposits; and borrowings under overnight federal fund lines available from correspondent banks. In addition to interest rate-sensitive deposits, the primary demand for liquidity is anticipated fundings under credit commitments to customers. The Company does not use off balance sheet financing. Management believes that it is reasonably likely these funding sources will be available in the future.

     Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval, including both floating rate instruments and instruments which are approaching maturity. The measurement of the Company’s interest rate sensitivity, or gap, is one of the principal techniques used in asset and liability management.

     Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize overall interest rate risks.

     The asset mix of the balance sheet is evaluated continually in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

     The Company’s gap and liquidity positions are reviewed periodically by management to determine whether or not changes in policies and procedures are necessary to achieve financial goals. At December 31, 2001, approximately 52% of total gross loans were adjustable rate and 65% of total securities either reprice or mature in less than one year. Deposit liabilities consisted of approximately $43,229,000 (14%) in NOW accounts, $77,010,000 (25%) in Money Market Accounts and Savings, $134,061,000 (44%) in time deposits and $53,698,000 (17%) in non-interest bearing demand accounts. At December 31, 2000, approximately 46% of total gross loans were adjustable rate and 49% of total securities either reprice or mature in less than one year. Deposit liabilities consisted of approximately $36,335,000 (13%) in NOW, $63,799,000 (23%) in Money Market Accounts and Savings, $133,133,000 (47%) in time deposits, and $46,901,000 (17%) in non-interest bearing demand accounts. A rate sensitivity analysis is presented below as of December 31, 2001 and December 31, 2000.

     The Company has prepared a table which presents the market risk associated with financial instruments held by the company. In the “Rate Sensitivity Analysis” table, rate sensitive assets and liabilities are shown by maturity or repricing periods, separating fixed and variable interest rates. The estimated fair value of each instrument category is also shown in the table. While these estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that, if the Company had to dispose of such instruments at December 31, 2001, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2001, should not necessarily be considered to apply at subsequent dates.

RATE SENSITIVITY ANALYSIS
December 31, 2001
(In thousands of dollars)

								Est. Fair
(Dollars in thousands)	0-1 Yr	1-2 Yrs	2-3 Yrs	3-4 Yrs	4-5 Yrs	5 Yrs +	TOTAL	Value

INTEREST EARNING ASSETS:
Loans
Fixed Rate Loans (3)	$14,203	$15,445	$17,691	$24,344	$14,533	$31,114	$117,330	$117,551
Average Interest Rate	8.44%	9.61%	8.95%	8.47%	7.93%	7.38%	8.33%
Variable Rate Loans (3)	114,049	12,686	791	0	0	0	127,526	127,526
Average Interest Rate	6.33%	7.54%	7.06%				6.45%
Investment Securities (1)
Fixed Rate Investments	28,158	15,293	0	0	0	0	43,451	44,292
Average Interest Rate	5.74%	5.01%					5.48%
Variable Rate Investments	715	0	0	0	0	0	715	715
Average Interest Rate	2.00%						2.00%
Federal Funds Sold (4)	18,947	0	0	0	0	0	18,947	18,947
Average Interest Rate	2.00%						2.00%
Other Earning Assets (2)	462	0	0	0	0	0	462	462
Average Interest Rate	6.00%						6.00%

Total Interest-Earning Assets	$176,534	$43,424	$18,482	$24,344	$14,533	$31,114	$308,431	$309,493
Average Interest Rate	5.92%	7.39%	8.87%	8.47%	7.93%	7.38%	6.75%

INTEREST BEARING LIABILITIES
NOW	$43,229	$0	$0	$0	$0	$0	$43,229	$43,229
Average Interest Rate	0.70%						0.70%
Money Market	52,391	0	0	0	0	0	52,391	52,391
Average Interest Rate	1.80%						1.80%
Savings	24,619	0	0	0	0	0	24,619	24,619
Average Interest Rate	1.00%						1.00%
CDs $100,000 & Over	30,635	4,367	239	622	903	0	36,766	37,871
Average Interest Rate	4.28%	5.33%	5.55%	6.57%	4.36%		4.45%
CDs Under $100,000	76,741	13,582	2,421	2,571	1,980	0	97,295	100,357
Average Interest Rate	4.27%	4.84%	5.19%	5.84%	5.01%		4.43%
Securities Sold Under Repurchase Agreement	4,598	0	0	0	0	0	4,598	4,598
Average Interest Rate	1.17%						1.17%

Total Interest-Bearing Liabilities	$232,213	$17,949	$2,660	$3,193	$2,883	$0	$258,898	$263,065
Average Interest Rate	2.64%	4.96%	5.22%	5.99%	4.81%		2.89%

Interest sensitivity gap	(55,679)	25,475	15,822	21,151	11,650	31,114
Cumulative gap	(55,679)	(30,204)	(14,382)	6,769	18,419	49,533
Cumulative gap to total assets	-16.3%	-8.8%	-4.2%	2.0%	5.4%	14.5%

(1)	Securities are shown at amortized cost.
(2)	Represents interest earning Federal Reserve stock.
(3)	Loans are shown at gross value.
(4)	Includes fed funds sold and money market accounts held at a large regional bank.

RATE SENSITIVITY ANALYSIS
December 31, 2000
(In thousands of dollars)

								Est. Fair
(Dollars in thousands)	0-1 Yr	1-2 Yrs	2-3 Yrs	3-4 Yrs	4-5 Yrs	5 Yrs +	TOTAL	Value

INTEREST EARNING ASSETS:
Loans
Fixed Rate Loans (3)	$20,819	$9,999	$21,517	$15,891	$16,997	$28,676	$113,899	$114,370
Average Interest Rate	9.03%	8.97%	9.10%	8.59%	8.99%	8.44%	8.82%
Variable Rate Loans (3)	76,476	3,427	8,982	3,833	2,023	1,583	96,324	96,324
Average Interest Rate	9.46%	10.00%	8.98%	8.59%	10.30%	10.13%	9.43%
Investment Securities (1)
Fixed Rate Investments	23,000	21,703	3,327	0	0	0	48,030	48,280
Average Interest Rate	5.80%	6.24%	5.91%				6.01%
Variable Rate Investments	1,000	0	0	0	0	0	1,000	1,000
Average Interest Rate	6.79%						6.79%
Federal Funds Sold	15,652	0	0	0	0	0	15,652	15,652
Average Interest Rate	6.43%						6.43%
Other Earning Assets (2)	462	0	0	0	0	0	462	462
Average Interest Rate	6.00%						6.00%

Total Interest-Earning Assets	$137,409	$35,129	$33,826	$19,724	$19,020	$30,259	$275,367	$276,088
Average Interest Rate	8.41%	7.38%	8.76%	8.59%	9.13%	8.52%	8.39%

INTEREST BEARING LIABILITIES
NOW	$36,335	$0	$0	$0	$0	$0	$36,335	$36,335
Average Interest Rate	1.01%						1.01%
Money Market	42,207	0	0	0	0	0	42,207	42,207
Average Interest Rate	4.79%						4.79%
Savings	21,592	0	0	0	0	0	21,592	21,592
Average Interest Rate	1.97%						1.97%
CDs $100,000 & Over	28,350	4,817	1,090	130	104	0	34,491	34,670
Average Interest Rate	6.19%	6.71%	6.04%	5.10%	7.50%		6.26%
CDs Under $100,000	78,635	12,987	3,641	1,043	2,336	0	98,642	98,698
Average Interest Rate	5.82%	6.10%	5.96%	5.59%	6.38%		5.87%
Securities Sold Under Repurchase Agreement	4,305	0	0	0	0	0	4,305	4,305
Average Interest Rate	5.61%						5.61%

Total Interest-Bearing Liabilities	$211,424	$17,804	$4,731	$1,173	$2,440	$0	$237,572	$237,807
Average Interest Rate	4.44%	6.26%	5.98%	5.53%	6.43%		4.63%

Interest sensitivity gap	(74,015)	17,325	29,095	18,551	16,580	30,259
Cumulative gap	(74,015)	(56,690)	(27,595)	(9,044)	7,536	37,795
Cumulative gap to total assets	-23.8%	-18.2%	-8.9%	-2.9%	2.4%	12.2%

(1)	Securities are shown at amortized cost.
(2)	Represents interest earning Federal Reserve stock.
(3)	Loans are shown at gross value.

Primary Sources and Uses of Funds

     The primary source of funds during the year ended December 31, 2001, included maturity/sale of investments net of purchases ($8,314,000), increase in deposits ($27,830,000), exercise of stock options ($24,000), funds provided by operations ($3,952,000), increase in borrowings from securities sold under agreement to repurchase and minority shareholder investment ($393,000) and proceeds from the sale of other real estate owned ($148,000). The primary uses of funds during the period included an increase in net loans outstanding ($34,864,000), increase in federal funds sold and other cash items ($2,764,000), increase in premises and equipment ($2,527,000), and dividends paid ($507,000).

Capital Resources

     Total shareholders’ equity at December 31, 2001 was $27,717,000 compared to $25,321,000 at December 31, 2000.

     The Comptroller has established risk-based capital requirements for national banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off-balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital. Each of the Company’s subsidiary bank’s goal is to maintain its current status as a “well-capitalized institution” as that term is defined by its regulators.

     Under the terms of the guidelines, banks must meet minimum capital adequacy based upon both total assets and risk adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk-weighted assets of 8% and a minimum ratio of Tier 1 capital to risk-weighted assets of 4%. Adherence to these guidelines has not had an adverse impact on the Company. Selected consolidated capital ratios at December 31, 2001, and 2000 were as follows:

CAPITAL RATIOS
(Dollars are in thousands)

	Actual		Well Capitalized		Excess

	Amount	Ratio	Amount	Ratio	Amount

As of December 31, 2001:
Total Capital: (to Risk Weighted Assets):	$29,805	12.8%	$23,358	10.0%	$6,447
Tier 1 Capital: (to Risk Weighted Assets):	$26,883	11.5%	$14,015	6.0%	$12,868
Tier 1 Capital: (to Average Assets):	$26,883	7.9%	$17,033	5.0%	$9,850
As of December 31, 2000:
Total Capital: (to Risk Weighted Assets):	$27,672	13.8%	$20,041	10.0%	$7,631
Tier 1 Capital: (to Risk Weighted Assets):	$25,164	12.6%	$12,025	6.0%	$13,139
Tier 1 Capital: (to Average Assets):	$25,164	8.2%	$15,318	5.0%	$9,846

Effects of Inflation and Changing Prices

     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions’ increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Commercial and other loan originations and refinancings tend to slow as interest rates increase, and can reduce the Company’s earnings from such activities.

Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” This Statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board (“APB”) Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. Adoption of this Statement did not have a significant impact on the financial position or results of operations of the Company.

     In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Enterprises are required to adopt SFAS No. 142 for fiscal years beginning after December 15, 2001. Management is evaluating the impact of adopting the provisions of SFAS 142.

     In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. As used in this Statement, a legal obligation results from existing law, statute, ordinance, written or oral contract, or by legal construction of a contract under the doctrine of promissory estoppel. Enterprises are required to adopt SFAS No. 143 for fiscal years beginning after June 15, 2002. Management is evaluating the impact of adopting the provisions of SFAS 143.

     In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management is evaluating the impact of adopting the provisions of SFAS 144.

     In July 2001, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 102 (“SAB 102”) which expresses certain of the staff’s views on the development, documentation and application of a systematic methodology for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. In particular, the guidance focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses. Management believes that the Company complies with the views included in SAB 102.

Quarterly Financial Information

     The following table sets forth, for the periods indicated, certain consolidated quarterly financial information. This information is derived from the Company’s unaudited financial statements which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. This information should be read in conjunction with the Company’s Financial Statements included elsewhere in this document. The results for any quarter are not necessarily indicative of results for future periods.

SELECTED QUARTERLY DATA
(In thousands of dollars)

		2001				2000

(Dollars in Thousands except for per share data)	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q

Interest Income	$5,559	$5,924	$6,019	$6,011	$5,984	$5,667	$5,483	$5,129
Interest Expense	$2,039	$2,398	$2,618	$2,771	$2,687	$2,509	$2,321	$2,130

Net Interest Income	$3,520	$3,526	$3,401	$3,240	$3,297	$3,158	$3,162	$2,999
Provision for Loan Losses	139	156	141	141	212	129	136	137

Net Interest Income after provision for loan losses	$3,381	$3,370	$3,260	$3,099	$3,085	$3,029	$3,026	$2,862
Non-Interest Income	870	768	692	732	657	627	572	538
Securities gains (losses)	0	0	0	0	0	(10)	0	0
Non-Interest Expenses	3,100	3,108	2,994	2,941	2,644	2,689	2,997	2,824

Income before income tax expense	$1,151	$1,030	$958	$890	$1,098	$957	$601	$576
Income tax expense	438	384	359	332	393	351	328	252

Net Income	$713	$646	$599	$558	$705	$606	$273	$324

Net Income, without one time merger and other public registration related expenses	$713	$646	$599	$558	$743	$607	$507	$420
Basic earnings per common share	$0.25	$0.23	$0.21	$0.20	$0.25	$0.22	$0.10	$0.12
Diluted earnings per common share	$0.25	$0.23	$0.21	$0.20	$0.25	$0.21	$0.10	$0.11

Item 7.     Financial Statements

     The financial statements of the Company as of and for the years ended December 31, 2001 and 2000 are set forth in this Form 10-KSB at page 42.

Item 8.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     Not applicable.

PART III

Item 9.     Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

     The information contained under the sections captioned “Directors” and “Executive Officers” under “Election of Directors” in the registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders to be held on April 23, 2002, to be filed with the SEC pursuant to Regulation 14A within 120 days of their registrant’s fiscal year end (the “Proxy Statement”), as incorporated herein by reference.

SECTION 16(a) REPORTING REQUIREMENTS

     Under Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company, and persons who beneficially own more than 10% of the Company Common Stock, are required to make certain filings on a timely basis with the Securities and Exchange Commission. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, and on written representations from reporting persons concerning the necessity of filing a Form 5 — Annual Statement of Changes in Beneficial Ownership, the Company believes that, during 2001, all filing requirements applicable to reporting persons were met.

Item 10.     Executive Compensation

     The information contained in the sections captioned “Information About the Board of Directors and Its Committees,” and “Executive Compensation and Benefits” under “Election of Directors” in the Proxy Statement, is incorporated herein by reference.

Item 11.     Security Ownership of Certain Beneficial Owners and Management

     Information contained in the sections captioned “Directors” and “Management and Principal Stock Ownership” under “Election of Directors,” in the Proxy Statement, is incorporated herein by reference.

Item 12.     Certain Relationships and Related Transactions

     The information contained in the section entitled “Certain Transactions” under “Election of Directors” in the Proxy Statement is incorporated herein by reference.

Item 13.     Exhibits, Financial Statement Schedules, and Reports on Form 8-K

(a)	The following documents are filed as part of this report:

1.	Financial Statements

Independent Auditors’ Report
Consolidated Balance Sheets as of December 31, 2001 and 2000
Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2001 and 2000
Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2000
Consolidated Statement of Changes in Stockholders’ Equity for the years ended December 31, 2001 and 2000
Notes to Consolidated Financial Statements

2.	Financial Statement Schedules

All schedules have been omitted as the required information is either inapplicable or included in the Notes to Consolidated Financial Statements.

3.	Exhibits

3.1	-	Articles of Incorporation of Centerstate Banks of Florida, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 333-95087 (the “Registration Statement”))

3.2	-	Bylaws of Centerstate Banks of Florida, Inc. (Incorporated by reference to Exhibit 3.2 to the Registration Statement)

4.1	-	Specimen Stock Certificate of Centerstate Banks of Florida, Inc. (Incorporated by reference to Exhibit 4.2 to the Registration Statement)

10.1	-	Centerstate Banks of Florida, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement)(*)

21.1	-	List of Subsidiaries of Centerstate Banks of Florida, Inc.

23.1	-	Consent of KPMG LLP

(*) Represents a management contract or compensatory plan or arrangement required to be filed as an exhibit.

(b)	Reports on Form 8-K

                  No Current Reports on Form 8-K were filed by the Company during the last fiscal quarter covered by this report.

CENTERSTATE BANKS OF FLORIDA, INC. and SUBSIDIARIES

Index to consolidated financial statements

Independent Auditors’ Report	43
Consolidated Balance Sheets as of December 31, 2001 and 2000	44
Consolidated Statements of Operations for the years ended December 31, 2001 and 2000	45
Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income for the years ended December 31, 2001 and 2000	46
Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2000	47-48
Notes to Consolidated Financial Statements	49-70

Independent Auditors’ Report

The Board of Directors

Centerstate Banks of Florida, Inc.
          and subsidiaries:

We have audited the accompanying consolidated balance sheets of Centerstate Banks of Florida, Inc. and subsidiaries as of December 31, 2001 and 2000, the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conduct our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centerstate Banks of Florida, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Orlando, Florida

January 29, 2002

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2001 and 2000
(in thousands of dollars, except per share data)

	2001	2000

Assets
Cash and due from banks	$17,401	$17,932
Federal funds sold and money market	18,947	15,652
Investment securities available for sale, at fair value	43,961	49,742
Investment securities held to maturity (market value of $1,508 and $3,491 at December 31, 2001 and 2000 respectively)	1,500	3,509
Loans, less allowance for loan losses of $3,076 and $2,730 at December 31, 2001 and 2000, respectively	241,349	207,133
Accrued interest receivable	1,967	2,163
Bank premises and equipment, net	14,838	13,318
Other real estate owned	—	139
Deferred income taxes, net	619	664
Prepaid expenses and other assets	792	410

Total assets	$341,374	$310,662

Liabilities and Stockholders’ Equity
Deposits:
Interest bearing	$254,300	$233,267
Noninterest bearing	53,698	46,901

Total deposits	307,998	280,168
Securities sold under agreement to repurchase	4,598	4,305
Accrued interest payable	309	433
Accounts payable and accrued expenses	652	435

Total liabilities	313,557	285,341

Minority interest	100	—
Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value: 20,000,000 shares authorized; 2,818,602 and 2,815,872 shares issued and outstanding at December 31, 2001 and 2000	28	28
Additional paid-in capital	15,450	15,426
Retained earnings	11,719	9,710
Accumulated other comprehensive income	520	157

Total stockholders’ equity	27,717	25,321
Commitments and contingent liabilities

Total liabilities and stockholders’ equity	$341,374	$310,662

See accompanying notes to the consolidated financial statements

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2001 and 2000
(in thousands of dollars, except per share data)

	2001	2000

Interest income:
Loans	$19,550	$17,860
Investment securities	3,161	3,378
Federal funds sold	802	1,025

	23,513	22,263

Interest expense:
Deposits	9,643	9,428
Securities sold under agreement to repurchase	183	219

	9,826	9,647

Net interest income	13,687	12,616
Provision for loan losses	577	614

Net interest income after loan loss provision	13,110	12,002

Other income:
Service charges on deposit accounts	2,297	1,903
Other service charges and fees	756	509
Loss on sale of securities	—	(10)
Gain (loss) on sale of other real estate owned	9	(18)

	3,062	2,384

Other expenses:
Salaries, wages and employee benefits	5,930	4,971
Occupancy expense	1,529	1,284
Depreciation of premises and equipment	1,007	889
Stationary, printing and supplies	356	332
Marketing expenses	183	236
Data processing expense	1,025	891
Legal and professional fees	219	185
Other expenses	1,894	1,944
Merger and other public registration related expenses	—	422

Total other expenses	12,143	11,154

Minority interest in earnings	—	—
Income before provision for income taxes	4,029	3,232
Provision for income taxes	1,513	1,324

Net income	$2,516	$1,908

Earnings per share:
Basic	$0.89	$0.68

Diluted	$0.89	$0.67

Common shares used in the calculation of earnings per share:
Basic	2,817,240	2,811,651

Diluted	2,839,914	2,826,704

See accompanying notes to the consolidated financial statements.

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES
Statements of Changes in Stockholders’ Equity and Comprehensive Income
Years ended December 31, 2001 and 2000
(in thousands of dollars)

				Accumulated
		Additional		other	Total
	Common	paid-in	Retained	comprehensive	stockholders’	Comprehensive
	stock	capital	earnings	income (loss)	equity	income

Balances at December 31, 1999	$28	$15,296	$8,253	$(265)	$23,312
Dividends paid	—	—	(451)	—	(451)
Stock options exercised	—	130	—	—	130
Comprehensive income:
Net income	—	—	1,908	—	1,908	$1,908
Unrealized holding gain on available for sale securities, net of deferred income taxes of $252	—	—	—	422	422	422

Total comprehensive income						$2,330

Balances at December 31, 2000	28	15,426	9,710	157	25,321
Dividends paid	—	—	(507)	—	(507)
Stock options exercised	—	17	—	—	17
Tax effect of tax deduction in excess of book deduction on options exercised during the year	—	7	—	—	7
Comprehensive income:
Net income	—	—	2,516	—	2,516	$2,516
Unrealized holding gain on available for sale securities, net of deferred income taxes of $221	—	—	—	363	363	363

Total comprehensive income						$2,879

Balances at December 31, 2001	$28	$15,450	$11,719	$520	$27,717

	2001	2000

Disclosure of reclassification amounts:
Unrealized holding gain arising during the year	$363	$428
Add: reclassified adjustments for losses included in net income, net of income taxes, at December 31, 2001 and 2000 of $0 and $4, respectively	—	(6)

Net unrealized gain on securities	$363	$422

See accompanying notes to the consolidated financial statements.

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2001 and 2000
(in thousands of dollars)

	2001	2000

Cash flows from operating activities:
Net income	$2,516	$1,908
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	577	614
Depreciation of premises and equipment	1,007	889
Net amortization/accretion of investment securities	60	139
Net deferred loan origination fees	71	58
(Gain) loss on sale of other real estate owned	(9)	18
Loss on sale of securities	—	10
Deferred income taxes	(176)	(78)
Tax deduction in excess of book deduction on options exercised	7	—
Cash provided by (used in) changes in:
Net change in accrued interest receivable	196	(351)
Net change in prepaid expenses and other assets	(382)	(8)
Net change in accrued interest payable	(124)	101
Net change in accounts payable and accrued expenses	217	252

Net cash provided by operating activities	3,960	3,552

Cash flows from investing activities:
Purchases of investment securities available for sale	(15,606)	(30,560)
Purchases of mortgage backed securities available for sale	(1,987)	(413)
Proceeds from callable investment securities available for sale	2,035	683
Proceeds from maturities of investment securities available for sale	19,500	28,750
Proceeds from pay-downs of mortgage backed securities available for sale	622	128
Proceeds from sales of investment securities available for sale	1,750	12,045
Proceeds from maturities of investment securities held to maturity	2,000	—
Increase in loans, net of repayments	(34,864)	(32,726)
Purchases of premises and equipment	(2,527)	(1,132)
Proceeds from sale of other real estate owned	148	115

Net cash used in investing activities	(28,929)	(23,110)

Cash flows from financing activities:
Net increase in demand and savings deposits	27,830	32,191
Net increase in securities sold under agreement to repurchase	293	227
Net decrease in federal reserve advances	—	(3,000)
Proceeds from issuance of minority interest	100	—
Stock options exercised	17	130
Dividends paid	(507)	(451)

Net cash provided by financing activities	27,733	29,097

Net increase in cash and cash equivalents	2,764	9,539
Cash and cash equivalents, beginning of year	33,584	24,045

Cash and cash equivalents, end of year	$36,348	$33,584

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2001 and 2000
(in thousands of dollars)

	2001	2000

Supplemental schedule of noncash activities:
Market value adjustment-investment securities available for sale Market value adjustment-investment securities	$584	$674
Deferred income tax liability	(221)	(252)

Unrealized gain on investments available for sale	$363	$422

Transfer of loan to other real estate owned	$—	$82

Cash paid during the year for:
Interest	$9,950	$9,546

Income taxes	$1,670	$1,224

See accompanying notes to the consolidated financial statements.

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(1)	Nature of Operations and Summary of Significant Accounting Policies

CenterState Banks of Florida, Inc. (the “Company”) is a multi bank holding company. The Company formed on June 30, 2000, as part of the merger of First National Bank of Osceola County, Community National Bank of Pasco County and First National Bank of Polk County, which were three previously independent banks in Central Florida. The business combination was accounted for using the pooling-of-interest method of accounting method. All historical financial information has been restated to reflect the merger.

First National Bank of Osceola County (“FNBOC”) is a national bank chartered in September 1989. It operates from three full service locations and one remote location within Osceola County and two full service locations in Orange County, which is contiguous with Osceola County.

Community National Bank of Pasco County (“CNBPC”) is a national bank chartered in November 1989. It operates from seven full service locations within Pasco and contiguous counties.

First National Bank of Polk County (“FNBPC”) is a national bank chartered in February 1992. It operates from three full service locations within Polk County.

C.S. Processing provides item processing services for one subsidiary banks and a related third party.

The Company, through its subsidiary banks, provides traditional deposit and lending products and services to its commercial and retail customers.

The following is a description of the basis of presentation and the significant accounting and reporting policies, which the Company follows in preparing and presenting its consolidated financial statements.

(a)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its three wholly-owned subsidiaries, FNBOC, CNBPC and FNBPC (the “Banks”) and its 75% owned subsidiary, C.S. Processing. The operations of the Company currently consist primarily of the operations of each of the three banks. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash and due from banks, federal funds sold, money market and noninterest bearing deposits in other banks with a purchased maturity of three months or less to be cash equivalents.

(c)	Investment Securities Available for Sale and Investment Securities Held to Maturity

The Company accounts for investments at fair value, except for those securities which the Company has the positive intent and ability to hold to maturity. Investments to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and are carried at fair value. Unrealized holding gains and losses are included as a separate component of shareholders’ equity, net of the effect of deferred income taxes.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

Securities that management has the intent and the Company has the ability to hold until maturity, are classified as investment securities held to maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the level yield method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, the security is written down to its new cost basis by recording a loss in the statement of operations.

(d)	Loans

Loans receivable that management has the intent and the Company has the ability to hold until maturity or payoff are reported at their outstanding unpaid principal balance, less the allowance for loan losses and deferred fees on originated loans.

Loan origination fees, net of related costs, are capitalized and recognized in income over the contractual life of the loans, adjusted for estimated prepayments based on the Company’s historical prepayment experience. If the loan is prepaid, the remaining unamortized fees and costs are charged or credited to interest income. Amortization ceases for non-accrual loans.

Commitment fees and costs relating to the commitments are recognized over the commitment period on a straight-line basis. If the commitment is exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

Loans are placed on nonaccrual status when the loan becomes 90 days past due as to interest or principal, or when the full timely collection of interest or principal becomes uncertain, unless the loan is both well secured and in the process of collection. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is written off, accretion of the net deferred loan origination fees cease. The loan is accounted for on the cash or cost recovery method thereafter until qualifying for return to accrual status.

The Company, considering current information and events regarding the borrower’s ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the secondary market value of the loan, or the fair value of the collateral for collateral dependent loans. Impaired loans are written down to the extent that principal is judged to be uncollectible and, in the case of impaired collateral dependent loans where repayment is expected to be provided solely by the underlying collateral and there is no other available and reliable sources of repayment, are written down to the lower of cost or collateral value. Impairment losses are included in the allowance for loan losses.

(e)	Allowance for Loan Losses

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (Statement 5). The following is a description of how each portion of the allowance for loan losses is determined.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer loans. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based upon historical analyses. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as; trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; and concentrations of credit risk.

Regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about the information available to them at the time of their examination.

(f)	Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life of the related assets (5 to 40 years). Major renewals and betterments of property are capitalized; maintenance, repairs, and minor renewals and betterments are expensed in the period incurred. Upon retirement or other disposition of the assets, the asset cost and related accumulated depreciation are removed from the accounts, and gains or losses are included in income.

(g)	Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 121 , Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(h)	Other Real Estate Owned

Real estate acquired in the settlement of loans is recorded at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) or estimated fair value, less estimated selling costs. Costs relating to development and improvement of the property are capitalized, whereas those relating to holding the property are charged to operations.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(i)	Assets Transfers

In September 2000, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which revises the criteria for accounting for securitizations and other transfers of financial assets and collateral, and introduces new disclosures. SFAS 140 replaces SFAS 125, which was issued in June 1996. The enhanced disclosure requirements were effective for year end 2000. The other provisions of SFAS 140 related to transfers of financial assets and extinguishments of liabilities were adopted on April 1, 2001. The effect of SFAS 140 on the Company was not material.

(j)	Compensation Programs

Substantially all of the Company’s employees are covered under the Company’s employee benefit plan. Certain directors and key employees are covered under the Company’s stock option plans. The expenses of providing these plans are charged to income in the year the expenses are incurred.

(k)	Accumulated Other Comprehensive Income

The Company’s accumulated other comprehensive income is the unrealized gain or loss on investment securities available for sale, net of applicable deferred taxes.

(l)	Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not.

(m)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These estimates include the allowance for loan loss and the valuation of the deferred tax assets. Actual results could differ from these estimates.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(n)	Effect of New Pronouncements

In June 2001, the FASB issued SFAS No. 141, Business Combinations. This Statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board (“APB”) Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. Adoption of this Statement did not have a significant impact on the financial position or results of operations of the Company.

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Enterprises are required to adopt SFAS 142 for fiscal years beginning after December 31, 2001. Management does not expect SFAS 142 to have any impact on its consolidated financial statements upon adoption.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. As used in this Statement, a legal obligation results from existing law, statute, ordinance, written or oral contract, or by legal construction of a contract under the doctrine of promissory estoppel. Enterprises are required to adopt SFAS No. 143 for fiscal years beginning after June 15, 2002. Management does not expect SFAS 143 to have any impact on its consolidated financial statements upon adoption.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management does not expect SFAS 144 to have any impact on its consolidated financial statements upon adoption.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

In July 2001, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 102 (“SAB 102”) which expresses certain of the staff’s views on the development, documentation and application of a systematic methodology for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. In particular, the guidance focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses. Management believes that the Company complies with the views included in SAB 102.

(o)	Reclassification

Certain amounts in the 2000 financial statements have been reclassified to conform with the 2001 presentation.

(2)	Investment Securities Available for Sale and Investment Securities Held to Maturity

The amortized cost and estimated market values of investment securities available for sale and held to maturity at December 31, 2001 and 2000, are as follows:

Investment securities available for sale:

	December 31, 2001

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value

U.S. Treasury securities	$31,024	$699	$––	$31,723
Obligations of U.S government agencies	9,027	116	––	9,143
Mortgage backed securities	1,899	19	––	1,918
Municipal securities	715	––	––	715
Federal Reserve Bank stock	462	––	––-	462

	$43,127	$834	$––	$43,961

	December 31, 2000

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value

U.S. Treasury securities	$38,973	$241	$––	$39,214
Obligations of U.S government agencies	8,522	25	15	8,532
Mortgage backed securities	535	2	3	534
Municipal securities	1,000	––	––	1,000
Federal Reserve Bank stock	462	––	––	462

	$49,492	$268	$18	$49,742

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

     Investment securities held to maturity:

December 31, 2001

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value

Obligations of U.S. government agencies	$1,500	$8	$––	$1,508

December 31, 2000

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value

Obligations of U.S. government agencies	$3,509	$––	$18	$3,491

The amortized cost and estimated market value of investment securities available for sale and held to maturity at December 31, 2001, by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Amortized	market
	cost	value

Investment securities available for sale
Due in one year or less	$26,657	$27,072
Due after one year through five years	15,293	15,712
Due after fifteen years through thirty years	715	715
Federal Reserve Bank stock	462	462

	$43,127	$43,961

Investment securities held to maturity
Due in one year or less	$1,500	$1,508

At December 31, 2001, the Company had $3,019 in investment securities pledged to the Treasurer of the State of Florida as collateral on public fund deposits and for other purposes required or permitted by law.

Proceeds from sales of investment securities available for sale were $1,750 and $12,045 for the years ending December 31, 2001 and 2000, respectively. There were no gross realized gains on sales of investment securities available for sale during 2001 and 2000. Gross realized losses on sales of investment securities available for sale during 2001 and 2000 were $0 and $10, respectively.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(3)	Loans

Major categories of loans included in the loan portfolio as of December 31, 2001 and 2000, are:

	December 31,

	2001	2000

Real estate:
Residential	$84,033	$71,860
Commercial	88,711	74,144
Construction	17,917	13,250

Total real estate	190,661	159,254
Commercial	30,900	29,312
Installment and consumer loans	23,295	21,657

	244,856	210,223
Less:
Deferred loan origination fees	431	360
Allowance for loan losses	3,076	2,730

Total net loans	$241,349	$207,133

The following is a summary of information regarding nonaccrual and impaired loans at December 31, 2001 and 2000:

	December 31,

	2001	2000

Nonaccrual loans	$580	$837

Recorded investment in impaired loans	$163	$125

Allowance for loan losses related to impaired loans	$71	$63

Interest
	income not	Interest	Average
	recognized	income	recorded
	on	recognized	investment
	nonaccrual	on impaired	in impaired
	loans	loans	loans

For years ended December 31:
2001	$55	$12	$144
2000	$29	$11	$125

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

Certain principal stockholders, directors and officers and their related interests were indebted to the Company as summarized below at December 31, 2001 and 2000:

	December 31,

	2001	2000

Balance, beginning of year	$9,037	$7,153
Additional new loans	2,963	4,350
Repayments on outstanding loans	3,407	2,466

Balance, end of year	$8,593	$9,037

All such loans were made in the ordinary course of business. At December 31, 2001 and 2000, principal stockholders, directors and officers of the Company and their related interests had $1,634 and $3,462, respectively, available in lines of credit.

Changes in the allowance for loan losses for the years ended December 31, 2001 and 2000, are as follows:

	December 31,

	2001	2000

Balance, beginning of year	$2,730	$2,302
Provision charged to operations	577	614
Loans charged-off	(304)	(309)
Recoveries of previous charge-offs	73	123

Balance, end of year	$3,076	$2,730

(4) Bank Premises and Equipment

A summary of bank premises and equipment as of December 31, 2001 and 2000, is as follows:

	December 31,

	2001	2000

Land	$4,458	$4,182
Buildings	9,547	8,637
Furniture, fixtures and equipment	6,126	5,011
Construction in progress	––	9

	20,131	17,839
Less: Accumulated depreciation	5,293	4,521

	$14,838	$13,318

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(5)	Deposits

A detail of deposits at December 31, 2001 and 2000, is as follows:

	December 31,

		Weight		Weight
		average		average
		interest		interest
	2001	rate	2000	rate

Non-interest bearing deposits	$53,698	0.0%	$46,901	0.0%
Interest bearing deposits:
Interest bearing demand deposits	43,229	0.7%	36,335	1.0%
Savings deposits	24,619	1.0%	21,592	2.0%
Money market accounts	52,391	1.8%	42,207	4.8%
Time deposits less than $100,000	97,295	4.4%	98,642	5.9%
Time deposits of $100,000 or greater	36,766	4.5%	34,491	6.3%

	$307,998	2.4%	$280,168	3.8%

The following table presents, by various interest rate categories, the amount of certificate accounts at December 31, 2001, maturing during the periods reflected below:

Interest rate	2002	2003	2004	2005	2006	Total

1.00% – 1.99%	$5,533	$––	$––	$––	$––	$5,533
2.00% – 2.99%	14,037	883	––	––	––	14,920
3.00% – 3.99%	27,412	2,943	176	178	422	31,131
4.00% – 4.99%	26,708	4,398	746	341	852	33,045
5.00% – 5.99%	15,785	5,731	978	661	1,178	24,333
6.00% – 6.99%	13,739	3,780	760	1,362	331	19,972
Over 6.99%	4,162	214	––	651	100	5,127

	$107,376	$17,949	$2,660	$3,193	$2,883	$134,061

A summary of interest expense on deposits for the years ended December 31, 2001 and 2000, is as follows:

	December 31,

	2001	2000

Interest-bearing demand deposits	$347	$357
Savings deposits	296	423
Money market accounts	1,532	1,589
Time deposits less than $100,000	5,990	4,683
Time deposits of $100,000 or greater	1,478	2,376

	$9,643	$9,428

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

The Company had deposits from directors, officers and employees and their related interests of approximately $5,324 and $5,805 at December 31, 2001 and 2000, respectively

(6)	Other Borrowings

The Company enters into sales of securities under agreements to repurchase. These fixed-coupon agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheet. The dollar amount of securities underlying the agreements remain in the asset accounts

At December 31, 2001 and 2000, the Company had $4,598 and $4,305 in repurchase agreements with weighted average interest rates of 1.17 percent and 5.60 percent, respectively. Repurchase agreements are secured by U.S. Treasury securities and Government Agency securities with market values of $11,931 and $11,553 at December 31, 2001 and 2000, respectively. The following represent the repurchase agreements that contain amounts “at risk” (defined as the excess of carrying amount of the securities sold under agreement to repurchase over the amount of the repurchase liability) at December 31, 2001:

Name	Amount at risk	Weighted average maturity

Counterparty A	$1,084	Overnight
Counterparty B	1,601	Overnight
Counterparty C	843	Overnight
Counterparty D	518	Overnight
Counterparty E	1,730	Overnight
Counterparty F	1,013	Overnight
Counterparty G	543	Overnight

The repurchase agreements were to repurchase the identical securities as those which were sold. Repurchase agreements averaged $5,045 and $4,099 for the years ended December 31, 2001 and 2000, respectively. The maximum amount outstanding at any month-end for the corresponding periods was $6,899 and $7,541, respectively. Total interest expense paid on repurchase agreements for the years ending December 31, 2001 and 2000, was $183 and $219, respectively.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(7)	Income Taxes

The provision for income taxes at December 31, 2001 and 2000, consists of the following:

	Current	Deferred	Total

December 31, 2001:
Federal	$1,425	$(150)	$1,275
State	264	(26)	238

	$1,689	$(176)	$1,513

December 31, 2000:
Federal	$1,206	$(43)	$1,163
State	196	(35)	161

	$1,402	$(78)	$1,324

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000, are presented below:

	December 31,

	2001	2000

Deferred tax assets:
Allowance for loan losses	$1,060	914
Deferred loan fees	126	108
Other	7	––

Total deferred tax asset	1,193	1,022

Deferred tax liabilities:
Premises and equipment, due to differences in depreciation methods and useful lives	(250)	(258)
Unrealized gain on investment securities available for sale	(314)	(93)
Accretion of discount on investments	(10)	(7)

Total deferred tax liability	(574)	(358)

Net deferred tax asset	$619	$664

The Bank has recorded a deferred tax asset of $619 and $664 at December 31, 2001 and 2000, respectively. No valuation allowance as defined by SFAS 109 is required for the years ended December 31, 2001 and 2000. Management believes that a valuation allowance is not necessary because it is more likely than not the deferred tax asset is realizable.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

A reconciliation between the actual tax expense and the “expected” tax expense (computed by applying the U.S. federal corporate rate of 34 percent to earnings before income taxes) is as follows:

	December 31,

	2001	2000

“Expected” tax expense	$1,370	$1,099
Tax exempt interest, net	(27)	(20)
State income taxes, net of federal income tax benefits	157	106
Nondeductible merger and other public registration expenses	––	95
Other, net	13	44

	$1,513	$1,324

(8)	Rent

The following is a schedule of future minimum annual rentals under the noncancellable operating leases of the Company’s facilities:

Year ending
December 31,

2002	$179
2003	179
2004	149
2005	143
2006	143
Thereafter	238

$1,031

Rent expense for the years ended December 31, 2001 and 2000, was $179 and is included in occupancy expense in the accompanying consolidated statements of operations. Operating lease income from subleases of the Bank’s premises for the years ending December 31, 2001 and 2000 amounted to $0 and $26, respectively.

(9)	Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and Cash Equivalents – The carrying amount of cash and cash equivalents approximates fair value due to short-term maturity.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

Investments – The Company’s investment securities available for sale and held to maturity represent investments in U.S. Government obligations, U.S. Government Agency securities, and state and political subdivisions. The Company’s equity investments at year end represents stock investments in the Federal Reserve Bank. The stock is not publicly traded and the carrying amount was used to estimate the fair value. The fair value of the U.S. Government obligations and U.S. Government Agency obligations and state and local political subdivision portfolios was estimated based on quoted market prices.

Loans – For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for commercial real estate, commercial and consumer loans other than variable rate loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Deposits – The fair values disclosed for non-interest bearing demand deposits are, by definition, equal to the amount payable on demand (that is their carrying amounts). The carrying amounts of variable rate, fixed term money market accounts and certificates of deposit (CDs) approximate their fair value at the reporting date. Fair values for fixed rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Repurchase Agreements – The carrying amount of the repurchase agreements approximate their fair value due to the short-term nature of the agreement.

The following tables present the carrying amounts and estimated fair values of the Company’s financial instruments.

	December 31, 2001

	Carrying
	Amount	Fair value

Financial assets:
Cash and due from banks and federal funds sold	$36,348	$36,348
Investment securities available for sale	43,961	43,961
Investment securities held to maturity	1,500	1,508
Loans, less allowance for loan losses of $3,076	241,349	245,077
Financial liabilities:
Deposits:
Without stated maturities	$173,937	$173,937
With stated maturities	134,061	138,228
Securities sold under agreement to repurchase	4,598	4,598

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

	December 31, 2000

	Carrying
	Amount	Fair value

Financial assets:
Cash and due from banks and federal funds sold	$33,584	$33,584
Investment securities available for sale	49,742	49,742
Investment securities held to maturity	3,509	3,491
Loans, less allowance for loan losses of $2,730	207,133	210,694
Financial liabilities:
Deposits:
Without stated maturities	$147,035	$147,035
With stated maturities	133,133	133,368
Securities sold under agreement to repurchase	4,305	4,305

(10)	Regulatory Capital

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets. Management believes, as of December 31, 2001, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Office of Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

A summary of actual, required, and capital levels necessary to be considered well-capitalized for the Company as of December 31, 2001 and 2000, are presented in the table below.

					To be well
					capitalized under
			For capital		prompt corrective
	Actual		adequacy purposes		action provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2001:
Total capital (to risk weighted assets)	$29,805	12.8%	$23,358	> 8%	$6,447	>10%
Tier 1 capital (to risk weighted assets)	26,883	11.5%	14,015	> 4%	12,868	> 6%
Tier 1 capital (to average assets)	26,883	7.9%	17,033	> 4%	9,850	> 5%

December 31, 2000:
Total capital (to risk weighted assets)	$27,672	13.8%	$16,033	> 8%	$20,041	> 10%
Tier 1 capital (to risk weighted assets)	25,164	12.6%	8,016	> 4%	12,025	> 6%
Tier 1 capital (to average assets)	25,164	8.2%	12,254	> 4%	15,318	> 5%

(11)	Dividends

The Company declared cash dividends of $507 and $451 during the years ended December 31, 2001 and 2000, respectively. Banking regulations limit the amount of dividends that may be paid by the Company without prior approval of the Bank’s regulatory agency.

(12)	Stock Option Plans

On June 30, 2000, the outstanding options of FNBOC, CNBPC and FNBPC were converted into 11,000, 10,605 and 21,791, respectively, shares of the Company’s common stock.

In September 1999, the Company authorized 365,000 common shares for employees of the Company, under an incentive stock option and non-statutory stock option plan. Options are granted at fair market value of the underlying stock at date of grant. Each option expires ten years from date of grant and a vesting period of 25% at the date of grant and 25% on each anniversary date thereafter.

There were 43,396 options outstanding as of December 31, 2000. No options had been granted or forfeited during the year ending December 31, 2000, and 21,060 options were exercised. There were 159,036 options outstanding as of December 31, 2001. There were 118,370 options granted during the year ending December 31, 2001 with a weighted average exercise price of $12.91 per share. No options had been forfeited during the year and 2,730 options had been exercised.

Of the 43,396 options outstanding at December 31, 2000, 41,140 options were vested and exercisable at a weighted average exercise price of $7.33 per share. Of the 159,036 options outstanding at December 31, 2001, 70,259 were vested and exercisable at a weighted average exercise price of $9.86 per share.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company’s stock-based compensation plan been determined consistent with FASB Statement No. 123, the Company’s net income would have been reduced to the pro forma amounts indicated below (amounts are in thousands of dollars except for per share data):

	December 31,

	2001	2000

Net income:
As reported	$2,516	$1,908
Pro forma	2,428	1,900
Diluted earnings per share:
As reported	0.89	0.67
Pro forma	0.85	0.67

A summary of the status of the Company’s stock option plans at December 31, 2001 and 2000, and changes during the years ended on those dates is presented below:

	December 31,

	2001	2000

Options outstanding at beginning of year	43,396	64,456
Granted	118,370	––
Exercised	(2,730)	(21,060)

Options outstanding at end of year	159,036	43,396

Options exercisable at end of year	70,259	41,140

Weighted-average fair value of options granted during the year per share	$3.87	––

The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted-average assumptions used for grants in 2001; dividend yield of 1.40%; expected volatility of 27%; risk-free interest rate of 5.14%, and expected life of 10 years.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

The following table summarizes information about stock options outstanding at December 31, 2001:

					Weighted
	Number	Weighted	Weighted	Number	average exercise
	outstanding at	Remaining	average	exercisable at	price at
Range of	December 31,	Contractual	exercise	December 31,	December 31,
exercise prices	2001	Life	price	2001	2001

$4.95 – $7.43	23,727	21 months	$6.03	23,727	$6.03
$7.44 – $11.15	11,939	65 months	$8.82	11,939	$8.82
$11.16 – $16.55	123,370	111 months	$12.89	34,593	$12.85

(13)	Employee Benefit Plan

Substantially all of the subsidiary banks employees are covered under the Company’s 401(k) compensation and incentive plan. Employees are eligible to participate in the plan after completing six months of continuous employment. The Company contributes an amount equal to a certain percentage of the employees’ contributions based on the discretion of the Board of Directors. In addition, the Company may also make additional contributions to the plan each year, subject to profitability and other factors, and based solely on the discretion of the Board of Directors.

For the years ended December 31, 2001 and 2000, the Company’s contributions to the plan were $258 and $183, respectively

(14)	Parent Company Only Financial Statements

Condensed financial statements of CenterState Banks of Florida, Inc. (parent company only) follow:

Condensed Balance Sheets
December 31, 2001 and 2000

Assets:	2001	2000

Cash and due from banks	$306	$79
Investment in wholly-owned bank subsidiaries	27,460	25,250
Prepaid expenses and other assets	125	103

Total assets	$27,891	$25,432

Liabilities:
Accounts payable and accrued expenses	174	111
Shareholders’ Equity:
Shareholders’ equity:
Common stock	28	28
Additional paid-in capital	15,450	15,426
Retained earnings	11,719	9,710
Accumulated other comprehensive income	520	157

Total shareholders’ equity and liabilities	$27,891	$25,432

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

Condensed Statements of Operations
Years ended December 31, 2001 and 2000

	2001	2000

Operating expenses	420	593

Loss before equity in net earnings of subsidiaries	(420)	(593)
Equity in net earnings of subsidiaries (net of income tax expense of $1,659 and $1,454 at December 31, 2001 and 2000, respectively)	2,785	2,384

Net income before taxes	2,365	1,791
Income tax benefit	(151)	(117)

Net income	$2,516	$1,908

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

Condensed Statements of Cash Flows
Years ended December 31, 2001 and 2000

	2001	2000

Cash flows used in operating activities:
Net income	$2,516	$1,908
Tax deduction in excess of book deduction on options exercised	7	––
Adjustments to reconcile net income to net cash used in operating activities:
Equity in net earnings of subsidiaries	(2,785)	(2,384)
Increase in accounts payable and accrued expenses	63	111
Increase in prepaid expense and other assets	(22)	(103)

Net cash flows used in operating activities	(221)	(468)

Cash flows provided by investing activities:
Dividend received from subsidiaries	938	998

Cash flows used in financing activities:
Stock options exercised	17	––
Dividends paid to shareholders	(507)	(451)

Net cash flows used in operating activities	(490)	(451)

Net increase in cash and cash equivalents	227	79
Cash and cash equivalents at beginning of year	79	––

Cash and cash equivalents at end of year	$306	$79

Supplemental disclosure of noncash activities:
Market value adjustment – investment securities available for sale:
Market value adjustment – investment securities	$584	$674
Deferred income tax liability	(221)	(252)

Unrealized gain on investment securities available for sale, net	$363	$422

Issuance of common stock for assets of bank subsidiaries	$––	$23,479

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(15)	Credit Commitments

The Company has outstanding at any time a significant number of commitments to extend credit. These arrangements are subject to strict credit control assessments and each customer’s credit worthiness is evaluated on a case-by-case basis. A summary of commitments to extend credit and standby letters of credit written at December 31, 2001 and 2000, are as follows:

	December 31,

	2001	2000

Standby letters of credit	$1,271	$950
Available lines of credit	26,600	33,857
Unfunded loan commitments – fixed	4,795	––
Unfunded loan commitments – variable	3,552	3,150

Because many commitments expire without being funded in whole or part, the contract amounts are not estimates of future cash flows.

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that the collateral or other security is of no value.

The Company’s policy is to require customers to provide collateral prior to the disbursement of approved loans. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, real estate and income providing commercial properties.

Standby letters of credit are contractual commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(16)	Concentrations of Credit Risk

Most of the Company’s business activity is with customers located within Osceola, Pasco, and Polk Counties and portions of adjacent counties. The majority of commercial and mortgage loans are granted to customers residing in these areas. Generally, commercial loans are secured by real estate, and mortgage loans are secured by either first or second mortgages on residential or commercial property. As of December 31, 2001, substantially all of the Company’s loan portfolio was secured. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economy of Osceola, Pasco and Polk Counties and portions of adjacent counties. The Company does not have significant exposure to any individual customer or counterparty other than disclosed in note 6.

(Continued)

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(17)	Basic and Diluted Earnings Per Share

Basic and diluted earnings per share are calculated as follows:

	Income	Shares	Per share
	(numerator)	(denominator)	amount

Year ended 2001
Basic earnings per share:
Net income	$2,516	2,817,240	$0.89

Effect of dilutive securities:
Stock options	––	22,674

Diluted earnings per share:
Income and assumed conversions	$2,516	2,839,914	$0.89

Year ended 2000
Basic earnings per share:
Net income	$1,908	2,811,651	$0.68

Effect of dilutive securities:
Stock options	––	15,053

Diluted earnings per share:
Income and assumed conversions	$1,908	2,826,704	$0.67

(18)	Merger

The Company was formed as a part of a merger that resulted in three wholly owned subsidiaries as of the close of business on June 30, 2000. In the merger, the shareholders of First National Bank of Osceola County received 2.0 shares of Company common stock for each bank common share owned. The shareholders of Community National Bank of Pasco County received 2.02 shares of Company common stock for each bank common share owned, and the shareholders of First National Bank of Polk County received 1.62 shares of Company common stock for each bank common share owned. The three banks operate as separate subsidiaries of the Company.

(Continued)

SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this report to be duly signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, State of Florida, on the 18th day of March, 2002.

CENTERSTATE BANKS OF FLORIDA, INC.

/s/ James H. White

James H. White
Chairman of the Board and Chief Executive Officer

/s/ E. S. “Ernie” Pinner

E. S. “Ernie” Pinner
President

/s/ James J. Antal

James J. Antal
Senior Vice President and Chief Financial Officer
(Principal financial officer and principal accounting officer)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on March 18, 2002.

Signature	Title

/s/ James H. White	Chairman of the Board and Chief Executive Officer

James H. White

/s/ E. S “Ernie” Pinner	President and Director

E. S. “Ernie” Pinner

/s/ G. Robert Blanchard, Sr.	Director

G. Robert Blanchard, Sr.

/s/ James H. Bingham	Director

James H. Bingham

/s/ Terry W. Donley	Director

Terry W. Donley

/s/ Bryan W. Judge	Director

Bryan W. Judge

/s/ Samuel L. Lupfer, IV	Director

Samuel L. Lupfer, IV

/s/ J. Thomas Rocker	Director

J. Thomas Rocker

Appendix H

U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

Form 10-Q
(Mark One)

[X]	Quarterly report under Section 13 or 15 (d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2002

[ ]	Transition report under Section 13 or 15 (d) of the Exchange Act

For the transition period from __________________ to ______________

Commission file number 333-95087

CENTERSTATE BANKS OF FLORIDA, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

Florida	59-3606741

(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

7722 State Road 544 East
Winter Haven, Florida 33881
(Address of Principal Executive Offices)

(863) 419-0833
(Issuer’s Telephone Number, Including Area Code)

Check whether the issuer: (1) filed all reports required to be filed by Section 12, 13 or 15 (d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:

YES   [X]           NO   [   ]

State the number of shares outstanding of each of the issuer’s classes of common Equity, as of the latest practicable date:

Common stock, par value $.01 per share	2,825,758

(class)	Outstanding at June 30, 2002

CENTERSTATE BANKS OF FLORIDA, INC. AND SUBSIDIARIES

Centerstate Banks of Florida, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands of dollars)

	As of	As of
	June 30, 2002	December 31, 2001

ASSETS
Cash and due from banks	$17,850	$17,401
Federal funds sold and money market	34,608	18,947
Securities:
Available-for-sale (at market value)	40,766	43,961
Held-to-Maturity (market value of $1,508 at December 31, 2001)	—	1,500
Loans	259,350	244,425
Less allowance for loan losses	(3,257)	(3,076)

Net Loans	256,093	241,349
Premises and equipment	14,912	14,838
Accrued interest receivable	1,695	1,967
Other assets	1,462	1,411

TOTAL ASSETS	$367,386	$341,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand – non-interest bearing	$64,443	$53,698
Demand – interest bearing	44,808	43,229
Savings and money market accounts	79,546	77,010
Time deposits	145,184	134,061

Total deposits	333,981	307,998
Securities sold under agreement to repurchase	4,121	4,598
Accrued expenses and other liabilities	840	961

Total liabilities	338,942	313,557
Minority interest	110	100
Stockholders’ equity:
Preferred Stock, $.01 par value; 5,000,000 shares authorized no shares issued or outstanding	—	—
Common stock, $.01 par value: 20,000,000 shares authorized; 2,825,758 and 2,818,602 shares issued and outstanding at June 30, 2002 and December 31, 2001 respectively	28	28
Additional paid-in capital	15,497	15,450
Accumulated other comprehensive income	333	520
Retained earnings	12,476	11,719

Total stockholders’ equity	28,334	27,717

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$367,386	$341,374

See notes to the accompanying condensed consolidated financial statements

Centerstate Banks of Florida, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Six months ended

	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001

Interest income:
Loans	$4,541	$4,956	$9,137	$9,827
Investment securities	482	836	1,032	1,650
Federal funds sold	164	227	333	553

	5,187	6,019	10,502	12,030

Interest expense:
Deposits	1,659	2,562	3,437	5,271
Securities sold under agreement to repurchase	11	56	21	118

	1,670	2,618	3,458	5,389

Net interest income	3,517	3,401	7,044	6,641
Provision for loan losses	169	141	349	282

Net interest income after loan loss provision	3,348	3,260	6,695	6,359

Other income:
Service charges on deposit accounts	553	539	1,126	1,106
Other service charges and fees	302	153	599	308
Gain on sale of securities	10	—	21	—
Gain (loss) on sale of fixed asset	(2)	—	18	9

	863	692	1,764	1,423

Other expenses:
Salaries, wages and employee benefits	1,611	1,448	3,292	2,832
Occupancy expense	442	390	863	765
Depreciation of premises and equipment	276	227	524	479
Stationary and printing supplies	106	95	190	177
Marketing expenses	49	44	103	105
Data processing expense	378	254	616	523
Legal and professional fees	111	56	181	107
Other expenses	485	480	1,018	947

Total other expenses	3,458	2,994	6,787	5,935
Income before provision for income taxes	753	958	1,672	1,847
Provision for income taxes	291	359	633	690
Minority interest in earnings of subsidiary	—	—	—	—

Net income	$462	$599	$1,039	$1,157

Earnings per share:
Basic	$0.16	$0.21	$0.37	$0.41
Diluted	$0.16	$0.21	$0.36	$0.41
Common shares used in the calculation of earnings per share:
Basic	2,822,423	2,816,006	2,820,625	2,815,939
Diluted	2,878,243	2,839,484	2,871,787	2,829,036

See notes to the accompanying condensed consolidated financial statements.

Centerstate Banks of Florida, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands of dollars)

	Six months ended June 30,

	2002	2001

Cash flows from operating activities:
Net Income	$1,039	$1,157
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	349	282
Depreciation of premises and equipment	524	479
Net amortization/accretion of investments securities	47	31
Net deferred origination fees	44	32
Gain on sale of other real estate owned	—	(9)
Gain on sale of fixed asset	(18)	—
Deferred income taxes	1	(2)
Realized gain on sale of available for sale securities	(21)	—
Tax deduction in excess of book deduction on options exercised	9	3
Cash provided by (used in) changes in:
Net changes in accrued interest receivable	272	43
Net change in other assets	123	(226)
Net change in accrued interest payable	(43)	(35)
Net change in accrued expenses and other liabilities	(78)	95

Net cash provided by operating activities	2,248	1,850

Cash flows from investing activities:
Proceeds from maturities of investment securities available for sale	14,500	2,500
Proceeds from callable investment securities available for sale	1,080	2,035
Proceeds from sales of investment securities available for sale	5,049	1,750
Purchases of investment securities available for sale	(16,227)	(13,555)
Purchases of mortgage back securities available for sale	(2,075)	—
Proceeds from pay-downs of mortgage back securities available for sale	545	198
Proceeds from maturities of investment securities held to maturity	1,500	—
Increase in loans, net of repayments	(15,202)	(18,676)
Purchases of premises and equipment	(649)	(987)
Proceeds from sale of other real estate owned	—	149
Proceeds from sale of fixed asset	69	—

Net cash used in investing activities	(11,410)	(24,586)

Cash flows from financing activities:
Net increase in demand and savings deposits	25,983	17,547
Net increase in other borrowings	(477)	1,155
Stock options exercised	38	9
Net increase in minority interest of subsidiary	10	—
Dividends paid	(282)	(225)

Net cash provided by financing activities	25,272	18,486

Net increase (decrease) in cash and cash equivalents	16,110	(4,250)
Cash and cash equivalents, beginning of period	36,348	33,584

Cash and cash equivalents, end of period	$52,458	$29,334

Supplemental schedule of noncash transactions:
Market value adjustment- securities available-for-sale
Market value adjustments- securities	$297	$599
Deferred income tax liability	(110)	(225)

Unrealized gain on securities available-for-sale	$187	$374

Transfer of loan to other real estate owned	$65	—

Cash paid during the period for:
Interest	$3,501	$5,425

Income taxes	$891	$875

See notes to the accompanying condensed consolidated financial statements.

CenterState Banks of Florida, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 1:     Holding company and subsidiaries background information

     CenterState Banks of Florida, Inc (the “Company”) is a multi-bank holding company that was formed as part of a merger of three independent commercial banks in Central Florida (First National Bank of Osceola County, Community National Bank of Pasco County and First National Bank of Polk County). First National Bank of Osceola County is a national bank chartered in September 1989. It operates from three full service locations and one remote location within Osceola County and two full service locations in Orange County, which is contiguous with Osceola County. Community National Bank of Pasco County is a national bank chartered in November 1989. It operates from seven full service locations within Pasco and contiguous counties. First National Bank of Polk County is a national bank chartered in February 1992. It operates from four full service locations within Polk County. The Company, through its subsidiary banks, provides traditional deposit and lending products and services to its commercial and retail customers. The three banks maintain their separate identities as wholly owned subsidiaries of the Company.

     C. S. Processing, Inc. is a majority owned (75%) subsidiary of the Company. The three wholly owned subsidiary banks of the Company each own 25%, and the remaining 25% is owned by a minority shareholder, another bank. The Company’s investment in the subsidiary to date is $330,000 and the minority shareholder contributed $110,000. C. S. Processing processes checks and renders statements (i.e. “item processing center”) for the Company’s three subsidiary banks and for Centerstate Bank (see note 6 below, merger with Centerstate Bank). Operations began during July 2001. The Company’s last subsidiary bank converted in April 2002. The subsidiary operates on a break-even basis. Its operating expenses are charged to each bank as fees based on the bank’s usage.

NOTE 2:     Basis of presentation

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These statements should be read in conjunction with the consolidated financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001. In the opinion of management, all adjustments, consisting primarily of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods have been made. The results of operations of the three and six month periods ended June 30, 2002 are not necessarily indicative of the results expected for the full year.

NOTE 3:     Common stock outstanding and earnings per share data

     Basic earnings per share is based on the weighted average number of common shares outstanding during the periods. Diluted earnings per share includes the weighted average number of common shares outstanding during the periods and the further dilution from stock options using the treasury method. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the periods presented (dollars are in thousands, except per share data).

	For the three months ended June 30,

	2002			2001

		Weighted	Per		Weighted	Per
		Average	Share		Average	Share
	Earnings	Shares	Amount	Earnings	Shares	Amount

Basic EPS
Net earnings available To common Shareholders	$462	2,822,423	$0.16	$599	2,816,006	$0.21

Effect of dilutive securities:
Incremental shares from assumed exercise of stock Options	$0	55,820		$0	23,478

Diluted EPS
Net earnings available to common shareholders and assumed Conversions	$462	2,878,243	$0.16	$599	2,839,484	$0.21

	For the six months ended June 30,

	2002			2001

		Weighted	Per		Weighted	Per
		Average	Share		Average	Share
	Earnings	Shares	Amount	Earnings	Shares	Amount

Basic EPS
Net earnings available to common Shareholders	$1,039	2,820,625	$0.37	$1,157	2,815,939	$0.41

Effect of dilutive securities:
Incremental shares from assumed exercise of stock Options	$0	51,162		$0	13,097

Diluted EPS
Net earnings available to common shareholders and assumed Conversions	$1,039	2,871,787	$0.36	$1,157	2,829,036	$0.41

NOTE 4:    Comprehensive income

     Under Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” certain transactions and other economic events that bypass the income statement must be displayed as other comprehensive income. The Company’s comprehensive income consists of net earnings and unrealized gains and losses on securities available-for-sale, net of deferred income taxes.

     The table below sets forth the Company’s comprehensive income for the periods indicated below (in thousands of dollars).

	Three months ended		Six months ended

	Jun 30, 2002	Jun 30, 2001	Jun 30, 2002	Jun 30, 2001

Net income	$462	$599	$1,039	$1,157
Other comprehensive income, net of tax:
Unrealized holding (loss) gain arising during the period	63	50	(200)	374
Add: reclassified adjustments for gains included in net income, net of income taxes of $4 and $8 for the three and six month periods ended June 30, 2002	6	—	13	—

Other comprehensive income (loss), net of tax	69	50	(187)	374

Comprehensive income	$531	$649	$852	$1,531

NOTE 5:     Effect of new pronouncements

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” This Statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board (“APB”) Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. Adoption of this Statement did not have a significant impact on the financial position or results of operations of the Company.

     In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Enterprises are required to adopt SFAS No. 142 for fiscal years beginning after December 15, 2001. Adoption of this Statement did not have a significant impact on the financial position or results of operations of the Company.

     In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. As used in this Statement, a legal obligation results from existing law, statute, ordinance, written or oral contract, or by legal construction of a contract under the doctrine of promissory estoppel. Enterprises are required to adopt SFAS No. 143 for fiscal years beginning after June 15, 2002. Management does not expect the impact of adopting the provisions of SFAS 143 to significantly impact the financial position or results of operations of the Company.

     In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Adoption of this Statement did not have a significant impact on the financial position or results of operations of the Company.

NOTE 6:     Merger

     On April 16, 2002, the Company announced that a letter of intent was signed with CenterState Bank of Florida (a non publicly traded commercial bank). The Company will acquire CenterState Bank of Florida in a stock and cash transaction. Shareholders of CenterState Bank will receive $2.40 cash and .53631 share of the Company’s common stock for each share of common stock of CenterState Bank. The Company intends to account for this transaction using the purchase method of accounting.

ITEM 2:    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,’’ “will,’’ “should,’’ “expects,’’ “scheduled,’’ “plans,’’ “intends’’, “anticipates,’’ “believes,’’ “estimates,’’ “potential,’’ or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

COMPARISON OF BALANCE SHEETS AT JUNE 30, 2002 AND DECEMBER 31, 2001

Overview

     Total assets of the Company were $367.4 million as of June 30, 2002, compared to $341.4 million at December 31, 2001, an increase of $26 million or 7.6%. This increase was primarily the result of the Company’s internally generated loan growth funded by an increase in deposits.

Federal funds sold and money market

     Federal funds sold and money market was $34.6 million at June 30, 2002 as compared to $18.9 million at December 31, 2001, an increase of $15.7 million or 83%. The Company has increased federal funds sold and money market, primarily due to the relatively low rate of yields offered on short term U.S. Treasury and government agency securities.

Investment securities

     Securities available-for-sale, consisting primarily of U.S. Treasury and government agency securities, were $40.8 million at June 30, 2002 compared to $44.0 million at December 31, 2001, a decrease of $3.2 million or 7.3%. These securities have been recorded at market value. The Company classifies its securities as “available-for-sale” to provide for greater flexibility to respond to changes in interest rates. The U.S. governmental agency security that was classified as held-to-maturity at December 31, 2001 ($1.5 million) matured during February 2002. As of June 30, 2002, the Company does not own any investments classified as held-to-maturity.

Loans

     Total gross loans were $259.8 million at June 30, 2002, compared to $244.9 million at December 31, 2001, an increase of $14.9 million or 6.1%. For the same period, real estate loans increased by $15.8 million or 8.3%, commercial loans increased by $1.9 million or 6.0%, and all other loans including consumer loans decreased by $2.8 million or 12%. Total loans net of unearned fees and allowance for loan losses were $256.1 million at June 30, 2002, compared to $241.3 million at December 31, 2001, an increase of $14.8 million or 6.1%.

     The following table sets forth information concerning the loan portfolio by collateral types as of the dates indicated (dollars are in thousands).

	June 30,	Dec 31,
	2002	2001

Real Estate Loans
Residential	$95,631	$84,033
Commercial	94,639	88,711
Construction	16,260	17,917

Total Real Estate	206,530	190,661
Commercial	32,766	30,900
Other	20,530	23,295

Gross Loans	259,826	244,856
Unearned fees	(476)	(431)

Total loans net of unearned fees	259,350	244,425
Allowance for loan losses	(3,257)	(3,076)

Total loans net of unearned fees and allowance for loan losses	$256,093	$241,349

Credit quality and allowance for loan losses

     The Company’s allowance for loan losses represents management’s estimate of an amount adequate to provide for potential losses within the existing loan portfolio. Loans are charged against the allowance when management believes collection of the principal is unlikely. The allowance consists of amounts established for specific loans and is also based on historical loan loss experience. The specific reserve element is the result of a regular analysis of all loans and commitments based on credit rating classifications and other factors. Management also weighs general economic conditions based on knowledge of specific factors that may affect the collectibility of loans. At June 30, 2002, the allowance for loan losses was $3.3 million or 1.26% of total loans outstanding, compared to $3.1 million or 1.26%, at December 31, 2001.

     The following table sets forth information concerning the activity in the allowance for loan losses during the periods indicated (in thousands of dollars).

	Six month period end June 30,

	2002	2001

Allowance at beginning of period	$3,076	$2,730
Charge-offs
Commercial Loans	21	—
Real Estate Loans	127	62
Consumer Loans	42	66

Total charge-offs	190	128
Recoveries
Commercial Loans	1	3
Real Estate Loans	3	19
Consumer Loans	18	15

Total Recoveries	22	37
Net charge-offs (recoveries)	168	91
Provision for loan losses	349	282

Allowance at end of period	$3,257	$2,921

Nonperforming assets

     Nonperforming assets include (1) non-accrual loans; (2) accruing loans that are 90 days or more delinquent that are deemed by management to be adequately secured and in the process of collection; (3) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (4) other repossessed assets (not real estate). All delinquent loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the possibility of collecting additional interest is deemed insufficient to warrant further accrual. As a matter of policy, interest is not accrued on loans past due 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Additional interest income on such loans is recognized only when received.

     The following table sets forth information regarding the components of nonperforming assets at the dates indicated (in thousands of dollars).

	June 30	Dec 31
	2002	2001

Non-Accrual Loans	$117	$580
Accruing Loans Past Due over 90 days	178	64
Other Real Estate Owned	65	—
Repossessed assets other than real estate	25	15

Total Non-Performing Assets	$385	$659

As a Percent of Total Assets	0.10%	0.19%

Allowance for Loan Losses	$3,257	$3,076

Allowance for loan losses to non performing loans	846%	467%

     Management is continually analyzing its loan portfolio in an effort to recognize and resolve its problem assets as quickly and efficiently as possible. As of June 30, 2002, management believes that its allowance for loan losses was adequate. However, management recognizes that many factors can adversely impact various segments of its market. Accordingly, there is no assurance that losses in excess of such reserves will not be incurred.

Bank premises and equipment

     Bank premises and equipment was $14.9 million at June 30, 2002 compared to $14.8 million at December 31, 2001, an increase of $0.1 million or 0.7%.

     C. S. Processing, Inc.

     C. S. Processing, Inc. is a majority owned (75%) subsidiary of the Company. The three wholly owned subsidiary banks of the Company each own 25%, and the remaining 25% is owned by Centerstate Bank (see merger note 6, below). At June 30, 2002, the Company’s investment in the subsidiary to date was $330,000 and Centerstate Bank contributed $110,000. C. S. Processing processes checks and renders statements (i.e. “item processing center”) for the Company’s three subsidiary banks and for Centerstate Bank. Operations began during July 2001. The last subsidiary bank to convert did so in April 2002.

Deposits

     Total deposits were $334 million at June 30, 2002, compared to $308 million at December 31, 2001, an increase of $26 million or 8.4%. During the six month period ended June 30, 2002, demand deposits increased by $10.8 million (20.0%), NOW deposits increased by $1.6 million (3.7%), savings and money market accounts increased by $2.5 million (3.2%), and time deposits increased by $11.1 million (8.3%).

Repurchase agreements

     The Company enters into agreements to repurchase securities under which the Company pledges investment securities owned and under its control as collateral against borrowed funds. These short-term borrowings totaled $4.1 million at June 30, 2002 compared to $4.6 million at December 31, 2001, a decrease of $0.5 million, or 10.9%.

Stockholders’ equity

     Shareholders’ equity at June 30, 2002, was $28.3 million, or 7.7% of total assets, compared to $27.7 million, or 8.1% of total assets at December 31, 2001. The increase in stockholders’ equity was due to year-to-date net income ($1.039 million) and stock options exercised ($47 thousand) less dividends paid ($282 thousand), and a net decrease in the market value of securities available for sale, net of deferred taxes ($187 thousand). The Company paid a dividend of $0.05 per share on March 29, 2002 to shareholders of record as of the close of business on March 15, 2002, and $0.05 per share on June 28, 2002 to shareholders of record as of the close of business on June 14, 2002.

     The Comptroller of the Currency has established risk-based capital requirements for national banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off- balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital. As of June 30, 2002, each of the Company’s three subsidiary banks exceeded the minimum capital levels to be considered “Well Capitalized” under the terms of the guidelines.

     Selected consolidated capital ratios at June 30, 2002 and December 31, 2001 are presented in the table below.

	Actual		Well capitalized		Excess

	Amount	Ratio	Amount	Ratio	Amount

June 30, 2002
Total capital (to risk weighted assets)	$30,921	12.4%	$24,980	> 10%	$5,941
Tier 1 capital (to risk weighted assets)	27,797	11.1%	14,988	> 6%	12,809
Tier 1 capital (to average assets)	27,797	7.6%	18,190	> 5%	9,607
December 31, 2001
Total capital (to risk weighted assets)	$29,805	12.8%	$23,358	> 10%	$6,447
Tier 1 capital (to risk weighted assets)	26,883	11.5%	14,015	> 6%	12,868
Tier 1 capital (to average assets)	26,883	7.9%	17,033	> 5%	9,850

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTH PERIODS ENDED JUNE 30, 2002 AND 2001

Overview

     Net income for the three months ended June 30, 2002 was $462 thousand or $0.16 per share basic and $0.16 per share diluted, compared to $599 thousand or $0.21 per share basic and $0.21 per share diluted for the same period in 2001. Data processing conversion expenses of approximately $234 thousand (approximately $146 thousand net of tax) was recognized during this period. If not for these data processing conversion expenses, net income would have been approximately $608 thousand or $0.22 per share basic and $0.21 per share diluted. Data processing conversion expense is discussed below under the topic of non interest expenses.

     The return on average equity (“ROE”), calculated on an annualized basis, for the three month period ended June 30, 2002 was 6.60%, as compared to 9.05% for the same period in 2001.

Net interest income/margin

     Net interest income increased $116 thousand or 3.4% to $3.517 million during the three month period ended June 30, 2002 compared to $3.401 million for the same period in 2001. The $116 thousand increase was the result of a $832 thousand decrease in interest income and a $948 thousand decrease in interest expense.

     Interest earning assets averaged $334.4 million during the three month period ended June 30, 2002 as compared to $304.3 million for the same period in 2001, an increase of $30.1 million, or 9.9%. The yield on average interest earning assets decreased 1.70% to 6.21% during the three month period ended June 30, 2002, compared to 7.91% for the same period in 2001. The combined net effects of the $30.1 million increase in average interest earning assets and the 1.70% decrease in yield on average interest earning assets resulted in the $832 thousand decrease in interest income between the two periods.

     Interest bearing liabilities averaged $273.7 million during the three month period ended June 30, 2002 as compared to $252.2 million for the same period in 2001, an increase of $21.5 million, or 8.5%. The cost of average interest bearing liabilities decreased 1.71% to 2.44% during the three month period ended June 30, 2002, compared to 4.15% for the same period in 2001. The combined net effects of the $21.5 million increase in average interest bearing liabilities and the 1.71% decrease in cost on average interest bearing liabilities resulted in the $948 thousand decrease in interest expense between the two periods.

     The table below summarizes, the analysis of changes in interest income and interest expense for the three month periods ended June 30, 2002 and 2001 (in thousands of dollars).

	Three months ended June 30,

	2002			2001

	Average	Interest	Average	Average	Interest	Average
	Balance	Inc/Exp	Rate	Balance	Inc/Exp	Rate

Loans (1) (2)	$255,403	$4,541	7.11%	$224,680	$4,956	8.82%
Securities (3)	78,956	646	3.27%	79,641	1,063	5.34%

Total Earning Assets	334,359	5,187	6.21%	304,321	6,019	7.91%
Allowance for loan losses	(3,292)			(2,868)
All other assets	32,933			28,875

Total Assets	$364,000			$330,328

Deposits (4)	269,614	1,659	2.46%	246,488	2,562	4.16%
Borrowings	4,044	11	1.09%	5,705	56	3.93%

Total Interest Bearing Liabilities	273,658	1,670	2.44%	252,193	2,618	4.15%
Demand deposits	60,935			50,793
Other liabilities	1,280			869
Minority shareholder interest	109			—
Shareholders’ Equity	28,018			26,473

Total Liabilities and Shareholders’ Equity	$364,000			$330,328

Net Interest Spread (5)			3.77%			3.76%

Net Interest Income		$3,517			$3,401

Net Interest Margin (6)			4.21%			4.47%

Note 1:	Loan balances are net of deferred origination fees and costs.
Note 2:	Interest income on average loans includes loan fee recognition of $48 thousand and $260 thousand for the three month periods ended June 30, 2002 and 2001.
Note 3:	Includes securities available-for-sale, securities held-to-maturity, federal funds sold and money market.
Note 4:	Includes interest bearing deposits only. Non-interest bearing checking accounts are included in the demand deposits listed above.
Note 5:	Represents the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.
Note 6:	Represents net interest income divided by total interest earning assets.

Provision for loan losses

     The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Company, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Company’s market areas, and other factors related to the collectibility of the Company’s loan portfolio. As these factors change, the level of loan loss provision changes. The provision was $169 thousand for the three month period ended June 30, 2002 compared to $141 thousand for the same period in 2001. The increase was primarily due to the increase in the loan portfolio.

Non-interest income

     Non-interest income for the three months ended June 30, 2002 increased $171 thousand, or 24.7%, to $863 thousand, compared to $692 thousand for the same period in 2001. A portion of the increase ($14 thousand) related to deposit account service charges. Item processing fees, net of inter-company fees (C. S. Processing,Inc. commenced operations in July 2001) increased by $16 thousand. Securities were sold resulting in a gain of $10 thousand. Commissions earned through “Money Concepts” (sale of mutual funds and annuities) increased approximately $35 thousand. The largest portion of the increase ($96 thousand) was related to other service charges and miscellaneous items. Non-interest income (annualized) as a percentage of total average assets was 0.95% for the three months ended June 30, 2002, compared to 0.84% for the same period in 2001.

Non-interest expense

     Non-interest expense for the three months ended June 30, 2002 increased $464 thousand, or 15.5%, to $3.458 million, compared to $2.994 million for the same period in 2001. Salaries and employee benefits increased by $163 thousand (11.3%), occupancy and depreciation expenses increased by $101 thousand (16.4%), data processing expenses (includes item processing and conversion expenses) increased by $124 thousand (48.8%), and all remaining expenses together resulted in an increase of $76 thousand (11.1%).

     A new branch opened in September 2001, which contributed to higher salaries/employee benefits, data processing expense, and occupancy expenses.

     The Company’s new subsidiary, C. S. Processing opened in July 2001, which contributed to higher salaries/employee benefits and occupancy expenses. Because this function is now performed in house, data processing expense (exclusive of conversion expenses) decreased, and salary/employee benefits and occupancy expenses increased. The effect of the decrease in data processing was not apparent due to conversion expenses recognized by two of our three banks. The conversion expense relates to the conversion to a new core data processing service bureau. Approximately $234 thousand of data processing expense related to conversion expense was recognized during the three month period ending June 30, 2002. Without these conversion expenses, data processing expense would have decreased by $110 thousand instead of increase by $124 thousand.

     All three of the Company’s subsidiary banks have now completed their conversions as of April 2002. All three are now using the same service bureau for its core data processing, and the same general ledger with the same standard chart of accounts. In addition, all three subsidiary banks have also converted their item processing to the Company’s majority owned (75%) subsidiary. In addition to the expected future efficiencies and cost savings, management believes this strategy of control over the process will enhance the quality of the service provided the customer. Centestate Bank is currently using the same service bureau for its core data processing. Management does not expect to incur any significant additional data processing conversion expenses with regard to the proposed merger with Centerstate Bank.

Provision for income taxes

     The income tax provision for the three months ended June 30, 2002 was $291 thousand (an effective rate of 38.6%) compared to $359 thousand (an effective rate of 37.5%) for the same period in 2001.

COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2002 AND 2001

Overview

     Net income for the six months ended June 30, 2002 was $1.039 million or $0.37 per share basic and $0.36 per share diluted, compared to $1.157 million or $0.41 per share basic and $0.41 per share diluted for the same period in 2001. Data processing conversion expenses of approximately $296 thousand (approximately $185 thousand net of tax) was recognized during this period. If not for these data processing conversion expenses, net income would have been approximately $1.224 million or $0.43 per share basic and $0.43 per share diluted. Data processing conversion expense is discussed below under the topic of non interest expenses.

     The return on average equity (“ROE”), calculated on an annualized basis, for the six month period ended June 30, 2002 was 7.41%, as compared to 8.92% for the same period in 2001.

Net interest income/margin

     Net interest income increased $403 thousand or 6.1% to $7.044 million during the six month period ended June 30, 2002 compared to $6.641 million for the same period in 2001. The $403 thousand increase was the result of a $1.528 million decrease in interest income and a $1.931 million decrease in interest expense.

     Interest earning assets averaged $330.7 million during the six month period ended June 30, 2002 as compared to $299.5 million for the same period in 2001, an increase of $31.2 million, or 10.4%. The yield on average interest earning assets decreased 1.68% to 6.35% during the six month period ended June 30, 2002, compared to 8.03% for the same period in 2001. The combined net effects of the $31.2 million increase in average interest earning assets and the 1.68% decrease in yield on average interest earning assets resulted in the $1.528 million decrease in interest income between the two periods.

     Interest bearing liabilities averaged $273.3 million during the six month period ended June 30, 2002 as compared to $250.0 million for the same period in 2001, an increase of $23.3 million, or 9.3%. The cost of average interest bearing liabilities decreased 1.78% to 2.53% during the six month period ended June 30, 2002, compared to 4.31% for the same period in 2001. The combined net effects of the $23.3 million increase in average interest bearing liabilities and the 1.78% decrease in cost on average interest bearing liabilities resulted in the $1.931 million decrease in interest expense between the two periods.

     The table below summarizes, the analysis of changes in interest income and interest expense for the six month periods ended June 30, 2002 and 2001 (in thousands of dollars).

	Six months ended June 30,

	2002			2001

	Average	Interest	Average	Average	Interest	Average
	Balance	Inc/Exp	Rate	Balance	Inc/Exp	Rate

Loans (1) (2)	$251,594	$9,137	7.26%	$219,790	$9,827	8.94%
Securities (3)	79,087	1,365	3.45%	79,707	2,203	5.53%

Total Earning Assets	330,681	10,502	6.35%	299,497	12,030	8.03%
Allowance for loan losses	(3,215)			(2,834)
All other assets	34,569			29,012

Total Assets	$362,035			$325,675

Deposits (4)	269,121	3,437	2.55%	244,790	5,271	4.31%
Borrowings	4,151	21	1.01%	5,234	118	4.51%

Total Interest Bearing Liabilities	273,272	3,458	2.53%	250,024	5,389	4.31%
Demand deposits	59,486			48,754
Other liabilities	1,111			951
Minority shareholder interest	105			—
Shareholders’ Equity	28,061			25,946

Total Liabilities and Shareholders’ Equity	$362,035			$325,675

Net Interest Spread (5)			3.82%			3.72%

Net Interest Income		$7,044			$6,641

Net Interest Margin (6)			4.26%			4.43%

Note 1:	Loan balances are net of deferred origination fees and costs.
Note 2:	Interest income on average loans includes loan fee recognition of $234 thousand and $442 thousand for the six month periods ended June 30, 2002 and 2001.
Note 3:	Includes securities available-for-sale, securities held-to-maturity, federal funds sold and money market.
Note 4:	Includes interest bearing deposits only. Non-interest bearing checking accounts are included in the demand deposits listed above.
Note 5:	Represents the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.
Note 6:	Represents net interest income divided by total interest earning assets.

Provision for loan losses

     The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Company, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Company’s market areas, and other factors related to the collectibility of the Company’s loan portfolio. As these factors change, the level of loan loss provision changes. The provision was $349 thousand for the six month period ended June 30, 2002 compared to $282 thousand for the same period in 2001. The increase was primarily due to the increase in the loan portfolio.

Non-interest income

     Non-interest income for the six months ended June 30, 2002 increased $341 thousand, or 24.0%, to $1.764 million, compared to $1.423 million for the same period in 2001. A portion of the increase ($20 thousand) related to deposit account service charges. Item processing fees, net of inter-company fees (C. S. Processing,Inc. commenced operations in July 2001) increased by $37 thousand. A strip of unused land next to one of the Company’s branches was sold resulting in a $20 thousand gain on the sale. Securities were sold resulting in a gain of $21 thousand. Commissions earned through “Money Concepts” (sale of mutual funds and annuities) increased approximately $75 thousand. The largest portion of the increase ($168 thousand) was related to other service charges and miscellaneous items. Non-interest income (annualized) as a percentage of total average assets was 0.97% for the six months ended June 30, 2002, compared to 0.87% for the same period in 2001.

Non-interest expense

     Non-interest expense for the six months ended June 30, 2002 increased $852 thousand, or 14.4%, to $6.787 million, compared to $5.935 million for the same period in 2001. Salaries and employee benefits increased by $460 thousand (16.2%), occupancy and depreciation expenses increased by $143 thousand (11.5%), data processing expenses (includes item processing and conversion expenses) increased by $93 thousand (17.8%), and all remaining expenses together resulted in an increase of $156 thousand (11.7%).

     A new branch opened in September 2001, which contributed to higher salaries/employee benefits, data processing expense, and occupancy expenses.

     The Company’s new subsidiary, C. S. Processing opened in July 2001, which contributed to higher salaries/employee benefits and occupancy expenses. Because this function is now performed in house, data processing expense decreased (exclusive of conversion expenses), and salary/employee benefits and occupancy expenses increased. The effect of the decrease in data processing was not apparent due to conversion expenses recognized by two of our three banks. The conversion expense relates to the conversion to a new core data processing service bureau. Approximately $296 thousand of data processing expense related to conversion expense was recognized during the six month period ending June 30, 2002. Without these conversion expenses, data processing expense would have decreased by $203 thousand instead of increase by $93 thousand.

     All three of the Company’s subsidiary banks have now completed their conversions as of April 2002. All three are now using the same service bureau for its core data processing, and the same general ledger with the same standard chart of accounts. In addition, all three subsidiary banks have also converted their item processing to the Company’s majority owned (75%) subsidiary. In addition to the expected future efficiencies and cost savings, management believes this strategy of control over the process will enhance the quality of the service provided the customer.

Provision for income taxes

     The income tax provision for the six months ended June 30, 2002 was $633 thousand (an effective rate of 37.9%) compared to $690 thousand (an effective rate of 37.4%) for the same period in 2001.

Liquidity

     Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Management measures the liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily and weekly basis.

     Each of the Company’s subsidiary banks regularly assesses the amount and likelihood of projected funding requirements through a review of factors such as historical deposit volatility and funding patterns, present and forecasted market and economic conditions, individual client funding needs, and existing and planned business activities. Each subsidiary bank’s asset/liability committee (ALCO) provides oversight to the liquidity management process and recommends guidelines, subject to board of director’s approval, and courses of action to address actual and projected liquidity needs.

     Short term sources of funding and liquidity include cash and cash equivalents, net of federal requirements to maintain reserves against deposit liabilities; investment securities eligible for pledging to secure borrowings from dealers and customers pursuant to securities sold under repurchase agreements; loan repayments; deposits and certain interest rate-sensitive deposits; and borrowings under overnight federal fund lines available from correspondent banks. In addition to interest rate-sensitive deposits, the primary demand for liquidity is anticipated fundings under credit commitments to customers. The Company does not use off balance sheet financing. Management believes that it is reasonably likely these funding sources will be available in the future.

Market Risk

     Interest rate risk is the most significant market risk impacting the Company. Each subsidiary bank monitors and manages its interest rate risk using interest rate sensitivity “gap” analysis to measure the impact of market interest rate changes on net interest income. See the Company’s 2001 annual report on Form 10-KSB for disclosure of the quantitative and qualitative information regarding the interest rate risk inherent in interest rate risk sensitive instruments as of December 31, 2001. There have been no changes in the assumptions used in monitoring interest rate risk as of June 30, 2002. The impact of other types of market risk, such as foreign currency exchange risk and equity price risk, is deemed immaterial. The Company does not maintain a portfolio of trading securities and does not intend to engage in such activities in the immediate future.

PART II. OTHER INFORMATION

Item 1.     Legal Proceedings

None.

Item 2.     Changes in Securities and Use of Proceeds

None.

Item 3.     Defaults Upon Senior Securities

None.

Item 4.     Submission of Matters to a Vote of Shareholders

At the April 23, 2002 annual shareholders’ meeting, the Company’s shareholders reelected all the Company’s Directors and ratified KPMG LLP as the Company’s independent auditors

Item 5.     Other Information

None.

Item 6.     Exhibits and Reports on Form 8-K

On April 16, 2002, the Company filed a Form 8-K announcing its intent to merge with CenteState Bank of Florida.

CENTERSTATE BANKS OF FLORIDA, INC.

SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CERTIFICATION

     Each of the undersigned do hereby certify that this report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operation of the Issuer.

CENTERSTATE BANKS OF FLORIDA, INC.
(Registrant)

Date:	August 8, 2002	By:	/s/ JAMES H. WHITE

James H. White Chief Executive Officer

Date:	August 8, 2002	By:	/s/ ERNEST S. PINNER

Ernest S. Pinner President

Date:	August 8, 2002	By:	/s/ JAMES J. ANTAL

James J. Antal Senior Vice President and Chief Financial Officer